UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MGM Growth Properties Operating Partnership LP

(Exact name of Registrant as specified in its charter)

Delaware	6798	81-1162318
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

MGP Finance Co-Issuer, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6798	81-2122880
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1980 Festival Plaza Drive, Suite #750

Las Vegas, NV 89135

(702) 669-1480

See Table of Additional Registrants Below

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Andrew Hagopian III, Esq.

Secretary

MGM Resorts International

6285 S. Rainbow Blvd., Suite 500

Las Vegas, Nevada 89118

(702) 693-7120

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rod Miller, Esq.

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

(212) 530-5000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

MGM Growth Properties Operating Partnership LP

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

MGP Finance Co-Issuer, Inc.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
4.500% Senior Notes Due 2028	$350,000,000	100%	$350,000,000(1)	$43,575
Guarantees of the 4.500% Senior Notes Due 2028(3)	$350,000,000	N/A	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	The entities listed on the Table of Subsidiary Guarantor Registrants below have guaranteed the notes being registered hereby.
(4)	No separate consideration will be received for the guarantees, and pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
MGP Lessor Holdings, LLC	Delaware	81-1170711
MGP Lessor, LLC	Delaware	81-1171355

*	Each additional registrant is a direct or indirect subsidiary of MGM Growth Properties Operating Partnership LP. The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o MGM Growth Properties Operating Partnership LP, 1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135, telephone (702) 669-1480. The name, address, and telephone number of the agent for service for each additional registrant is Andrew Hagopian III, Secretary, MGM Resorts International, 6385 S. Rainbow Blvd., Suite 500, Las Vegas, Nevada 89118, telephone (702) 693-7120.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2017

PROSPECTUS

$350,000,000

MGM Growth Properties Operating Partnership LP

and

MGP Finance Co-Issuer, Inc.

OFFER TO EXCHANGE

$350,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 for $350,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 that have been registered under the Securities Act of 1933, as amended

MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, and MGP Finance Co-Issuer, Inc., a Delaware corporation (together, the “Issuers”, “we” or “us”) are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal $350,000,000 of their outstanding 4.500% Senior Notes due 2028, which were issued on September 21, 2017 (the “initial notes”), for a like aggregate amount of the Issuers’ registered 4.500% Senior Notes due 2028 (the “exchange notes”). The exchange notes will be issued under the indenture dated as of September 21, 2017 (the “Indenture”).

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2018, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, the Issuers will exchange all of the initial notes that are validly tendered and not withdrawn for the applicable exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•	The exchange notes that the Issuers will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights or rights to additional interest.

•	The exchange notes that the Issuers will issue you in exchange for your initial notes are new securities with no established market for trading.

•	We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated quotation system.

•	We will not receive any proceeds from the exchange offer.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 26.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2017.

The annexes attached to this prospectus contain important business and financial information about us that we encourage you to read carefully and in their entirety. See “Where You Can Find More Information” for more information about these matters. You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

MGM Growth Properties Operating Partnership LP

6385 S. Rainbow Blvd., Suite 500

Las Vegas, Nevada 89118

Attn: Corporate Legal (702) 669-1480

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “SEC”). A copy of our and MGP’s Combined Annual Report on Form 10-K for the year ended December 31, 2016, is included as Annex A to this prospectus. A copy of our and MGP’s Combined Quarterly Report for the period ended September 30, 2017 is included as Annex B to this prospectus. A copy of MGP’s Proxy Statement for the 2017 Annual Meeting of Stockholders is included as Annex C to this prospectus. We are submitting this prospectus to holders of outstanding initial notes so that they can consider exchanging their initial notes for exchange notes.

You should rely only on the information contained in this prospectus, in any applicable prospectus supplement and in the accompanying transmittal documents. We have not authorized any other person to provide you with different information. The information contained in this prospectus and any applicable prospectus supplement are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should not assume that the information contained in this prospectus, as well as the information contained in our and MGP’s Combined Annual Report on Form 10-K for the year ended December 31, 2016, our and MGP’s Combined Quarterly Report for the period ended September 30, 2017, and MGP’s Proxy Statement for the 2017 Annual Meeting of Stockholders, is accurate as of any date other than its respective date. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the website of the SEC or at the offices of the SEC mentioned under the heading “Where You Can Find More Information.”

This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

BASIS OF PRESENTATION

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to (i) “we,” “our,” “us,” “ourselves” and “Issuers” refer to (a) MGP Finance Co-Issuer, Inc. (the “Co-Issuer”) and (b) MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) and, unless the context requires otherwise, their consolidated subsidiaries, (ii) “the Company” and “our company” refer to the Operating Partnership, and unless the context requires otherwise, its consolidated subsidiaries, (iii) “MGP” refers to MGM Growth Properties LLC, a Delaware limited liability company, and unless the context requires otherwise, its consolidated subsidiaries (which will include the Operating Partnership so long as MGP, or a subsidiary of MGP, is the general partner of the Operating Partnership) and (iv) “MGM” refers to MGM Resorts International, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, including MGP.

On April 25, 2016 (the “IPO Date”), MGM and MGP completed a series of transactions (the “Formation Transactions”), in which certain subsidiaries of MGM transferred the real estate assets that comprised our IPO Properties (as defined below) to newly formed property company subsidiaries (each a “Property Holdco”) that were indirectly owned by MGM. Each such subsidiary then subsequently directly or indirectly transferred 100% of the ownership interests in each Property Holdco to us in exchange for limited partner interests in the Operating Partnership (“Operating Partnership units”). The Property Holdcos were then contributed to a subsidiary of ours and subsequently merged into one Property Holdco (the “Landlord”), which is the landlord under a long-term triple-net master lease agreement (the “Master Lease”). MGP was formed to initially hold, through the Operating Partnership, the assets and liabilities related to MGM’s real property interests in nine premier destination resorts owned by MGP and operated by MGM (Mandalay Bay, The Mirage, New York-New York, Luxor, Monte Carlo, Excalibur, MGM Grand Detroit, Beau Rivage and Gold Strike Tunica), and The Park in Las Vegas (collectively, the “IPO Properties”).

As part of the Formation Transactions, MGP completed an initial public offering of its Class A common shares (the “Class A shares”) (with MGM retaining the single Class B common share of MGP (the “Class B share”), which represents a majority of the total voting power of MGP’s shares), and used the proceeds therefrom to purchase Operating Partnership units at a purchase price per unit equal to the initial public offering price per Class A share in the initial public offering, net of underwriting discounts and commissions. The aggregate number of Operating Partnership units purchased in connection with such equity contribution was equal to the number of Class A shares sold to the public in the initial public offering. The Operating Partnership is owned by MGP and certain other subsidiaries of MGM, and the general partner of the Operating Partnership is a subsidiary of MGP.

Unless otherwise indicated, the information contained in this prospectus is as of the date set forth on the cover of this prospectus.

Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

TRADEMARKS AND TRADENAMES

The names of the brands under which our casino resorts operate are registered trademarks of the respective owners of those brands, and neither they nor any of their officers, directors, agents or employees:

•	have approved any disclosure in which they or the names of their brands appear; or

•	are responsible or liable for any of the content of this document.

MARKET AND INDUSTRY DATA

Although we are responsible for all of the disclosures contained in this prospectus, this prospectus contains industry, market and competitive position data and estimates that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that the market position, market opportunity and market size information included in this prospectus is generally reliable, we have not independently verified such data. The industry forward-looking statements included in this prospectus may be materially different than our or the industry’s actual results.

CERTAIN OPERATIONAL AND NON-U.S. GAAP FINANCIAL MEASURES OF MGM AND THE OPERATING PARTNERSHIP

Management of the Operating Partnership believes that Funds From Operations (“FFO”) is a financial measure that is not prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a supplement to U.S. GAAP measures for the real estate industry. We define FFO as net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts.

FFO is a supplemental performance measure that has not been prepared in conformity with U.S. GAAP that management believes is useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since this measure excludes real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other real estate investment trusts (“REITs”).

FFO does not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and is not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

A subsidiary of MGM (the “Tenant”) is currently the sole lessee under our master lease agreement (the “Master Lease”), and MGM guarantees the Tenant’s performance and payments under the Master Lease. In order to evaluate the business results of casino resorts, MGM monitors their net revenues and Adjusted Property EBITDA. MGM uses Adjusted Property EBITDA as the primary performance measure for its reportable segments. Adjusted EBITDA is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, NV Energy exit expense, gain on Borgata transaction, preopening and start-up expenses, goodwill impairment charges and property transactions, net. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense related to the Company’s omnibus incentive plan and MGP’s omnibus incentive plan, which are not allocated to the reportable segments or each operating segment, as applicable. Adjusted EBITDA and Adjusted Property EBITDA should not be construed as alternatives to operating income or net income, as indicators of MGM’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. MGM has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA or Adjusted Property EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA or Adjusted Property EBITDA information may calculate Adjusted EBITDA or Adjusted Property EBITDA in a different manner.

Please see Annex D of this prospectus for a reconciliation of MGM’s Adjusted EBITDA and Adjusted Property EBITDA to net income (loss) and MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, all as reported by MGM.

FORWARD-LOOKING STATEMENTS

This prospectus, our and MGP’s Combined Annual Report on Form 10-K for the year ended December 31, 2016, and our and MGP’s Combined Quarterly Report for the period ended September 30, 2017, contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources and the amount and frequency of future distributions, portfolio performance and results of operations contain forward-looking statements. Likewise, our unaudited pro forma condensed combined and consolidated financial information and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the timing and amount of any future dividend, our expectations regarding our ability to meet our financial and strategic goals and our ability to further grow our portfolio.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties for all of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease.

•	The Master Lease restricts our ability to sell the properties or our interests in the Landlord.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We have a limited operating history and the historical financial information and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a majority of our major gaming resorts are concentrated on the Las Vegas Strip (the “Strip”), we are subject to greater risks than a company that is more geographically diversified.

•	Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the remaining ROFO Property (as defined under “Summary—Overview of the MGM National Harbor Transaction”)) may be unsuccessful or fail to meet our expectations.

•	We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and MGP’s Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of MGP’s Class A shares.

•	We are controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•	MGM’s historical results may not be a reliable indicator of its future results.

•	MGP’s operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of MGP’s directors, officers and others.

•	The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•	In the event of a bankruptcy of the Tenant (as defined below), a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•	If MGP fails to remain qualified to be taxed as a REIT, MGP will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Legislative or other actions affecting REITs could have a negative effect on us.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Any forward-looking statement made by us in this prospectus or included or incorporated herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

PROSPECTUS SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” together with the more detailed information and consolidated financial statements and the notes to those statements included in the annexes to this prospectus.

The Issuers

The Operating Partnership and Co-Issuer are subsidiaries of MGP, which is a subsidiary of MGM formed to hold the assets and liabilities related to certain of MGM’s real property interests in our properties, which are operated by MGM.

MGM Growth Properties LLC

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM on January 6, 2016 and acquired by MGP on the IPO Date. MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings.

On a pro forma basis, as described under “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information,” our pro forma net income and would have been $248.5 million for the year ended December 31, 2016, and $164.4 million for the nine months ended September 30, 2017.

In connection with its initial public offering, MGP completed the Formation Transactions, in which MGP, through the Operating Partnership, acquired from MGM the real estate assets of the IPO Properties pursuant to a Master Contribution Agreement (the “MCA”) in exchange for Operating Partnership units and the assumption by the Operating Partnership of $4 billion of indebtedness from the contributing MGM subsidiaries. On August 1, 2016, MGM completed its acquisition of Boyd Gaming Corporation’s (“Boyd Gaming”) interest in Borgata Hotel Casino and Spa (“Borgata”). Immediately following such transaction, we, through the Landlord acquired Borgata’s real estate assets from MGM for consideration consisting of the assumption by the Landlord of $545.0 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership units to a subsidiary of MGM (the “Borgata Transaction”) and leased back the real property to a subsidiary of MGM.

On October 5, 2017 the Operating Partnership completed its acquisition of MGM National Harbor’s real estate assets (the “MGM National Harbor Transaction”) pursuant to which MGM National Harbor, LLC (“MGM National Harbor”), a subsidiary of MGM, assigned its real estate assets to the Operating Partnership in exchange for a combination of cash, the assumption of certain debt from MGM National Harbor and the issuance of Operating Partnership units by the Operating Partnership to MGM National Harbor. See “—Overview of the MGM National Harbor Transaction.”

MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which MGP owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership, which is owned by MGP and certain other subsidiaries of MGM and whose sole general partner is one of MGP’s subsidiaries. MGM holds a controlling interest in MGP through its ownership of MGP’s Class B share, and will continue to hold a controlling interest in MGP following the consummation of the MGP Equity

Offering (as defined below) by virtue of its ownership of the Class B share, but does not hold any of MGP’s Class A shares. The Class B share is a non-economic interest in MGP that does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in the Operating Partnership. As further described below, MGM will no longer be entitled to any voting rights if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%.

Business

We generate all of our revenue by leasing all of our properties from the Landlord to the Tenant pursuant to the Master Lease. For the second lease year, which commenced on April 1, 2017, the annual rent payment is $661.7 million (including the effect of the first rent escalator described in our and MGP’s Combined Annual Report on Form 10-K for the year ended December 31, 2016), which increased to $756.7 million after giving effect to the MGM National Harbor Transaction (as defined below), prorated for the remainder of the lease year. The Tenant’s performance and payments under the Master Lease are guaranteed by MGM. Certain of MGM’s operating and other subsidiaries also directly hold Operating Partnership units collectively comprising a majority economic interest in, and will participate in distributions made by, the Operating Partnership.

The Operating Partnership has made distributions, and MGP has declared pro rata cash dividends, each quarter since the completion of MGP’s initial public offering. On September 15, 2017, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $101.2 million or $0.3950 per Operating Partnership unit. MGP concurrently declared a cash dividend for the quarter ended September 30, 2017 of $28 million or $0.3950 per Class A share payable to shareholders of record as of September 30, 2017. The distribution and dividend were paid on October 13, 2017. On December 15, 2017, the Operating Partnership

announced a cash distribution to holders of Operating Partnership units of $0.42 per Operating Partnership unit. MGP concurrently declared a cash dividend for the quarter ended December 31, 2017 of $0.42 per Class A share. The dividends will be payable on January 16, 2018 to Operating Partnership unitholders and Class A shareholders of record as of the close of business on December 29, 2017, as applicable.

Our portfolio consists of 11 premier destination resorts operated by MGM Resorts International, including properties that are among the world’s finest casino resorts, and The Park in Las Vegas. We have six large-scale entertainment and gaming-related properties located on the Las Vegas Strip including Mandalay Bay, The Mirage, Monte Carlo, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment complex located between New York-New York and Monte Carlo which opened in April 2016. Outside of Las Vegas, we own five market leading casino resort properties including MGM National Harbor in Oxon Hill, Maryland, MGM Grand Detroit in Detroit, Michigan, Borgata Hotel Casino & Spa in Atlantic City, New Jersey and Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi.

As of December 31, 2016, our properties collectively comprised 27,541 hotel rooms, approximately 2.65 million square feet of convention space, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues.

Overview of the MGM National Harbor Transaction

The Master Lease provides us with a right of first offer with respect to MGM National Harbor in Maryland, which commenced operations on December 8, 2016, and MGM’s development property located in Springfield, Massachusetts (each a “ROFO Property” and collectively, the “ROFO Properties”), which we may exercise upon MGM’s election to sell these properties. Pursuant to this right under the Master Lease, MGM notified us of its election to sell the real estate assets related to MGM National Harbor, primarily comprising its interest in the underlying ground lease and related buildings and improvements (the “MGM National Harbor assets”), and offered us the right to purchase the MGM National Harbor assets.

On September 11, 2017, MGP completed an offering of 13,225,000 Class A shares for net proceeds of $387.5 million (the “MGP Equity Offering”). The net proceeds from the MGP Equity Offering and the offering of the initial notes (the initial notes offering, together with the MGP Equity Offering, the “Financing Transactions”) were used to pay a portion of the $1,187.5 million purchase price to MGM for the long-term leasehold interest and real property improvements associated with the MGM National Harbor casino resort.

MGP completed the MGM National Harbor Transaction on October 5, 2017 for consideration consisting of the assumption of $425 million of debt, $462.5 million of cash and the issuance of 9.8 million Operating Partnership units to a subsidiary of MGM Resorts. The assumed debt was repaid with a portion of the proceeds from the equity and debt offerings described above. Following the transaction, MGM Resorts’ indirect ownership percentage in the Operating Partnership is 73.4%. MGM National Harbor was added to the existing Master Lease between MGM Resorts and MGP. As a result, the annual rent under the Master Lease increased by $95 million from $661.7 million to $756.7 million, pro-rated for the remainder of the 2017 lease year.

Overview of MGM

The Tenant is a wholly owned subsidiary of MGM, and MGM guarantees the Tenant’s performance and payments under the Master Lease. MGM formed MGP in order to optimize MGM’s real estate holdings and establish a growth-oriented public real estate entity that will benefit from its relationship with MGM and is expected to generate reliable and growing quarterly cash distributions on a tax-efficient basis. MGM is a premier operator of a portfolio of well-known destination resort brands.

MGM has significant holdings in gaming, hospitality and entertainment with current ownership or operating interests in a high quality portfolio of casino resorts with approximately 50,000 hotel rooms, 25,000 slot machines and 1,800 table games on a combined basis as of December 31, 2016, including our properties, Bellagio, MGM Grand, MGM Macau and MGM’s unconsolidated affiliates. MGM owns an approximately 56% interest in MGM China Holdings Limited, a publicly traded company listed on the Hong Kong Stock Exchange, which owns the MGM Macau resort and casino and is developing MGM Cotai, which is anticipated to open on January 29, 2018. MGM opened MGM National Harbor in Maryland on December 8, 2016, and is currently in the process of developing MGM Springfield in Massachusetts, which is expected to open in late 2018. MGM files annual, quarterly and current reports, proxy statements and other information with the SEC. The public can obtain any documents that MGM files electronically with the SEC, including the financial statements included in its annual and quarterly reports, at http://www.sec.gov.

MGM’s corporate rent coverage ratio for rent payments under the Master Lease was approximately 4.1x for the year ended December 31, 2016, and historically has exceeded 2.2x each year since the 2008 recession. The following chart shows MGM’s corporate rent coverage ratio for the past nine years (excluding the impact of the Borgata Transaction and the MGM National Harbor Transaction) (see also “Risk Factors—Risks Related to Our Business and Operations—MGM’s historical corporate rent coverage ratio described in this prospectus may not be a reliable indicator of its future results”):

MGM Historical Corporate Rent Coverage Ratio(1)(2)

(1)	MGM’s historical corporate rent coverage ratio is calculated by dividing (a) the sum of Adjusted EBITDA as reported by MGM related to domestic resorts, management and other operations, and corporate (excluding stock-based compensation), plus dividends and distributions received by MGM from CityCenter, Borgata, Grand Victoria and MGM China, by (b) either (i) for all periods up to and including the year ended December 31, 2015, year one rent under the Master Lease of $550.0 million, or (ii) for the year ended December 31, 2016, rent under the Master Lease of $591.7 million, which reflects year one rent under the Master Lease of $550.0 million prorated for the period prior to the Borgata Transaction, and $650.0 million prorated for the remainder of the lease year following the closing of the Borgata Transaction on August 1, 2016. For a calculation of MGM’s historical corporate rent coverage ratio, see “Annex E Calculation of MGM Historical Corporate Rent Coverage Ratio.” We use MGM’s historical corporate rent coverage ratio to illustrate our Tenant’s ability to meet its obligations under the Master Lease.

The numerator to the calculation of MGM’s historical corporate rent coverage ratio for the year ended December 31, 2016 shown above includes Adjusted Property EBITDA with respect to MGM National Harbor following its opening on December 8, 2016 and Adjusted Property EBITDA with respect to Borgata following its acquisition on August 1, 2016. However, the denominator to the calculation of the ratio shown above does not reflect what the rent would have been under the Master Lease had MGM National Harbor been subject to the Master Lease following its opening on December 8, 2016. In addition, the ratio shown above does not reflect what the historical corporate rent coverage ratio would have been had Borgata and MGM National Harbor been included in MGM’s operating results (and, in the case of MGM National Harbor, had it been fully stabilized) and had such properties been subject to the Master Lease for the entire period presented. On August 1, 2016, Borgata was added to the existing Master Lease between the Landlord and the Tenant. As a result, the initial annual rent amount under the Master Lease increased by $100.0 million to $650.0 million, prorated for the remainder of the first lease year. Furthermore, upon the completion of the proposed MGM National Harbor Transaction, it is anticipated that the Master Lease will be amended to add MGM National Harbor, increasing the annual rent amount under the Master Lease by $95.0 million to $756.7 million, prorated for the remainder of the lease year.

The calculation of MGM’s historical corporate rent coverage ratio shown above does not include the impact of the MGM National Harbor Transaction. MGM National Harbor had net revenues of $530.6 million, operating income of $46.4 million and Adjusted Property EBITDA of $106.6 million for the nine months ended September 30, 2017. Management currently anticipates that the corporate rent coverage ratio for the year ending December 31, 2017 will be negatively impacted as a result of the contractual rent escalator in the Master Lease that went into effect on April 1, 2017 and the expected $95.0 million increase in annual rent under the Master Lease following the MGM National Harbor Transaction.

(2)	The numerator to the calculation of MGM’s historical corporate rent coverage ratio includes $60.7 million, $93.9 million, $339.3 million, $60.5 million, $225.9 million, $328.5 million, $405.2 million, $535.1 million and $609.8 million of special and ordinary dividends and other cash distributions actually received by MGM from CityCenter, Borgata, Grand Victoria and MGM China for the years ended December 31, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively. Dividends and distributions are made at the discretion of each relevant entity’s board of directors or similar body, and depend on several factors, including financial position, results of operations, cash flows, capital requirements, debt covenants, and applicable law, among others. Accordingly, historical dividends and distributions may not be indicative of future dividends or distributions and should not be relied upon as an indicator of MGM’s historical corporate rent coverage ratio for future periods. In addition, as described in note (1) above, Borgata was acquired by MGM on August 1, 2016. The historic dividends and distributions related to Borgata have not been adjusted as a result of the Borgata Transaction. MGM’s corporate rent coverage ratio excluding dividends and distributions received by MGM from CityCenter, Borgata, Grand Victoria and MGM China was 3.3x, 2.2x, 1.9x, 2.1x, 2.0x, 2.3x, 2.4x, 2.7x and 3.0x for the years ended December 31, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively. Since the 2008 recession, the lowest annual MGM corporate rent coverage ratio (excluding dividends and distributions received by MGM from CityCenter, Borgata, Grand Victoria and MGM China) was 1.9x.

Overview of the Master Lease

The Master Lease has an initial lease term of ten years, expiring on April 30, 2026 with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent, ensuring that the cash flows associated with our Master Lease will remain relatively predictable for the duration of its term.

On August 1, 2016, Borgata was added to the existing Master Lease between the Landlord and the Tenant. As a result, the initial annual rent amount under the Master Lease increased by $100.0 million to $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. Rent under the Master Lease consists of a “base rent” component (the “Base Rent”) and a “percentage rent” component (the “Percentage Rent”). For the first year, the Base Rent represented 90% of the initial annual rent amount under the Master Lease, or an annual rate of $585.0 million following the Borgata Transaction, and the Percentage Rent represented 10% of the initial annual rent amount under the Master Lease, or an annual rate of $65.0 million following the Borgata Transaction. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). The first 2.0% fixed annual rent escalator went into effect on April 1, 2017, resulting in annual rent payments of $661.7 million for the second lease year. Payments under the Master Lease are guaranteed by MGM. After the sixth lease year, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of our Tenant (such sublessees, collectively, the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs).

The Percentage Rent is a fixed amount for approximately the first six lease years and will then be adjusted every five years based on the average annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five-calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs for the trailing five-calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosures to the SEC, gives us insight into MGM’s financial condition on an ongoing basis. The Master Lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Upon the completion of the MGM National Harbor Transaction, the Master Lease was amended to add MGM National Harbor. As a result, the initial annual rent amount under the Master Lease increased by $95.0 million to $756.7 million, prorated for the remainder of the lease year. Of the $95.0 million increase, 90% will be allocated to the Base Rent and 10% will be allocated to the Percentage Rent, resulting in a Base Rent of $682.2 million and a Percentage Rent of $74.5 million following the completion of the MGM National Harbor Transaction. The initial term of the Master Lease with respect to MGM National Harbor is the period from October 5, 2017, the closing date of the MGM National Harbor Transaction, until the last day of the calendar month that is eighty-two (82) months after that date, and may be renewed thereafter at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial ten-year term), after which the term of the Master Lease with respect to MGM National Harbor will be the same as the term of the Master Lease with respect to the other properties currently under the Master Lease. If MGM does not renew the lease with respect to MGM National Harbor after the initial term, MGM would lose the right to renew the Master Lease with respect to the rest of the properties when the initial ten-year lease term related to the rest of the properties ends in 2026.

Our Properties

The following table summarizes certain features of the IPO Properties and Borgata, all as of or for the year ended December 31, 2016. The IPO Properties and Borgata are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Net Revenues (in thousands)(1)		Adjusted Property EBITDA(2) (in thousands)		Hotel Rooms		Approximate Acres		Approximate Casino Square Footage	Approximate Convention Square Footage
Las Vegas
Mandalay Bay	Las Vegas, NV	$934,110		$235,609		4,752	(3)	124		155,000	2,121,000	(4)
The Mirage	Las Vegas, NV	$586,745		$139,427		3,044		77		93,000	170,000
New York-New York	Las Vegas, NV	$336,150	(5)	$121,729	(5)	2,024		20		81,000	31,000
Luxor	Las Vegas, NV	$391,634		$108,192		4,400		58		100,000	20,000
Monte Carlo	Las Vegas, NV	$280,835		$78,862		2,992		21		90,000	30,000
Excalibur	Las Vegas, NV	$309,551		$101,525		3,981		51		93,000	25,000
The Park	Las Vegas, NV	N/A	(5)	N/A	(5)	—		3		—	—

Subtotal		$2,839,025		$785,344		21,193		354		612,000	2,397,000
Regional Properties
MGM Grand Detroit	Detroit, MI	$564,976		$171,414		400		24		127,000	30,000
Beau Rivage	Biloxi, MS	$377,396		$93,762		1,740		26	(6)	81,000	50,000
Gold Strike Tunica	Tunica, MS	$163,535		$49,690		1,133		24		48,000	17,000
Borgata	Atlantic City, NJ	$348,462	(7)	$81,281	(7)	2,767		37	(8)	160,000	88,000

Subtotal		$1,454,369		$396,147		6,040		111		416,000	185,000

Total		$4,293,394		$1,181,491		27,233		465		1,028,000	2,582,000

(1)	As reported by MGM.
(2)	As reported by MGM. For a discussion of this metric, see “Certain Operational and Non-U.S. GAAP Financial Measures of MGP.” Please also see Annex D of this prospectus for reconciliations of MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, each as reported by MGM.
(3)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.
(4)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.
(5)	Net revenues and Adjusted Property EBITDA for New York-New York, as reported by MGM, also include results for The Park.
(6)	Ten of the 26 acres at Beau Rivage are subject to a tidelands lease.
(7)	Represents net revenues and Adjusted Property EBITDA of Borgata for the period from August 1, 2016 (the date of the completion of the Borgata Transaction) through December 31, 2016.
(8)	Eleven of the 37 acres at Borgata are subject to ground leases.

MGM National Harbor opened on December 8, 2016. For the nine months ended September 30, 2017, MGM National Harbor had net revenues of $530.6 million, operating income of $46.4 million and Adjusted Property EBITDA of $106.6 million, each as reported by MGM, and as of December 31, 2016, MGM National Harbor had 308 hotel rooms, 23 acres of land (subject to a ground lease), approximately 125,000 square feet of casino space, and 50,000 square feet of convention space.

For additional information regarding our business, see “Business,” “Properties” and “Legal Proceedings” in our and MGP’s Combined Annual Report on Form 10-K for the year ended December 31, 2016, included as

Annex A hereto, and in our and MGP’s Combined Quarterly Report for the period ended September 30, 2017 included as Annex B hereto.

Corporate Information

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP has elected on its U.S. federal income tax return for its taxable year ending December 31, 2016 to be taxed as a REIT. The Operating Partnership is a Delaware limited partnership that was formed on January 6, 2016. Co-Issuer is a Delaware corporation that was incorporated in Delaware on January 6, 2016. Our principal offices are located at 1980 Festival Plaza Drive, Suite #750, Las Vegas, Nevada 89135 and our main telephone number is (702) 669-1480.

Summary of the Exchange Offer

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer,” “Description of the Exchange Notes.” In this subsection, “we”, “us”, and “our” refer only to MGM Growth Properties Operating Partnership LP and MGP Finance Co-Issuer, Inc., as the co-issuers of the notes, exclusive of their subsidiaries.

Exchange Offer	The Issuers are offering to exchange $350,000,000 of their outstanding initial notes for a like aggregate amount of the Issuers’ registered exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2018, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of initial notes in the exchange offer at any time before the expiration of the exchange offer. Any initial notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:

•	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•	all governmental approvals which we deem necessary for the consummation of the exchange offer shall have been obtained.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions.”

Procedures for Tendering Initial Notes	To tender initial notes held in book-entry form through the Depository Trust Company, or “DTC,” you must transfer your initial notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or “ATOP” system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the initial notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not engaged in and do not intend to engage in a distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act); and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, you will deliver or make available a prospectus in connection with any resale of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering.”

Federal Income Tax Consequences Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	Any initial notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the initial notes and the indenture. Since the initial notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the Exchange Offer, we will have no further obligation to register, and currently we do not anticipate that we will register, the initial notes under the Securities Act except in limited circumstances with respect to specific types of holders of initial notes. Please refer to the section of this prospectus entitled “The Exchange Offer—Consequences of Failure to Tender.”

Transferability	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of initial notes, as set forth under “The Exchange Offer—Procedures for Tendering”). However, any holder of initial notes who:

•	is one of our “affiliates” (as defined in Rule 405 under the Securities Act);

•	does not acquire the exchange notes in the ordinary course of business;

•	distributes, intends to distribute, or has an arrangement or understanding with any person to distribute the exchange notes as part of the exchange offer; or

•	is a broker-dealer who purchased initial notes from us in the initial offering of the initial notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender initial notes in the exchange offer and, in the absence of any exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for initial notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Dissenters’ Rights	Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the registration rights agreement. See “The Exchange Offer—Consequences of Failure to Tender.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contain a more detailed description of the terms and conditions of the exchange notes. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the “Description of the Exchange Notes” section of this prospectus.

The exchange notes will be identical in all material respects to the initial notes for which they have been exchanged, except:

•	the offer and sale of the exchange notes will have been registered under the Securities Act, and thus the exchange notes generally will not be subject to the restrictions on transfer applicable to the initial notes or bear restrictive legends;

•	the exchange notes will not be entitled to registration rights; and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuers	The exchange notes will be the joint and several obligations of the Operating Partnership and Co-Issuer (the “Issuers”).

Exchange Notes Offered	$350,000,000 in aggregate principal amount of 4.500% senior notes due 2028.

Maturity	The exchange notes will mature on January 28, 2028.

Interest	Interest on the exchange notes will accrue at a rate of 4.500% per annum. Interest on the exchange notes will be payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on January 15, 2018.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each direct and indirect wholly owned material domestic subsidiary of the Operating Partnership, other than Co-Issuer, that guarantees the Credit Agreement or any other material capital markets indebtedness. The indenture will provide that any future direct or indirect wholly owned material domestic subsidiary of the Operating Partnership will be required to become a subsidiary guarantor if it guarantees the Credit Agreement or any other material capital markets indebtedness. The indenture, which will contain the guarantees, will contain customary provisions limiting the obligations of each subsidiary guarantor under its guarantee as necessary to prevent such guarantee from constituting a fraudulent conveyance under applicable law. See “Description of the Exchange Notes—Brief Description of the Notes and the Note Guarantees.”

Ranking	The exchange notes and guarantees will be general senior unsecured obligations of the Issuers and each subsidiary guarantor, respectively,

and will rank equally in right of payment with all existing and future senior indebtedness of the Issuers and each subsidiary guarantor, respectively, and effectively subordinated to the Issuers’ and the subsidiary guarantors’ existing and future secured obligations primarily consisting of our term loan A facility, which matures in 2021, term loan B facility which matures in 2023 (collectively, the “Term Loan Facilities”) and $600 million revolving credit facility which also matures in 2021 (the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “Senior Secured Credit Facility”). No amounts were drawn under the Revolving Credit Facility as of September 30, 2017. The notes will also be effectively junior to all indebtedness of the Issuers’ subsidiaries that do not guarantee the notes. See “Description of the Exchange Notes—Brief Description of the Notes and the Note Guarantees.”

Optional Redemption	The Issuers may, at their option, redeem the exchange notes, in whole or in part, at any time and from time to time prior to October 15, 2027 (the date that is three months prior to their maturity date) at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding the redemption date.

In addition, the Issuers will have the right to redeem the exchange notes, in whole or in part from time to time, at their option, on or after October 15, 2027 (three months prior to their maturity date) at a redemption price equal to 100% of the aggregate principal amount of the exchange notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Special Gaming Redemption	The exchange notes will be subject to mandatory redemption requirements imposed by gaming laws and regulations. See “Description of the Exchange Notes—Gaming Redemption.”

Change of Control	If we experience certain kinds of changes of control, we may be required to make an offer to purchase the exchange notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the repurchase date.

Covenants	The indenture will contain covenants that, among other things, will

•	limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and use our or their assets to secure our or their indebtedness;

•	create certain liens;

•	make certain restricted payments;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	issue guarantees;

•	make certain sales and other dispositions of assets;

•	engage in certain transactions with affiliates; or

•	merge, consolidate or transfer all or substantially all of our assets.

The indenture will also provide that the Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities, subject to certain exceptions. See “Description of the Exchange Notes—Restrictions on Activities of the Co-Issuer.”

These covenants are subject to a number of important and significant limitations, qualifications and exceptions. In addition, certain of these covenants will cease to apply to the notes in the event that the exchange notes have investment grade ratings from two rating agencies.

Absence of a Public Market for the Exchange Notes	The exchange notes generally are freely transferable, but are also new securities for which there will not initially be an active trading market. Accordingly, there can be no assurances to the development or liquidity of any trading market for the exchange notes.

Risk Factors	See “Risk Factors” beginning on page 26 and other information contained in this prospectus for a discussion of factors that you should carefully consider before deciding to exchange your initial notes for exchange notes.

SUMMARY HISTORICAL CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

We are primarily engaged in the real property business. Currently, our portfolio consists of properties that were previously owned by subsidiaries of MGM and were contributed to us by subsidiaries of MGM in connection with the Formation Transactions and the Borgata Transaction. The Landlord leases all of the properties to the Tenant under the Master Lease.

The MGM National Harbor Transaction, pursuant to which the MGM National Harbor assets were assigned from a subsidiary of MGM to the Landlord, a subsidiary of the Operating Partnership, is considered to be between legal entities under common control and has been accounted for under the common control subsections of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the common control subsections of ASC 805, such assets are recorded by the Operating Partnership on the same basis as that established by MGM. Any difference between the basis of the real estate assets contributed by MGM and the purchase price consideration paid by the Operating Partnership is recorded as an adjustment to partners’ capital. The pro forma condensed combined and consolidated financial information presented below has been prepared to reflect the effects of the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and the Financing Transactions on the Operating Partnership’s financial statements. Such information may not be indicative of our future performance and does not necessarily reflect what our financial position or results of operations would have been had we operated independently from MGM during the periods presented or had the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and the Financing Transactions been consummated as of January 1, 2016.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2017 presents the condensed consolidated balance sheet of the Operating Partnership and gives effect to the MGM National Harbor Transaction as if it had occurred on September 30, 2017. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 and the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2017 present the condensed combined and consolidated statements of operations of the Operating Partnership, and give effect to the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and the Financing Transactions as if they had occurred on January 1, 2016.

	(Historical)					(Pro forma)(1)
(in thousands)						(Formation Transactions, Borgata Transaction, MGM National Harbor Transaction and Financing Transactions)	(MGM National Harbor Transaction and Financing Transactions)
	For the year ended December 31,			For the nine months ended September 30,		For the year ended December 31, 2016	For the nine months ended September 30, 2017
	2014	2015	2016	2016	2017
Statement of Operations Data:
Revenues
Rental revenue	$—	$—	$419,239	$256,062	$489,532	$748,115	$561,080
Tenant reimbursements and other	—	—	48,309	27,340	61,621	83,248	82,750

Total revenues	—	—	467,548	283,402	551,153	831,363	643,830

Expenses
Depreciation	186,262	196,816	220,667	158,860	190,573	283,034	220,298
Property transactions, net	—	6,665	4,684	2,651	19,104	4,684	19,104
Property taxes	48,346	48,122	65,120	44,231	60,112	68,997	70,613
Property insurance	11,634	10,351	2,943	2,943	—	—	—
Amortization of above-market lease, net	—	—	286	114	515	684	515
Acquisition-related expenses	—	—	10,178	10,099	1,059	—	—
General and administrative	—	—	9,896	6,490	8,223	25,883	19,938

Total expenses	246,242	261,954	313,774	225,388	279,586	383,282	330,468

Operating income (loss)	(246,242)	(261,954)	153,774	58,014	271,567	448,081	313,362
Non-operating income (expense)
Interest income	—	—	774	—	3,039	774	3,039
Interest expense	—	—	(116,212)	(72,314)	(134,998)	(193,264)	(146,625)
Other non-operating	—	—	(726)	(439)	(1,438)	(726)	(1,438)

Total non-operating income (expense)	—	—	(116,164)	(72,753)	(133,397)	(193,216)	(145,024)

Income (loss) before income taxes	(246,242)	(261,954)	37,610	(14,739)	138,170	254,865	168,338
Provision for income taxes	—	—	(2,264)	(915)	(3,903)	(6,371)	(3,903)

Net income (loss)	$(246,242)	$(261,954)	$35,346	$(15,654)	$134,267	$248,494	$164,435

(1)	See “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

	(Historical)				(Pro forma)(1)
					(MGM National Harbor Transaction)
	December 31,			September 30,	September 30,
(in thousands)	2014	2015	2016	2017	2017
Balance Sheet Data:
Assets
Real estate investments, net	$7,867,812	$7,793,639	$9,079,678	$8,911,648	$10,097,840
Cash and cash equivalents	—	—	360,492	1,138,801	233,350
Tenant and other receivables, net	—	—	9,503	6,104	6,104
Prepaid expenses and other assets	—	—	10,906	8,890	8,890
Above market lease, asset	—	—	46,161	44,981	44,981

Total assets	7,867,812	$7,793,639	$9,506,740	$10,110,424	$10,391,165

Liabilities
Debt, net	$—	$—	$3,621,942	$3,940,803	$3,940,803
Due to MGM Resorts International and affiliates	—	—	166	524	524
Accounts payable, accrued expenses and other liabilities	—	—	10,478	12,281	11,222
Above market lease, liability	—	—	47,957	47,291	47,291
Accrued interest	—	—	26,137	27,393	27,393
Distribution payable	—	—	94,109	101,222	101,222
Deferred revenue	—	—	72,322	115,195	115,195
Deferred income taxes, net	1,740,465	1,734,680	25,368	25,368	25,368

Total liabilities	1,740,465	1,734,680	3,898,479	4,270,077	4,269,018
Partners’ capital
General partner	—	—	—	—	—
Limited partners	—	—	5,608,261	5,840,347	6,122,147
Predecessor net parent investment	6,127,347	6,058,959	—	—	—

Total partners’ capital	6,127,347	6,058,959	5,608,261	5,840,347	6,122,147

Total liabilities and partners’ capital	$7,867,812	$7,793,639	$9,506,740	$10,110,424	$10,391,165

(1)	See “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

RISK FACTORS

Before you decide to tender your initial notes for exchange notes, you should be aware of various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to tender your initial notes for exchange notes. In addition, we identify other factors that could affect our business in our and MGP’s Combined Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the period ended September 30, 2017, which are annexed to this prospectus.

Risks Related to Our Business and Operations

MGM’s historical corporate rent coverage ratio described in this prospectus may not be a reliable indicator of its future results.

While the information regarding MGM’s historical corporate rent coverage ratio was prepared on the basis of assumptions and information that we believe to be reasonable, MGM’s actual results and corporate rent coverage ratio in the future may differ from the historical numbers presented, perhaps significantly, due to numerous factors, including the condition of the gaming markets in the regions in which MGM operates and the levels of dividends and distributions received by MGM from CityCenter, Grand Victoria and MGM China. In addition, MGM, its subsidiaries (including MGM China) and CityCenter have a significant amount of outstanding indebtedness, and the cash flow required to service such indebtedness, which is not accounted for in the calculation of MGM’s historical corporate rent coverage ratio, may impact the amount of actual cash MGM has available to satisfy its obligations under the Master Lease. Furthermore, on August 1, 2016, Borgata was added to the existing Master Lease between the Landlord and the Tenant. As a result, the initial annual rent amount under the Master Lease increased by $100.0 million to $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. In addition, as a result of the first rent escalator that took effect on April 1, 2017, rent under the Master Lease increased by an additional $11.7 million. Furthermore, following the completion of the proposed MGM National Harbor Transaction, the Master Lease was amended to add MGM National Harbor, and the annual rent amount under the Master Lease increased by $95.0 million to $756.7 million, prorated for the remainder of the lease year. The calculation of MGM’s historical corporate rent coverage ratio does not include the impact of the Borgata Transaction for the period prior to the Borgata Transaction during the year ended December 31, 2016, nor the impact of the MGM National Harbor Transaction. Management currently anticipates that the corporate rent coverage ratio for the year ending December 31, 2017 will be negatively impacted as a result of the contractual rent escalator in the Master Lease that went into effect on April 1, 2017 and the expected $95.0 million increase in annual rent under the Master Lease as a result of the MGM National Harbor Transaction. Accordingly, you should not place undue reliance on such information, as it may not be indicative of MGM’s results or corporate rent coverage ratio in the future.

Risks Related to this Offering and the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

We have a significant amount of indebtedness. As of September 30, 2017, we and our subsidiaries on a consolidated basis had $4.0 billion principal amount of debt and $600 million available for borrowing under the Operating Partnership’s $600.0 million Revolving Credit Facility.

Our substantial indebtedness could have important consequences to our financial health. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	result in an event of default if we fail to satisfy our obligations under the notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indenture or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

Further, the terms of our existing debt agreements do not, and any future debt may not, fully prohibit us from incurring additional debt. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness contain customary covenants, including restrictions on our ability to grant liens on our assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidation, engage in transactions with affiliates and pay certain distributions and other restricted payments. In addition, we are required to comply with certain financial covenants. These restrictions may limit our operational flexibility. Covenants that limit our operational flexibility as well as defaults under our debt instruments could have a material adverse effect on our business, financial position or results of operations.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing Senior Secured Credit Facility in amounts sufficient to enable us to fund our liquidity needs, including with respect to the exchange notes and our other indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As we are required to, or expected to be required to, satisfy amortization requirements under our indebtedness or as other debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including the our existing 2024 Senior Notes, 2026 Senior Notes, Senior Secured Credit Facility and the exchange notes, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the exchange notes and to service, extend or refinance our other debt, including our existing 2024 Senior Notes, 2026 Senior Notes and Senior Secured Credit Facility, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

The exchange notes are unsecured. Therefore, our secured creditors would have a prior claim, ahead of the exchange notes, on our assets.

The exchange notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our or our subsidiaries’

secured debt will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the exchange notes. In addition, if we or our subsidiaries fail to meet payment or other obligations under such secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the exchange notes. As a result you may lose a portion of or the entire value of your investment in the exchange notes.

As of September 30, 2017, out of our approximately $4.0 billion in principal amount of total indebtedness, $2.1 billion would have been secured indebtedness that is effectively senior to the exchange notes, and we would have also had an additional $600.0 million available for borrowing under our Revolving Credit Facility.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the exchange notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

Upon the occurrence of a change of control, a default could occur in respect of our existing 2024 Senior Notes, 2026 Senior Notes and Senior Secured Credit Facility, and we will be required to make an offer to purchase all outstanding exchange notes. If such a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the exchange notes tendered by the holders or such other indebtedness. See “Description of the Exchange Notes—Repurchase of Notes upon a Change of Control.”

Our existing 2024 Senior Notes, 2026 Senior Notes, Senior Secured Credit Facility and exchange notes contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase exchange notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control occurs at a time when we are prohibited from purchasing the exchange notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the exchange notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the exchange notes. In that case, our failure to purchase tendered exchange notes would constitute a default under the terms of the indenture governing the exchange notes and any other indebtedness that we may enter into from time to time with similar provisions.

You may be required to sell your exchange notes if any gaming authority finds you unsuitable to hold them or otherwise requires us to redeem or repurchase the exchange notes from you.

In the event that any of the applicable regulatory agencies or authorities requires you, as a holder of the exchange notes, to be licensed, qualified or found suitable under the applicable gaming or racing laws, and you fail to do so, if required, we will have the right, at our option, to redeem or repurchase your exchange notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your exchange notes. See “Description of the Exchange Notes—Gaming Redemption.”

Illiquidity and an absence of a public market for the exchange notes could cause purchasers of the exchange notes to be unable to resell the exchange notes.

The exchange notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. An active trading market for the exchange notes may not develop or, if such market develops, it could be very illiquid. We have been informed by the initial purchasers that they intend to make a market in the exchange notes after the exchange offer is completed. The initial purchasers may cease their market-making at any time without notice.

Holders of the exchange notes may experience difficulty in reselling, or an inability to sell, the exchange notes. If no active trading market develops, the market price and liquidity of the exchange notes may be adversely affected, and you may not be able to resell your exchange notes at their fair market value, at the initial offering price or at all. If a market for the exchange notes develops, any such market may be discontinued at any time. If a trading market develops for the exchange notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects for companies in our industry.

Changes in our credit rating could adversely affect the market price or liquidity of the exchange notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the exchange notes. A negative change in our ratings could have an adverse effect on the price of the exchange notes.

Federal and state statutes allow courts, under specific circumstances, to avoid the exchange notes, the guarantees and certain other transfers, to require holders of the exchange notes to return payments or other value received from us and to otherwise cancel transfers, and to take other actions detrimental to the holders of the exchange notes.

Our creditors or the creditors of our subsidiary guarantors could challenge the issuance of the exchange notes or the subsidiary guarantors’ issuance of their guarantees as fraudulent conveyances or on other grounds. Under the U.S. federal bankruptcy law and similar provisions of state fraudulent transfer and conveyance laws, the issuance of the exchange notes or the delivery of the guarantees could be avoided if a court determined that we, at the time we issued the exchange notes:

•	issued the exchange notes with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for issuing the exchange notes and (1) were insolvent or rendered insolvent by reason of such incurrence, (2) were engaged in a business or transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that we would incur, debts beyond our or such guarantor’s ability to pay such debts as they matured.

A court would likely find that we or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or the guarantee, as applicable, if we or such subsidiary guarantor, as applicable, did not substantially benefit directly or indirectly from the exchange notes or guarantee’s issuance. If the exchange notes or guarantees thereon were avoided or limited as a fraudulence conveyance, any claim you may make against us or the subsidiary guarantors for amounts payable on the exchange notes or guarantees would be unenforceable to the extent of such voidance or limitation.

The test for determining solvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a court would consider the Issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the value of its property, at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court voided our and the subsidiary guarantors’ obligations under the exchange notes, holders of the exchange notes would cease to be our creditors and likely have no source from which to recover amounts due under the exchange notes.

Under certain circumstances, a court might direct you to repay amounts received on account of the exchange notes or the guarantees or otherwise take actions detrimental to the holders of the exchange notes on equitable or other grounds.

We may designate certain of our subsidiaries as unrestricted, in which case they would not be subject to the restrictive covenants in the indenture governing the exchange notes.

We may designate certain subsidiaries as unrestricted in the future. Any such subsidiaries would not be subject to the restrictive covenants in the indenture governing the exchange notes. This means that these entities would be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture governing the exchange notes, such as incurring additional debt, securing assets, paying dividends, making investments and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the exchange notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the exchange notes.

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain. In addition, some important corporate events, such as leveraged recapitalizations or sale of our company to a public company that does not have a majority shareholder, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the exchange notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the exchange notes. See “Description of the Exchange Notes—Repurchase of Notes upon a Change of Control.”

Many of the covenants contained in the indenture governing the exchange notes will no longer be applicable once the exchange notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred and is continuing at that time.

Many of the covenants contained in the indenture governing the exchange notes will no longer apply to us during any period when the exchange notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred and is continuing at that time under the indenture governing the exchange notes. These covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. We cannot predict whether the notes will ever be rated investment grade, or that if they are rated investment grade, whether the exchange notes will maintain such ratings. However, the lack of these covenants would allow us to engage in certain actions that would not have been permitted while these covenants were in force, and the effects of any such actions that we take after these covenants are not in force will be permitted to remain in place even if the exchange notes are subsequently downgraded below investment grade. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the exchange notes. See “Description of the Exchange Notes—Covenants.”

We and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments that govern our existing indebtedness, including the Revolving Credit Facility, the Term Loan Facilities, 2024 Senior Notes, 2026 Senior Notes and the exchange notes allow us, and the indenture governing the exchange notes will allow us, to issue and incur additional debt upon satisfaction of certain conditions. Subject to the terms of the instruments governing our indebtedness, including the indenture governing the exchange notes, we may recapitalize, incur additional indebtedness and take a number of other actions that could have the effect of diminishing our ability to make payments on the exchange notes when due. As of September 30, 2017, we had $600.0 million available for borrowing under our Revolving Credit Facility.

If a bankruptcy petition were filed by or against us, holders of exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the exchange notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the original issue price for the initial notes.

We may redeem your exchange notes at our option, which may adversely affect your return.

We may redeem the exchange notes, in whole or in part, at our option at any time or from time to time at the applicable redemption prices described in this prospectus. Prevailing interest rates at the time we redeem the exchange notes may be lower than the interest rate on the exchange notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the exchange notes. See “Description of the Exchange Notes—Optional Redemption” for a more detailed description of the conditions under which we may redeem the exchange notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

If there is any default under the agreements governing our indebtedness, including the Credit Agreement or the indentures governing the 2024 Senior Notes and 2026 Senior Notes that is not waived by the required lenders or noteholders, the remedies sought by the holders of such indebtedness could result in us being unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If such waivers were not obtained, we would be in default under our credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The exchange notes will be structurally subordinated to liabilities of future subsidiaries that do not guarantee the exchange notes.

The exchange notes will be structurally subordinated to liabilities of future subsidiaries that do not guarantee the exchange notes, and the claims of creditors of those subsidiaries will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of these subsidiaries, holders of their liabilities will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes. In addition, any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. If you fail to properly tender your old notes before the expiration of the exchange offer, you may not receive any exchange notes. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding old notes. These restrictions on transfer exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, those old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See “The Exchange Offer—Consequences of Failure to Tender.”

The consummation of the exchange offer may be delayed, which may in turn delay your ability to transfer the exchange notes.

We will exchange any and all initial notes for exchange notes that are tendered in compliance with, and pursuant to, the terms and conditions of the exchange offer described in this prospectus. Although we do not currently intend to extend the expiration of the exchange offer, we expressly reserve the right, at any time or various times, to extend the expiration of the exchange offer. We may delay acceptance of any initial notes by giving notice of such extension to holders at any time until the exchange offer expires or terminates. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time those holders of original notes will not be able to effect transfers of their original notes tendered in the exchange offer. We will notify the exchange agent of any delay in acceptance, extension or termination as promptly as practicable.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, and for the nine months ended September 30, 2017:

	For the Year Ended December 31,										For the Nine Months Ended September 30, 2017
	2012		2013		2014		2015		2016
Ratio of earnings to fixed charges(1)	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)	1.32x	(3)	1.99x

(1)	Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs.
(2)	Not applicable. We were formed in connection with MGP’s initial public offering on April 25, 2016. The financial information prior to the IPO Date sets forth the historical operations of our Predecessor, which comprised the real estate assets and related operations of the IPO Properties (which do not include Borgata) prior to the Formation Transactions. There were no fixed charges in these periods.
(3)	Information used to calculate the December 31, 2016 ratio includes income statement activity of MGP’s predecessor from January 1, 2016 through MGP’s initial public offering on April 25, 2016.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes in exchange for initial notes as described in this prospectus, we will receive initial notes of equal principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled.

UNAUDITED PRO FORMA CONDENSED COMBINED AND

CONSOLIDATED FINANCIAL INFORMATION

The Operating Partnership is a limited partnership formed in Delaware on January 6, 2016 through which its parent, MGP, conducts its operations. MGP is a publicly traded controlled REIT, primarily engaged in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail offerings.

On April 25, 2016, MGM engaged in the Formation Transactions, in which certain subsidiaries of MGM transferred the real estate assets of the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to a master contribution agreement in exchange for Operating Partnership units representing limited partner interests in the Operating Partnership. These subsidiaries subsequently underwent a series of restructuring transactions resulting in a subsidiary of the Operating Partnership owning 100% of the equity in the Landlord. In connection with the Formation Transactions, the Landlord leased the IPO Properties to the Tenant under the Master Lease. For periods prior to April 25, 2016, the financial statements of MGP represent the IPO Properties which have been determined to be MGP’s predecessor for accounting purposes.

On May 31, 2016, MGM entered into a definitive agreement to acquire Boyd Gaming Corporation’s ownership interest in Borgata Hotel Casino and Spa (“Borgata”) and completed the acquisition of Borgata on August 1, 2016. Pursuant to a master transaction agreement by and between MGM, MGP, the Operating Partnership, the Landlord and the Tenant, concurrently with the acquisition, MGM transferred all of Borgata’s real estate assets to the Landlord (the “Borgata Transaction”).

The Master Lease provides the Operating Partnership with a right of first offer with respect to MGM National Harbor in Maryland, which commenced operations on December 8, 2016, and MGM’s development property located in Springfield, Massachusetts, which the Operating Partnership may exercise should MGM elect to sell these properties in the future. Pursuant to this right under the Master Lease, MGM notified the Operating Partnership of its election to sell the real estate assets related to MGM National Harbor, primarily comprising its interest in the underlying ground lease and related buildings and improvements, and offered the Operating Partnership the right to purchase such real estate assets.

On October 5, 2017 the Operating Partnership completed the MGM National Harbor Transaction pursuant to which MGM National Harbor assigned its real estate assets to the Operating Partnership in exchange for a combination of cash, the assumption of certain debt from MGM National Harbor and the issuance of Operating Partnership units by the Operating Partnership to MGM National Harbor. The Operating Partnership funded the acquisition, in part, with proceeds from the issuance and sale of Operating Partnership units to MGP (which MGP purchased with the net proceeds from the issuance and sale of Class A shares of approximately $387.5 million from the MGP Equity Offering), as well as the net proceeds of approximately $344.6 million from the issuance of the Operating Partnership’s initial notes. The Financing Transactions occurred in September 2017.

The MGM National Harbor Transaction, in which the MGM National Harbor assets were assigned from MGM National Harbor to the Landlord, is considered to be a transaction between legal entities under common control and has been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets are recorded by the Operating Partnership on the same basis as that established by MGM. Any difference between the basis of the real estate assets contributed by MGM and the purchase price consideration paid by the Operating Partnership is recorded as an adjustment to partners’ capital.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2017 gives effect to the MGM National Harbor Transaction as if it had occurred on September 30, 2017. The unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 and unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2017 give effect to the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and the Financing Transactions as if they had occurred on January 1, 2016. Such information is based on certain assumptions that management currently believes are (i) directly attributable to these transactions, (ii) factually supportable and, (iii) with respect to the statements of operations, expected to have a continuing impact on the Operating Partnership’s consolidated results. The unaudited pro forma condensed combined and consolidated financial information was based on, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined and consolidated financial information;

•	the separate condensed combined and consolidated financial statements and the accompanying notes of the Operating Partnership as of and for the nine months ended September 30, 2017, as contained in MGP’s and the Operating Partnership’s Combined Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017; and

•	the separate combined and consolidated financial statements and the accompanying notes of the Operating Partnership as of, and for the year ended, December 31, 2016 as contained in MGP’s and the Operating Partnership’s Combined Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 6, 2017.

The unaudited pro forma condensed combined and consolidated financial information is provided for informational purposes only and does not purport to represent what the Operating Partnership’s results of operations or financial condition would have been had the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction and the Financing Transactions actually occurred on the dates indicated, or purport to project the Operating Partnership’s results of operations or financial condition for any future period or as of any future date. No adjustment has been made for actions that may be taken once the transactions closed, such as any of the Operating Partnership’s integration plans related to MGM National Harbor. As a result, the actual amounts recorded in the consolidated financial statements of the Operating Partnership may differ from the amounts reflected in the unaudited pro forma condensed combined and consolidated financial information, and the differences may be material.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2017

(in thousands)

	Operating Partnership (Historical)	Pro Forma Adjustments (MGM National Harbor Transaction) (a)	Operating Partnership (Pro Forma)
Assets
Real estate investments, net	$8,911,648	$1,186,192	$10,097,840
Cash and cash equivalents	1,138,801	(905,451)	233,350
Tenant and other receivables, net	6,104	—	6,104
Prepaid expenses and other assets	8,890	—	8,890
Above market lease, asset	44,981	—	44,981

Total assets	$10,110,424	$280,741	$10,391,165

Liabilities
Debt, net	$3,940,803	$—	$3,940,803
Due to MGM Resorts International and affiliates	524	—	524
Accounts payable, accrued expenses and other liabilities	12,281	(1,059)	11,222
Above market lease, liability	47,291	—	47,291
Accrued interest	27,393	—	27,393
Distribution payable	101,222	—	101,222
Deferred revenue	115,195	—	115,195
Deferred income taxes, net	25,368	—	25,368

Total liabilities	4,270,077	(1,059)	4,269,018
Commitments and contingencies
Partners’ capital
General partner	—	—	—
Limited partner	5,840,347	281,800	6,122,147

Total partners’ capital	5,840,347	281,800	6,122,147

Total liabilities and partners’ capital	$10,110,424	$280,741	$10,391,165

Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

For the Year Ended December 31, 2016

(in thousands)

	Operating Partnership (Historical)	Pro Forma Adjustments (Formation Transactions) (1/1/2016 - 4/25/2016)		Pro Forma Adjustments (Borgata Transaction) (1/1/2016 - 8/1/2016)		Operating Partnership (Pro Forma Adjusted for Formation Transactions and Borgata Transaction)	Pro Forma Adjustments (MGM National Harbor Transaction and Financing Transactions)		Operating Partnership (Pro Forma)
Revenues
Rental revenue	$419,239	$174,897	(aa)	$58,582	(aa)	$652,718	$95,397	(jj)	$748,115
Tenant reimbursements and other	48,309	16,891	(bb)	3,530	(bb)	68,730	14,518	(kk)(mm)	83,248

	467,548	191,788		62,112		721,448	109,915		831,363

Expenses
Depreciation	220,667	—		22,731	(cc)	243,398	39,636	(nn)	283,034
Property transactions, net	4,684	—		—		4,684	—		4,684
Property taxes	65,120	—		3,530	(bb)	68,650	347	(kk)	68,997
Property insurance	2,943	(2,943)	(dd)	—		—	—		—
Amortization of above market lease, net	286	—		398	(ee)	684	—		684
Acquisition-related expenses	10,178	—		(10,178)	(ff)	—	—		—
General and administrative	9,896	367	(gg)	—		10,263	15,620	(mm)	25,883

	313,774	(2,576)		16,481		327,679	55,603		383,282

Operating income (loss)	153,774	194,364		45,631		393,769	54,312		448,081
Non-operating income (expense)
Interest income	774	—		—		774	—		774
Interest expense	(116,212)	(54,591)	(hh)	(6,374)	(hh)	(177,177)	(16,087)	(oo)	(193,264)
Other non-operating	(726)	—		—		(726)	—		(726)

	(116,164)	(54,591)		(6,374)		(177,129)	(16,087)		(193,216)

Income (loss) before income taxes	37,610	139,773		39,257		216,640	38,225		254,865
Provision for income taxes	(2,264)	—		(4,107)	(ii)	(6,371)	—		(6,371)

Net income (loss)	$35,346	$139,773		$35,150		$210,269	$38,225		$248,494

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2017

(in thousands)

	Operating Partnership (Historical)	Pro Forma Adjustments (MGM National Harbor Transaction and Financing Transactions)		Operating Partnership (Pro Forma)
Revenues
Rental revenue	$489,532	$71,548	(jj)	$561,080
Tenant reimbursements and other	61,621	21,129	(kk)(mm)	82,750

	551,153	92,677		643,830

Expenses
Depreciation	190,573	29,725	(nn)	220,298
Property transactions, net	19,104	—		19,104
Property taxes	60,112	10,501	(kk)	70,613
Property insurance	—	—		—
Amortization of above market lease, net	515	—		515
Acquisition-related expenses	1,059	(1,059)	(ll)	—
General and administrative	8,223	11,715	(mm)	19,938

	279,586	50,882		330,468

Operating income (loss)	271,567	41,795		313,362
Non-operating income (expense)
Interest income	3,039	—		3,039
Interest expense	(134,998)	(11,627)	(oo)	(146,625)
Other non-operating	(1,438)	—		(1,438)

	(133,397)	(11,627)		(145,024)

Income (loss) before income taxes	138,170	30,168		168,338
Provision for income taxes	(3,903)	—		(3,903)

Net income (loss)	$134,267	$30,168		$164,435

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Note 1—Balance Sheet Pro Forma Adjustments

Pro Forma Adjustments—MGM National Harbor Transaction:

(a) The MGM National Harbor Transaction is accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets are recorded by the Operating Partnership on the same basis as that established by MGM. As of September 30, 2017, the estimated the net carrying value of the MGM National Harbor assets was $1.19 billion, solely comprising the estimated net carrying value of the buildings and improvements at MGM National Harbor, including accumulated depreciation of $49.4 million. The land at MGM National Harbor is subject to a ground lease and not included in the estimate of the net carrying value of the MGM National Harbor assets.

The Operating Partnership purchased from MGM all of MGM National Harbor’s interest in the MGM National Harbor assets for consideration of $1,187.5 million consisting of (i) cash consideration of $462.5 million, (ii) the assumption of MGM National Harbor’s $425.0 million term loan facility and (iii) the issuance of 9,771,987 Operating Partnership units to MGM National Harbor with an aggregate value of $300.0 million based on a price per unit equal to the closing price of MGP’s Class A shares on the NYSE on September 5, 2017. The difference between the basis of the real estate assets contributed by MGM and the purchase consideration is recorded by the Operating Partnership as an adjustment partners’ capital.

Cash consideration and transaction expenses directly attributable to the transaction, as well as the repayment of the $425.0 million of assumed debt by the Operating Partnership, was funded with a combination of cash on hand, approximately $387.5 million in net proceeds from the MGP Equity Offering and approximately $345.6 million in net proceeds from the issuance of the initial notes. The Financing Transactions closed in September 2017 and are reflected in the Operating Partnership’s historical balance sheets as of September 30, 2017.

The Operating Partnership incurred approximately $19.0 million of expenses directly attributable to the MGM National Harbor Transaction. Approximately $1.1 million of such expenses were incurred and reflected in the historical financial statements of the Operating Partnership at September 30, 2017, resulting in a net pro forma adjustment of $17.9 million to the unaudited pro forma condensed consolidated balance sheet to reflect the remaining expenses incurred. Such expenses were not reflected in the unaudited pro forma condensed combined and consolidated statements of operations as they were not determined to have a continuing effect.

Note 2—Statement of Operations Pro Forma Adjustments

Pro Forma Adjustments—Formation Transactions and Borgata Transaction:

(aa) Represents rental income associated with the rent from the Master Lease. Base rent under the Master Lease includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of the Tenant collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with accounting principles generally accepted in the United States, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenues). The first 2.0% fixed annual rent escalator went into effect on April 1, 2017. Because the unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2016 gives effect to the Formation Transactions and Borgata Transaction as if they had occurred on January 1, 2016, the effect of this escalator is not reflected, as it would not have occurred until January 1, 2017. The unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2017 includes the effect of this escalator within the historical results of the Operating Partnership. Percentage rent under the Master Lease is initially a fixed amount for approximately the first six years of the Master Lease and will then be adjusted every five years based on the average actual annual net revenues from the leased properties subject to the Master Lease at such time (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs) for the trailing five-calendar-year period. Base rent and percentage rent under the Master Lease known at the lease commencement date is recorded on a straight-line basis over the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as such renewal terms have been determined to be reasonably assured.

As a result of the consummation of the Borgata Transaction, the initial annual rent under the Master Lease increased by $100.0 million, prorated for the remainder of the lease year, $90.0 million of which relates to base rent under the Master Lease and the remaining $10.0 million of which relates to percentage rent under the Master Lease. Following the closing of the Borgata Transaction and through April 1, 2017, base rent under the Master Lease was $585.0 million and percentage rent under the Master Lease was $65.0 million.

For the year ended December 31, 2016, pro forma rental revenue recognized, as adjusted for the Formation Transactions and Borgata Transaction, is $652.7 million compared to total lease payments due under the Master Lease of $650.0 million. The difference of $2.7 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

(bb) Represents revenue for the property taxes paid by the Tenant under the Master Lease with an offsetting expense recorded in operating expenses, as the Landlord is the primary obligor.

(cc) Depreciation amounts were determined based on management’s evaluation of the estimated remaining useful lives of the real estate assets of the Borgata. The values allocated to buildings, building improvements, land improvements, fixtures and integral equipment are depreciated on a straight-line basis using an estimated useful life. In utilizing these useful lives for determining the pro forma adjustments, management considered the length of time the property had been in existence, the maintenance history and anticipated future maintenance.

(dd) Represents the elimination of property insurance expense, which is paid directly by the Tenant under the terms of the Master Lease.

(ee) Represents the net effect of the amortization of the unfavorable lease liability related to certain ground leases expiring in 2070, which were assigned to the Landlord in connection with the Borgata Transaction, and under which the Landlord is the primary obligor, as well as the favorable lease asset representing future favorable lease reimbursements from the Tenant to the Landlord under the Master Lease, which extends through 2046.

(ff) Represents the elimination of nonrecurring transaction costs incurred during the year ended December 31, 2016 of $10.2 million that are directly related to the acquisition of Borgata and included in the historical results of the Operating Partnership.

(gg) Represents expense related to the base salary and annual equity awards pursuant to the employment agreements with MGP’s Chief Executive Officer and Chief Financial Officer.

(hh) Represents interest expense related to borrowings that were incurred by the Operating Partnership in connection with the Formation Transactions and the Borgata Transaction, including the amortization of debt issuance costs. It is estimated that a one-eighth percentage change in the annual interest rates on the Operating Partnership’s variable rate obligations (including its Revolving Credit Facility, which bears interest at LIBOR plus 2.25% to 2.75%) would change interest expense related to these borrowings by $2.9 million for the year ended December 31, 2016.

(ii) The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its

New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Operating Partnership is required to record New Jersey state income taxes in its consolidated financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. MGP, the Operating Partnership and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return.

Pro Forma Adjustments—MGM National Harbor Transaction and the Financing Transactions:

(jj) As a result of the consummation of the MGM National Harbor Transaction, the annual rent under the Master Lease increased by $95.0 million, prorated for the remainder of the second lease year, $85.5 million of which relates to base rent under the Master Lease and the remaining $9.5 million of which relates to percentage rent under the Master Lease. For pro forma purposes, the Master Lease amendment related to the MGM National Harbor Transaction is reflected as if it were effective beginning on January 1, 2016 at the beginning of the initial lease year and subject to the fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). On a pro forma basis giving effect to the MGM National Harbor Transaction, base rent under the Master Lease for the initial lease year would have been $670.5 million and percentage rent under the Master Lease for the initial lease year would have been $74.5 million.

For the year ended December 31, 2016, additional pro forma rental revenue recognized related to the MGM National Harbor Transaction is $95.4 million compared to total related lease payments due under the Master Lease of $95.0 million. The difference of $0.4 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

For the nine months ended September 30, 2017, additional pro forma rental revenue recognized related to the MGM National Harbor Transaction is $71.5 million compared to total related lease payments due under the Master Lease of $72.5 million. The difference of $1.0 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

(kk) Represents revenue for the additional property taxes paid by the Tenant under the Master Lease related to the MGM National Harbor assets with an offsetting expense recorded in operating expenses, as the Landlord is the primary obligor.

(ll) Represents the elimination of nonrecurring transaction costs incurred during the nine months ended September 30, 2017 of $1.1 million that are directly related to the acquisition of the MGM National Harbor assets and included in the historical results of the Operating Partnership.

(mm) The land on which National Harbor was developed is subject to a ground lease, which was assigned to the Operating Partnership in connection with the MGM National Harbor Transaction. Rent payments pursuant to this ground lease are reimbursed by the Tenant under the Master Lease over its related term, which extends through 2046. Reflects the straight-line ground lease expense through the end of the ground lease term, as well as the straight-line reimbursement revenue through 2046 in tenant reimbursements and other, as the Landlord is the primary obligor.

(nn) Represents the depreciation expense directly associated with the assignment of the MGM National Harbor assets to the Operating Partnership. These assets will be recorded at MGM’s historical cost as the MGM National Harbor Transaction does not result in a change in control.

(oo) Represents additional interest expense related to Senior Notes that would have been incurred by the Operating Partnership in connection with the MGM National Harbor Transaction, including the amortization of related debt issuance costs.

MANAGEMENT

Co-Issuer is a wholly owned subsidiary of the Operating Partnership. The Operating Partnership is a limited partnership, whose affairs are managed by its executive officers and by its general partner, a wholly owned subsidiary of MGP. MGP’s operating agreement will provide that its business and affairs shall be managed by or under the direction of its board of directors, which shall have the power to appoint its officers. Neither MGP nor our general partner guarantee the exchange notes.

Executive Officers and Directors

The following table sets forth information regarding the persons who serve as the executive officers and managers of our general partner, each of which is appointed by MGP in its sole discretion:

Name	Age	Position
James C. Stewart	51	Chief Executive Officer
Andy H. Chien	41	Chief Financial Officer and Treasurer
James J. Murren	55	Manager
William J. Hornbuckle	59	Manager

James C. Stewart was employed by MGM in January 2016 and became an employee of the Operating Partnership upon completion of the initial public offering, at which time he commenced services as Chief Executive Officer of the Operating Partnership, the Operating Partnership’s general partner and its parent entity, MGP. Prior to joining MGP, Mr. Stewart served as a Managing Director of Greenhill & Co., Inc. from 2009 to 2015, during which time he founded their Los Angeles Office and was responsible for the Gaming, Lodging and Leisure sector. From 2006 to 2009, Mr. Stewart was a Managing Director of UBS Investment Bank and served as Co-Head of the Los Angeles Office and was responsible for the Gaming and Leisure sector. Mr. Stewart worked in Morgan Stanley’s New York and Los Angeles offices from 1992 to 2005, advising on a number of significant gaming industry, real estate and other transactions and rising from Associate to Managing Director. Mr. Stewart started his career as a financial analyst at Salomon Brothers Inc. from 1988 to 1990. Mr. Stewart earned his Master of Business Administration with distinction from the Tuck School of Business at Dartmouth College, where he was named an Amos Tuck Scholar, and his Bachelor of Commerce from the University of Calgary.

Andy H. Chien was employed by MGM in January 2016 and became an employee of the Operating Partnership upon completion of the initial public offering, at which time he commenced services as Chief Financial Officer and Treasurer of the Operating Partnership, the Operating Partnership’s general partner and its parent entity, MGP. Mr. Chien has over 13 years of experience in strategic and financial analysis across debt, equity and mergers and acquisitions for REITs and gaming, lodging and leisure companies. Prior to joining MGP, Mr. Chien worked at Greenhill & Co., Inc. from 2009 to 2016, most recently serving as a Managing Director. Prior to that, Mr. Chien served as a Director at UBS Investment Bank in Los Angeles, where he worked from 2004 to 2009 and was focused on real estate, gaming, lodging and leisure. Mr. Chien’s previous experience includes various roles at Citigroup/Salomon Smith Barney, Commerce One and Intel Corporation. Mr. Chien earned his Master of Business Administration from the Anderson School at UCLA, and his Bachelor of Science in Engineering, summa cum laude, from the University of Michigan.

James J. Murren has been the Chairman of MGP’s board of directors since March 2016 and a Manager of the Operating Partnership’s general partner since July 2016. He previously served as MGM’s President from December 1999 to December 2012, Chief Operating Officer from August 2007 through December 2008, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007. Mr. Murren serves as Chairman of the American Gaming Association. He was Director of the Nevada Cancer Institute from 2002 to 2012 and Director of Delta Petroleum Corporation from February 2008 to November 2011. Prior to joining MGM, Mr. Murren worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing

Director for Deutsche Bank. He currently serves on the Board of Trustees at the Brookings Institute and Howard University. Mr. Murren was selected to our board of directors because of his significant experience in the hotel and casino industry and experience in leadership positions of a public company.

William J. Hornbuckle has been a director of MGP since March 2016 and has been a Manager of the Operating Partnership’s general partner since June 2016. Mr. Hornbuckle has also been the President of MGM since December 2012. In this capacity, one of his main roles is to serve as the Company’s Chief Construction Design and Development Officer. From August 2009 to August 2014, he also held the position of Chief Marketing Officer. From April 2005 to August 2009, Mr. Hornbuckle served as President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas. He previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of the company’s gaming operations in the United Kingdom. He also served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas. He spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998. He obtained a Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas. Mr. Hornbuckle was selected to our board because he brings extensive management experience and understanding of the gaming industry.

Operating Partnership Manager Compensation

Our general partner does not pay any compensation to its managers in connection with their service as managers of the general partner. For a discussion of our compensation processes and policies, see “Executive Compensation—Compensation Discussion and Analysis” in MGP’s Proxy Statement for the 2017 Annual Meeting of Stockholders included as Annex C hereto.

THE EXCHANGE OFFER

In connection with the issuance of the 2028 initial notes on September 21, 2017, we and the initial purchasers of the initial notes entered into a registration rights agreement (the “Registration Rights Agreement”), which provides for the exchange offer. For the purposes of this “The Exchange Offer” section, references to the exchange of or relationship between “initial notes” and “exchange notes” shall refer to, respectively and collectively, the exchange of or relationship between the initial notes and the exchange notes. The exchange offer will permit eligible holders of initial notes to exchange the initial notes for the exchange notes that are identical in all material respects with the initial notes, except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the initial notes;

•	the exchange notes will generally not be subject to transfer restrictions or be entitled to registration rights; and

•	the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions for an increase in the interest rate on the initial notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the initial notes. Holders of exchange notes will be entitled to the benefits of the Indenture.

General

We are making the exchange offer to comply with our contractual obligations under the Registration Rights Agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the initial notes will terminate.

We agreed, pursuant to the Registration Rights Agreement, to use our commercially reasonable efforts to file with the SEC a registration statement covering the offer to exchange by us of the exchange notes for the initial notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of initial notes who are able to make certain representations the opportunity to exchange their initial notes for exchange notes.

We will commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC and use our commercially reasonable efforts to complete the exchange offer not later than 60 days after the effective date.

We will keep the exchange offer open for 20 business days after the date notice of the exchange offer is mailed or delivered to the holders of the initial notes. For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note, from the date of its original issue.

In connection with the issuance of the initial notes, we arranged for the initial notes to be issued in the form of global notes through the facilities of DTC acting as depositary. The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the Registration Rights Agreement. See “—Consequences of Failure to Tender.”

We will be deemed to have accepted validly tendered initial notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted initial notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the initial notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters, including Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993). However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•	you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not, nor is any such person or entity, our affiliate (as such term is defined under Rule 405 under the Securities Act); and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of initial notes that each of these statements is true.

The Issuers have not entered into any arrangement or understanding with any person who will receive exchange notes in this exchange offer to distribute those securities following completion of the offer. The Issuers are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. Any holder of initial notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes and must be identified as an underwriter in the prospectus, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes in exchange for initial notes acquired for its own account through market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the exchange notes received in exchange for the initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any exchange notes by such broker-dealers.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2018, or the expiration date, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered initial notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give written notice of such delay, extension, termination or amendment to the exchange agent.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we delay accepting any initial notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any initial notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any initial notes, and may terminate or amend the exchange offer before the acceptance of the initial notes, if:

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for those initial notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

In addition, we will not be obligated to accept for exchange the initial notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. A holder need not submit a letter of transmittal if the holder tenders initial notes in accordance with the procedures mandated by DTC’s ATOP. To tender initial notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of initial notes may tender initial notes in the exchange offer. To tender in the exchange offer, a holder must comply with all applicable procedures of DTC and either:

•	complete, sign and date the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the initial notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive the initial notes along with the letter of transmittal; or

•	with respect to the initial notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of initial notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below.

For initial notes to be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before expiration of the exchange offer.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of initial notes may tender the initial notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the initial notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of initial notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its initial notes, either:

•	make appropriate arrangements to register ownership of the initial notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of initial notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the letter of transmittal is signed by the record holder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the initial notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any initial notes, the initial notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the initial notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered initial notes. Our determination will be final and binding. We reserve the absolute right to reject any initial notes not properly tendered or any initial notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of initial notes will not be deemed made until those defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for initial notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	the initial notes or a timely book-entry confirmation that the initial notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

•	Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain copies of the letter of transmittal for the initial notes from the information agent at its offices listed under “—Information Agent.”

By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of initial notes will, among other things, make the representations in the letter of transmittal described under “—Eligibility; Transferability.”

DTC Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within three business days after the date of this prospectus.

With respect to the initial notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC ATOP procedures to tender initial notes.

With respect to the initial notes, any participant in DTC may make book-entry delivery of initial notes by causing DTC to transfer the initial notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the initial notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of initial notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering initial notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of initial notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written notice of withdrawal, which may be by facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent.”

Any notice of withdrawal must:

•	specify the name of the person having tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name of the account at DTC; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the initial notes register the transfer of such initial notes into the name of the person withdrawing the tender.

If initial notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn initial notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any initial notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any initial notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those initial notes will be credited to an account maintained with DTC, for initial notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn initial notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under “—Exchange Agent.”

Exchange Agent

We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and or related materials should also be directed to the exchange agent at the address below:

By overnight courier or mail to:	By certified or registered mail to:
U.S. Bank National Association	U.S. Bank National Association
60 Livingston Avenue	60 Livingston Avenue
St. Paul, Minnesota 55107	St. Paul, Minnesota 55107
Attn: Specialized Finance	Attn: Specialized Finance

By Facsimile Transmission	By hand:
(For Eligible Institutions Only):	U.S. Bank National Association
(651) 466-7372	60 Livingston Avenue
Confirm by Telephone:	1st Floor - Bond Drop Window
(800) 934-6802	St. Paul, Minnesota 55107

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of initial notes for exchange notes in the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the initial notes so exchanged;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes for exchange notes in the exchange offer.

•	If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Tender

All untendered initial notes will remain subject to the restrictions on transfer provided for in the initial notes and in the Indenture. Generally, the initial notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such initial notes may be resold only in accordance with the Securities Act and any applicable securities laws of any state of the United States and only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to a registration statement which has become effective under the Securities Act;

•	to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act,

•	in an offshore transaction in compliance with Rule 904 of regulations under the Securities Act,

•	to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a “qualified institutional buyer” and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of securities of $250,000, or

•	pursuant to an exemption from registration provided by Rule 144 under the securities act or any other available exemption from the registration requirements of the Securities Act.

Upon completion of the exchange offer, due to the restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for initial notes will be relatively less liquid than the market for exchange notes. Consequently, holders of initial notes who do not participate in the exchange offer could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes. The holders of initial notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of initial notes.

Governing Law

The Indenture and the initial notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding the Registration Rights Agreements

As noted above, we are effecting the exchange offer to comply with the Registration Rights Agreement. The Registration Rights Agreement requires us to, with respect to the initial notes:

•	use commercially reasonable efforts to file a registration statement on an appropriate registration form with respect to registered offers to exchange the initial notes for exchange notes;

•	use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act; and

•	under certain circumstances, use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the initial notes and to keep that shelf registration statement effective until the second anniversary of the issue date, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

The requirements described in the first two bullets above under the Registration Rights Agreement will be satisfied when we complete the exchange offer.

In the event that (1) we have not exchanged exchange notes for all initial notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required by the Registration Rights Agreement and is not declared effective, within 365 days of the issue date or (2) if applicable, a shelf registration statement covering resales of the initial notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, then additional interest shall accrue on the principal amount of the initial notes that are “registrable securities” at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue (provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until such initial notes cease to be “registrable securities.”

Under the Registration Rights Agreement, we have also agreed to keep the registration statement for the exchange offer effective for 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed or delivered to holders.

Our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the Registration Rights Agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the initial notes.

This summary includes only the material terms of the Registration Rights Agreement. For a full description, you should refer to the complete copy of the Registration Rights Agreement, which has been filed as an exhibit to the registration statement relating to the exchange offer and the exchange notes. See “Where You Can Find More Information.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of initial notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. For the purposes of this “Certain U.S. federal income tax considerations” section, references to the exchange of or relationship between “initial notes” and “exchange notes” shall refer to, respectively and collectively, the exchange of or relationship between the initial notes and the exchange notes.

This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This discussion only applies to holders that are beneficial owners of initial notes that purchased initial notes in the initial offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that hold such initial notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations that may be relevant to subsequent purchasers of initial notes or exchange notes. This discussion does not purport to address all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status or that may be relevant to holders subject to special rules under the U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market tax treatment, insurance companies, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, United States expatriates, tax-exempt organizations, persons liable for the alternative minimum tax, U.S. holders that have a functional currency other than the United States dollar, “controlled foreign corporations,” “passive foreign investment companies” or persons who hold initial notes as part of a straddle, hedge, conversion or other risk reduction transaction or integrated investment). This discussion does not address the consequences of the alternative minimum tax or the Medicare tax on net investment income nor any state, local or foreign income tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds initial notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding initial notes should consult their tax advisors regarding the tax consequences to them of exchanging initial notes for exchange notes in the exchange offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE INITIAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE INITIAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

The exchange of initial notes for exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, your basis in the exchange notes received in the exchange offer will be the same as your basis in the initial notes surrendered in exchange therefor immediately before the exchange, and your holding period in the exchange notes will include your holding period in the initial notes surrendered in exchange.

DESCRIPTION OF THE EXCHANGE NOTES

In this description of the exchange notes, “Company” refers only to MGM Growth Properties Operating Partnership LP, and not to any of its Subsidiaries nor to Holdings or any of its Subsidiaries; “MGM GP” refers to MGM Growth Properties OP GP LLC, the general partner of the Company; and “Holdings” refers to MGM Growth Properties LLC, the 100% owner of MGM GP, and not to any of its Subsidiaries; “Co-Issuer” refers to MGP Finance Co-Issuer, Inc., a Delaware corporation and a Subsidiary of the Company; “Principal Issuer” refers to the Company; and “Issuers” refers to the Principal Issuer and the Co-Issuer. The Issuers issued the initial notes, and will issue the exchange notes (together with the initial notes, for purposes of this “Description of the Exchange Notes,” the “notes”) described in this prospectus under the indenture, dated as of September 21, 2017 (the “indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The terms of the exchange notes are identical in all material respects to the initial notes, except that (1) the exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the initial notes and (2) holders of the exchange notes will not be entitled to certain rights of holders of initial notes under the Notes Registration Rights Agreement (for purposes of this “Description of the Exchange Notes,” the “registration rights agreement”).

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The notes. The notes will be:

•	senior unsecured obligations of the Company and the Co-Issuer;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of the Company and the Co-Issuer;

•	senior in right of payment to any future subordinated Indebtedness of the Company and the Co-Issuer, if any;

•	effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company and the Co-Issuer, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated in right of payment to all Indebtedness and other liabilities, including trade payables, of the Company’s non-guarantor Subsidiaries (excluding the Co-Issuer), if any; and

•	unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis.

The Note Guarantees. The notes will be guaranteed on a joint and several basis by all of the Company’s existing domestic Wholly Owned Subsidiaries (other than Immaterial Subsidiaries) that guarantee the Credit Facilities or any Capital Markets Indebtedness of the Issuers or any Subsidiary Guarantor, and all of the Company’s future domestic Wholly Owned Subsidiaries (other than Immaterial Subsidiaries) that are or become required to issue Note Guarantees pursuant to the covenant described below under the caption “—Covenants—Limitation on Issuances of Guarantees by Subsidiary Guarantors.” The notes will not be guaranteed by MGM GP or Holdings and neither MGM GP nor Holdings will be subject to the covenants or conditions contained in the indenture.

The Note Guarantee of each Subsidiary Guarantor will be:

•	a senior unsecured obligation of such Subsidiary Guarantor;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of such Subsidiary Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of such Subsidiary Guarantor, if any; and

•	effectively subordinated in right of payment to all existing and future secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s Guarantee, if any, of the Company’s obligations under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

Not all of the Company’s Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries held none of our total assets and generated none of our combined revenues as of and for the nine months ended September 30, 2017.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described in the definition of “Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Each Note Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Subsidiary Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to this Offering and the Notes—Federal and state statutes allow courts, under specific circumstances, to avoid the notes, the guarantees and certain other transfers, to require holders of the notes to return payments or other value received from us and to otherwise cancel transfers, and to take other actions detrimental to the holders of the notes.”

Each Subsidiary Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor, or the Capital Stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Restricted Subsidiary, in a transaction that does not violate the provisions of the indenture described below under the caption “—Covenants—Limitation on Asset Sales”;

(2)	the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor;

(3)	the designation in accordance with the indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;

(4)	at such time as such Subsidiary Guarantor is no longer a Subsidiary Guarantor or other obligor with respect to any Credit Facilities or Capital Markets Indebtedness of the Company; or

(5)	defeasance or discharge of the notes, as provided under the provisions of the indenture described below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Principal, Maturity and Interest

The Issuers will issue $350.0 million in aggregate principal amount of notes in this offering. The Issuers may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants—Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on January 15, 2028.

Interest on the notes will accrue at the rate of 4.500% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2018. The Issuers will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Co-Issuer

The Co-Issuer is a Wholly Owned Subsidiary of the Company that was created for the purpose of acting as a co-issuer in connection with the Company’s issuances of notes. The Co-Issuer does not have and will not have any substantial operations or assets and does not have and will not have any revenues. As a result, prospective purchasers of the notes should not expect the Co-Issuer to participate in servicing the interest and principal obligations on the notes.

Restrictions on Activities of the Co-Issuer

The Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may issue Equity Interests to the Company and may be a co-obligor or guarantor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries (other than the Co-Issuer), and may engage in activities related thereto or necessary in connection therewith.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the paying agent, the paying agent will pay all principal of, premium on, if any, or interest and Additional Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuers or any of the Company’s Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Issuers may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to October 15, 2027 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of notes on any relevant record date to receive interest due on the applicable interest payment date).

At any time on or after October 15, 2027 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

The Issuers or their affiliates may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such affiliates may determine.

Gaming Redemption

In addition to the foregoing, if any Gaming Authority requires that a holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or Beneficial Owner:

(1)	fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(2)	is denied such license or qualification or not found suitable,

or if any Gaming Authority otherwise requires that notes from any holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws, the Issuers will have the right, at their option:

(A)	to require any such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(B)	to call for the redemption of the notes of such holder or Beneficial Owner at a redemption price equal to the least of:

(i)	the principal amount thereof, together with accrued and unpaid interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

(ii)	the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest to the earlier of the date of redemption or the date of denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

(iii)	such other lesser amount as may be required by any Gaming Authority.

The Issuers will notify the trustee in writing of any such redemption as soon as practicable. The holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-Entry; Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Except as otherwise provided above, notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address; provided that (a) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed or given less than 30 days or more than 60 days prior to a redemption if so required by any applicable Gaming Authority in connection with a redemption described above under the caption “—Gaming Redemption.” Any redemption may, at the Issuers’ option, be subject to the satisfaction of one or more conditions precedent. To the extent a redemption is subject to such condition(s) precedent, the Issuers will provide prompt written notice to the trustee at least three business days prior to the redemption date rescinding such redemption in the event that any such condition precedent shall not have been (or will not be) satisfied, and such redemption and notice of redemption will then be rescinded and of no force or effect. Upon receipt of such notice from the Issuers rescinding such redemption, the trustee will promptly send a copy of such notice to the holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Mandatory Redemption; Sinking Fund

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Covenant Fall-Away

If, on any date following the Issue Date, (i) the notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been replaced in accordance with the definition of “Rating Agencies,” by each of the then-applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the indenture (such date, the “Fall-Away Date”), the Company and its Restricted Subsidiaries will no longer be subject to the covenants in the indenture described below under the following captions in this “Description of the Exchange Notes”:

(1)	“—Covenants—Limitation on Restricted Payments”;

(2)	“—Covenants—Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries”;

(3)	“—Covenants—Limitation on Transactions with Affiliates”;

(4)	“—Covenants—Limitation on Asset Sales”; and

(5)	clause (3) of “—Consolidation, Merger and Sale of Assets.”

The Issuers shall deliver promptly to the trustee an officers’ certificate notifying the trustee of the occurrence of the Fall-Away Date. The trustee shall not have any duty to monitor whether or not a Fall-Away Date has occurred, nor any duty to notify the noteholders of any of the foregoing.

There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Covenants

The indenture will contain, among others, the following covenants.

Limitation on Indebtedness

(1)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 65% of Adjusted Total Assets as of any date of Incurrence.

(2)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Subsidiary Indebtedness or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such Subsidiary Indebtedness or Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Subsidiary Indebtedness and Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 45% of Adjusted Total Assets as of any date of Incurrence.

(3)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis would be less than 2.0 to 1.0 (calculated on a Pro Forma Basis).

(4)	Notwithstanding paragraphs (1), (2) and (3) above, the Company or any of its Restricted Subsidiaries may Incur each and all of the following:

(A)	Indebtedness of the Company or any of the Subsidiary Guarantors outstanding under Facilities and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed the sum of (1) $2,900.0 million plus (2) in the case of any refinancing of any Indebtedness permitted under this clause (A) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing;

(B)	Indebtedness owed to:

(i)	the Company or a Subsidiary Guarantor evidenced by an unsubordinated promissory note; or

(ii)	any other Restricted Subsidiary; provided that if the Company or any Subsidiary Guarantor is an obligor, the Indebtedness is subordinated in right of payment to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and provided further that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any other Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B)(ii);

(C)	the notes to be issued on the Issue Date;

(D)	Indebtedness outstanding as of the Issue Date;

(E)	Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other outstanding Indebtedness (other than clauses (A), (B), (F), (J), (K) and M of this paragraph (4)) plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing (any such action, to “Refinance”), in an amount not to exceed the amount so Refinanced; provided that Indebtedness, the proceeds of which are used to Refinance Subordinated Indebtedness, will be permitted under this clause (E) only if:

(i)	such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the notes; and

(ii)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Subordinated Indebtedness to be Refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Subordinated Indebtedness to be Refinanced; and

provided further that in no event may Indebtedness of the Company or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the notes or such Subsidiary Guarantor’s Note Guarantee, as applicable, be Refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (E);

(F)	Indebtedness:

(i)	constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, performance or surety bonds or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations, performance or surety bonds or completion guarantees; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(ii)	arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its Incurrence;

(iii)	under Hedging Obligations incurred in the ordinary course of business; and

(iv)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary;

(G)	Capitalized Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations Incurred after the Issue Date in an aggregate principal amount at any one time outstanding, including Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (G), not to exceed the greater of (i) $125.0 million and (ii) an amount equal to 2.0% of Adjusted Total Assets as of any date of Incurrence;

(H)	Indebtedness of the Company, to the extent the net proceeds therefrom are promptly:

(i)	used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control; or

(ii)	deposited to defease or discharge the notes as described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(I)	Note Guarantees and Guarantees of other Indebtedness of the Company or any Subsidiary Guarantor by any of its Restricted Subsidiaries; provided that such Indebtedness was permitted to be Incurred pursuant to this covenant other than under this clause (I);

(J)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of financing of insurance premiums incurred in the ordinary course of business;

(K)	customer deposits and advance payments received in the ordinary course of business from customers in the ordinary course of business;

(L)	additional Indebtedness, Incurred after the Issue Date, of the Company and its Restricted Subsidiaries in an aggregate principal amount at any one time outstanding, including all Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (L), not to exceed the greater of (i) $200.0 million and (ii) an amount equal to 3.0% of Adjusted Total Assets as of any date of Incurrence;

(M)	Indebtedness constituting Interim Assumed Drop-Down Indebtedness; provided that (x) to the extent such Indebtedness remains outstanding after the date that is 15 days after the original Incurrence thereof, such Indebtedness shall no longer be permitted to be Incurred pursuant to this clause (M) and must otherwise be permitted under another provision of this covenant and (y) to the extent such Indebtedness is extended, refinanced, renewed or replaced such extension, refinancing, renewal or replacement, as applicable, shall not be permitted pursuant to this clause (M);

(N)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreements, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and its Subsidiaries;

(O)	any Guarantee issued by the Company pursuant to indemnity agreements entered into for the benefit of title companies that have been engaged by the Company or any of its Restricted Subsidiaries in connection with securing or maintaining title insurance;

(P)	Guarantees issued by the Company or any of its Restricted Subsidiaries of any Indebtedness of joint ventures or Unrestricted Subsidiaries (and each such Guarantee will reduce amounts available pursuant to clause (3), (19) or (20) of the definition of “Permitted Investments,” as applicable, on a dollar-for-dollar basis by the full amount of such Guarantee to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of such Guarantee), if (i) both before and after giving effect to the incurrence of each such Guarantee, no Event of Default has occurred or is continuing, and (ii) to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of any Guarantee pursuant to this clause (P), the applicable dollar limitations set forth in clause (3), (19) or (20) of the definition of “Permitted Investments,” as applicable, would not be exceeded after giving effect to the full amount of any Guarantees that have become payable by the Company or any of its Restricted Subsidiaries if the full amount of such Guarantees were being incurred as Investments thereunder;

(Q)	Indebtedness of any Restricted Subsidiary supported by a letter of credit issued under any Credit Facilities in an aggregate principal amount not to exceed the stated amount of such letter of credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof); and

(R)	contractual indemnity obligations entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the normal course of operation of its casinos and other property.

(5)	For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement.

(6)	For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

(7)	For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or is Incurred in compliance with paragraphs (1), (2) and (3) of this covenant, as applicable, the Company, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such categories; provided that the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (4)(A) of this covenant.

(8)	The amount of any Indebtedness outstanding as of any date will be:

(A)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(C)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such assets at the date of determination; and

(ii)	the amount of the Indebtedness of the other Person.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) that secures Obligations upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien; provided that this covenant will not restrict the granting of Liens on securities issued by any gaming licensee until all required approvals of this covenant have been obtained under applicable Gaming Laws.

For purposes of determining compliance with this covenant, in the event that any Lien meets the criteria of more than one of the types of Liens described under the definition of “Permitted Liens,” the Company, in its sole discretion, may classify such Lien in one such type of Permitted Liens; provided that the Company may divide and classify a Lien in one or more of the types of Permitted Liens and may later reclassify all or a portion of such Lien, in any manner that complies within this covenant.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries, other than:

(A)	dividends or distributions payable solely in Equity Interests (other than Disqualified Stock); and

(B)	pro rata dividends or distributions on Common Stock of any Restricted Subsidiary;

(2)	purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company held by any Person other than the Company or any of its Restricted Subsidiaries;

(3)	make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than (A) with respect to intercompany Subordinated Indebtedness or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make an Investment, other than a Permitted Investment, in any Person.

(all such payments and any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	the Company could not Incur at least $1.00 of Indebtedness in compliance with both paragraphs (1) and (3) of the covenant described above under the caption “—Limitation on Indebtedness”;

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof as determined in good faith by the Board of Directors of Holdings, whose determination will be conclusive and evidenced by a Board Resolution) made on or after April 25, 2016 (other than those referred to in clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18) and (19) of the third paragraph of this covenant) would exceed the sum of:

(i)	95% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) from the first day of the fiscal quarter during which April 25, 2016 occurred and ending on the last day of the most recent fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(ii)	100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Company after April 25, 2016 from (a) the issue or sale of Equity Interests of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions and any Permitted Warrant Transaction), (b) a contribution to the common equity capital of the Company (other than Excluded Contributions) or (c) the issue or sale of convertible Indebtedness of the Company upon the conversion of such Indebtedness into Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company; plus

(iii)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds have already been included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in each case, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by Holdings (and make any corresponding distributions to the Company’s partners other than Holdings) so long as Holdings believes in good faith that Holdings qualifies as a real estate investment trust under the Code and the declaration or payment of such dividend, in each case, by Holdings, or the making of such distribution is necessary either to maintain Holdings’ status as a real estate investment trust under the Code for any calendar year or to enable Holdings to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by Holdings to its shareholders, with such distribution by Holdings to be made as and when determined by Holdings, whether during or after the end of, the relevant calendar year.

The foregoing provisions will not be violated by reason of:

(1)	the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions of the first paragraph of this covenant (the declaration of such payment will be deemed a Restricted Payment under the first paragraph of this covenant as of the date of declaration and the payment itself will be deemed to have been made on the date of declaration and will not also be deemed a Restricted Payment under the first paragraph of this covenant); provided, however, that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (C) of the first paragraph of this covenant only once;

(2)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor including premium, if any, and accrued and unpaid interest and related transaction expenses, with the proceeds of, or in exchange for, other Subordinated Indebtedness Incurred under clause (4)(E) of the covenant described above under the caption “—Limitation on Indebtedness”;

(3)	the making of any Restricted Payment or Investment in an aggregate amount outstanding pursuant to this clause (3) not to exceed the amount of Excluded Contributions received by the Company after the Issue Date (with each such Investment being measured as of the date made and without giving effect to any subsequent changes in value);

(4)	the redemption of Common Units for Equity Interests of Holdings pursuant to the terms of the Partnership Agreement;

(5)	payments and distributions to dissenting holders of Common Units and stockholders of Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or such parent company) with the cash necessary to make such payments and distributions) pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or Holdings;

(6)

the payment of cash (A) in lieu of the issuance of fractional shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the

Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments) and (B) in lieu of the issuance of whole shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments);

(7)	the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interests of the Company in connection with the administration of their equity compensation programs in the ordinary course of business;

(8)	the redemption, repurchase or other acquisition or retirement of any Equity Interests of the Company or Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such redemptions, repurchases, acquisitions or retirements) from any director, officer or employee of the Company, Holdings (or any other direct or indirect parent company of the Company) or any Restricted Subsidiary of the Company, or from such person’s estate, in an aggregate amount under this clause (8) not to exceed $10.0 million in any fiscal year; provided that any amount not so used in any given fiscal year may be carried forward and used in the next succeeding fiscal year;

(9)	the declaration or payment of any cash dividend or other cash distribution in respect of Equity Interests of Holdings or any other direct or indirect parent company of the Company, the Company or any of its Restricted Subsidiaries constituting Preferred Stock (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such payments or distributions), so long as the Interest Coverage Ratio contemplated by paragraph (3) of the covenant described above under the caption “—Limitation on Indebtedness” would be greater than or equal to 2.0 to 1.0 after giving effect to such payment; provided that at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(10)	the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness or Disqualified Stock of the Company (A) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, Disqualified Stock of the Company, or (B) pursuant to a required Offer to Purchase arising from a Change of Control or Asset Sale, as the case may be; provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of the indenture;

(11)	Permitted Tax Payments;

(12)

the declaration and payment of dividends or distributions by the Company to, or the making of loans to, Holdings (or any other direct or indirect parent company of the Company) in amounts required for Holdings (or any other direct or indirect parent company of the Company) to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) customary salary, bonus and other benefits payable to officers, directors and employees of Holdings (or any other direct or indirect parent company of the Company) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or such other direct or indirect parent company) being a public company; (c) general corporate operating and overhead costs and expenses of Holdings (or any other direct or indirect parent company of the Company) to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or other direct or indirect parent company) being a public company; and (d) fees and expenses other than to Affiliates of the Company related to any successful or unsuccessful financing transaction or equity offering;

(13)	the declaration and payments of dividends on Disqualified Stock; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(14)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (4)(B) of the covenant described above under the caption “—Limitation on Indebtedness”; provided that no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(15)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; provided that the amount of dividends paid pursuant to this clause shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; and provided further that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(16)	payments in connection with, and the consummation of, any of the Formation Transactions, the Borgata Transaction, the MGM National Harbor Transaction or any transactions pursuant to or contemplated by the Master Contribution Agreement, the Master Transaction Agreement, the Initial Master Lease or the Initial Master Lease Guaranty and transactions pursuant to the agreements generally described in this prospectus as of the Issue Date under the caption “Summary—MGM Growth Properties LLC” or in the section entitled “Certain Relationships and Related Party Transactions” in the Holdings prospectus filed with the SEC on April 21, 2016, File No. 333-120322, which section is incorporated by reference herein, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the MGM National Harbor Transaction), taken as a whole, or to the holders of the notes, as determined by the Company in good faith;

(17)	the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of the indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(18)	any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Holdings’ common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof; and

(19)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (19), not to exceed $150.0 million.

For purposes of determining compliance with this covenant, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payment described in the above clauses, or is permitted to be made pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such categories; provided that the Company may divide and classify any Restricted Payment in one or more of the types of Restricted Payment and may later reclassify all or a portion of such Restricted Payment, in any manner that complies within this covenant.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries;

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3)	make loans or advances to the Company or any other Restricted Subsidiary; or

(4)	transfer its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions will not restrict any encumbrances or restrictions:

(1)	in the indenture and any other agreement, including the Credit Agreement, as the same are in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes when due (as determined in good faith by the Company);

(2)	imposed under any applicable documents or instruments pertaining to any current or future Secured Indebtedness permitted under the indenture (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3)	existing under or by reason of applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority, Gaming Laws and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority), the indenture, the notes and the Note Guarantees;

(4)	on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(5)	with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness of a Foreign Subsidiary that was Incurred by such Foreign Subsidiary in compliance with the terms of the indenture;

(6)	contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(7)	contained in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(8)	existing with respect to any Person or the property or assets of any Person acquired by the Company or any of its Restricted Subsidiaries, or with respect to any Person or the property or assets of any Person newly designated as a Restricted Subsidiary of the Company, existing at the time of such acquisition or designation and not incurred solely in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of the Person other than the Person or the property or assets of the Person so acquired or designated;

(9)	in the case of clause (4) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

(C)	existing under or by reason of Capitalized Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; or

(D)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(10)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary (including any restrictions on distributions or on the making of loans or advances by that Restricted Subsidiary pending its sale or other disposition);

(11)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A)	the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company), and

(B)	the encumbrances or restrictions do not impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(12)	existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	which exist under or by reason of customary provisions contained in joint venture agreements and customary provisions in leases, in each case entered into in the ordinary course of business;

(14)	which exist under or by reason of Permitted Liens that limit the right of the debtor to transfer or otherwise dispose of the assets subject to such Liens;

(15)	which exist under or by reason of any Secured Hedge Agreement or any Secured Cash Management Agreement; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(16)	restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

(17)	which exist under or by reason of contractual obligations which (i) exist on the Issue Date and (ii) to the extent contractual obligations permitted by clause (i) are set forth in an agreement evidencing Indebtedness, any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the holders of the notes;

(18)	any other encumbrances or restrictions so long as such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company); and

(19)	in connection with and pursuant to permitted extensions, refinancings, renewals or replacements of restrictions imposed pursuant to clauses (1) through (18) of this paragraph; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced.

Nothing contained in this covenant will prevent the Company or any of its Restricted Subsidiaries from restricting the sale or other disposition of property or assets of the Company or its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on Issuances of Guarantees by Subsidiary Guarantors

The Company will not permit any Subsidiary Guarantor to Guarantee, directly or indirectly, any Indebtedness of the Company, or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless, if the Guaranteed Indebtedness:

(1)	ranks equally in right of payment with the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will rank equally with, or subordinate to, Note Guarantee; or

(2)	is subordinate in right of payment to the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the notes or such Note Guarantee.

Future Guarantors

If, after the Issue Date, any Wholly Owned Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Immaterial Subsidiary or Foreign Subsidiary) that is not then an Issuer or a Subsidiary Guarantor, Guarantees any Indebtedness of the Issuers or any other Subsidiary Guarantor under any Credit Facility or any Capital Markets Indebtedness of the Issuers or any other Subsidiary Guarantor, then, the Issuers will cause such Restricted Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor under the indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in the indenture and applicable to the other Subsidiary Guarantors; provided that this paragraph will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and that was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any of its Restricted Subsidiaries, in each case, involving consideration in excess of $25.0 million (an “Affiliate Transaction”), except upon terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.

The foregoing limitation does not limit, and will not apply to:

(1)	transactions (A) approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors) or (B) for which the Company or any Restricted Subsidiary delivers to the trustee a written opinion of an independent qualified real estate appraisal firm or a nationally recognized investment banking, accounting or appraisal firm, stating that the transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely among the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries of the Company;

(3)	any payments or other transactions pursuant to any tax-sharing agreement between the Company and Holdings, and any transactions undertaken for the purpose of improving the consolidated tax efficiency of any parent entity of the Company and/or the Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith));

(4)	any Restricted Payments or Investments not prohibited by the covenant described above under the caption “—Limitation on Restricted Payments”;

(5)	payments or other transactions pursuant to the Partnership Agreement, Corporate Services Agreement, Initial Master Lease or any other agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6)	director’s fees and any employment, consulting, service, severance or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company (or any direct or indirect parent company thereof) or any of its Restricted Subsidiaries with officers, directors, employees and consultants of the Company (or any direct or indirect parent company thereof) or its Restricted Subsidiaries that are Affiliates of the Company or its Subsidiaries and the payment of compensation, customary fees, perquisites and fringe benefits and the issuance of securities to such officers, directors, employees and consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), or loans and advances to any officer, director or employee, in the ordinary course of business, so long as such loans have been approved by the Board of Directors of Holdings;

(7)	commission, payroll, reasonable out-of-pocket costs, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of the Company or any of its Subsidiaries to the extent attributable to the ownership, management or operation of the Company and its Subsidiaries;

(8)	the issuance, sale or transfer, and transactions related to the issuance, sale or transfer, of Equity Interests of the Company to Affiliates, including in connection with capital contributions by such Affiliates to the Company or any Restricted Subsidiary;

(9)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(10)	any transactions with MGM or any of its Affiliates pursuant to the contracts or agreements described under the caption “Certain Relationships and Related Party Transactions” in the Holdings prospectus filed with the SEC on April 21, 2016, File No. 333-120322, which section is incorporated by reference herein, or any amendment, modification, extension or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(11)	the consummation of, and the payment of fees in connection with, any of the Formation Transactions, the MGM National Harbor Transaction or any transactions pursuant to or contemplated by the Master Contribution Agreement or Master Transaction Agreement and any other contracts or agreements related to the Formation Transactions and MGM National Harbor Transaction, and such transactions as are generally described in this prospectus as of the Issue Date under the caption “Our Business and Properties—The MGM National Harbor Transaction” or in the section entitled “Certain Relationships and Related Party Transactions” in the Holdings prospectus filed with the SEC on April 21, 2016, File No. 333-120322, which section is incorporated by reference herein;

(12)	any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(13)

(i) license or lease agreements with any Unrestricted Subsidiary or joint venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or joint venture, are commercially reasonable, (ii) other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, any Unrestricted Subsidiary or joint venture that are commercially reasonable, and (iii) any agreement by an Unrestricted Subsidiary or joint venture to pay management, development or other similar fees to the Company or a Subsidiary Guarantor, directly or indirectly, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs; in each case contemplated by this clause (13), to the extent such transactions are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith;

(14)	transactions contemplated by each applicable Transfer Agreement;

(15)	agreements with joint ventures and Unrestricted Subsidiaries to facilitate arrangements related to (i) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held or (ii) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(16)	future leases and subleases between MGM or its Subsidiaries and the Company or its Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith)) and to the extent such leases and subleases involve aggregate payments in excess of $25.0 million, such leases or subleases are approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors);

(17)	leases or subleases not interfering in any material respect with the ordinary conduct of the business of the Company and the Subsidiary Guarantors (which, for the avoidance of doubt, includes operating subleases) and licenses or sublicenses of Intellectual Property made in the ordinary course of business, and termination of leases (other than the Initial Master Lease) and Swap Contracts in the ordinary course of business; or

(18)	Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided, that (except to the extent prohibited by applicable Gaming Law) Indebtedness of the Company or any Subsidiary Guarantor owing to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be subordinated to the notes.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this covenant and not covered by clauses (2) through (18) of the immediately foregoing paragraph the aggregate amount of which exceeds $25.0 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and

(2)	at least 75% of the consideration received by the Company or such Restricted Subsidiary consists of cash or Cash Equivalents; provided that, with respect to the sale of one or more properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the properties sold; provided further that, for purposes of this clause (2), the amount of the following will be deemed to be cash:

(A)	any liabilities of the Company or any such Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets; and

(B)	any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the consummation of such Asset Sale.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company will or will cause such Net Cash Proceeds (or an amount equal to the amount of such Net Cash Proceeds) to be applied to:

(1)	permanently reduce Secured Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

(2)	make a capital expenditure or invest in property or assets (other than current assets) of a nature or type or that are used in the business of the Company or any of its Restricted Subsidiaries existing on the date of such capital expenditure or investment (or enter into a definitive agreement committing to make such capital expenditure or so invest within 12 months after the receipt of such Net Cash Proceeds).

Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding sentence and not applied as so required by the end of such period will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals more than $50.0 million, the Company must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders of the notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other pari passu Indebtedness plus, in each case, accrued interest and Additional Interest, if any, to the Payment Date.

If the aggregate principal amount of notes and other pari passu Indebtedness with the notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the notes and such other pari passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds and may be applied to any other purpose not prohibited by the indenture.

Repurchase of Notes upon a Change of Control

Unless the Principal Issuer has previously or concurrently mailed a redemption notice with respect to all existing notes as described above under the caption “—Optional Redemption” and all conditions precedent applicable to such redemption notice have been satisfied, within 30 days following any Change of Control or, at the option of the Principal Issuer, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, the Principal Issuer will be required to commence an Offer to Purchase for all notes then outstanding at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest, if any, to the Payment Date. The Offer to Purchase will, if sent prior to the date on which the Change of Control occurs, describe the transaction or transactions that constitute or may constitute the Change of Control, and state that the Offer to Purchase is conditioned on the Change of Control occurring on or prior to the applicable Payment Date.

There can be no assurance that the Principal Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Principal Issuer or that might be outstanding at the time).

Subject to the following paragraph, the provisions described above that require the Principal Issuer to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Principal Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, holders of notes may not be entitled to require the Principal Issuer to purchase their notes in certain circumstances involving a significant change in the composition of the Principal Issuer’s or Holdings’ Board of Directors.

The Principal Issuer will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Principal Issuer and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

If holders of not less than 90.0% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer to Purchase and the Principal Issuer, or any third party making an Offer to Purchase in lieu of the Principal Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Principal Issuer will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to Purchase described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest, if any, to, but not including such purchase date.

The Principal Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

If the terms of any Credit Facilities prohibit the Principal Issuer from making an Offer to Purchase or from purchasing the notes pursuant thereto, prior to the mailing of the notice to holders, but in any event within 30 days following any Change of Control, the Principal Issuer covenants to:

(1)	repay in full all Indebtedness outstanding under such Credit Facilities or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2)	obtain the requisite consent under such Credit Facilities to permit the purchase of the notes as described above.

The Principal Issuer must first comply with the covenants described in clauses (1) and (2) above before it will be required to purchase notes in the event of a Change of Control; provided, however, that the Principal Issuer’s failure to comply with the covenant described in the preceding sentence or to make an Offer to Purchase because of any such failure shall constitute a default described in clause (4) under “—Events of Default” below (and not under clause (3) thereof).

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Principal Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Principal Issuer to make an offer to repurchase the notes as described above.

The provisions under the indenture governing the notes relative to the Principal Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

SEC Reports and Reports to Holders

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the trustee and the holders of notes within fifteen (15) business days after filing, or in the event no such filing is made or required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

provided that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Company’s website within the applicable time period specified above (provided that if posted to a secure internet portal, the Company will separately electronically deliver such reports to the trustee). For the avoidance of doubt, the foregoing delivery requirements will be deemed satisfied by filings with the SEC that are made jointly by Holdings and the Company.

In addition, following the earlier of (x) the Issue Date or (y) the consummation of the exchange offer, whether or not required by the SEC, the Company will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) of the preceding paragraph with the SEC for public availability within the time periods specified in the SEC’s rules and regulations.

For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any provision of this reporting covenant for purposes of clause (4) set forth below under the caption “—Events of Default” as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due.

Delivery of reports, information and documents referred to above, to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

“Events of Default” under the indenture are defined as the following:

(1)	default in the payment of principal of, or premium, if any, on any note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any note when it is due and payable, and such default continues for a period of 30 days;

(3)	default in the performance or breach of the covenant described below under the caption “—Consolidation, Merger and Sale of Assets” or the failure by the Issuers or any of their Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with the covenants described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of Notes upon a Change of Control”;

(4)	the Issuers or the Company defaults in the performance of or breaches any other covenant or agreement of the Issuers or the Company in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5)	there occurs with respect to any issue or issues of Indebtedness of the Issuers or the Company or any Significant Subsidiary having an outstanding principal amount of (i) $100.0 million or more in the aggregate, in the case of Recourse Indebtedness (other than the notes), or (ii) $300.0 million or more in the aggregate, in the case of Non-Recourse Indebtedness, in each case, for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date of the indenture;

(A)	an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(B)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)	other than in connection with any transaction not prohibited by “—Initial Master Lease,” the Initial Master Lease shall have terminated or the Initial Master Lease Guaranty shall have terminated (other than in accordance with the terms of the Initial Master Lease); provided that such termination shall not constitute an event of default if within 90 days after such termination the Company has entered into one or more Permitted Replacement Leases (or in the case of the Initial Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Initial Master Lease);

(7)	any final judgment or order (not covered by insurance) for the payment of money in excess of $100.0 million for all such final judgments or orders against the Company or any Significant Subsidiary (treating any deductibles, self-insurance or retention as not covered by insurance):

(A)	is rendered against the Company or any Significant Subsidiary and is not paid or discharged; and

(B)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any Significant Subsidiary to exceed $100.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8)	a court having jurisdiction enters a decree or order for:

(A)	relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(B)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary; or

(C)	the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;

(9)	the Company or any Significant Subsidiary:

(A)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

(B)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary;

(C)	effects any general assignment for the benefit of its creditors; or

(10)	any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture) or any Subsidiary Guarantor notifies the trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to the Company or any Significant Subsidiary) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuers or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(X)	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(Y)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity and security satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the provision of indemnity and security; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuers and the Restricted Subsidiaries and of their performance under the indenture and that the Issuers and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. In addition, so long as any of the notes are outstanding, the indenture requires the Issuers to deliver to the trustee, within 30 calendar days upon becoming aware of any Event of Default, a statement specifying such Event of Default.

Initial Master Lease

Neither the Company nor the Issuers will enter into any amendment to the Initial Master Lease unless (a) such amendment is approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors), (b) such amendment would not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company) or (c) such amendment is entered into in order to effectuate an acquisition of property or assets by the Company that are leased back to the tenant under the Initial Master Lease, and the Company, immediately after giving effect to such acquisition, amendment and any related Incurrence of Indebtedness on a Pro Forma Basis, (A) could Incur at least $1.00 of Indebtedness in compliance with both clause (1) and clause (3) of the covenant described under the caption “—Covenants—Limitation on Indebtedness” or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Company immediately before giving effect to such acquisition, amendment and any related Incurrence of Indebtedness; provided that amendments of the Initial Master Lease (and corresponding rent reduction) pursuant to the terms of the Initial Master Lease in connection with a casualty event or an asset sale in each case made in accordance with the Initial Master Lease shall not be deemed to materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes or to materially impair the rights and remedies of the holders of the notes.

Consolidation, Merger and Sale of Assets

The Company will not consolidate or merge with or into, or sell, convey, transfer or otherwise dispose (collectively, a “transfer”) of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

(1)	the Company is the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the

Company is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on the notes, the Note Guarantees and under the indenture and the registration rights agreement;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	in the case of a transaction involving the Company, immediately after giving effect to such transaction on a Pro Forma Basis, the Company, or any Person becoming the successor obligor of the notes, as the case may be, (A) could Incur at least $1.00 of Indebtedness in compliance with both clause (1) and clause (3) of the covenant described under the caption “—Covenants—Limitation on Indebtedness” or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Company immediately before giving effect to the transaction and any related Incurrence of Indebtedness; provided that this clause (3) will not apply to (i) a consolidation or merger of one or more Restricted Subsidiaries with or into the Company or (ii) any merger effected solely to change the state of domicile of the Company; and

(4)	if the Company will not be the continuing Person, the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of the Company’s assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, will succeed to, be substituted for, and may exercise every one of the Company’s rights and powers under the indenture with the same effect as if such successor Person had been named therein as the Company and, except in the case of the lease or a sale or other transfer of less than all assets, the Company will be released from the obligations under the notes. For the avoidance of doubt, the foregoing restrictions will not apply to a merger of the Co-Issuer with the Company where the Company is the surviving entity.

Subsidiary Guarantors. No Subsidiary Guarantor will consolidate or merge with or into, or transfer all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company or another Subsidiary Guarantor), unless:

(1)	such Subsidiary Guarantor is the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired or leased such property and assets of such Subsidiary Guarantor is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Subsidiary Guarantor on the Note Guarantees and under the indenture and the registration rights agreement; and

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Note Guarantee by a Subsidiary Guarantor that is a Restricted Subsidiary of the Company will be automatically released as set forth under “—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” Additionally, notwithstanding the foregoing, this “Consolidation, Merger and Sale of Assets” section shall not apply to the lease of all or substantially all of the real estate assets of the Company or any of its respective Subsidiaries to MGM or its Subsidiaries or another operator pursuant to a Master Lease or other similar leases.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of the Board of Directors of Holdings evidenced by a Board Resolution set forth in an officers’ certificate, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors released with respect to certain covenants (including their obligation to make an Offer to Purchase upon a Change of Control or Asset Sale, as the case may be) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events with respect to the Issuers) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Principal Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Subsidiary Guarantors is a party or by which the Issuers or any of the Subsidiary Guarantors is bound; and

(6)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(A)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(B)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, as determined by the Issuers, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Additional Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause (1)(B) of this paragraph, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);

(3)	the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuers has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Subject to certain limited exceptions, modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past Default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the outstanding notes; provided that no such modification, waiver or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(5)	reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7)	voluntarily release a Subsidiary Guarantor of the notes other than in accordance with the indenture;

(8)	after the time an Offer to Purchase is required to have been made pursuant to the covenants described above under the captions “—Covenants—Limitation on Asset Sales” or “—Covenants—Repurchase of Notes upon a Change of Control,” reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or

(9)	reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may, without notice to or the consent of any noteholder be made:

(1)	to cure any ambiguity, defect, omission or inconsistency in the indenture or the notes;

(2)	to provide for the assumption of the Issuers’ or a Subsidiary Guarantor’s obligations to holders of the notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Subsidiary Guarantor’s assets to comply with the provisions under the caption “—Consolidation, Merger and Sale of Assets”;

(3)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of an appointment by a successor trustee;

(5)	to provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

(6)	to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7)	to add to the covenants of the Issuers or any Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor;

(8)	to provide for the issuance of additional notes in accordance with the terms of the indenture;

(9)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision the indenture, the notes or the Note Guarantees;

(10)	to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the holders of the notes;

(11)	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any holder; or

(12)	to make any amendment to the provisions of the indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the indenture as so amended would not result in notes being transferred in violation of the U.S. Securities Act of 1933, as amended, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes.

No Personal Liability of Incorporators, Partners, Stockholders, Officers, Directors, or Employees

The indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any of the Subsidiary Guarantors in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person in their capacity as such of the Issuers, the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Governing Law

The indenture will provide that it and the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The indenture will provide that, except during the continuance of an Event of Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of the Issuers or the Subsidiary Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to MGM Growth Properties Operating Partnership LP, 1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definitions of other capitalized terms used in this description that are not defined below.

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Company or its Subsidiaries which (a) now exist or (b) are permitted to be entered into under the terms of any leases related to the Company’s Real Property and which in the aggregate do not materially burden or impair the Fair Market Value or use of such Company’s Real Property for the purposes for which it is or may reasonably be expected to be held.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary whether or not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition will not be Acquired Indebtedness.

“Adjusted Total Assets” means, as of any date of determination, Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Borgata Transaction Closing Date and the closing of the MGM National Harbor Transaction, respectively, on a Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Borgata Transaction and the MGM National Harbor Transaction, respectively, as if each had occurred at the beginning of such four-quarter period) divided by 8.25% plus (1) in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete fiscal quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased under an Eligible Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (2) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased under an Eligible Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (3) an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of the Company and its Restricted Subsidiaries as of such date, plus (4) an amount (but not less than zero) equal to all earnest money deposits associated with potential acquisitions by the Company and its Restricted Subsidiaries as of such date, plus (5) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments (for the avoidance of doubt, other than Income Properties, Development Properties, Redevelopment Properties and unimproved land) held by the Company and its Restricted Subsidiaries as of such date (exclusive of goodwill and other intangible assets); provided that, (A) the Consolidated EBITDA attributable to any Income Property, Development Property or Redevelopment Property that is leased by the Company and its Restricted Subsidiaries pursuant to a lease that is not an Eligible Ground Lease shall be excluded, and (B) the Consolidated EBITDA attributable to any Development Property, Redevelopment Property or undeveloped land (or former Development Property, Redevelopment Property or undeveloped land) the book value of which is included in Adjusted Total Assets under clause (1) or (2) above, shall be excluded.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date the greater of (1) 1.0% of the principal amount of such note and (2) the excess (if any) of (A) the present value at such redemption date of (i) the redemption price of such note at October 15, 2027 (the date that is three months prior to the scheduled Maturity Date) plus (ii) all required interest payments due on such note through October 15, 2027 (the date that is three months prior to the scheduled Maturity Date) (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two

Business Days prior to the date on which funds to pay the notes are deposited with the trustee) plus 50 basis points over (B) the principal amount of such note.

“Asset Acquisition” means:

(1)	an investment by the Company or its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; and

(2)	an acquisition by the Company or any of its Restricted Subsidiaries from any other Person of a Property or other assets that constitute substantially all of a division or line of business of any other Person.

“Asset Sale” means any sale, transfer or other disposition (each, a “disposition”), including by way of merger or consolidation, in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of any assets or properties consisting of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all of the property or assets of an operating unit or line of business of the Company or any of its Restricted Subsidiaries; or

(3)	any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person that is not a Restricted Subsidiary) outside of the ordinary course of business;

provided that the term “Asset Sale” will not include:

(A)	dispositions of property or assets (including leases of real property) in the ordinary course of business;

(B)	dispositions of assets with a Fair Market Value, or involving net cash proceeds to the Company or a Restricted Subsidiary, not in excess of $50.0 million in any transaction or series of related transactions;

(C)	the disposition of cash or Cash Equivalents;

(D)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described above under the caption “—Consolidation, Merger and Sale of Assets”;

(E)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(F)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(G)	an exchange of assets; provided that (x) the Board of Directors of the Company has determined in good faith that the Fair Market Value of the assets disposed of in such exchange is at least equal to the Fair Market Value of the assets received in such exchange and (y) at least 75% of the consideration received by the Company and its Restricted Subsidiaries in such exchange constitutes assets or other property of a kind useful to or usable by the Company or any of its Restricted Subsidiaries in its business as conducted prior to the date of such exchange; provided, however, that any cash consideration will constitute Net Cash Proceeds subject to the provisions described above under the caption “—Covenants—Limitation on Asset Sales”;

(H)	the creation of a Lien not prohibited by the indenture and the disposition of assets resulting from the foreclosure upon a Lien;

(I)	the disposition of damaged, worn out or other obsolete property that is no longer used in the business of the Company and its Restricted Subsidiaries;

(J)	any foreclosure on assets;

(K)	trade-ins or exchanges of equipment or other fixed assets in the ordinary course of business;

(L)	the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(M)	operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business;

(N)	licenses or sublicenses of Intellectual Property made in the ordinary course of business; or

(O)	(i) termination of leases (other than the Initial Master Lease) and Swap Contracts in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights (other than under the Initial Master Lease) or the settlement, release or surrender of contractual rights (other than under the Initial Master Lease) or other litigation claims (including in tort) in the ordinary course of business.

“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(A)	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(B)	the amount of such principal payment; by

(2)	the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-05 under the Exchange Act.

“Board of Directors” means:

(1)	with respect to the Company, its board of directors or, if the Company does not have a board of directors, the board of directors of its general partner;

(2)	with respect to Holdings, its board of directors;

(3)	with respect to MGM GP, the board of directors of its managing member; and

(4)	with respect to any other Person, (A) if the Person is a corporation, the board of directors of the corporation, (B) if the Person is a partnership, the board of directors of the general partner of the partnership, (C) if the Person is a member managed limited liability company, the board of directors of its managing member, and (D) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certificate, and delivered to the trustee.

“Borgata Transaction” has the meaning set forth under “Summary—MGM Growth Properties LLC.”

“Borgata Transaction Closing Date” means August 12, 2016.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under the indenture, the place of payment.

“Capital Markets Indebtedness” means any Indebtedness having an aggregate outstanding principal amount in excess of $50.0 million, consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities or similar Indebtedness, Sale and Leaseback Transaction, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any Similar Lease entered into after the Issue Date by any Person may, in the sole discretion of the Company, be treated as an operating lease and not a Capitalized Lease; and provided further that any Master Lease will not be deemed to be a Capitalized Lease.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments:

(a)	Government Securities due within one year after the date of the making of the Investment;

(b)	readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;

(c)	time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250.0 million, or total assets of at least $5.0 billion, in each case due within one year after the date of the making of the Investment;

(e)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500.0 million, or total assets of at least $15.0 billion, in each case due within one year after the date of the making of the Investment;

(f)	repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $500.0 million, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g)	commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then-equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(h)	“money market preferred stock” issued by a corporation incorporated under the Laws of the United States or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clause (c) or (d) above;

(i)	a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) above, or a registered broker or dealer described in clause (f) above, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) above and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(j)	corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(k)	Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (c) and (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a lender or the administrative agent under any Credit Facilities, was a party to a Cash Management Agreement.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13 (d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (other than a Permitted Holder) including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;

(4)	Holdings consolidates with, or merges with or into, any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(5)	Holdings (or a Wholly Owned Subsidiary of Holdings) shall cease to be the sole general partner of the Company; or

(6)	The Initial Landlord shall cease to be a Wholly Owned Subsidiary of the Issuers or the Initial Landlord shall cease to be the “Landlord” under the Initial Master Lease.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Common Units” means the limited partnership units of the Company, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of Holdings are redeemable for cash or Common Stock of Holdings.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, plus, to the extent such amount was deducted in calculating Consolidated Net Income (without duplication):

(1)	all depreciation expense; plus

(2)	all amortization expense; plus

(3)	amortization of financing costs, including early write-off of financing costs; plus

(4)	after-tax losses (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(5)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(6)	all other unusual and non-recurring and/or non-cash charges, expenses or losses expenses (other than accruals or reserves for items that will require cash payments in future periods); less

(7)	gains (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(8)	all Consolidated Interest Expense; plus

(9)	all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company) on any series of Disqualified Stock of the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period; plus

(10)	all income tax expense, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes of the Company accrued during such period; plus

(11)	all fees, expenses and charges (other than depreciation or amortization expense) related to any contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by the indenture (including any amendments thereto and any replacement or refinancing thereof), whether or not successful, including all fees, expenses and charges related to the Formation Transactions.

In addition, Consolidated EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from Currency Agreements).

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense in respect of Indebtedness of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, including (without duplication):

(1)	all interest expense that was capitalized during such period;

(2)	amortization of original issue discount and the interest portion of any deferred payment obligation;

(3)	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(4)	the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Company or any of its Restricted Subsidiaries;

(5)	whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company) on any series of Disqualified Stock of the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period; and

(6)	the interest portion of payments paid or payable (without duplication) on Capitalized Lease Obligations;

excluding, to the extent included in interest expense above:

(A)	the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded such calculation) as determined on a consolidated basis in accordance with GAAP;

(B)	any premiums, fees and expenses (and any amortization thereof) paid in connection with the Incurrence of any Indebtedness;

(C)	amortization of financing fees and debt issuance costs; and

(D)	any non-cash costs associated with Hedging Obligations and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, without any reduction in respect of dividends on Preferred Stock, and without giving effect to deductions for non-controlling or minority interests; provided that the following items will be excluded in computing Consolidated Net Income, without duplication:

(1)	the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income);

(2)	solely for purposes of determining amounts available for Restricted Payments under the definition of “Funds From Operations” pursuant to clause (C)(i) of the covenant described under “—Covenants—Limitation on Restricted Payments,” the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid (or that could have been paid) to the Company or any of its Restricted Subsidiaries by such Person during such period;

(3)	all after-tax gains or losses attributable to Asset Sales and other asset dispositions;

(4)	all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations;

(5)	all after-tax extraordinary gains and extraordinary losses;

(6)	all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles;

(7)	all impairment charges or asset write-offs or write-downs, including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8)	all non-cash gains and losses attributable to mark-to-market valuation of Hedging Obligations pursuant to FASB Statement No. 133; and

(9)	all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Convertible Indebtedness” means Indebtedness of the Company (which may be Guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of the indenture that is (1) either (a) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Holdings and/or cash (in an amount determined by reference to the price of such common stock) and (2) subordinated to the notes and all Obligations with respect to the notes on terms customary at the time for convertible subordinated debt securities.

“Corporate Services Agreement” means the corporate services agreement among the Company, Holdings and MGM, dated as of April 25, 2016, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the MGM National Harbor Transaction), taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Credit Agreement” means that certain Credit Agreement, dated as of April 25, 2016, among Holdings, the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, including any related notes, guarantees and collateral documents as the same may be amended, modified or supplemented from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Customary Non-Recourse Exclusions” means usual and customary exceptions and non-recourse carve-outs in nonrecourse debt financings of real property and other carve-outs appropriate in the good faith determination of the Company to the financing, including, without limitation, exceptions by reason of (a) any fraudulent misrepresentation made by the Issuers or any of their Restricted Subsidiaries in or pursuant to any document evidencing any Indebtedness, (b) any unlawful act on the part of the Issuers or any of their Restricted Subsidiaries in respect of the Indebtedness or other liabilities of any Restricted Subsidiary of the Issuers, (c) any waste or misappropriation of funds by the Issuers or any of their Restricted Subsidiaries in contravention of the provisions of the Indebtedness or other liabilities of any Restricted Subsidiary, (d) customary environmental indemnities associated with the real property of any Restricted Subsidiary, (e) voluntary bankruptcy, (f) failure of the Issuers or any of their Restricted Subsidiaries to comply with applicable special purpose entity covenants, (g) any failure to maintain insurance required pursuant to any document evidencing any Indebtedness, or (h) any failure to comply with restrictions on the transfer of real property set forth in any document evidencing any Indebtedness, but excluding exceptions by reason of (i) non-payment of the debt incurred in such non-recourse financing (other than usual and customary exceptions in respect of the first debt service payment), or (ii) the failure of the relevant Restricted Subsidiary to comply with financial covenants.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Company, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the covenant described above under “—Covenants—Limitation on Restricted Payments.”

“Development Property” means real property acquired for purposes of becoming, or currently under development into, an Income Property that is owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries. Each Development Property shall continue to be classified as a Development Property under the indenture until the Company reclassifies such Development Property as an Income Property for purposes of the indenture, upon and after which such Property shall be classified as an Income Property under the indenture.

“Disqualified Stock” means any class or series of Capital Stock (other than Common Units) of any Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock;

(2)	redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than as is customary for such instruments or the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of Notes upon a Change of Control,” and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to, if applicable, the Issuers’ repurchase of the notes as are required to be repurchased pursuant to the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of Notes upon a Change of Control” or (B) customary put and call arrangements between joint venture partners with respect to their common equity investments in joint ventures will not, in any such case, be treated as Disqualified Stock solely as a result of the items referred to in this proviso.

“Drop-Down Transaction” means an acquisition of property and assets by the Company or any Restricted Subsidiary from a MGM Entity in one or a series of related transactions.

“Eligible Ground Lease” means each ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Company, or any Restricted Subsidiary that is a Wholly Owned Subsidiary, as lessee, that (1) has a remaining lease term (including extension or renewal rights exercisable at the sole option of the tenant thereunder) of at least twenty-five (25) years, calculated as of the date such property becomes included in the calculation of Adjusted Total Assets hereunder, (2) is free and clear of any Liens (other than Permitted Liens) and (3) contains customary financing provisions including, without limitation, notice and cure rights, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith; provided that the MGM National Harbor Hotel and Casino Ground Lease shall be considered an “Eligible Ground Lease” at the time the Company or one of its Restricted Subsidiaries acquires the hotel and casino constituting MGM National Harbor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of (1) the Company or (2) Holdings; provided that the net proceeds of any such public or private offering by Holdings are (or are contemplated to be in the event unsuccessful) contributed by Holdings to the common equity capital of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as a contribution to the Company’s common equity after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution on or prior to the date of receipt pursuant to an officer’s certificate of the Company delivered to the trustee and not previously included in the calculations set forth in clauses (C)(ii)(a) and (C)(ii)(b) of the first paragraph of the covenant described under “—Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the Chief Financial Officer of the Company; provided that if the value of the transaction exceeds $50.0 million, such determination will be made by the Board of Directors of Holdings, whose determination will be conclusive if evidenced by a Board Resolution.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia, and any direct or indirect Subsidiary of such Foreign Subsidiary.

“Formation Transactions” means the transactions generally described in this prospectus under the caption “Our Business and Properties—Basis of Presentation and as contemplated by the Master Contribution Agreement related thereto.

“Funds From Operations” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):

(1)	all depreciation expense; plus

(2)	all amortization expense; plus

(3)	amortization of financing costs, including early write-off of financing costs; plus

(4)	after-tax losses (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(5)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(6)	all other unusual and non-recurring and/or non-cash charges, expenses or losses; less

(7)	gains (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions.

For purposes of determining Funds From Operations for any period that includes any period occurring prior to the Issue Date, Funds From Operations shall be determined as if the Initial Master Lease has been in effect throughout such period, in each case, as reasonably determined by the Company in good faith.

“GAAP” means generally accepted accounting principles in the United States set forth in the FASB Accounting Standards Codification® and rules and interpretive releases of the SEC under authority of federal securities laws that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Approval” means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives: (1) necessary to enable the Company or its Restricted Subsidiaries to engage in the casino, gambling, racing or gaming business, or in the business of owning or leasing real property or vessels used in the casino, gambling, pai gow poker, racing or gaming business or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Issue Date, (2) required by any Gaming Law, or (3) required as is contemplated on the Issue Date, to accomplish the financing and other transactions contemplated hereby.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operating (or proposed gaming operation) owned, managed or operating by the Company or any of its Subsidiaries.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted or managed by the Company or any of their Subsidiaries or affiliates within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Swap Contract.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary of the Issuers that, as of the last day of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $50.0 million.

“Income Property” means any real property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property under the indenture until the Company reclassifies such Income Property as a Redevelopment Property for purposes of the indenture, upon and after which such property shall be classified as Redevelopment Property under the indenture.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in item (1) or (2) above or item (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4)	all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

(5)	all Capitalized Lease Obligations;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become unconditional obligations of such Person or any of its Restricted Subsidiaries);

(8)	to the extent not otherwise included in this definition, Hedging Obligations; and

(9)	Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company;

if, and to the extent, any of the preceding items (other than items (3), (6), (7) or (8)) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A)	the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP; and

(B)	Indebtedness will not include any liability for federal, state, local or other taxes.

“Initial Landlord” means, with respect to the Initial Master Lease, MGP Lessor, LLC, a Delaware limited liability company, in its capacity as landlord under the Initial Master Lease, and its permitted successors or assigns in such capacity.

“Initial Master Lease” means the Master Lease between the Initial Landlord and the Tenant entered into on April 25, 2016, as amended on August 1, 2016, and as amended pursuant to the MGM National Harbor Transaction as described in “Summary—Overview of the MGM National Harbor Transaction.” The Initial Master Lease shall be treated as an operating lease for all purposes hereunder.

“Initial Master Lease Guaranty” means the Guarantee of Master Lease by MGM in favor of the Initial Landlord entered into on April 25, 2016.

“Intellectual Property” means patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (2) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such four fiscal quarters (in each of the foregoing clauses (1) and (2), determined, for any fiscal quarter (or portion thereof) ending prior to the Borgata Transaction Closing Date and the closing of the MGM National Harbor Transaction, respectively, on a Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Borgata Transaction and the MGM National Harbor Transaction, respectively, as if each had occurred at the beginning of such four-quarter period).

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement or interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.

“Interim Assumed Drop-Down Indebtedness” means any short-term or interim Indebtedness assumed by the Company or any Restricted Subsidiary in connection with a Drop-Down transaction that is intended to be replaced or refinanced within 15 days of its initial Incurrence by the Company or such Restricted Subsidiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to another Person or any payment for property or services solely for the account or use of another Person, or otherwise), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person and will include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the Fair Market Value of the Equity Interests (or any other Investment), held by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the provisions of the indenture described above under the caption “—Covenants—Limitation on Restricted Payments”:

(A)	“Investment” will include the portion (proportional to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(B)	the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

(C)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date the notes are originally issued.

“Leverage Ratio” means, on any date, the ratio of (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date, determined, on a consolidated basis in accordance with GAAP, to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which financial statements are available, multiplied by four.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

“Master Contribution Agreement” means that certain Master Contribution Agreement, dated as of April 25, 2016, between Holdings, the Company and MGM.

“Master Lease” means the Initial Master Lease and any similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries and any other Person (other than the Issuers or the Subsidiary Guarantors).

“Master Transaction Agreement” means that certain Master Transaction Agreement, dated as of September 5, between the Holdings, MGM, the Company, MGP Lessor, LLC, MGM National Harbor, LLC and MGM Lessee, LLC.

“MGM” means MGM Resorts International, a Delaware corporation.

“MGM Entity” means MGM or a subsidiary or other controlled affiliate of MGM.

“MGM National Harbor Hotel and Casino Ground Lease” means that certain Hotel and Casino Ground Lease, dated as of April 26, 2013 by and between National Harbor Beltway L.L.C., a Virginia limited liability company, as landlord, and MGM National Harbor, LLC, a Nevada limited liability company, as tenant, (i) as amended by the First Amendment to Hotel and Casino Ground Lease, dated as of July 23, 2014, (ii) as amended by the Second Amendment to Hotel and Casino Ground Lease, dated as of November 24, 2015, and (iii) as may be further amended from time to time; provided that any such amendment, taken as a whole, is not adverse to the holders of the notes in any material respect, as determined by the Company in good faith.

“MGM National Harbor Transaction” means the transactions generally described in this prospectus under the caption “Summary—Overview of the MGM National Harbor Transaction” and as contemplated by the Master Transaction Agreement related thereto.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale or capital contribution, the proceeds received by the Company or any Restricted Subsidiary as a result of such Asset Sale or capital contribution in the form of cash or Cash Equivalents and including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, without duplication, net of: (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and title and recording taxes) related to such Asset Sale; (ii) provisions for all taxes actually paid or payable, as reasonably determined by the Company (and taking into account whether any such sale qualifies for non-recognition treatment under Section 1031 of the Code), as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole, including (without duplication) taxes that would have been payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries if the Company and each Restricted Subsidiary in which the Company owns less than 100% of the interests were taxable as a corporation or as a real estate investment trust, as such term is defined in the Code, for federal, state and local income tax purposes, whichever is greater, and, in each case, without taking into account any deductions, credits or other tax attributes that are not related to such Asset Sale, and at the highest rate that would be applicable to such entity at such time; (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (v) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary; and (vi) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP.

“Non-Recourse Indebtedness” means indebtedness for borrowed money of any Person other than the Issuers or a Restricted Subsidiary of the Company with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such indebtedness; provided, however, that such indebtedness may be recourse to (i) the Person or Persons that own the assets encumbered by the Lien securing such indebtedness so long as (x) such Person or Persons do not own any material assets that are not subject to such Lien (other than assets customarily excluded from an all-assets financing), and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, substantially all assets of such other Person (other than assets customarily excluded from an all-assets financing) are also encumbered by the Lien securing such financing and (i) the parent entity of the Persons described in clause (i)(x) above so long as such parent entity does not own any material assets other than the Equity Interests in such Persons; provided, further, that personal recourse of a holder of indebtedness against any obligor with respect thereto for Customary Non-Recourse Exclusions shall not, by itself, prevent any indebtedness from being characterized as Non-Recourse Indebtedness.

“Note Guarantee” means a Guarantee of the notes by the Subsidiary Guarantors.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer by the Issuers to purchase notes from the holders commenced by mailing a notice to the trustee and each holder stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which will be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (“Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuers default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

(5)	that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6)	that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7)	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000 thereof.

In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuers’ discretion, the Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Payment Date, or by the Payment Date as so delayed.

On the Payment Date, the Issuers will:

(A)	accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

(B)	deposit with the Paying Agent money sufficient, as determined by the Issuers, to pay the purchase price of all notes or portions thereof so accepted; and

(C)	promptly thereafter deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an officers’ certificate specifying the notes or portions thereof accepted for payment by the Issuers.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee will promptly authenticate and deliver to such holders a new note equal in principal amount to any unpurchased portion of any note surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

“Partnership Agreement” means the agreement of limited partnership of the Company, dated as of April 25, 2016, as such agreement may be amended, restated or replaced from time to time, including in connection with the Formation Transactions.

“Payment Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings’ common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holders” means MGM Resorts International and its controlled Affiliates and any Person acting in the capacity of an underwriter in connection with a bona fide public or private offering of Holdings’ Capital Stock.

“Permitted Investment” means:

(1)	an Investment in the Company, a Restricted Subsidiary or in a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or any of its Restricted Subsidiaries; provided that such Person’s primary business is a Related Business on the date of such Investment;

(2)	cash or Cash Equivalents;

(3)	one or more Investments in Permitted Joint Ventures in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (3), does not exceed the greater of (x) $150.0 million and (y) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment in made (with the amount of each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(6)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7)	an Investment in any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(10)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(11)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(12)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Covenants—Limitation on Asset Sales” or any disposition of assets or rights not constituting an Asset Sale by reason of one or more of the exclusions contained in the definition thereof;

(13)	stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;

(14)	any Investment of the Company or any of its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the date of the indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment, or commitment, as in effect on the Issue Date;

(15)	Guarantees of Indebtedness permitted to be Incurred by the Company or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption “—Covenants—Limitation on Indebtedness”;

(16)	Investments in respect of Hedging Obligations;

(17)	entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (17));

(18)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken with all other Investments made pursuant to this clause (18) does not exceed the greater of (i) $300.0 million and (ii) an amount equal to 4.5% of Adjusted Total Assets as of the date any such Investment is made;

(19)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are outstanding at the time of such Investment, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (i) $150.0 million and (ii) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment is made;

(20)	Investments consisting of (i) loans and other extensions of credit to tenants in the ordinary course of business so long as the proceeds thereof are primarily used for tenant improvements, (ii) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery and tools by such contractors and (iii) loans and other extensions of credit to owners and lessors of Property, in each case of clauses (i), (ii) and (iii), so long as the proceeds thereof are used to develop such Property and the Company or a Restricted Subsidiary has entered into a binding agreement to acquire such Property;

(21)	Investments arising as a result of a Sale and Leaseback Transaction;

(22)	Permitted Bond Hedge Transactions which constitute Investments;

(23)	guarantees by the Issuers or any of their Restricted Subsidiaries of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuers or any such Restricted Subsidiary in the ordinary course of business; and

(24)	operating leases and subleases of any real or personal property in the ordinary course of business.

“Permitted Joint Venture” means a Person owned 50% or more by the Company and/or any of its Restricted Subsidiaries if:

(1)	such Person is engaged in a business related to that of the Company or any of its Restricted Subsidiaries; and

(2)	the Company or any Restricted Subsidiary has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means:

(1)	(i) Liens in favor of the Issuers or the Subsidiary Guarantors, and (ii) Liens on any assets (including real or personal property) of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations (A) under any Credit Facilities that were permitted to be incurred under clause (4)(A) of the covenant described above under the caption “—Covenants—Limitation on Indebtedness” or (B) permitted to be incurred under both paragraphs (2) and (3) of the covenant described above under the caption “—Covenants—Limitation on Indebtedness”;

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with Company or such Restricted Subsidiary or acquired by Company or such Restricted Subsidiary;

(3)	Liens on property existing at the time of acquisition of the property by Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Company or such Restricted Subsidiary;

(4)	Liens to secure Indebtedness incurred under clauses (4)(G) and (P) of the covenant described above under the caption “—Covenants—Limitation on Indebtedness”, provided that, in the case of said clause (P), the Indebtedness secured by such Liens does not exceed $25.0 million at any one time outstanding;

(5)	Liens existing on the Issue Date;

(6)	Liens securing Indebtedness that is Refinanced constituting Secured Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(7)	Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(8)	Liens incurred with respect to obligations that do not exceed $75.0 million at any one time outstanding;

(9)	Liens of cash or Cash Equivalents securing Interest Rate Agreements;

(10)	Liens on property or assets used to defease Indebtedness that was not incurred in violation of the indenture;

(11)

inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(12)	Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(13)	minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(14)	easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(15)	easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(16)	rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;

(17)	rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(18)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(19)	statutory Liens, other than those described in clauses (11) or (12) hereof, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture; covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(20)	rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(21)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(22)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Company or a Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

(23)	Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(24)	Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(25)	Liens consisting of deposits of Property to secure statutory obligations of the Company or a Restricted Subsidiary of the Company;

(26)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or a Restricted Subsidiary is a party;

(27)	Liens created by or resulting from any litigation or legal proceeding involving the Company or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside by the Company or relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(28)	non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Company and the Restricted Subsidiaries, taken as a whole;

(29)	Liens arising under applicable Gaming Laws or laws involving the sale, distribution and possession of alcoholic beverages;

(30)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(31)	Liens arising from precautionary UCC financing statements filings regarding operating leases, consignment of goods or with respect to leases of gaming equipment entered into in the ordinary course of business;

(32)	Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;

(33)	(1) Liens pursuant to leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing gaming facilities, hotels, nightclubs, restaurants and other assets used or useful in the business of the Company or its Restricted Subsidiaries, which Liens, leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (2) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(34)	licenses, leases or subleases granted to other Persons, other than the Company or a Restricted Subsidiary, not materially interfering with the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Company or the Subsidiaries of the Company;

(35)	Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(36)	(1) Liens on capital stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (2) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Subsidiaries that are not Wholly Owned Subsidiaries;

(37)	Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(38)	any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by the Credit Agreement;

(39)	Acceptable Land Use Arrangements, including Liens related thereto;

(40)	Liens for landlord financings (and refinancings thereof) secured by the fee estate of any Eligible Ground Lease; and

(41)	Liens securing Interim Assumed Drop-Down Indebtedness; provided that (x) such Liens secure only the assets acquired in connection with the Drop-Down Transaction, (y) to the extent such Liens remains outstanding after the date that is 15 days after the original Incurrence of such Indebtedness, such Liens shall no longer be permitted to be Incurred pursuant to this clause (41) and must otherwise be permitted pursuant to a different provision of “—Covenants—Limitation on Liens” and (z) to the extent such Interim Assumed Drop-Down Indebtedness is extended, refinanced, renewed or replaced no Liens securing any replacement Indebtedness shall be permitted to be incurred pursuant to this clause (41).

“Permitted Non-Recourse Guarantees” means customary indemnities or Guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Company or any Restricted Subsidiary of the Company except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).

“Permitted Replacement Lease” means (a) any lease entered into in accordance with and pursuant to the provisions of the Section 1.05 of the Initial Master Lease (or any successor provision thereto in any Permitted Replacement Lease), (b) a new lease entered into with a Person that has, in the reasonable judgment of the Company, sufficient experience (directly or through its subsidiaries) operating or managing casinos (and/or properties similar to those properties leased pursuant to such lease in the case of any non-gaming properties) or is owned, controlled or managed by a Person with such experience, to operate the properties subject to the contemplated Permitted Replacement Lease and, to the extent applicable, is licensed or certified by applicable authorities to operate the properties subject to the contemplated Permitted Replacement Lease or (c) any assignment of the Initial Master Lease to a Person satisfying the requirements of the foregoing clause (b); provided that in the case of clauses (a), (b) and (c), such agreement is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Permitted Tax Payments” means, with respect to any year, any distributions to holders of Equity Interests of the Company, or a Restricted Subsidiary in which the Company owns less than 100% of the equity interests, sufficient to provide Holdings with a distribution equal to the amount of federal, state and local income taxes, as reasonably determined by the Company, that have been actually paid or are payable by Holdings.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Holdings’ common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:

(1)	if the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, then the Consolidated Interest Expense will be calculated giving pro forma effect (determined in good faith by the Company’s chief financial officer) to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;

(2)	Asset Sales and Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, will be given pro forma effect (including giving pro forma effect to the receipt and application of the proceeds of any Asset Sale) (determined in good faith by the Company’s chief financial officer) as if they had occurred and such proceeds had been applied on the first day of such specified period;

(3)	Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;

(4)	the Consolidated EBITDA and Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded;

(5)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date;

(6)	any Person that is or will become a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the specified period;

(7)	any Person that is not, or will cease to be, a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the specified period; and

(8)	if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:

(1)

were directly attributable to an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the Transaction Date and that (a) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (b) the Company reasonably determines will actually be realized within 18 months of the Transaction Date; or

(2)	were actually implemented on or prior to the Transaction Date in connection with or as a result of an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.

“Property” means any real property or facility (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by the Company or any of its Restricted Subsidiaries or in which the Company or any of its Restricted Subsidiaries holds a leasehold interest.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) will cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical agency to substitute for S&P or Moody’s (or both).

“Real Property” means (i) each parcel of real property leased or operated by the Company or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Company or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Recourse Indebtedness” means, with respect to the Issuers or any Restricted Subsidiary, all Indebtedness for borrowed money of the Company or such Restricted Subsidiary other than Non-Recourse Indebtedness.

“Redevelopment Property” means any real property that operates or is intended to operate as an Income Property (1) that is designated by the Company as a “Redevelopment Property”, (2) (A) (i) that has been acquired by the Company or its Restricted Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (ii) that the Company or its Restricted Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Adjusted Total Assets consisting of or related to such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Consolidated EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and (B) with respect to which the Company or its Restricted Subsidiaries thereof have entered into a binding construction contract or construction has commenced and (3) that does not qualify as a “Development Property.” Each Redevelopment Property shall continue to be classified as a Redevelopment Property under the indenture until the Company reclassifies such Property as an Income Property for purposes of the indenture, upon and after which such property shall be classified as an Income Property under the indenture.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged in the Issue Date or contemplated to be engaged in following the Issue Date as described in this prospectus, and any businesses that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. “S&P” means Standard & Poor’s Ratings Group and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Issuers or any Subsidiary Guarantor and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted by this indenture that is entered into by and between the Company or any Subsidiary Guarantor and any Hedge Bank.

“Secured Indebtedness” means the portion of outstanding Indebtedness secured by a Lien upon the properties or other assets of the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” of the Company means any Indebtedness of the Company that is expressly subordinated to and junior in right of payment to the notes. “Subordinated Indebtedness” of a Subsidiary Guarantor means any Indebtedness of such Subsidiary Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Subsidiary Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantee” means a Note Guarantee by each Subsidiary Guarantor for payment of the notes by such Subsidiary Guarantor. As of the Issue Date, “Subsidiary Guarantor” means each of the Subsidiary Guarantors identified in the following sentence and thereafter any other Restricted Subsidiary of the Company that executes a Subsidiary Guarantee in compliance with the provisions described above under the caption “—Covenants—Limitation on Issuances of Guarantees by Subsidiary Guarantors,” but in each case excluding any Persons whose Note Guarantees have been released pursuant to the terms of the indenture. The current Subsidiary Guarantors are: MGP Lessor Holdings, LLC and MGP Lessor, LLC.

“Subsidiary Indebtedness” means all Unsecured Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tenant” means with respect to the Initial Master Lease, MGM Lessee, a Delaware limited liability company, in its capacity as tenant under the Initial Master Lease, and its permitted successors and assigns in such capacity.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and, with respect to any transaction described above under the caption “—Consolidation, Merger and Sale of Assets,” the date on which such transaction is to be consummated.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2027 (the date that is three months prior to the scheduled Maturity Date) (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the notes are deposited with the trustee); provided that if the period from the redemption date to October 15, 2027 (the date that is three months prior to the scheduled Maturity Date) is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any of its Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:

(A)	any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or its Restricted Subsidiary at the time of such designation;

(B)	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under “—Covenants—Limitation on Restricted Payments,” above; and

(C)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the provisions of the indenture described above under “—Covenants—Limitation on Indebtedness” and “—Covenants—Limitation on Restricted Payments.”

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(X)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(Y)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and will be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of Holdings will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means, as of any date, that portion of outstanding Indebtedness of the Company and the Subsidiary Guarantors that is not Secured Indebtedness.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination. Except as described under “—Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This exchange offer is being made by the Issuers based upon the Issuers’ understanding of interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, that the exchange notes issued in exchange for the initial notes pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (i) such holder is not an “affiliate”, as defined in Rule 405 under the Securities Act, of the Issuers; (ii) such exchange notes are acquired in the ordinary course of such holder’s business; and (iii) such holder is not engaged in, does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the exchange notes. However, the Issuers have not sought their own no-action letter and therefore the staff of the SEC has not considered this exchange offer in the context of a no-action letter. There can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in other circumstances. If a holder of initial notes is an affiliate of the Issuers, acquires the exchange notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Certain Delaware legal matters will be passed upon for us by Richards, Layton & Finger, P.A.

EXPERTS

The combined financial statements and the related financial statement schedule of the Operating Partnership as of December 31, 2015 and 2016 and for each of the three years ended December 31, 2014, 2015, and 2016 in the Combined Annual Report on Form 10-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP for the fiscal year ended December 31, 2016, which is attached as Annex A hereto, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The historical and unaudited financial statements of MGM (which are not incorporated by reference into this prospectus), as the parent and guarantor of our significant lessee, have been filed with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.mgmgrowthproperties.com), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our web site and the information contained on our web site, or connected to our web site, are not incorporated into and are not a part of this prospectus. In addition, you may request copies of these filings at no cost through our Secretary: Andrew Hagopian III, Esq., Secretary, MGM Growth Properties LLC, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119; telephone number: (702) 632-7777.

A copy of our and MGP’s Combined Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is included as Annex A hereto. The Combined Annual Report includes information regarding the business experience of our executive officers.

A copy of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 is included as Annex B hereto.

A copy of MGP’s Proxy Statement for the 2017 Annual Meeting of Stockholders is included as Annex C hereto. The Proxy Statement includes information regarding the corporate governance of our Company, the compensation of our executive officers and directors, the business experience of our directors and the reason they are qualified to serve on our Board of Directors and any related party transactions with our executive officers, directors and principal stockholders.

We encourage you to review each of these documents as they provide important business and financial information about the Company.

The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by us with the SEC may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Such information may also be accessed electronically by means of the SEC’s homepage on the Internet at http://www.sec.gov. In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File No. 001-37733 (MGM Growth Properties LLC)

Commission File No. 333-215571 (MGM Growth Properties Operating Properties LP)

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of Registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC) DELAWARE (MGM Growth Properties Operating Partnership LP)	47-5513237 81-1162318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6385 S. Rainbow Blvd., Suite 500, Las Vegas, Nevada 89118

(Address of principal executive office)                             (Zip Code)

(702) 669-1480

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Name of each exchange on which registered
MGM Growth Properties LLC	Class A Shares, No Par Value	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

MGM Growth Properties LLC    Yes  ☐    No  ☒

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

MGM Growth Properties LLC    Yes  ☐    No  ☒

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405) is not contained herein, and will not be contained, to the best of the Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K:  ☒

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

MGM Growth Properties LLC

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

MGM Growth Properties Operating Partnership LP

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act):

MGM Growth Properties LLC    Yes  ☐    No  ☒

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

The registrant completed the initial public offering of its Class A shares on April 25, 2016. The aggregate market value of the Registrant’s Class A shares held by non-affiliates of the Registrant as of June 30, 2016 (based on the closing price on the New York Stock Exchange Composite Tape on June 30, 2016 was $1.5 billion. As of March 3, 2017, 57,500,000 shares of the Registrant’s Class A shares, no par value, were outstanding.

There is no public trading market for the limited partnership units of MGM Growth Properties Operating Partnership LP. As a result, the aggregate market value of such units cannot be determined.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the MGM Growth Properties LLC’s definitive Proxy Statement for its 2017 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K.

EXPLANATORY NOTE

This report combines the Annual Reports on Form 10-K for the year ended December 31, 2016, of MGM Growth Properties LLC, a Delaware limited liability corporation, and MGM Growth Properties Operating Partnership LP, a Delaware limited partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “MGP” or “the Company” refer to MGM Growth Properties LLC together with its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP. Unless otherwise indicated or unless the context requires otherwise, all references to the “Operating Partnership” refer to MGM Growth Properties Operating Partnership LP together with its consolidated subsidiaries.

MGP is a real estate investment trust, or REIT, and the owner of the sole general partner of the Operating Partnership. As of December 31, 2016, MGP owned approximately 23.7% of the Operating Partnership units in the Operating Partnership. The remaining approximately 76.3% of the Operating Partnership units in the Operating Partnership are owned by subsidiaries of our parent, MGM Resorts International (“MGM”). As the owner of the sole general partner of the Operating Partnership, MGP has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control.

We believe combining the Annual Reports on Form 10-K of MGP and the Operating Partnership into this single report results in the following benefits:

•	enhances investors’ understanding of MGP and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure applies to both MGP and the Operating Partnership, which we believe will assist investors in getting all relevant information on their investment in one place rather than having to access and review largely duplicative reports; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

There are a few differences between MGP and the Operating Partnership, which are reflected in the disclosures in this report. We believe it is important to understand the differences between MGP and the Operating Partnership in the context of how we operate as an interrelated consolidated company. MGP is a REIT, whose only material assets consist of Operating Partnership units representing limited partner interests in the Operating Partnership and our ownership interest in the general partner of the Operating Partnership. As a result, MGP does not conduct business itself, other than acting as the owner of the sole general partner of the Operating Partnership, but it may from time to time issue additional public equity. The Operating Partnership holds all the assets of the Company. The Operating Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for net proceeds from the initial public offering of Class A shares by MGP, which were contributed to the Operating Partnership in exchange for Operating Partnership units, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations and by the Operating Partnership’s issuance of indebtedness or through the issuance of Operating Partnership units.

The presentation of noncontrolling interest, shareholders’ equity and partners’ capital are the main areas of difference between the combined and consolidated financial statements of MGP and those of the Operating Partnership. The Operating Partnership units held by subsidiaries of MGM are accounted for as partners’ capital in the Operating Partnership’s combined and consolidated financial statements and as noncontrolling interest within equity in MGP’s combined and consolidated financial statements. The Operating Partnership units held by MGP in the Operating Partnership are accounted for as partners’ capital in the Operating Partnership’s combined and consolidated financial statements and within Class A shareholders’ equity in MGP’s combined and consolidated financial statements. The differences in the presentations between shareholders’ equity and partners’ capital result from the differences in the equity issued at the MGP and Operating Partnership levels.

To help investors understand the significant differences between MGP and the Operating Partnership, this report presents the combined and consolidated financial statements separately for MGP and the Operating Partnership.

As sole beneficial owner of MGM Growth Properties OP GP LLC, which is the sole general partner with control of the Operating Partnership, MGP consolidates the Operating Partnership for financial reporting purposes, and it does not have any assets other than its investment in the Operating Partnership. Therefore, the assets and liabilities of MGP and the Operating Partnership are the same on their respective combined and consolidated financial statements. The separate discussions of MGP and the Operating Partnership in this report should be read in conjunction with each other to understand the results of the Company on a combined and consolidated basis and how management operates the Company.

In order to establish that the Chief Executive Officer and the Chief Financial Officer of each entity have made the requisite certifications and that the Company and the Operating Partnership are compliant with Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and 18 U.S.C. §1350, this report also includes separate “Item 9A. Controls and Procedures” sections and separate Exhibit 31 and 32 certifications for each of the Company and the Operating Partnership. Additionally, this report includes separate “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” sections for each of the Company and the Operating Partnership.

All other sections of this report, including Risks Related to Our Business and Operations, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risk, are presented together for MGP and the Operating Partnership.

PART I

ITEM 1	BUSINESS

The Company

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM on January 6, 2016 and acquired by MGP on April 25, 2016 (the “IPO Date”). MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings. In connection with its initial public offering, MGP, through the Operating Partnership, acquired from MGM the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”) pursuant to a Master Contribution Agreement (the “MCA”) in exchange for Operating Partnership units representing limited partner interests in the Operating Partnership and the assumption by the Operating Partnership of $4 billion of indebtedness from the contributing MGM subsidiaries (the “Formation Transactions”). In addition, on August 1, 2016, MGM completed its acquisition of Boyd Gaming Corporation’s (“Boyd Gaming”) interest in Borgata Hotel Casino and Spa (“Borgata”). Immediately following such transaction, we acquired Borgata’s real estate assets from MGM for consideration consisting of the assumption by the Landlord of $545 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership units to a subsidiary of MGM (the “Borgata Transaction”) and leased back the real property to a subsidiary of MGM. As of December 31, 2016, our properties collectively comprised 27,233 hotel rooms, approximately 2.6 million square feet of convention space, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues.

MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which MGP owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership, which is owned by MGP and certain other subsidiaries of MGM and whose sole general partner is one of MGP’s subsidiaries. MGM holds a controlling interest in MGP through its ownership of MGP’s Class B share, but does not hold any of MGP’s Class A shares. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in the Operating Partnership. As further described below, MGM will no longer be entitled to any voting rights if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%.

Business

We generate all of our revenue by leasing all of our properties from a wholly owned subsidiary of the Operating Partnership (the “Landlord”) to a subsidiary of MGM (the “Tenant”) pursuant to a long-term triple-net master lease agreement (the “Master Lease”). Upon consummation of MGP’s initial public offering, the Tenant was obligated to pay us approximately $550.0 million of rent under the Master Lease for the first lease year, which was increased in connection with the Borgata Transaction to an annual rent payment of $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. The Tenant’s performance and payments under the Master Lease are guaranteed by MGM. Certain of MGM’s operating and other subsidiaries also directly hold Operating Partnership units collectively comprising a majority economic interest in, and will participate in distributions made by, the Operating Partnership.

Our portfolio consists of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas. Our properties include six large-scale entertainment and gaming-related properties located on the Las Vegas Strip (the “Strip”): Mandalay Bay,

The Mirage, Monte Carlo, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment complex located between New York-New York and Monte Carlo which opened in April 2016. Outside of Las Vegas, we also own four market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, and Borgata in Atlantic City, New Jersey. In the future, we plan to explore opportunities to expand by acquiring similar properties as well as strategically targeting a broader universe of real estate assets within the entertainment, hospitality and leisure industries.

Overview of MGM

The Tenant is a wholly owned subsidiary of MGM, and MGM guarantees the Tenant’s performance and payments under the Master Lease. MGM formed MGP in order to optimize MGM’s real estate holdings and establish a growth-oriented public real estate entity that will benefit from its relationship with MGM and is expected to generate reliable and growing quarterly cash distributions on a tax-efficient basis. MGM is a premier operator of a portfolio of well-known destination resort brands.

MGM has significant holdings in gaming, hospitality and entertainment with current ownership or operating interests in a high quality portfolio of casino resorts with approximately 50,000 hotel rooms, 25,000 slot machines and 1,800 table games on a combined basis as of December 31, 2016 including our properties, Bellagio, MGM Grand, MGM National Harbor, MGM Macau and MGM’s unconsolidated affiliates. MGM owns an approximately 56% interest in MGM China Holdings Limited, a publicly traded company listed on the Hong Kong Stock Exchange, which owns the MGM Macau resort and casino and is developing MGM Cotai, which is anticipated to open during the second half of 2017. MGM completed MGM National Harbor in Maryland on December 8, 2016, and is currently in the process of developing MGM Springfield in Massachusetts, which is expected to be completed in late 2018.

Overview of the Master Lease

The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent, ensuring that the cash flows associated with our Master Lease will remain relatively predictable for the duration of its term. Additionally, the Master Lease provides us with a right of first offer with respect to MGM National Harbor in Maryland and MGM’s development property located in Springfield, Massachusetts, which we may exercise should MGM elect to sell these properties in the future (collectively, the “ROFO Properties”).

On August 1, 2016, Borgata was added to the existing Master Lease between the Landlord and the Tenant. As a result, the initial annual rent amount under the Master Lease increased by $100.0 million to $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. Rent under the Master Lease consists of a “base rent” component (the “Base Rent”) and a “percentage rent” component (the “Percentage Rent”). For the first year, the Base Rent represents 90% of the initial annual rent amount under the Master Lease, or an annual rate of $585.0 million following the Borgata Transaction, and the Percentage Rent represents 10% of the initial annual rent amount under the Master Lease, or an annual rate of $65.0 million following the Borgata Transaction. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of our Tenant (such sublessees, collectively, the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs). The Percentage Rent is a fixed amount for approximately the first six lease years and will then be adjusted every five years based on the average annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five-calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs for the trailing five-calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosures to the Securities and Exchange Commission (“SEC”) , gives us insight into MGM’s financial condition on an ongoing basis. The Master Lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Overview of Management and Governance

We have a dedicated, experienced management team with extensive experience in the gaming, lodging and leisure industry, and who will receive incentive-based equity compensation linked to the performance of our company. This leadership team is bolstered by a board of directors that includes independent directors.

Our operating agreement provides that whenever a potential conflict of interest exists or arises between MGM or any of its affiliates (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, any resolution or course of action by our board of directors in respect of such conflict of interest shall be conclusively deemed to be fair and reasonable to the Company if it is (i) approved by a majority of a conflicts committee which consists solely of independent directors (which we refer to as “Special Approval”) (such independence determined in accordance with the New York Stock Exchange’s listing standards, the standards established by the Securities Exchange Act of 1934 to serve on an audit committee of a board of directors and certain additional independence requirements in our operating agreement), (ii) determined by our board of directors to be fair and reasonable to the Company or (iii) approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates); provided, however, that our operating agreement provides that any transaction, individually or in the aggregate, over $25 million between MGM or any of its affiliates (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, shall be permitted only if (i) Special Approval is obtained or (ii) such transaction is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates).

Our Properties

The following table summarizes certain features of our properties, all as of or for the year ended December 31, 2016. Our properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Hotel Rooms		Approximate Acres		Approximate Casino Square Footage	Approximate Convention Square Footage
Las Vegas
Mandalay Bay	Las Vegas, NV	4,752	(1)	124		155,000	2,121,000	(2)
The Mirage	Las Vegas, NV	3,044		77		93,000	170,000
New York — New York	Las Vegas, NV	2,024		20		81,000	31,000
Luxor	Las Vegas, NV	4,400		58		100,000	20,000
Monte Carlo	Las Vegas, NV	2,992		21		90,000	30,000
Excalibur	Las Vegas, NV	3,981		51		93,000	25,000
The Park	Las Vegas, NV	—		3		—	—

Subtotal		21,193		354		612,000	2,397,000
Regional Properties
MGM Grand Detroit	Detroit, MI	400		24		127,000	30,000
Beau Rivage	Biloxi, MS	1,740		26	(3)	81,000	50,000
Gold Strike Tunica	Tunica, MS	1,133		24		48,000	17,000
Borgata	Atlantic City, NJ	2,767		37	(4)	160,000	88,000

Subtotal		6,040		111		416,000	185,000

Total		27,233		465		1,028,000	2,582,000

(1)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.
(2)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.
(3)	Ten of the 26 acres at Beau Rivage are subject to a tidelands lease.
(4)	Eleven of the 37 acres at Borgata are subject to ground leases.

Competition

We compete with other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors. For further discussion of the potential impact of competitive conditions on our business, see “Item 1A. Risk Factors — Risks Related to Our Business and Operations — Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Properties) may be unsuccessful or fail to meet our expectations.”

Segment and Geographic Financial Information

The Company’s real estate properties are similar to one another in that they consist of large-scale destination entertainment and leisure resorts and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail, are held by a subsidiary of the Operating Partnership, have similar economic characteristics and are governed under a single Master Lease. As such, our properties are reported as one reportable segment.

The Company’s real estate properties are all located domestically in the United States with the majority being located in Las Vegas, Nevada.

Please see the accompanying combined and consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K for financial information about the Company’s sole reportable segment, including net income and total assets.

Environmental Regulations and Potential Liabilities

Government Regulation Relating to the Environment. Many laws and governmental regulations relating to the environment are applicable to our properties, and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently and may adversely affect us.

Costs related to environmental compliance. As an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. Although we do not operate or manage our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release. We are not aware of any environmental issues that are expected to have a material impact on the operations of any of our properties.

In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

Pursuant to the Master Lease, any liability arising from or relating to environmental liabilities arising from the businesses and operations located at MGM’s real property holdings prior to our initial public offering is retained by the Tenant and the Tenant has indemnified us (and our subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such environmental liabilities. There can be no assurance that the Tenant will be able to fully satisfy its indemnification obligations, or that MGM will be able to fully satisfy its obligations pursuant to its guarantee. Moreover, even if we ultimately succeed in receiving from the Tenant or MGM any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from the Tenant or MGM.

Intellectual Property

In connection with the Formation Transactions, we entered into a royalty-free intellectual property rights license agreement (the “IP License Agreement”) with MGM pursuant to which we will have the right to use “MGM” in the corporate names of our company and our subsidiaries without royalties for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in our advertising materials without royalties for up to 50 years. We are reliant on MGM to maintain and protect its intellectual property rights and we could be adversely impacted by infringement, invalidation, unauthorized use or litigation affecting the licensed intellectual property or brand names used in the operation of the properties.

Corporate Information

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP intends to make an election on its U.S. federal income tax return for its taxable year ended December 31, 2016 to be taxed as a REIT. The Operating Partnership is a Delaware limited partnership that was formed on January 6, 2016. Our principal offices are located at 6385 Rainbow Blvd., Suite 500, Las Vegas, Nevada 89119 and our main telephone number is (702) 669-1480.

Cautionary Statement Concerning Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources and the amount and frequency of future distributions contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the timing and amount of any future dividends and our ability to acquire additional properties, including the ROFO Properties, in the future.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties for all of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease.

•	Our sole material assets are Operating Partnership units representing 23.7% of the ownership interests in the Operating Partnership, over which we have operating control through our ownership of its general partner, and our ownership interest in the general partner of the Operating Partnership. Because our interest in the Operating Partnership represents our only cash-generating asset, our cash flows and distributions depend entirely on the performance of the Operating Partnership and its ability to distribute cash to us.

•	The Master Lease restricts our ability to sell our properties or our interests in the Operating Partnership and Landlord.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We have a limited operating history and the Predecessor historical financial information included in this Annual Report on Form 10-K may not be a reliable indicator of future results.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a majority of our major gaming resorts are concentrated on the Strip, we are subject to greater risks than a company that is more geographically diversified.

•	Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Properties) may be unsuccessful or fail to meet our expectations.

•	We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of our Class A shares.

•	MGP is controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	MGM’s historical results may not be a reliable indicator of its future results.

•	Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•	The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•	In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•	If MGP does not qualify to be taxed as a REIT, or fails to remain qualified to be taxed as a REIT, it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Any forward-looking statement made by us in this Annual Report on Form 10-K speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

Employees of the Registrants

We are managed by an executive management team. As of December 31, 2016, we employed one other employee aside from our executive management team. MGM has agreed to provide MGP and its subsidiaries with financial, administrative and operational support services pursuant to a corporate services agreement (the “Corporate Services Agreement”), including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Corporate Services Agreement provides that the Operating Partnership will reimburse MGM for all costs MGM incurs directly related to providing such services.

The following table sets forth, as of March 6, 2017, the name, age and position of each of our executive officers. Executive officers are elected by and serve at the pleasure of the Board of Directors.

Name	Age	Position
James C. Stewart	51	Chief Executive Officer
Andy H. Chien	41	Chief Financial Officer and Treasurer

Mr. Stewart has been employed as the Chief Executive Officer of MGP and the Operating Partnership since our initial public offering in April 2016. Prior to joining MGP, Mr. Stewart served as a Managing Director of Greenhill & Co., Inc. from 2009 to 2016, during which time he founded their Los Angeles Office and was responsible for the Gaming, Lodging and Leisure sector. From 2006 to 2009, Mr. Stewart was a Managing Director of UBS Investment Bank and served as Co-Head of the Los Angeles Office and was responsible for the Gaming and Leisure sector. Mr. Stewart worked in Morgan Stanley’s New York and Los Angeles offices from 1992 to 2005, advising on a number of significant gaming industry, real estate and other transactions and rising from Associate to Managing Director. Mr. Stewart started his career as a financial analyst at Salomon Brothers Inc. from 1988 to 1990. Mr. Stewart earned his Master of Business Administration with distinction from the Tuck School of Business at Dartmouth College, where he was named an Amos Tuck Scholar, and his Bachelor of Commerce from the University of Calgary.

Mr. Chien has been employed as the Chief Financial Officer and Treasurer of MGP and the Operating Partnership since our initial public offering in April 2016. Mr. Chien has over 13 years of experience in strategic and financial analysis across debt, equity and mergers and acquisitions for REITs and gaming, lodging and leisure companies. Prior to joining MGP, Mr. Chien worked at Greenhill & Co., Inc. from 2009 to 2016, most recently serving as a Managing Director. Prior to that, Mr. Chien served as a Director at UBS Investment Bank in Los Angeles, where he worked from 2004 to 2009 and was focused on real estate, gaming, lodging and leisure. Mr. Chien’s previous experience includes various roles at Citigroup/Salomon Smith Barney, Commerce One and Intel Corporation. Mr. Chien earned his Master of Business Administration from the Anderson School at UCLA, and his Bachelor of Science in Engineering, summa cum laude, from the University of Michigan.

Available Information

We maintain a website at www.mgmgrowthproperties.com that includes financial and other information for investors. We provide access to our the Securities and Exchange Commission (“SEC”) filings, including filings made by the Operating Partnership and our joint Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (including related filings in XBRL format), filed and furnished current reports on Form 8-K, and amendments to those reports on our website, free of charge, through a link to the SEC’s EDGAR database. Through that link, our filings are available as soon as reasonably practicable after we file or furnish the documents with the SEC.

These filings are also available on the SEC’s website at www.sec.gov. In addition, the public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Reference in this document to our website address does not incorporate by reference the information contained on the website into this Annual Report on Form 10-K.

The historical audited and unaudited financial statements of MGM (which are not incorporated by reference herein), which is the parent and guarantor of our significant lessee, have been filed with the SEC and are available on the SEC’s website at www.sec.gov.

ITEM 1A.	RISK FACTORS

You should be aware that the occurrence of any of the events described in this section and elsewhere in this report or in any other of our filings with the SEC could have a material adverse effect on our business, financial position, results of operations and cash flows. In evaluating us, you should consider carefully, among other things, the risks described below. Please refer to the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to Our Business and Operations

•

We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations. A subsidiary of MGM is the Tenant and lessee of all of the properties pursuant to the Master Lease, which accounts for all of our revenues. Additionally, because the Master Lease is a triple-net lease, we depend on the Tenant to pay all insurance, taxes, utilities and maintenance and repair expenses in connection with these properties and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that the Tenant will have sufficient assets, income or liquidity to satisfy its payment obligations under the Master Lease, including any payment obligations that may arise in connection with the indemnities under the Master Lease, or that MGM will be able to satisfy its guarantee of the Tenant’s obligations under the Master Lease. Furthermore, there can be no assurance that we will have the right to seek reimbursement against an insurer or have any recourse against the Tenant or MGM in connection with such liabilities. The Tenant and MGM rely on the properties they own and/or operate for income to satisfy their obligations, including their debt service requirements and lease payments due to us under the Master Lease. If income from these properties were to decline for any reason, or if the Tenant’s or MGM’s debt service requirements were to increase, whether due to an increase in interest rates or otherwise, the Tenant may become unable or unwilling to satisfy its payment obligations under the Master Lease and MGM may become unable or unwilling to make payments under its guarantee of the Master Lease. If the Tenant were unable or unwilling to meet its rent obligations and other obligations for one or more of the properties, there can be no assurances that we would be able to contract with other lessees on similar terms as the Master Lease or at all. The inability or unwillingness of the Tenant to meet its rent obligations and other obligations under the Master Lease could materially adversely affect our business, financial position or results of operations, including our ability to pay distributions to our shareholders as required to maintain our status as a REIT. For these reasons, if the Tenant or MGM were to experience a material adverse effect on their respective business, financial positions or results of operations, our business, financial position or results of operations could also be materially adversely affected.

Due to our dependence on rental payments from the Tenant or from MGM (pursuant to its guarantee) as our only source of revenues, we may be limited in our ability to enforce our rights under the Master Lease or to terminate the Master Lease. In addition, we may be limited in our ability to enforce our rights under the Master Lease because it is a unitary lease and does not provide for termination with respect to individual properties by reason of the default of the Tenant. While we believe that the Tenant will have an interest in complying with the terms of the Master Lease as a result of MGM’s continuing economic interest in our Operating Partnership subsidiary, failure by the Tenant to comply with the terms of the Master Lease or to comply with the gaming regulations to which the properties under the Master Lease are subject could require us to find another lessee for all of the properties under the Master Lease. During this period, there could be a decrease or cessation of rental payments by the Tenant. In such event, we may be unable to locate a suitable lessee at similar rental rates in a timely manner or at all, which could have the effect of reducing our rental revenues.

•	We initially depend on the properties leased to MGM for all of our anticipated cash flows. Initially, unless and until we acquire additional properties, we will depend on properties, operated by subsidiaries of MGM, for all of our anticipated cash flows. We may not immediately acquire other properties to further diversify and increase our sources of cash flow and reduce our portfolio concentration. Any default with regard to any property under the Master Lease will cause a default with regard to the entire portfolio covered by the Master Lease. Consequently, the impairment or loss of any one or more of our properties could materially and disproportionately reduce our ability to collect rent under the Master Lease and, as a result, have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our shareholders.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease. When the Master Lease expires, the properties, together or individually, may not be relet in a timely manner or at all, or the terms of reletting, including the cost of allowances and concessions to future tenants, including MGM or its subsidiaries, may be less favorable than the current lease terms. The loss of the Tenant, or future tenants on acquired properties, through lease expiration or other circumstances may require us to spend (in addition to other reletting expenses) significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs in the form of ongoing expenses for property maintenance, taxes, insurance and other expenses.

The Master Lease allows the Tenant to cease operations at any of the properties at any time as long as the Tenant and the Operating Subtenants collectively would have maintained an EBITDAR to rent ratio (as described in the Master Lease) of at least 1.90:1.00 for the preceding twelve month period, after giving effect to the cessation of operations at the applicable property on a pro forma basis. If the Tenant were to cease operations at a property, whether due to market or economic conditions or for any other reason, the value of such property may be impaired and we will not have the right to re-lease the property as a result of Tenant’s continuing rights to such property.

The Master Lease is especially suited to MGM, the parent of the Tenant under the Master Lease. Because the properties have been designed or physically modified for a particular tenant, if the Master Lease is terminated or not renewed, we may be required to renovate the properties at substantial costs, decrease the rent we charge or provide other concessions to re-lease the properties. In addition, if we are required to sell a property, we may have difficulty selling it to a party other than to a gaming operator due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. To the extent that we are not able to re-lease our properties or that we incur significant capital expenditures as a result of property vacancies, our business, results of operations and financial condition could be materially adversely affected.

Further, if we were unable to re-lease our properties following the expiration or termination of the Master Lease, our cash flow, liquidity and dividend yield on our Class A shares may be adversely affected.

•	We may have assumed unknown liabilities in connection with the Formation Transactions and Borgata Transaction. As part of the Formation Transactions and Borgata Transaction, we acquired properties that may be subject to unknown existing liabilities. These liabilities might include liabilities for clean-up or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons dealing with the contributed properties, tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While the Master Lease will allocate responsibility for many of these liabilities to the Tenant under the Master Lease, if the Tenant fails to discharge these liabilities, we could be required to do so. Additionally while in some instances we may have the right to seek reimbursement against an insurer, any recourse against third parties, including the prior investors in our assets, for certain of these liabilities will be limited. There can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

•	MGP’s sole material assets are Operating Partnership units representing 23.7% of the ownership interests in the Operating Partnership, over which MGP has operating control through its ownership of the Operating Partnership’s general partner. Because MGP’s interest in the Operating Partnership represents its only cash-generating asset, its cash flows and distributions depend entirely on the performance of the Operating Partnership and its ability to distribute cash to MGP. MGP is a holding company whose sole material assets are Operating Partnership units representing 23.7% of the ownership interests in the Operating Partnership and its ownership interest in the general partner of the Operating Partnership. The source of MGP’s earnings and operating cash flow consists exclusively of cash distributions from the Operating Partnership. Therefore, MGP’s ability to make distributions to its Class A shareholders is completely dependent on the performance of the Operating Partnership and its ability to distribute funds to MGP. The Operating Partnership’s partnership agreement requires it to distribute to MGP all or such portion of its available cash each quarter as determined by the general partner. The general partner, MGP’s wholly owned subsidiary, intends to cause the Operating Partnership to make such distributions and retain such cash reserves to provide for the proper conduct of its business, to enable it to make distributions to MGP so that MGP can make distributions to its Class A shareholders, or to comply with applicable law or any of the Operating Partnership’s debt or other agreements.

To the extent that MGP needs funds, and the Operating Partnership is restricted from making such distributions pursuant to the terms of the agreements governing its debt or under applicable law or regulation, or is otherwise unable to provide such funds, it could materially and adversely affect MGP’s liquidity and financial condition. The earnings from, or other available assets of, the Operating Partnership may not be sufficient to make distributions or loans to MGP to enable MGP to make distributions on its Class A shares, taxes and other expenses.

•	The Master Lease restricts our ability to sell the properties. Our ability to sell or dispose of the properties may be hindered by the fact that such properties are subject to the Master Lease, as the terms of the Master Lease may make such properties less attractive to a potential buyer than alternative properties that may be for sale. In addition, the Master Lease provides that we may not sell the properties to certain competitors of MGM, limiting the number of potential purchasers of our properties for as long as the properties are subject to the Master Lease.

•

If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives. Our success depends in large part upon the leadership and performance of our executive management team, particularly James C. Stewart, our chief executive officer, and Andy H. Chien, our chief financial officer. The appointment of certain key members of our executive management team will be subject to regulatory approvals based upon suitability determinations by gaming regulatory authorities in the jurisdictions where our properties are located. If Messrs. Stewart or Chien are found unsuitable by any such gaming regulatory authorities, or if we otherwise lose their services, we would have to find alternative candidates and may not be able to successfully manage our business or achieve our business objectives.

•	We may face extensive regulation from certain gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption. The ownership, operation and management of gaming facilities are subject to pervasive regulation. Certain gaming authorities in the jurisdictions in which MGM operates may require us and our affiliates to maintain a license as a key business entity or supplier because of our status as landlord. Gaming authorities also retain great discretion to require us to be found suitable as a landlord, and certain of our shareholders, officers and directors may be required to be found suitable as well.

Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. If the gaming authorities were to find us unsuitable as a landlord, MGM may be required to sever its relationship with us and we could be compelled to sell the properties.

Gaming authorities may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards. If we are required to be found suitable and are found suitable as a landlord, we will be registered as a public company with the gaming authorities and will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a shareholder or to have any other relationship with us, we:

•	pay that person any distribution or interest upon any of our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including if necessary, the immediate purchase of the voting securities for cash at fair market value.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities, typically 5%, of registered public companies or companies that have been found suitable and, in some jurisdictions, non-voting securities to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a public company’s voting securities for investment purposes only. In addition, to the extent a person or institution also holds shares in MGM, such shares may be aggregated with the shares they hold in us in connection with calculating such person’s or institution’s beneficial ownership for purposes of complying with any regulatory requirements in an applicable jurisdiction.

Further, our directors, officers, key employees and investors in our shares must meet approval standards of certain gaming regulatory authorities. If such gaming regulatory authorities were to find such a person or investor unsuitable, we may be required to sever our relationship with that person or the investor may be required to dispose of his, her or its interest in us. Our operating agreement provides that all of our shares held by investors who are found to be unsuitable by regulatory authorities are subject to redemption upon our receipt of notice of such finding. Gaming regulatory agencies may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards.

Additionally, if we are registered as a public company with the gaming authorities neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms. As of December 31, 2016, we have outstanding indebtedness in principal amount of $3.7 billion. We may also incur additional indebtedness in the future to refinance our existing indebtedness or to finance newly acquired properties or for general corporate or other purposes. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay distributions, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit the Operating Partnership’s and MGP’s operational flexibility, including our ability to acquire properties, finance or refinance our properties, contribute properties to joint ventures or sell properties as needed. Further, to the extent we were required to incur indebtedness, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to develop new or enhance our existing properties, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may raise additional funds in the future through the issuance of equity securities and, as a result, our shareholders may experience significant dilution, which may make it more difficult for our shareholders to sell our Class A shares at a time and price that they deem appropriate and could impair our future ability to raise capital through an offering of our equity securities.

•	Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt. We have a significant amount of indebtedness. As of December 31, 2016, we and our subsidiaries on a consolidated basis had $3.7 billion principal amount of debt and $600 million available for borrowing under our revolving credit facility. Our substantial indebtedness could have important consequences to our financial health. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	result in an event of default if we fail to satisfy our obligations under the notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indentures or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

Further, the terms of our existing debt agreements do not, and any future debt may not, fully prohibit us from incurring additional debt. If new debt is added to our current debt levels, the related risks that we now face could intensify.

•	Covenants in our Operating Partnership’s debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations. The agreements governing our indebtedness contain customary covenants, including restrictions on the Operating Partnership’s ability to grant liens on the Operating Partnership’s assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain distributions and other restricted payments. In addition, the Operating Partnership is required to comply with certain financial covenants. These restrictions may limit our operational flexibility. Covenants that limit our operational flexibility as well as defaults under the Operating Partnership’s debt instruments could have a material adverse effect on our business, financial position or results of operations.

•	The Master Lease requires us to pay for certain capital improvements or to purchase certain personal property from the Tenant in certain circumstances, and we may be required to obtain additional financing. The Master Lease provides that, if MGM were required to cease consolidating us within its financial statements prepared in accordance with U.S. GAAP at any time in the future (a “deconsolidation event”), we may be required to pay the Tenant, should the Tenant so elect, an amount equal to the fair market value of certain capital improvements made by or at the direction of the Tenant or the Operating Subtenants from the start of the term of the Master Lease until the deconsolidation event, subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. Rent under the Master Lease will increase by a factor applied to such amount paid by us to the Tenant. If such a deconsolidation event were to occur and we do not elect to pay in equity, we may not have sufficient liquidity to fund these payments in respect of capital improvements, and may be required to obtain additional financing, which could adversely affect funds for future acquisitions and have a material adverse effect on our business, financial position or results of operations. Alternatively, we may elect to make payments in respect of the capital improvements in the form of equity, which could be dilutive to existing shareholders.

In addition, the Master Lease provides that, under certain circumstances in connection with the expiration of the Master Lease, we may be required to purchase certain tangible personal property of the Tenant or Operating Subtenants at the properties then subject to the Master Lease, including gaming equipment and hotel furniture, fixtures and equipment, for fair market value. If we were required to purchase these assets (subject to applicable gaming laws), we may not have sufficient liquidity to fund these purchases, and may be required to obtain additional financing, which could adversely affect funds for future acquisitions and have a material adverse effect on our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions. Our properties will be subject to increases in tax rates and tax assessments, utility costs, insurance costs, repairs, maintenance and administrative expenses, and other operating expenses. We may also incur significant expenditures as a result of deferred maintenance for the properties and other properties we may acquire in the future. While the properties under the Master Lease are leased on a triple-net basis, if the Tenant or future tenants fail to pay required tax, utility and other impositions and other operating expenses, or if the Tenant or future tenants fails to maintain leased properties in the condition required by the Master Lease, and if we are required to incur a high level of capital expenditures, we could be required to pay those costs which may require that we obtain additional financing and could adversely affect funds available for future acquisitions or cash available for distributions.

•	We have a limited operating history and the Predecessor historical financial information may not be a reliable indicator of future results. We are a newly organized company with a limited operating history. Therefore, our growth prospects must be considered in light of the risks, expenses and difficulties frequently encountered when any new business is formed. We cannot assure you that we will be able to successfully operate our business profitably or implement our operating policies and investment strategy. Further, we have not historically operated as a REIT, which may place us at a competitive disadvantage that our competitors may exploit.

The Predecessor historical financial information included herein may not reflect what our business, financial position or results of operations will be in the future. We have only been an operating business with operations since the date of the Formation Transactions. The IPO Properties that were contributed to our Operating Partnership by subsidiaries of MGM in connection with the Formation Transactions were historically operated by MGM as part of its larger corporate organization and not as a stand-alone business or independent company. The financial information included in this periodic report may not reflect what our financial condition, results of operations or cash flows would have been had we been a stand-alone business or independent entity, or had we operated as a REIT, during the periods presented. Significant changes will occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and the entry into transactions with MGM that have not existed historically, including the Master Lease.

Further, we have no operating history as a REIT. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT. Upon completion of the Formation Transactions, we were required to implement substantial control systems and procedures in order to maintain the possibility of qualifying to be taxed as a REIT. As a result, we will incur significant legal, accounting and other expenses that we have not previously incurred, and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a REIT. These costs and time commitments could be substantially more than we currently expect.

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We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations. As the owner of properties associated with gaming facilities, we will be impacted by the risks associated with the gaming industry. Therefore, our success is to some degree dependent on the gaming industry, which could be adversely affected by economic conditions in general, changes in consumer trends, reductions in discretionary consumer spending and corporate spending on conventions and business development and preferences and other factors over which we and MGM have no control. Economic contraction, economic uncertainty or the perception by our customers of weak or weakening economic conditions may cause a decline in demand for hotels, casino resorts, trade shows and conventions, and for the type of luxury amenities offered at our properties. In addition, changes in discretionary consumer spending or consumer preferences could be driven by factors such as the increased cost of travel, an unstable job market, perceived or actual disposable consumer income and wealth, outbreaks of contagious diseases or fears of war and future acts of terrorism. Because a component of the rent under the Master Lease is based, over time, on the actual net revenues (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue) of the Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease, a decrease in the gaming business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

•	Because a majority of our major gaming resorts are concentrated on the Strip, we are subject to greater risks than a company that is more geographically diversified. Given that a majority of our major resorts are concentrated on the Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect the business of the Tenant. We cannot control the number or frequency of flights to or from Las Vegas, but the Tenant relies on air traffic for a significant portion of its visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our properties. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of the customers that frequent our properties reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities. Moreover, due to the concentration of our major resorts that operate on the Strip, we may be disproportionately affected by general risks such as acts of terrorism, natural disasters, including major fires, floods and earthquakes, and severe or inclement weather, should such developments occur in or nearby Las Vegas.

•	Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Properties) may be unsuccessful or fail to meet our expectations. We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Additionally, although our Master Lease provides us with a right of first offer with respect to the ROFO Properties, there can be no assurance that MGM’s development property in Springfield, Massachusetts will be completed on schedule, or at all, or as to the timing of its commencement of operations or when operations at the ROFO Properties will stabilize in order for us to consider a purchase of one or both of these assets. In addition, MGM may elect not to sell the ROFO Properties in the future, or we may be unable to reach an agreement with MGM on the terms of the purchase of such properties if MGM were to elect to sell the ROFO Properties in the future. Accordingly, there can be no assurance that we will be able to acquire any additional properties in the future.

If we cannot identify and purchase a sufficient quantity of gaming properties and other properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially adversely affected. Additionally, the fact that we must distribute at least 90% of our net taxable income (determined without regard to the dividends-paid deduction and excluding any net capital gains) in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Investments in and acquisitions of gaming properties and other properties we might seek to acquire entail risks associated with real estate investments generally, including that the investments’ performance will fail to meet expectations, that the cost estimates for necessary property improvements will prove inaccurate or that the tenant, operator or manager will underperform. Real estate development projects present other risks, including construction delays or cost overruns that increase expenses, the inability to obtain required zoning, occupancy and other governmental approvals and permits on a timely basis, and the incurrence of significant development costs prior to completion of the project.

Further, even if we were able to acquire additional properties in the future, including our recent acquisition of the real estate assets of Borgata and, in the future, the ROFO Properties, there is no guarantee that such properties would be able to maintain their historical performance, or that we would be able to realize the same margins from those properties as the previous owners. In addition, our financing of these acquisitions could negatively impact our cash flows and liquidity, require us to incur substantial debt or involve the issuance of substantial new equity, which would be dilutive to existing shareholders. In addition, we cannot assure you that we will be successful in implementing our growth strategy or that any expansion will improve operating results. The failure to identify and acquire new properties effectively, or the failure of any acquired properties to perform as expected, could have a material adverse effect on us and our ability to make distributions to our shareholders.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties. MGM (and any future tenants of our gaming properties) will be required to be licensed under applicable law in order to operate any of our gaming properties as gaming facilities. If the Master Lease or any future lease agreements we may enter into are terminated (which could be required by a regulatory agency) or expire, any new tenant must be licensed and receive other regulatory approvals to operate the properties as gaming facilities. Any delay in or inability of the new tenant to receive required licenses and other regulatory approvals from the applicable state and county government agencies may prolong the period during which we are unable to collect the applicable rent. Further, in the event that the Master Lease or future agreements are terminated or expire and a new tenant is not licensed or fails to receive other regulatory approvals, the gaming properties may not be operated as gaming facilities and we will not be able to collect the applicable rent. Moreover, we may be unable to transfer or sell the affected properties as gaming properties, which would adversely impact our financial condition and results of operation.

•	Our operating agreement restricts the ownership and transfer of MGP’s outstanding Class A shares, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company. In order for MGP to qualify to be taxed as a REIT, not more than 50% in value of its outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year after the first year for which it elects to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own MGP’s shares during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Also, subject to limited exceptions, neither we nor an actual or constructive owner of 10% or more (by value) of our shares may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Any tenant that exceeds such ownership limits is referred to as a related party tenant, and rent from a related party tenant generally will not qualify under the REIT income tests.

MGP’s operating agreement, with certain exceptions, authorizes the board of directors to take such actions as are necessary and desirable to preserve MGP’s qualification as a REIT. MGP’s operating agreement also provides, subject to certain exceptions, that no person may beneficially or constructively own more than 9.8% in value or in number, whichever is more restrictive, of any class of MGP’s shares (other than the Class B share) or 9.8% of the value of the aggregate outstanding shares of all classes and series of MGP’s shares. The constructive ownership rules are complex and may cause shares owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders. The acquisition of less than 9.8% of our shares by an individual or entity could cause that individual or entity to own beneficially or constructively in excess of 9.8% in value of our outstanding shares, and thus violate our operating agreement’s ownership limit.

Any attempt to own or transfer MGP’s shares in violation of these restrictions may result in the transfer being automatically void. MGP’s operating agreement also provides that shares acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of one or more designated charitable beneficiaries to be subsequently sold by the trust, and that any person who acquires our shares in violation of the ownership limit will not be entitled to any distributions on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the market price on the day the shares were transferred to the trust or the amount realized from the sale. We or our designee will have the right to purchase the shares from the trustee at this calculated price as well.

•	Any mechanic’s liens incurred by the Tenant or the Operating Subtenants will attach to, and constitute liens on, our interest in the properties. To the extent the Tenant or the Operating Subtenants make any improvements, these improvements could cause mechanic’s liens to attach to our properties. To the extent that mechanic’s liens, or similar claims, are recorded against any of the properties or any properties we may acquire in the future, the holders of such mechanic’s liens or claims may enforce them by court action and courts may cause the applicable properties or future properties to be sold to satisfy such liens or claims, which could negatively impact our revenues, results of operations and our distributions to shareholders. Further, holders of such liens or claims could have priority over MGP’s Class A shareholders in the event of bankruptcy or liquidation, and as a result, a trustee in bankruptcy may have difficulty realizing or foreclosing on such properties in any such bankruptcy or liquidation, and the amount of distributions MGP’s Class A shareholders could receive in such bankruptcy or liquidation could be reduced.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders. All of our rental revenue is generated from the Master Lease, which is a triple-net lease, and provides greater flexibility to the Tenant related to the use of leased property than would be the case with ordinary property leases, such as the right to freely sublease portions of each leased property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our shareholders could be lower than they would otherwise be if we did not enter into a net lease.

•	The Tenant may assign its responsibilities under the Master Lease to unaffiliated third parties. The Tenant may assign its obligations under the Master Lease (including with respect to one or more individual properties) to a third party assignee without our consent if such assignee meets certain conditions under the Master Lease regarding its experience operating large-scale casinos (or in the case of any of our non-gaming properties, experience operating similar properties), licensing status and economic condition, among other requirements. Despite these assignment requirements, there can be no assurances that any future assignee of the Tenant’s obligations under the Master Lease would be as creditworthy as the Tenant or MGM, or would be able to operate the properties with the same operational expertise as the Tenant and MGM, which could have a material adverse effect on our business, financial condition, results of operations.

•	We may be unable to realize the anticipated benefit of the rent escalators in our Master Lease. Although the Master Lease provides that the base rent will be escalated annually by 2.0% for the second through the sixth lease years (as defined in the Master Lease), thereafter this rent escalation is subject to the Tenant and, without duplication, the Operating Subtenants collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). If the rent escalation were not to apply in any particular year, no arrears would accrue or be payable in future lease years. Therefore, there can be no assurance that we will ever realize the benefit of the rent escalators in the Master Lease after the sixth lease year, which could have a material adverse effect on anticipated future cash flows and our ability to increase our distributions to shareholders.

Even if we were able to receive rent escalators under the Master Lease, the rent escalators may lag behind inflation rates. These annual escalators under the Master Lease are based on fixed percentage increases, subject to certain conditions. If these annual escalations lag behind inflation, it could adversely impact our financial condition, results of operations, cash flow, trading price of our Class A shares, our ability to satisfy our debt obligations and our ability to pay distributions to our shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future. If we elect to sell one or more of the properties in the future, our results of operations could decrease, which could result in a lower level of distributions to our unitholders and shareholders than we made prior to such sale or sales. If our distributions were to decrease, the effective dividend yield of MGP’s Class A shares (i.e., the yield as a percentage of the then-market price of MGP’s Class A shares) could subsequently decrease as well, which could have a material adverse effect on the market price of MGP’s Class A shares.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of MGP’s Class A shares. If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations. This increased cost could make the financing of any acquisition more costly, as well as lower future period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

Further, the dividend yield on MGP’s Class A shares, as a percentage of the price of such shares, will influence the price of such shares. Thus, an increase in market interest rates may lead prospective purchasers of MGP’s Class A shares to expect a higher dividend yield, which would adversely affect the market price of MGP’s Class A shares.

•	The Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease at each renewal term. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter, solely at the option of the Tenant. At the expiration of the initial lease term or of any additional renewal term thereafter, the Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease. If the Master Lease expires without renewal, or the terms of the Master Lease are modified in a way which is adverse to us, our results of operations and our ability to maintain previous levels of distributions to unitholders and shareholders may be adversely affected.

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We may be required to contribute insurance proceeds with respect to casualty events at our properties to the lenders under our debt financing agreements. In the event that we were to receive insurance proceeds with respect to a casualty event at any of our properties, we may be required under the terms of our debt financing agreements to contribute all or a portion of those proceeds to the repayment of such debt, which may prevent us from restoring such properties to their prior state. If the remainder of the proceeds (after any such required repayment) were insufficient to make the repairs necessary to restore the damaged properties to a condition substantially equivalent to its state immediately prior to the casualty, we may not have sufficient liquidity to otherwise fund these repairs and may be required to obtain additional financing, which could have a material adverse effect on our business, financial position or results of operations.

•	There can be no assurance that we will be able to make distributions to our unitholders and Class A shareholders or maintain our anticipated level of distributions over time. We will determine future distributions based on a number of factors, including, among other things, our operating results, our financial condition, especially in relation to our anticipated future capital needs, our then-current expansion plans, the distribution requirements for REITs under the Code, and other factors our board deems relevant. For example, if the Tenant were unable to make rental payments under the Master Lease and MGM were unable to fulfill its obligations under its guarantee, our ability to make distributions would be materially impaired. Our ability to make distributions to our unitholders and Class A shareholders, to maintain our anticipated level of distributions over time, and the timing, amount and composition of any future distributions will be at the sole discretion of our board in light of conditions then existing. Consequently, there can be no assurance that we will ever be able to make distributions at the anticipated distribution rate or be able to maintain our anticipated distribution rate over time, and any change in our distribution policy could have a material adverse effect on the market price of our Class A shares.

•	Delaware law and provisions in our operating agreement may delay or prevent takeover attempts by third parties and therefore inhibit our shareholders from realizing a premium on their shares. Our operating agreement and Delaware law both contain provisions that are intended to prevent coercive takeover practices and inadequate takeover bids and to require prospective acquirers to negotiate with our board of directors.

MGP’s operating agreement does, among other things:

•	provide majority voting rights to the holder of MGP’s outstanding Class B share;

•	provide that any merger, consolidation, conversion, sale or other disposition of our assets requires approval of our board of directors;

•	require advance notice for our shareholders to nominate candidates for election to our board of directors or to propose business to be considered by our shareholders at a meeting of our shareholders;

•	allow us to issue additional securities, including, but not limited to, preferred shares, without approval by our shareholders;

•	allow the board of directors to amend the operating agreement without the approval of the shareholders except under certain specified circumstances;

•	require that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class of MGP’s shares (other than MGP’s Class B share) or more than 9.8% in value of the aggregate outstanding shares of all classes and series of MGP’s shares; and

•	limit the ability of our shareholders to call special meetings of our shareholders or to act by written consent.

In addition, our operating agreement does not limit or impair the ability of our board of directors to adopt a “poison pill” or shareholder or other similar rights plan, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan.

Our board of directors believes these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors. These provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

•	The bankruptcy or insolvency of the Tenant could result in the termination of the Master Lease and material losses to us. Although the Tenant’s performance and payments under the Master Lease are guaranteed by MGM, a default by the Tenant with regard to any property under the Master Lease, or by MGM with regard to its guarantee, will cause a default with regard to the entire portfolio covered by the Master Lease. There can be no assurances that the Tenant or MGM would assume the Master Lease or guarantee, as applicable, in the event of a bankruptcy, and if the Master Lease or guarantee were rejected, the Tenant or MGM, as applicable, may not have sufficient funds to pay the damages that would be owed to us a result of the rejection. For these and other reasons, the bankruptcy of the Tenant or MGM could have a material adverse effect on our business, financial condition and results of operations.

•	In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place. The Tenant, a subsidiary of MGM, leases all of the properties pursuant to the Master Lease. Bankruptcy laws afford certain protections to tenants that may also affect the Master Lease, which may be treated for purposes of bankruptcy laws as either a single lease for all the properties or as separate and severable leases for each property. Subject to certain restrictions, a tenant under a lease generally is required to assume or reject the lease as a whole, rather than making the decision on a property-by-property basis. This prevents the tenant from assuming only the better performing properties and terminating the lease with respect to the poorer performing properties. However, it is possible that a bankruptcy court could determine that a single “master lease” covering multiple properties is not a single indivisible lease but rather is multiple severable leases each of which can be assumed or rejected independently. Whether or not a bankruptcy court will require that the Master Lease must be assumed or rejected as a whole depends upon a “facts and circumstances” analysis considering a number of factors, including the parties’ intent, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each property included in the Master Lease, whether the Landlord or Tenant had the ability to dispose of its interest in any property included in the Master Lease, the provisions contained in the relevant documents and applicable state law. If a bankruptcy court in a bankruptcy of the Tenant were to determine that the Master Lease is not a single lease but rather multiple severable leases each of which can be assumed or rejected independently, certain underperforming leases related to properties we own could be rejected by the Tenant in bankruptcy while tenant-favorable leases are allowed to remain in place, thereby adversely affecting payments to us derived from the properties.

•	A bankruptcy court may judicially recharacterize the Master Lease as a secured lending transaction, in which case we would not be treated as the owner of the properties and could lose certain rights as the owners in the bankruptcy proceedings. It is possible that, if we were to become subject to bankruptcy proceedings, a bankruptcy court could re-characterize the lease transactions set forth in the Master Lease as secured lending transactions depending on its interpretation of the terms of the Master Lease, including, among other factors, the length of the Master Lease relative to the useful life of the leased property. If the Master Lease were judicially recharacterized as a secured lending transaction, we would not be treated as the owner of the properties and could lose the legal as well as economic attributes of the owners of the properties, which could have a material adverse effect on our business, financial position or results of operations.

•	We may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense. While the Master Lease requires, and any new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by the Tenant, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that are or will be subject to sublimits and may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

If we experience a loss that is uninsured or that exceeds the policy coverage limits of the insurance maintained by the Tenant, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties were subject to recourse indebtedness, we could continue to be liable for the indebtedness even if these properties were irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of our business caused by a casualty event may result in the loss of business or tenants. The business interruption insurance carried by the Tenant may not fully compensate us for the loss of business due to an interruption caused by a casualty event. Further, if the Tenant has insurance but is underinsured, it may be unable to satisfy its payment obligations under its lease with us.

A disruption in the financial markets may make it more difficult to evaluate the stability, net assets and capitalization of insurance companies and any insurer’s ability to meet its claim payment obligations. A failure of an insurance company to make payments to us or the Tenant upon an event of loss covered by an insurance policy could adversely affect our business, financial condition and results of operations.

•	Changes in building and/or zoning laws may require us to update a property in the event of recapture or prevent us from fully restoring a property in the event of a substantial casualty loss and/or require us to meet additional or more stringent construction requirements. Due to changes, among other things, in applicable building and zoning laws, ordinances and codes that may affect certain of our properties that have come into effect after the initial construction of the properties, certain properties may not comply fully with current building and/or zoning laws, including electrical, fire, health and safety codes and regulations, use, lot coverage, parking and setback requirements, but may qualify as permitted non-conforming uses. Although the Master Lease requires the Tenant to pay for and ensure continued compliance with applicable law, there is no assurance that future leases will be negotiated on the same basis or that the Tenant or other future tenants will make the required changes as required by the terms of the Master Lease and/or any future leases we may enter into. In addition, such changes may limit the Tenant’s ability to restore the premises of a property to its previous condition in the event of a substantial casualty loss with respect to the property or the ability to refurbish, expand or renovate such property to remain compliant, or increase the cost of construction in order to comply with changes in building or zoning codes and regulations. If the Tenant is unable to restore a property to its prior use after a substantial casualty loss or is required to comply with more stringent building or zoning codes and regulations, we may be unable to re-lease the space at a comparable effective rent or sell the property at an acceptable price, which may materially and adversely affect us.

•	Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments. As an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. Although we will not operate or manage most of our property, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release.

In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

•	Certain properties are subject to restrictions pursuant to reciprocal easement agreements, operating agreements, or similar agreements. Many of the properties are, and properties that we acquire in the future may be, subject to use restrictions and/or operational requirements imposed pursuant to ground leases, restrictive covenants or conditions, reciprocal easement agreements or operating agreements that could adversely affect our ability to lease space to third parties. Such restrictions could include, for example, limitations on alterations, changes, expansions, or reconfiguration of properties; limitations on use of properties; limitations affecting parking requirements; or restrictions on exterior or interior signage or facades. In certain cases, consent of the other party or parties to such agreements may be required when altering, reconfiguring, expanding or redeveloping. Failure to secure such consents when necessary may harm our ability to execute leasing strategies, which could adversely affect our business, financial condition or results of operations.

•	Our properties are subject to risks from natural disasters such as earthquakes, hurricanes and severe weather. Our properties are located in areas that may be subject to natural disasters, such as earthquakes, and extreme weather conditions, including, but not limited to, hurricanes. Such natural disasters or extreme weather conditions may interrupt operations at the casino resorts, damage our properties, and reduce the number of customers who visit our facilities in such areas. A severe earthquake in Las Vegas could damage or destroy a number of our properties. In addition, our operations could be adversely impacted by a drought or other cause of water shortage. A severe drought of extensive duration experienced in Las Vegas or in the other regions in which we expect to operate could adversely affect the business and results of operations at our properties. Although the Tenant is required to maintain both property and business interruption insurance coverage for certain extreme weather conditions, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we or the Tenant will be able to fully insure such losses or fully collect, if at all, on claims resulting from such natural disasters or extreme weather conditions.

In addition, the Master Lease allows the Tenant to elect to remove a property from the Master Lease following certain casualty or condemnation events. If the insurance proceeds received in such a casualty event are insufficient to restore the affected property, responsibility for the shortfall of insurance proceeds will be allocated between the Landlord and the Tenant as set forth in the Master Lease. If the condemnation award received in such a condemnation event is insufficient to restore the affected property, the shortfall in the condemnation award will be borne entirely by the Landlord. In either event, there can be no assurance that we would have access to sufficient funds to restore the affected property. Even if we are able to restore the affected property, we could be limited to selling or leasing such property to a new tenant in order to obtain an alternate source of revenue, which may not happen on comparable terms or at all. Any such removal also could lead to a reduction in the amount of rent we would receive under the Master Lease and negatively impact our revenues.

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Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations. Terrorist attacks or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by the Tenant and the value of our properties and might adversely affect the value of an investment in our securities. Such a resulting decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that the Tenant is affected by future attacks, its business similarly could be adversely affected, including its ability to continue to meet obligations under the Master Lease. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our new or redeveloped properties, and limit our access to capital or increase our cost of raising capital.

•	The operation of our properties will require, and the operation of properties acquired in the future (including any ROFO Properties we may acquire) will likely require, the use of certain brand names. The operation of our properties requires the use of certain brand names, and the terms of the Master Lease do not require the Tenant, MGM or any of its subsidiaries to transfer any intellectual property rights associated with any casino resort to us or to potential new tenants. If the Tenant or another subsidiary of MGM were to cease being the tenant of the properties, we or a successor tenant may be required to rebrand and/or renovate such properties at substantial cost. If we are unable to successfully manage the transition of our business to new brands in order to accommodate future tenants, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Further, in connection with the Formation Transactions, we entered into the royalty-free IP License Agreement with MGM pursuant to which we will have the right to use “MGM” in the corporate names of our company and our subsidiaries without royalties for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in our advertising materials without royalties for up to 50 years. We are reliant on MGM to maintain and protect its intellectual property rights and we could be adversely impacted by infringement, invalidation, unauthorized use or litigation affecting the licensed intellectual property or brand names used in the operation of the properties. When our right to use the MGM brand name and logo expires under the terms of the IP License Agreement, or if such agreement is terminated earlier due to a breach or otherwise, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to our new brand, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	We have engaged and may engage in hedging transactions that may limit gains or result in losses. We have used derivatives to hedge certain of our liabilities and we currently have interest rate swap agreements in place. As of December 31, 2016, we have aggregate interest rate swap agreements covering $500 million of borrowings under the Operating Partnership’s term loan B facility and in January 2017, we entered into interest rate swap agreements covering an additional $700 million of borrowings under the Operating Partnership’s term loan B facility. The counterparties of these arrangements are major financial institutions; however, we are exposed to credit risk in the event of non-performance by the counterparties. This has certain risks, including losses on a hedge position, which may reduce the return on our investments. Such losses may exceed the amount invested in such instruments. In addition, counterparties to a hedging arrangement could default on their obligations. We may have to pay certain costs, such as transaction fees or breakage costs, related to hedging transactions.

Risks Related to Our Affiliation with MGM

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We are controlled by MGM, whose interests in our business may conflict with ours or yours. MGP’s Class B share, representing a majority of the voting power of its shares, is owned by MGM, whose interests may differ from or conflict with the interests of MGP’s other shareholders. MGM has the ability to exercise control over MGP’s affairs, including control over the outcome of all matters submitted to MGP’s shareholders for approval, including the election of directors and significant transactions. MGM will also have the power to prevent or cause a change in control as a result of its beneficial ownership of MGP’s Class B share, which could, among other things, discourage a potential acquirer from attempting to obtain control of MGP in a manner that provides a control premium to any shareholders other than MGM. Moreover, in such a change of control, shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law. As a result, unless and until MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, MGM will be able to effectively control us.

It is possible that MGM’s interests may, in some circumstances, conflict with your interests as a shareholder. For example, MGM may prevent us from selling properties if such sales would result in unfavorable tax allocations to MGM under Section 704(c) of the Code, which would require allocations to be made to MGM upon a transfer of any properties contributed by it to the Operating Partnership on account of the difference between the fair market value of those properties and their adjusted tax basis on the date that MGM contributed such properties, even if such a sale would be advantageous to MGP. In addition, because of our dual class structure, MGM will continue to be able to elect MGP’s board of directors and control all matters submitted to MGP’s shareholders for approval even though it does not own any Class A shares. This concentrated control will limit the ability of shareholders to influence corporate matters and, as a result, we may take actions that our shareholders do not view as beneficial, which could adversely affect the market price of MGP’s Class A shares.

Various conflicts of interest between MGM and us could arise. Some of MGP’s directors may own more stock in MGM than in our company. Ownership interests of officers and directors of MGM in MGP’s shares, or a person’s service as either an officer or director of both companies, could create or appear to create potential conflicts of interest when those officers and directors are faced with decisions that could have different implications for MGM and us. Potential conflicts of interest could also arise if we enter into any new commercial arrangements with MGM while it maintains control through the Class B share. Furthermore, our ability to lease our properties to or acquire properties from companies other than MGM or its affiliates in the future could be limited. In particular, we are prevented from selling or leasing our properties or interests in the Operating Partnership or the Landlord to competitors of MGM. Our operating agreement provides that MGM has no duty to refrain from engaging in the same or similar business activities or lines of business, doing business with any of our customers or employing or otherwise engaging any of our directors, officers or employees, and MGM is not obligated to identify, acquire, or sell us any properties in the future.

Pursuant to the terms of MGP’s operating agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to, among others, MGM and its affiliates and our directors or executive officers or any of their affiliates. Some of MGP’s executive officers and directors may also serve as officers and directors of MGM. No such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any shareholder for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, MGM and its affiliates may compete with us for investment opportunities and may own an interest in entities that compete with us on an operations basis.

In connection with the Formation Transactions we entered into various agreements to govern our relationship with MGM. These agreements include, in addition to the Master Lease, MCA, Corporate Services Agreement, IP License Agreement and Registration Rights Agreement. Related agreements and other transactions with MGM were determined by MGM and thus may not be representative of what we have achieved on a stand-alone basis or from an unaffiliated third party.

•	We are dependent on MGM for the provision of administration services to our operations and assets. The operation of our business depends on the administration services provided by MGM. MGM’s personnel and support staff that provide services to us are not required to act exclusively for us, and no specific individuals are required to be provided to us by MGM. Any failure to effectively manage our operations or to implement our strategy could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If MGM were to default in the performance of its obligations to provide us with services, we may be unable to contract with a substitute service provider on similar terms or at all. The costs of substituting service providers may be substantial. In addition, in light of MGM’s familiarity with our properties, a substitute service provider may not be able to provide the same level of service due to lack of pre-existing synergies. If we cannot locate a service provider that is able to provide us with substantially similar services as MGM does under our current agreements on similar terms, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	MGP’s operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of its directors, officers and others. MGP’s operating agreement provides that its board of directors, in exercising its rights in its capacity as members of the board of directors, is entitled to consider only such interests and factors as they desire, including MGM’s interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and is not subject to any different standards imposed by our operating agreement, the Limited Liability Company Act of Delaware or under any other law, rule or regulation or in equity. Similarly, MGP’s operating agreement provides that its officers, MGM and its affiliates and any other person eligible for indemnification under the terms of our operating agreement do not have any duties or liabilities, including fiduciary duties, to the fullest extent permitted by law, to us, any shareholder or any other person.

•	MGM has no obligation to fund our future capital needs. MGM has no obligation to fund our business and operations, and does not guarantee or otherwise provide credit support for our indebtedness. We cannot assure our unitholders and shareholders that adequate sources of funding will be available to us on favorable terms or at all. As a result, we may not be able to fund our future capital needs, which could have an adverse effect on our business, financial condition and results of operations.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered. Our operating agreement provides that:

•	the doctrine of corporate opportunity, or any analogous doctrine, does not apply to, among others, MGM and its affiliates and our directors or executive officers or any of their affiliates;

•	no such persons or entities will have any duty to communicate or offer any opportunity, of which such person becomes aware, relating to a potential transaction, agreement, arrangement or other matter that may be an opportunity for such other persons;

•	no such persons or entities will be liable to such other persons for breach of any fiduciary duty or other duty by reason of the fact that such person pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to such other persons or entities; and

•	MGM and its affiliates may compete with us for investment opportunities and may own an interest in entities that compete with us on an operations basis.

If MGM were to engage in a business in direct competition with us, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction. In connection with the Formation Transactions, we entered into the Master Lease and various agreements to govern our relationship with

MGM. These agreements include the MCA, Corporate Services Agreement, IP License Agreement, Registration Rights Agreement and a sublease agreement. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements are not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under our agreements with MGM because of our desire to maintain our ongoing relationship with MGM and its affiliates.

•	MGM may undergo a change of control without the consent of us or of our unitholders and shareholders. MGM is not required to seek our consent or the consent of our shareholders in connection with a change of control involving MGM, and accordingly, MGM’s controlling interest in us may become controlled by a new owner of MGM in the event of such change of control. If a new owner were to acquire MGM and thereby acquire MGM’s interest in us, and appoint new directors or officers of its own choosing, it would be able to exercise substantial influence over our policies and procedures and exercise substantial influence over our management and the types of acquisitions that we make. Such changes could result in our capital being used to make acquisitions that are substantially different from our targeted acquisitions. Additionally, we cannot predict with any certainty the effect that any change of control of MGM and transfer in MGM’s interest in us would have on the trading price of our shares or on our ability to raise capital or make investments in the future, because such matters would depend to a large extent on the identity of the new owner and the new owner’s intentions with regard to us. As a result, our future would be uncertain, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	We are a “controlled company” within the meaning of applicable stock market rules and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. MGM owns more than 50% of the voting power of our outstanding shares entitled to vote generally in the election of directors, and we are a “controlled company” under applicable stock exchange corporate governance standards. As a controlled company, we intend to rely on exemptions from certain stock exchange corporate governance standards, including the requirements that:

•	the majority of our board of directors consists of independent directors;

•	we have a nominating and governance committee composed entirely of independent directors with a written operating agreement addressing the committee’s purpose and responsibilities; and

•	we have a compensation committee composed entirely of independent directors with a written operating agreement addressing the committee’s purpose and responsibilities.

•	We intend to rely on these exemptions, and, as a result, you will not have the same protections afforded to shareholders of companies that are subject to all of the stock exchange corporate governance requirements.

Risks Related to MGP’s REIT Election and Status as a REIT

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If MGP does not qualify to be taxed as a REIT, or fails to remain qualified to be taxed as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations. We intend to operate in a manner that will allow MGP to qualify to be taxed as a REIT for U.S. federal income tax purposes. We received an opinion of Weil, Gotshal & Manges LLP (“REIT Tax Counsel”) that, commencing with our taxable year ended December 31, 2016, MGP will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and MGP’s proposed method of operations will enable it to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ended December 31, 2016 and subsequent taxable years. You should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. The opinion of REIT Tax Counsel represents only the view of REIT Tax Counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by MGM and us, including representations relating to the values of our assets and the sources of our income. The opinion was expressed as of the date issued. REIT Tax Counsel will have no obligation to advise MGM, us or the holders of our shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of REIT Tax Counsel and our qualification to be taxed as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by REIT Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Any failure to qualify to be taxed as a REIT, or failure to remain to be qualified to be taxed as a REIT, would have an adverse effect on our business, financial condition and results of operations.

•	Qualifying to be taxed as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and violations of these provisions could jeopardize our REIT qualification. Qualification to be taxed as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize MGP’s REIT qualification. MGP’s qualification to be taxed as a REIT will depend on its satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, MGP’s ability to satisfy the requirements to qualify to be taxed as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

•	The ownership limits that apply to REITs, as prescribed by the Code and by our operating agreement, may inhibit market activity in our shares and restrict our business combination opportunities. In order for MGP to qualify to be taxed as a REIT, not more than 50% in value of its outstanding shares may be owned, beneficially or constructively, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of each taxable year after the first year for which MGP elects to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own MGP’s shares during at least 335 days of a taxable year (other than the first taxable year for which it elects to be taxed as a REIT). Also, subject to limited exceptions, neither MGP nor an actual or constructive owner of 10% or more (by value) of its shares may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Any tenant that exceeds such ownership limits is referred to as a related party tenant, and rent from a related party tenant generally will not qualify under the REIT income tests. Subject to certain exceptions, MGP’s operating agreement authorizes its board of directors to take such actions as are necessary and desirable to preserve its qualification to be taxed as a REIT. MGP’s operating agreement also provides that, unless exempted by the board of directors in its sole discretion, no person may own more than 9.8% in value or in number, whichever is more restrictive, of any class of its shares (other than its Class B share) or 9.8% in value of the aggregate outstanding shares of all classes and series of its shares, including if repurchases by us cause a person’s holdings to exceed such limitations. The constructive ownership rules are complex and may cause Class A shares owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of us that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

•	Distributions payable by REITs generally do not qualify for the reduced tax rates available for some dividends. Distributions payable by REITs generally are not eligible for the reduced U.S. federal income tax rates applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts or estates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including MGP’s Class A shares.

•	REIT distribution requirements could adversely affect our ability to execute our business plan. To maintain REIT status, MGP must meet a number of organizational and operational requirements, including a requirement that it annually distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends-paid deduction and including any net capital gains, MGP will be subject to U.S. federal corporate income tax on its undistributed net taxable income. In addition, MGP will be subject to a nondeductible 4% excise tax if the amount that we actually distribute to Class A shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to Class A shareholders to comply with the REIT requirements of the Code.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce the value of our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of MGP’s Class A shares.

•	To fund our growth strategy and refinance our indebtedness, we may depend on external sources of capital, which may not be available to us on commercially reasonable terms or at all. To maintain REIT status, MGP must meet a number of organizational and operational requirements, including a requirement that it annually distribute to its shareholders at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. As a result of these requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, solely from operating cash flows. Consequently, we intend to rely on third-party capital market sources for debt or equity financing to fund our business strategy. In addition, we will likely need third-party capital market sources to refinance our indebtedness at maturity. Continued or increased turbulence in the United States or international financial markets and economies could adversely affect our ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our business, financial condition and results of operations. As such, we may not be able to obtain the financing on favorable terms or at all. Our access to third-party sources of capital also depends, in part, on:

•	the market’s perception of our growth potential;

•	our then-current levels of indebtedness;

•	our historical and expected future earnings, cash flows and cash distributions; and

•	the market price of MGP’s Class A shares.

•	In addition, our ability to access additional capital may be limited by the terms of the indebtedness we have previously incurred, which may restrict our incurrence of additional debt. If we cannot obtain capital when needed, we may not be able to acquire or develop properties when strategic opportunities arise or refinance our debt, which could have a material adverse effect on our business, financial condition and results of operations.

•	Even if MGP remains qualified to be taxed as a REIT, we may face other tax liabilities that reduce our cash flow. Even if MGP remains qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, in the future, we may hold some of our assets or conduct certain of our activities through one or more taxable REIT subsidiaries (a “TRS”), to the extent we have a TRS in the future, or other subsidiary corporations that will be subject to foreign, federal, state and local corporate-level income taxes as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distribution to our shareholders.

•	Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities. To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing MGP’s REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our unitholders and shareholders.

In addition to the asset tests set forth above, to qualify to be taxed as a REIT MGP must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to Class A shareholders and the ownership of MGP’s Class A shares. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying to be taxed as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

•	Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities. The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into primarily to manage risk of currency fluctuations or to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise choose to bear. In addition, losses in a TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

•	If MGP fails to meet the REIT income tests as a result of receiving non-qualifying income, we would be required to pay a penalty tax in order to retain MGP’s REIT status, or MGP may fail to qualify as a REIT . Certain income we receive could be treated as non-qualifying income for purposes of the REIT requirements. For example, rents we receive or accrue from the Tenant will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, MGP may fail to qualify to be taxed as a REIT. Even if MGP has reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying income, we would nonetheless be required to pay a penalty tax in order to retain MGP’s REIT status.

•	Legislative or other actions affecting REITs could have a negative effect on us. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect our investors, our business plans or us. For instance, it is possible that future legislation could result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed, for federal income tax purposes, as a corporation. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect MGP’s ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

Risks Related to MGP’s Class A Shares

•	The market price and trading volume of our shares may be volatile. The market price of MGP’s Class A shares may be volatile. In addition, the trading volume in MGP’s Class A shares may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of MGP’s Class A shares will not fluctuate or decline significantly in the future.

Some of these factors, many of which are beyond our control, could negatively affect the market price of MGP’s Class A shares or result in fluctuations in the price or trading volume of MGP’s Class A shares include:

•	actual or anticipated variations in our quarterly results of operations or distributions;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate or gaming industries;

•	changes in market interest rates that may cause purchasers of our shares to demand a different yield;

•	changes in market valuations of similar companies;

•	market reaction to any additional debt we may incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community about our company or industry or the economy in general;

•	the occurrence of any of the other risk factors presented in our periodic reports;

•	general market and economic conditions; and

•	enactment of legislation that could materially reduce or eliminate the tax advantages of REITs.

•	Our cash available for distribution to shareholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions, make such distributions in the form of shares or may not be able to make such distributions in full. Distributions that we make are authorized and determined by MGP’s board of directors in its sole discretion out of funds legally available therefor. While we anticipate maintaining relatively stable distribution(s) during each year, the amount, timing and frequency of distributions are at the sole discretion of MGP’s board of directors and will be declared based upon various factors, including, but not limited to: future taxable income, limitations contained in debt instruments, debt service requirements, operating cash inflows and outflows including capital expenditures and acquisitions, limitations on our ability to use cash generated in the TRSs, if any, to fund distributions and applicable law.

For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, MGP’s taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions, and we may need to increase our borrowings in order to fund our intended distributions, or we may distribute a portion of our distributions in the form of MGP’s Class A shares, which could result in significant shareholder dilution, or in the form of our debt instruments. While the IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable dividends that would satisfy that REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes, those rulings may be relied upon only by taxpayers to whom they were issued, and no assurances can be provided that we would obtain a similar ruling from the IRS if we were to request such a ruling, which we do not currently intend to do. Therefore, it is unclear whether and to what extent we will be able to make taxable dividends payable in-kind. In addition, to the extent we were to make distributions that include MGP’s Class A shares or debt instruments, a Class A shareholder will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such Class A shareholder.

•	Future offerings of debt and/or preferred equity securities, which may be senior to our shares for purposes of distributions or upon liquidation, could adversely affect the market price of MGP’s Class A shares. In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred shares. If a liquidation event were to occur, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of MGP’s Class A shares, or both. Holders of MGP’s Class A shares are not entitled to preemptive rights or other protections against dilution. MGP’s preferred shares, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of MGP’s Class A shares. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of MGP’s Class A shares and diluting their shareholdings in us.

•	Our earnings and cash distributions could affect the market price of MGP’s Class A shares. MGP’s Class A shares may trade at prices that are higher or lower than the net asset value per share. To the extent that we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flows to shareholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of MGP’s Class A shares. Our failure to meet market expectations with regard to future earnings and cash distributions could adversely affect the market price of MGP’s Class A shares.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Our portfolio consists of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas. As of December 31, 2016, all of the Company’s properties were leased to the Tenant under the Master Lease, a triple-net operating lease with an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant.

The land and substantially all of the assets of our properties secure up to $2.1 billion in aggregate principal amount of the Operating Partnership’s senior secured credit facility.

Please see “Item 1. Business” for further information pertaining to the Company’s properties.

ITEM 3.	LEGAL PROCEEDINGS

In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities with respect to MGP

Market Information

Our Class A shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “MGP.” Our shares have only been publicly traded since April 20, 2016. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of our Class A shares on the NYSE Composite Tape.

	High	Low
2016
Second Quarter(1)	$26.90	$21.76
Third Quarter	27.11	24.32
Fourth Quarter	26.32	23.80

(1)	Represents the period from April 20, 2016, the first date on which our shares were publicly traded, until June 30, 2016.

The following table sets forth, for the calendar quarters within 2016 indicated, the dividend declared per Class A share.

Dividend Declared
2016
Second Quarter(1)	$0.2632
Third Quarter	0.3875
Fourth Quarter	0.3875

(1)	Represents the period from April 20, 2016, the first date on which our shares were publicly traded, until June 30, 2016.

Holders

There were 2 record holders of our Class A shares as of March 1, 2017. A nominee of DTC is one of the record holders for the Class A shares, which holds on behalf of brokers, dealers, banks and other direct participants in the DTC system. Such direct participants may hold securities for their own accounts or for the accounts of their customers.

Distribution Policy

The Operating Partnership has made distributions, and MGP has declared pro rata cash dividends each quarter since the completion of MGP’s initial public offering as shown in the table above. While we plan to continue to make quarterly distributions and dividends, no assurances can be made as to the frequency of any future distributions and dividends. Distributions and dividends made by us are authorized and determined by our board of directors in its sole discretion out of funds legally available therefore and are dependent upon a number of factors, including restrictions under applicable law. If we have underestimated our cash available for distribution, we may need to increase the borrowings made by the Operating Partnership in order to fund our intended distributions and dividends. We expect that our distributions may exceed our net income under U.S. GAAP because of non-cash expenses included in net income. Notwithstanding the forgoing, the Operating Partnership’s credit agreement and the indentures governing the Operating Partnership’s senior notes restrict the

Operating Partnership’s ability to make restricted payments, including to make distributions and pay dividends on or redeem or repurchase Operating Partnership units. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

In the future, MGP expects to pay quarterly dividends in cash of approximately $22.3 million equal to $0.3875 per share (or $89.1 million on an annualized basis equal to $1.55 per share) to its Class A shareholders, which amount may be changed in the future at the discretion of MGP’s Board of Directors.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities with respect to the Operating Partnership

Market Information

There is currently no established public trading market for Operating Partnership units. The following table sets forth, for the calendar quarters within 2016 indicated, the distribution declared per Operating Partnership unit.

Distribution Declared
2016
Second Quarter	$0.2632
Third Quarter	0.3875
Fourth Quarter	0.3875

Holders

There were 12 record holders of our Operating Partnership units as of March 1, 2017 consisting entirely of MGP and other subsidiaries of MGM.

Distribution Policy

The Operating Partnership has made distributions each quarter since the completion of MGP’s initial public offering as shown in the chart above. While the Operating Partnership plans to continue to make quarterly distributions, no assurances can be made as to the frequency of any future distributions. Distributions made by the Operating Partnership are authorized and determined by the Operating Partnership’s general partner in its sole discretion out of funds legally available therefor, and are dependent upon a number of factors, including restrictions under applicable law. If the Operating Partnership has underestimated its cash available for distribution, it may need to increase its borrowings in order to fund its intended distributions. We expect that its distributions may exceed its net income under U.S. GAAP because of non-cash expenses included in net income. Notwithstanding the forgoing, the Operating Partnership’s credit agreement and the indentures governing its senior notes restrict its ability to make restricted payments, including to make distributions on or redeem or repurchase Operating Partnership units. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Recent Sales of Unregistered Securities

In connection with the Formation Transactions the Operating Partnership issued 158.0 million Operating Partnership units to subsidiaries of MGM on the IPO Date pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership units were issued as part of the consideration for the transfer of newly formed subsidiaries holding the real estate assets related to the IPO Properties from subsidiaries of MGM to the Operating Partnership.

In connection with the Borgata Transaction the Operating Partnership issued 27.4 million Operating Partnership units to a subsidiary of MGM on August 1, 2016 pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Operating Partnership units were issued as part of the consideration for the transfer of the real estate assets related to Borgata from a subsidiary of MGM to the Landlord.

PERFORMANCE GRAPH

The graph below matches MGM Growth Properties’ cumulative eight-month total shareholder return on common stock with the cumulative total returns of the S&P 500 index and the FTSE NAREIT Equity REITs index. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends as required by the SEC) from April 20, 2016 to December 31, 2016. The return shown on the graph is not necessarily indicative of future performance.

The following performance graph shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

Index	4/20/16	4/16	5/16	6/16	7/16	8/16	9/16	10/16	11/16	12/16
MGM Growth Properties	100.00	100.27	104.50	122.49	124.46	115.78	121.43	122.59	111.79	119.73
S&P 500	100.00	100.39	102.19	102.46	106.23	106.38	106.40	104.46	108.33	110.47
FTSE NAREIT Equity REITs	100.00	97.61	99.98	106.96	111.40	107.31	105.42	99.46	97.79	102.37

ITEM 6.	SELECTED FINANCIAL DATA

The following tables set forth selected historical financial data for MGP and the Operating Partnership that should be read in conjunction with “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. For additional information, please see the section entitled “Recently issued accounting standards” included in Note 2 to the accompanying combined and consolidated financial statements. The historical results set forth below are not necessarily indicative of the results of operations to be expected in the future.

MGM Growth Properties LLC (“MGP”)

	Year Ended December 31,
	2016	2015	2014	2013
	(in thousands, except share and per share data)
Statement of Operations:
Total revenues	$467,548	$—	$—	$—
Operating income (loss)	153,774	(261,954)	(246,242)	(253,873)
Net income (loss)	35,346	(261,954)	(246,242)	(253,873)
Net income attributable to Class A shareholders	29,938	—	—	—
Net income per Class A share — basic:
Net income (loss) attributable to Class A shareholders	$0.52	N/A	N/A	N/A
Weighted average Class A shares outstanding	57,502,158	N/A	N/A	N/A
Net income per Class A share — diluted:
Net income (loss) attributable to Class A shareholders	$0.52	N/A	N/A	N/A
Weighted average Class A shares outstanding	57,751,489	N/A	N/A	N/A

	As of December 31,
	2016	2015	2014	2013
	(in thousands)
Balance Sheet:
Real estate investments, net	$9,079,678	$7,793,639	$7,867,812	$7,963,570
Total assets	9,506,740	7,793,639	7,867,812	7,963,570
Debt, net	3,621,942	—	—	—
Class A shareholders’ equity	1,333,817	—	—	—
Noncontrolling interest	4,274,444	—	—	—
Total shareholders’ equity/Predecessor net Parent investment	5,608,261	6,058,959	6,127,347	6,296,856

	Year Ended December 31,
	2016	2015	2014	2013
	(in thousands, except per share data)
Other Data:
Net cash provided by (used in) operating activities	$297,781	$(58,473)	$(59,980)	$(59,485)
Net cash used in investing activities	(138,987)	(129,308)	(90,504)	(78,528)
Net cash provided by financing activities	201,698	187,781	150,484	138,013
Dividends declared per Class A share	1.04	N/A	N/A	N/A

MGM Growth Properties Operating Partnership LP

	Year Ended December 31,
	2016	2015	2014	2013
	(in thousands, except share and per share data)
Statement of Operations:
Total revenues	$467,548	$—	$—	$—
Operating income (loss)	153,774	(261,954)	(246,242)	(253,873)
Net income (loss)	35,346	(261,954)	(246,242)	(253,873)
Net income per Operating Partnership unit — basic:
Net income (loss)	$0.52	N/A	N/A	N/A
Weighted average Operating Partnership units outstanding	232,181,070	N/A	N/A	N/A
Net income per Operating Partnership unit — diluted:
Net income (loss)	$0.52	N/A	N/A	N/A
Weighted average Operating Partnership units outstanding	232,430,401	N/A	N/A	N/A

Net income attributable to Operating Partnership units, weighted average Operating Partnership units outstanding and the effect of dilutive securities outstanding are presented for the period including and subsequent to the IPO Date. See Note 13 to the accompanying combined and consolidated financial statements.

	Year Ended December 31,
	2016	2015	2014	2013
	(in thousands)
Balance Sheet:
Real estate investments, net	$9,079,678	$7,793,639	$7,867,812	$7,963,570
Total assets	9,506,740	7,793,639	7,867,812	7,963,570
Debt, net	3,621,942	—	—	—
Partners’ capital/Predecessor net Parent investment	5,608,261	6,058,959	6,127,347	6,296,856

	Year Ended December 31,
	2016	2015	2014	2013
	(in thousands, except per unit data)
Other Data:
Net cash provided by (used in) operating activities	$297,781	$(58,473)	$(59,980)	$(59,485)
Net cash used in investing activities	(138,987)	(129,308)	(90,504)	(78,528)
Net cash provided by financing activities	201,698	187,781	150,484	138,013
Distributions declared per Operating Partnership unit	1.04	N/A	N/A	N/A

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements.

The following discussion and analysis is based on, and should be read in conjunction with, the combined and consolidated financial statements and the related notes thereto, of MGP and the Operating Partnership for the years ended December 31, 2016, 2015 and 2014. Prior to April 25, 2016, the historical financial statements have been prepared on a “carve-out” basis from MGM’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the IPO Properties, which were controlled by MGM, and have been determined to be the Predecessor of MGP and the Operating Partnership for accounting purposes (the “Predecessor”). These historical financial statements include allocations of income, expenses, assets and liabilities from MGM that reflect significant assumptions, and the combined and consolidated financial statements do not fully reflect what the financial position, results of operations and cash flows would have been had MGP or the Operating Partnership been a stand-alone company during the periods presented. As a result, historical financial information prior to the IPO Date is not necessarily indicative of the future results of operations, financial position and cash flows of MGP or the Operating Partnership. The financial position, results of operations and cash flows presented from the IPO Date through December 31, 2016 reflect the results of MGP and the Operating Partnership subsequent to the April 25, 2016 initial public offering.

Executive Overview

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM on January 6, 2016 and became a subsidiary of MGP on the IPO Date. MGP intends to make an election on its U.S. federal income tax return for our taxable year ended December 31, 2016 to be treated as a REIT.

Following the completion of MGP’s initial public offering, it became a publicly traded REIT primarily engaged in the real property business which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resort properties, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. MGM continued to hold a controlling interest in MGP following the completion of its initial public offering through its ownership of MGP’s single Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. In addition, MGM continues to hold a majority economic interest in the Operating Partnership through its ownership of Operating Partnership units. One of MGP’s subsidiaries is the sole general partner of the Operating Partnership.

We generate all of our revenues by leasing our real estate properties through the Landlord, a wholly owned subsidiary of the Operating Partnership, to the Tenant, a subsidiary of MGM, in a “triple-net” lease arrangement, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent, each as described below. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Additionally, the Master Lease provides us with a right of first offer to purchase the real estate assets with respect to the ROFO Properties in the event that MGM elects to sell them. The annual rent payments due under the Master Lease for the first lease year were initially $550 million and increased to $650 million for the remainder of the year following the completion of the Borgata Transaction. Payments under the Master Lease are guaranteed by MGM.

As of December 31, 2016, our portfolio consisted of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas.

Borgata Transaction

On August 1, 2016, MGM completed its acquisition of Boyd Gaming’s ownership interest in Borgata. Immediately following such transaction, we acquired Borgata’s real property from MGM for consideration consisting of the assumption of $545 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership units to a subsidiary of MGM. The real property related to Borgata was then leased back to a subsidiary of MGM under an amendment to the existing Master Lease.

Pursuant to the amendment, the initial annual rent payments increased by $100 million, prorated for the remainder of the first lease year after the Borgata Transaction. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per lease year until 2022.

The Borgata Transaction was accounted for as a transaction between entities under common control, and therefore we recorded the Borgata real estate assets at their carryover value of $1.3 billion as determined by MGM in its purchase price allocation. In addition, we recognized an above-market lease liability and an above-market lease asset related to ground leases assigned to the Landlord as part of the Borgata Transaction covering approximately 11 acres partially underlying and adjacent to the Borgata. Under terms of the Master Lease, the Tenant is responsible for the rent payments related to these ground leases during the term of the Master Lease. We are amortizing the above-market lease liability on a straight-line basis over the terms of the underlying ground leases, which extend through 2070. We are amortizing the above-market lease asset on a straight-line basis over the term of the Master Lease, which extends through 2046 (including reasonably assured renewal periods).

Master Lease

Rent under the Master Lease consists of the base rent and the percentage rent. The annual rent payment due under the Master Lease was initially $550 million, which increased to $650 million after the Borgata Transaction for the remainder of the first year. For the first year, the base rent represents 90% of the initial total rent payments due under the Master Lease, or $585 million, and the percentage rent represents 10% of the initial total rent payments due under the Master Lease, or $65 million.

Base Rent

The base rent is a base annual amount for the duration of the lease and includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the Operating Subtenants of the properties collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue. Base rent and percentage rent that are known at the lease commencement date will be recorded on a straight-line basis over 30 years, which represents the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as we have determined such renewal terms to be reasonably assured.

Percentage Rent

The percentage rent is a variable percentage rent which consists of a fixed annual amount for approximately the first six years of our Master Lease and is then adjusted every five years thereafter based on the average actual annual net revenues of the Tenant, and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time during the trailing five-calendar-year period (calculated by multiplying the average annual net revenues-excluding net revenue attributable to certain scheduled subleases (and, at the Tenant’s option, reimbursed cost revenue) for the trailing five-calendar-year period by 1.4%).

Under the Master Lease, the Tenant is required to maintain the premises in reasonably good order and repair. The Master Lease requires the Tenant to spend an aggregate amount of at least 1% of actual adjusted net revenues from the properties per calendar year on capital expenditures.

General and Administrative and Corporate Services

We incur general and administrative expenses for items such as compensation costs, professional services, legal expenses, certain costs of being a public company and office costs. In addition, we incur costs for corporate services from MGM for amounts reimbursed to MGM under the Corporate Services Agreement that covers financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services.

General and administrative expenses for the year ended December 31, 2016 were $9.9 million. Pursuant to the terms of the partnership agreement of the Operating Partnership, the Operating Partnership is required to pay for or reimburse MGP for these expenses-and generally for any expenses MGP incurs relating to the operation of, or for the benefit of, the Operating Partnership or MGP. Any such reimbursements are taken into account by our wholly owned subsidiary, the general partner, before causing the Operating Partnership to make any distributions to holders of Operating Partnership units and do not affect our pro rata entitlement, as a holder of Operating Partnership units, to distributions from the Operating Partnership.

Expenditures necessary to maintain our properties in reasonably good order and repair are paid or reimbursed by the Tenant pursuant to the Master Lease. Other operating expenses relating to our properties such as property taxes and insurance are also paid or reimbursed by the Tenant pursuant to the Master Lease.

Combined Results of Operations for MGP and the Operating Partnership

Overview

The following comparative discussion of results of operations for the year ended December 31, 2016 reflects the results of operations of the Predecessor through April 24, 2016 combined with the results of operations of MGP and the Operating Partnership from the IPO Date through December 31, 2016. The prior year periods reflect solely the results of operations of the Predecessor.

Revenues

Revenues, including tenant reimbursements and other, for the year ended December 31, 2016 were $467.5 million. Revenues for the year ended December 31, 2016 represent revenues generated by the Company from April 25, 2016 through December 31, 2016. The Predecessor generated no revenues during the years ended December 31, 2015 and 2014. Tenant reimbursement and other revenue arises primarily from the triple-net structure of the Master Lease which provides for Tenant being responsible for payment of certain expenses as discussed above, including property taxes of the properties. We recognize revenue related to property taxes for which we are the primary obligor in the same periods as the expense is incurred. We recognize the cost basis of non-normal tenant improvements in accordance with U.S. GAAP (“Non-Normal Tenant Improvements”) as real estate investments and deferred revenue. We depreciate the real estate investments over their estimated useful lives applying the straight-line method and deferred revenue is amortized applying the straight-line method as additional rental revenue over the remaining term of the Master Lease once the related real estate assets are placed in service.

Operating Expenses

Depreciation. Depreciation expense for the year ended December 31, 2016 was $220.7 million, which includes depreciation expense of the Predecessor through April 24, 2016 of $63.7 million. Depreciation expense for the years ended December 31, 2015 and 2014 was $196.8 million and $186.3 million, respectively, which solely relates to the depreciation expense of the Predecessor. Depreciation expense increased primarily due to depreciation recognized on property improvements during the year as well as accelerated depreciation recognized on assets disposed of during the year.

Property transactions, net. Property transactions, net for the year ended December 31, 2016 were $4.7 million, compared to $6.7 million for the year ended December 31, 2015, and relate to normal losses on the disposition of assets recognized during the year. The Predecessor did not have any property transactions, net for the year ended December 31, 2014.

Property taxes. Property tax expense for the year ended December 31, 2016 was $65.1 million, compared to $48.1 million and $48.3 million for the years ended December 31, 2015 and 2014, respectively. This increase was due to higher property tax assessments and the addition of the real estate assets of Borgata during the year ended December 31, 2016.

Property insurance. Property insurance expense for the year ended December 31, 2016 was $2.9 million, compared to $10.4 million and $11.6 million for the years ended December 31, 2015 and 2014, respectively. Property insurance expense decreased in the current year because MGP and the Operating Partnership do not recognize property insurance expense following the IPO Date due to such costs being direct costs of the Tenant and not an obligation of MGP or the Operating Partnership.

Acquisition-related expenses. Acquisition-related expenses for the year ended December 31, 2016 were $10.2 million, which were expenses incurred in connection with the Borgata Transaction, including real estate transfer taxes of $6.8 million and titles fees of $2.1 million. The Predecessor did not have any acquisition-related expenses for the years ended December 31, 2015 and 2014.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2016 were $9.9 million, which primarily relates to compensation costs, including share-based compensation expense. For the year ended December 31, 2016, we incurred $1.5 million of certain costs relating to payroll and relocation costs. The Predecessor did not have any general and administrative expense for the years ended December 31, 2015 and 2014.

Non-Operating Expenses

Total non-operating expenses for the year ended December 31, 2016 were $116.2 million, primarily related to interest expense on our senior secured credit facility and senior notes, which included amortization of debt issuance costs of $7.2 million. There were no non-operating expenses for the years ended December 31, 2015 and 2014.

Supplemental Data: Results of Operations Subsequent to the Formation Transactions

The following table summarizes the combined and consolidated results of operations of the Operating Partnership for the year ended December 31, 2016:

	Year Ended December 31, 2016	Less: Activity prior to IPO Date	IPO Date to December 31, 2016
	(in thousands, except unit and per unit amounts)
Revenues
Rental revenue	$419,239	$—	$419,239
Tenant reimbursements and other	48,309	—	48,309

	467,548	—	467,548

Expenses
Depreciation	220,667	63,675	156,992
Property transactions, net	4,684	874	3,810
Property taxes	65,120	16,891	48,229
Property insurance	2,943	2,943	—
Amortization of above market lease, net	286	—	286
Acquisition-related expenses	10,178	—	10,178
General and administrative	9,896	—	9,896

	313,774	84,383	229,391

Operating income (loss)	153,774	(84,383)	238,157
Non-operating income (expense)
Interest income	774	—	774
Interest expense	(116,212)	—	(116,212)
Other non-operating	(726)	—	(726)

	(116,164)	—	(116,164)

Income (loss) before income taxes	37,610	(84,383)	121,993
Provision for income taxes	(2,264)	—	(2,264)

Net income (loss)	35,346	(84,383)	119,729
Less: Net (income) loss attributable to noncontrolling interest	$(5,408)	$84,383	$(89,791)

Net income attributable to Class A shareholders	$29,938	$—	$29,938

Reconciliation of Non-GAAP Financial Measures
Net income (loss)	$35,346	$(84,383)	$119,729
Depreciation	220,667	63,675	156,992
Property transactions, net	4,684	874	3,810

Funds From Operations	260,697	(19,834)	280,531
Amortization of financing costs	7,195	—	7,195
Non-cash compensation expense	510	—	510
Net effect of straight-line rent and deferred revenue amortization	(1,819)	—	(1,819)
Acquisition-related expenses	10,178	—	10,178
Amortization of above market lease, net	286	—	286
Provision for income taxes	2,264	—	2,264

Adjusted Funds From Operations	279,311	(19,834)	299,145
Interest income	(774)	—	(774)
Interest expense	116,212	—	116,212
Amortization of financing costs	(7,195)	—	(7,195)

Adjusted EBITDA	$387,554	$(19,834)	$407,388

Weighted average Operating Partnership units outstanding
Basic			232,181,070
Diluted			232,430,401

FFO per Operating Partnership unit
Diluted			$1.21

AFFO per Operating Partnership unit
Diluted			$1.29

Non-GAAP Measures

Funds From Operations (“FFO”) is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts.

Adjusted Funds From Operations (“AFFO”) is FFO as adjusted for amortization of financing costs, the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, provision for income taxes, the net effect of straight-line rents and deferred revenue amortization.

Adjusted EBITDA is net income (computed in accordance with U.S. GAAP) as adjusted for gains and losses from sales or disposals of property (presented as property transactions, net), real estate depreciation, interest income, interest expense, the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, provision for income taxes and the net effect of straight-line rents and deferred revenue amortization.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with U.S. GAAP that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, beginning with the third quarter of 2016, the Company revised its calculations of AFFO and Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom. This revision to such calculations had no significant impact on our AFFO and Adjusted EBITDA as reported in prior periods.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following table presents a reconciliation of net income (loss) to FFO, AFFO and Adjusted EBITDA:

	Year Ended December 31,
	2016	2015
Net income (loss)	$35,346	$(261,954)
Depreciation	220,667	196,816
Property transactions, net	4,684	6,665

Funds From Operations	260,697	(58,473)
Amortization of financing costs	7,195	—
Non-cash compensation expense	510	—
Net effect of straight-line rent and deferred revenue amortization	(1,819)	—
Acquisition-related expenses	10,178	—
Amortization of above market lease, net	286	—
Provision for income taxes	2,264	—

Adjusted Funds From Operations	279,311	(58,473)
Interest income	(774)	—
Interest expense	116,212	—
Amortization of financing costs	(7,195)	—

Adjusted EBITDA	$387,554	$(58,473)

Liquidity and Capital Resources

Property rental revenue is our primary source of cash from operations and is dependent on the Tenant’s ability to pay rent. All of our indebtedness is held by the Operating Partnership and MGP does not guarantee any of the Operating Partnership’s indebtedness. MGP’s principal funding requirement is the payment of distributions on its Class A shares, and its principal source of funding for these distributions is the distributions it receives from the Operating Partnership. MGP’s liquidity is therefore dependent upon the Operating Partnership’s ability to make sufficient distributions to it. The Operating Partnership’s primary uses of cash include payment of operating expenses, debt service and distributions to us. We believe that the Operating Partnership currently has sufficient liquidity to satisfy all of its commitments, including its distributions to MGP, and in turn, that we currently have sufficient liquidity to satisfy all our commitments in the form of $360.5 million in cash and cash equivalents held by the Operating Partnership as of December 31, 2016, expected cash flows from operations, and $600.0 million of borrowing capacity under the Operating Partnership’s revolving credit facility as of December 31, 2016.

Summary of Cash Flows

Net cash provided by operating activities for the year ended December 31, 2016 was $297.8 million, which includes cash inflows from rental revenues under the Master Lease and outflows for general and administrative expenses and acquisition-related expenses as well as interest payments. During the year ended December 31, 2016, operating outflows included $19.8 million related to activities of the Predecessor prior to the IPO Date funded by MGM. Net cash used in operating activities for the years ended December 31, 2015 and 2014 were $58.5 million and $60.0 million, respectively, which were attributable to the operating expenses of the Predecessor.

Net cash used in investing activities for the year ended December 31, 2016 was $139.0 million, which was attributable to capital expenditures, compared to cash used in investing activities of $129.3 million and $90.5 million during the years ended December 31, 2015 and 2014, respectively. Such amounts were funded by MGM and relate to the activity of the Predecessor prior to the IPO Date.

Net cash provided by financing activities for the year ended December 31, 2016 was $201.7 million, which was primarily attributable to net proceeds of $3.6 billion from the issuance of indebtedness by the Operating Partnership and net proceeds of $1.1 billion received from the issuance of Class A shares, partially offset by the $4.5 billion repayment of the bridge facilities that were assumed by the Operating Partnership in connection with the Formation Transactions and the Borgata Transaction. Net cash provided by financing activities for the years ended December 31, 2015 and 2014 was $187.8 million and $150.5 million, respectively, which represent the net amounts transferred from MGM related to the Predecessor.

Dividends and Distributions

On June 16, 2016, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.2632 per unit (which amount was based on a distribution of $0.3575 per Operating Partnership unit for a full quarter). MGP’s Board of Directors concurrently declared a pro rata cash dividend for the quarter ended June 30, 2016, of $0.2632 per Class A share (which amount was based on a dividend of $0.3575 per Class A share for a full quarter) payable to shareholders of record as of June 30, 2016. The distribution and dividend were paid on July 15, 2016.

On September 15, 2016, the Operating Partnership announced a distribution to holders of Operating Partnership units of $0.3875 per unit. MGP’s Board of Directors concurrently declared a cash dividend for the quarter ended September 30, 2016 of $0.3875 per Class A share payable to shareholders of record as of September 30, 2016. The distribution and dividend were paid on October 14, 2016.

On December 15, 2016, the Operating Partnership announced a distribution to holders of Operating Partnership units of $0.3875 per unit. MGP’s Board of Directors concurrently declared a quarterly dividend of $0.3875 per Class A share (which amount was based on a dividend of $1.55 per Class A share for a full year). The distribution and dividend were paid on January 16, 2017 to holders of record on December 30, 2016.

In the future, MGP expects to pay quarterly dividends in cash of approximately $22.3 million equal to $0.3875 per share (or $89.1 million on an annualized basis equal to $1.55 per share) to its Class A shareholders, which amount may be changed in the future at the discretion of MGP’s Board of Directors.

Principal Debt Arrangements

As of December 31, 2016, we had $3.7 billion principal amount of indebtedness in the form of the Operating Partnership’s (i)senior secured credit facilities and (ii) $1.05 billion principal amount of 5.625% senior notes due 2024 and $500 million principal amount of 4.50% senior notes due 2026 (collectively, the “senior notes”). The Operating Partnership’s senior secured credit facilities include a $292.5 million term loan A facility which matures in 2021, a $1.84 billion term loan B facility which matures in 2023 and a $600.0 million revolving credit facility which also matures in 2021. No amounts were drawn under the revolving credit facility as of December 31, 2016.

On October 26, 2016, the Operating Partnership completed a re-pricing of its term loan B facility. As a result of the re-pricing, the term loan B facility will bear interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. In February 2017, MGP’s corporate family rating was upgraded which resulted in the Operating Partnership receiving a further reduction in pricing to LIBOR plus 2.50%, with a LIBOR floor of 0.75%. All other principal provisions of the Company’s existing credit facility remained unchanged.

The Operating Partnership’s senior secured credit facility contains customary representations and warranties, events of default, and positive and negative covenants, and, with respect to the revolving credit facility and the term loan A facility, financial covenants. As of December 31, 2016, the Operating Partnership was required to have a senior secured net debt to adjusted total assets ratio of not more than 0.40 to 1.00, a total net debt to adjusted total assets ratio of not more than 0.65 to 1.00, and an interest coverage ratio of not less than

2.00 to 1.00. The Operating Partnership was in compliance with its credit agreement covenants at December 31, 2016. The indentures governing the senior notes contain certain customary affirmative and negative covenants and events of default.

Capital Expenditures

We may agree, at MGM’s request, to fund the cost of certain capital improvements at arm’s-length terms and conditions, which may include an agreed upon increase in rent under the Master Lease. Otherwise, except as described below in connection with a deconsolidation event, capital expenditures for the properties leased under the Master Lease are the responsibility of the Tenant. The Master Lease requires the Tenant to spend an aggregate amount of at least 1% of actual adjusted net revenues from the properties per calendar year on capital expenditures.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, we will be required to pay the Tenant, should the Tenant so elect, for all Non-Normal Tenant Improvements, and subject to an initial cap of $100 million in the first year of the Master Lease increasing on a cumulative basis by $75 million on the first day of each lease year thereafter. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties. In addition, equipment that would be a necessary improvement at any of the properties, including elevators, air conditioning systems, or electrical wiring that are integral to such property would qualify as a Non-Normal Tenant Improvement. Non-Normal Tenant Improvements were $72.4 million as of December 31, 2016.

Except as described in the two preceding paragraphs, the Tenant is required to pay for all maintenance expenditures and capital improvements. The Landlord is entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Landlord is required to pay for in connection with a deconsolidation event, and such capital improvements will be subject to the terms of the Master Lease.

Inflation

The Master Lease provides for certain increases in rent as a result of the fixed annual rent escalator or changes in the variable percentage rent as further described above under “—Master Lease.” We expect that inflation will cause the variable percentage rent provisions to result in rent increases over time. However, we could be negatively affected if increases in rent are not sufficient to cover increases in our operating expenses due to inflation. In addition, inflation and increased cost may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue due to inflation.

Off-Balance Sheet Arrangements

As of December 31, 2016 and as of the date this report was filed, we do not have any off-balance sheet arrangements.

Commitments and Contractual Obligations

The following table summarizes our scheduled contractual obligations as of December 31, 2016:

	Payments due by Period
	2017	2018	2019	2020	2021	Thereafter	Total
Long-term debt	$41.9	$33.5	$33.5	$33.5	$247.3	$3,293.6	$3,683.3
Estimated interest payments on long-term debt (1)	164.1	162.9	161.8	160.6	151.1	341.5	1,142.0
Ground leases(2)	6.4	6.7	6.7	7.0	7.0	703.5	737.3

Total	$212.4	$203.1	$202.0	$201.1	$405.4	$4,338.6	$5,562.6

(1)	Estimated interest payments are based on principal amounts and expected maturities of debt outstanding at December 31, 2016 and LIBOR rates as of December 31, 2016 for our senior credit facility. We have adjusted estimated interest expense to include the impact of our interest rate swap agreements with a $500 million notional amount that were entered into in December 2016, for which we pay a fixed rate of 1.825% and receive the 1-month LIBOR rate.
(2)	Commitments under ground leases extending through 2070 assigned to the Company in the Borgata Transaction as discussed in Note 3 to the accompanying financial statements. Such amounts will be paid by the Tenant pursuant to the Master Lease through 2046.

Application of Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. We have identified certain accounting policies that we believe are the most critical to the presentation of our financial information over a period of time. These accounting policies may require our management to make decisions on subjective and/or complex matters relating to reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. These would further lead us to estimate the effect of matters that may inherently be uncertain.

Estimates are required in order to prepare the financial statements in conformity with U.S. GAAP. Significant estimates, judgments, and assumptions are required in a number of areas, including, but not limited to, determining the useful lives of real estate properties and evaluating the impairment of long-lived assets, valuation of derivative financial instruments and allocation of income taxes. The judgment on such estimates and underlying assumptions is based on our experience and various other factors that we believe are reasonable under the circumstances. These form the basis of our judgment on matters that may not be apparent from other available sources of information. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates. The future financial statement presentation, financial condition, results of operations and cash flows may be affected to the extent that the actual results differ materially from our estimates.

Income Taxes — REIT Qualification

We will elect to be taxed and we believe we will qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016, and we intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally will not be subject to federal income tax on income that we pay as distributions to our shareholders. If we fail to qualify as a REIT in any taxable year, we will for that year and subsequent years be subject to U.S. federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and distributions paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders.

Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Real Estate Investments

Real estate costs related to the acquisition and improvement of our properties are capitalized and include expenditures that materially extend the useful lives of existing assets. We consider the period of future benefit of an asset to determine its appropriate useful life. Depreciation on our buildings, improvements and integral equipment is computed using the straight-line method over an estimated useful life of 3 to 40 years. If we use a shorter or longer estimated useful life, it could have a material impact on our results of operations. We believe that 3 to 40 years is an appropriate estimate of useful life.

Impairment of Real Estate Investments

We continually monitor events and changes in circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements, and equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in a property over its remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. If such circumstances arise, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the asset (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques.

Market Risk

Our primary market risk exposure is interest rate risk with respect to our existing variable-rate long-term indebtedness. As of December 31, 2016, we have incurred indebtedness in principal amount of $3.7 billion. An increase in interest rates could make the financing of any acquisition by us more costly as well as increase the costs of our variable rate debt obligations. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness.

On October 26, 2016, the Operating Partnership completed a re-pricing of its $1.84 billion term loan B facility. As a result of the re-pricing, the term loan B facility initially bears interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. To manage our exposure to changes in LIBOR rates, on December 6, 2016, we entered into five-year interest rate swap agreements with a total $500 million notional amount to pay a fixed rate of 1.825% and receive the 1-month LIBOR rate in order to reduce the interest rate risk. On January 26, 2017, we entered into additional interest rate swap agreements through November 2021 with a total $700 million notional amount to pay a fixed rate of 1.964% and receive the 1-month LIBOR rate in order to reduce the interest rate risk. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness.

We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. As of December 31, 2016, long-term variable rate borrowings represented approximately 44.3% of our total borrowings. Assuming a 100 basis-point increase in LIBOR-in the case of term loan B facility (over the 0.75% floor specified in our senior secured credit facility), our annual interest cost would increase by approximately $16 million based on gross amounts outstanding at December 31, 2016. The following table provides information about the maturities of our long-term debt subject to changes in interest rates. Average interest rates presented relate to the interest rate of the debt maturity in the period:

	Debt maturing in							Fair Value December 31, 2016
	2017	2018	2019	2020	2021	Thereafter	Total
Fixed-rate	$—	$—	$—	$—	$—	$1,550.0	$1,550.0	$1,585.0
Average interest rate						5.262%	5.262%
Variable rate	$41.9	$33.5	$33.5	$33.5	$247.3	$1,743.6	$2,133.3	$2,155.5
Average interest rate	3.509%	3.509%	3.509%	3.509%	3.520%	3.500%	3.503%

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We incorporate by reference the information appearing under “Market Risk” in Item 7 of this Form 10-K.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our Combined and Consolidated Financial Statements and Notes to Combined and Consolidated Financial Statements, including the Independent Registered Public Accounting Firm’s Reports thereon, referred to in Item 15(a)(1) of this Form 10-K, are included at pages 46 to 77 of this Form 10-K.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Controls and Procedures with respect to MGP

Evaluation of Disclosure Controls and Procedures

We have established disclosure controls and procedures, as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officers as appropriate, to allow timely decisions regarding required disclosure. Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2016. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of December 31, 2016.

Management’s Annual Report on Internal Control over Financial Reporting

This Annual Report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of MGP’s registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

Changes in Internal Control over Financial Reporting

During the quarter ended December 31, 2016, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Controls and Procedures with respect to the Operating Partnership

In this “Controls and Procedures with respect to the Operating Partnership” section, the terms “we,”“our” and “us” refer to the Operating Partnership together with its consolidated subsidiaries, and “management,” “principal executive officer” and “principal financial officer” refers to the management, principal executive officer and principal financial officer of the Operating Partnership and of the Operating Partnership’s general partner.

Evaluation of Disclosure Controls and Procedures

The Operating Partnership established disclosure controls and procedures, as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed by the Operating Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that it files or submits under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officers as appropriate, to allow timely decisions regarding required disclosure. The Operating Partnership’s management, with the participation of its principal executive officer and principal financial officer, evaluated the effectiveness of the Operating Partnership’s disclosure controls and procedures as of December 31, 2016. Based on this evaluation, the principal executive officer and principal financial officer concluded that its disclosure controls and procedures were effective as of December 31, 2016.

Management’s Annual Report on Internal Control over Financial Reporting

This Annual Report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of the Operating Partnership’s registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

Changes in Internal Control over Financial Reporting

During the quarter ended December 31, 2016, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

We incorporate by reference the information appearing under “Executive Officers of the Registrant” in Item 1 of this Form 10-K and under “Election of Directors” and “Corporate Governance” in our definitive Proxy Statement for our 2017 Annual Meeting of Shareholders, which we expect to file with the SEC within 120 days after December 31, 2016 (the “Proxy Statement”).

ITEM 11.	EXECUTIVE COMPENSATION

We incorporate by reference the information appearing under “Director Compensation” and “Executive Compensation” and “Compensation Committee Report” in the Proxy Statement.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

We incorporate by reference the information appearing under “Principal Shareholders” and “Election of Directors” in the Proxy Statement.

Equity Compensation Plan Information

The following table includes information about our equity compensation plans at December 31, 2016:

	Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Securities available for future issuance under equity compensation plans
	(in thousands)
Equity compensation plans approved by shareholders(1)	294	N/A	2,211
Equity compensation plans not approved by shareholders	—	—	—

Total	294	N/A	2,211

(1)	As of December 31, 2016 we had restricted share units, performance share units and deferred share units outstanding. These awards do not have an exercise price. The amount included in the securities outstanding above for performance share units assumes that each target price is achieved.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We incorporate by reference the information appearing under “Transactions with Related Persons” and “Corporate Governance” in the Proxy Statement.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

We incorporate by reference the information appearing under “Selection of Independent Registered Public Accounting Firm” in the Proxy Statement.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

Financial

Statements.

Financial Statement

Schedule.

MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP:
Schedule III — Real Estate and Accumulated Depreciation — December 31, 2016	A-100

We have omitted schedules other than the one listed above because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

Exhibits.

Exhibit Number	Description

2.1	Master Contribution Agreement by and among MGM Resorts International, MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP, dated as of April 25, 2016 (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed on April 25, 2016)

3.1	Amended and Restated Limited Liability Company Agreement of MGM Growth Properties LLC, effective April 18, 2016 (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-8 (File No. 333-210832) filed on April 19, 2016)

3.2	Amended and Restated Limited Partnership Agreement of MGM Growth Properties Operating Partnership LP, effective April 25, 2016 (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K of MGM Growth Properties LLC filed on April 25, 2016)

Exhibit Number	Description

4.1	Indenture, dated as of April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of MGM Resorts International filed on April 21, 2016)

4.2	Registration Rights Agreement, dated as of April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers of the Notes (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of MGM Resorts International filed on April 21, 2016)

4.3	Supplemental Indenture, dated as of April 25, 2016, among MGM Growth Properties Operating Partnership LP, MGP Escrow Co-Issuer, Inc., MGP Lessor Holdings, LLC, MGP Lessor, LLC and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed on April 25, 2016)

4.4	Indenture, dated as of August 12, 2016, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed on August 12, 2016)

10.1	Master Lease between MGP Lessor, LLC and MGM Lessee, LLC, dated April 25, 2016 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on April 25, 2016)

10.2	First Amendment to Master Lease, dated as of August 1, 2016, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of MGM Resorts International filed on August 1, 2016)

10.3	Credit Agreement dated as of April 25, 2016, among MGM Growth Properties Operating Partnership LP, the financial institutions referred to as Lenders therein and the Administrative Agent (incorporated by reference to Exhibit 10.17 of our Current Report on Form 8-K filed on April 25, 2016)

10.4	First Amendment to Credit Agreement, dated October 26, 2016, among MGM Growth Properties Operating Partnership LP, the other loan parties and lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on October 26, 2016)

10.5	Corporate Services Agreement between MGM Growth Properties Operating Partnership LP and MGM Resorts International, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on April 25, 2016)

10.6	Registration Rights Agreement between MGM Growth Properties LLC and MGM Resorts International, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on April 25, 2016)

10.7	IP License Agreement between MGM Growth Properties LLC and MGM Resorts International, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on April 25, 2016)

10.8*	Employment Agreement of James C. Stewart (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016)

10.9*	Employment Agreement of Andy H. Chien (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016)

Exhibit Number	Description

10.10*	2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 (File No. 333-210832) filed on April 19, 2016)

10.11*	Annual Performance-Based Incentive Plan (incorporated by reference to Exhibit 10.7 of our Current Report on Form 8-K of MGM Growth Properties LLC filed on April 25, 2016)

10.12*	Change of Control Policy for Executive Officers (incorporated by reference to Exhibit 10.8of our Current Report on Form 8-K filed on April 25, 2016)

10.13*	MGM Growth Properties LLC Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.9 of our Current Report on Form 8-K filed on April 25, 2016)

10.14*	2016 Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.10 of our Current Report on Form 8-K filed on April 25, 2016)

10.15*	Form of 2016 Performance Share Units Agreement (incorporated by reference to Exhibit 10.11 of our Current Report on Form 8-K filed on April 25, 2016)

10.16*	Form of 2016 Performance Share Units Agreement (Bonus) (incorporated by reference to Exhibit 10.12 of our Current Report on Form 8-K filed on April 25, 2016)

10.17*	Form of 2016 Restricted Share Units Agreement (Non-Employee Directors) (incorporated by reference to Exhibit 10.13 of our Current Report on Form 8-K filed on April 25, 2016)

10.18*	Form of 2016 Restricted Share Units Agreement (Employees) (incorporated by reference to Exhibit 10.14 of our Current Report on Form 8-K filed on April 25, 2016)

10.19*	Form of 2016 Restricted Share Units Agreement (MGM Non-Employee Directors) (incorporated by reference to Exhibit 10.15of our Current Report on Form 8-K filed on April 25, 2016)

10.20*	Form of 2016 Restricted Share Units Agreement (MGM Employees) (incorporated by reference to Exhibit 10.16 of our Current Report on Form 8-K filed on April 25, 2016)

21.1	Subsidiaries of MGM Growth Properties LLC

21.2	Subsidiaries of MGM Growth Properties Operating Partnership LP

23.1	Consent of Deloitte & Touche LLP for MGM Growth Properties LLC

23.2	Consent of Deloitte & Touche LLP for MGM Growth Properties Operating Partnership LP

31.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

Exhibit Number	Description

32.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

32.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

32.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002**

101	The following information from each of the MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP’s Annual Report on Form 10-K for the year ended December 31, 2016 formatted in eXtensible Business Reporting Language: (i) Combined and Consolidated Balance Sheets at December 31, 2016 and December 31, 2015; (ii) Combined and Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014; (iii) Combined and Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2016, 2015 and 2014; (iv) Combined and Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014; (v) Consolidated Statements of Stockholders’ Equity (for MGM Growth Properties LLC) or of Partners’ Capital (for MGM Growth Properties Operating Partnership LP) for the years ended December 31, 2016, 2015 and 2014; (vi) Notes to the Combined and Consolidated Financial Statements; and (vii) Financial Statement Schedule

*	Management contract or compensatory plan or arrangement.
**	Exhibits 32.1, 32.2, 32.3 and 32.4 shall not be deemed filed with the SEC, nor shall they be deemed incorporated by reference in any filing with the SEC under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

MGM Growth Properties LLC

We have audited the accompanying combined and consolidated balance sheets of MGM Growth Properties LLC and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related combined and consolidated statements of operations and comprehensive income (loss), cash flows, and shareholders’ equity for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in Item 15 of the Table of Contents. These combined and consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of MGM Growth Properties LLC and subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined and consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 6, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Partners of

MGM Growth Properties Operating Partnership LP

We have audited the accompanying combined and consolidated balance sheets of MGM Growth Properties Operating Partnership LP and subsidiaries (the “Partnership”) as of December 31, 2016 and 2015, and the related combined and consolidated statements of operations and comprehensive income (loss), cash flows, and partners’ capital for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in Item 15 of the Table of Contents. These combined and consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of MGM Growth Properties Operating Partnership LP and subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined and consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 6, 2017

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2016	2015
ASSETS
Real estate investments, net	$9,079,678	$7,793,639
Cash and cash equivalents	360,492	—
Tenant and other receivables, net	9,503	—
Prepaid expenses and other assets	10,906	—
Above market lease, asset	46,161	—

Total assets	$9,506,740	$7,793,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Debt, net	$3,621,942	$—
Due to MGM Resorts International and affiliates	166	—
Accounts payable, accrued expenses and other liabilities	10,478	—
Above market lease, liability	47,957	—
Accrued interest	26,137	—
Dividend payable	94,109	—
Deferred revenue	72,322	—
Deferred income taxes, net	25,368	1,734,680

Total liabilities	3,898,479	1,734,680
Commitments and contingencies (Note 14)
Shareholders’ equity
Class A shares: no par value, 1,000,000,000 shares authorized, 57,500,000 and 100 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	1,363,130	—
Accumulated deficit	(29,758)	—
Accumulated other comprehensive income	445	—
Predecessor net Parent investment	—	6,058,959

Total Class A shareholders’ equity	1,333,817	6,058,959
Noncontrolling interest	4,274,444	—

Total shareholders’ equity	5,608,261	6,058,959

Total liabilities and shareholders’ equity	$9,506,740	$7,793,639

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2016	2015	2014
Revenues
Rental revenue	$419,239	$—	$—
Tenant reimbursements and other	48,309	—	—

	467,548	—	—

Expenses
Depreciation	220,667	196,816	186,262
Property transactions, net	4,684	6,665	—
Property taxes	65,120	48,122	48,346
Property insurance	2,943	10,351	11,634
Amortization of above market lease, net	286	—	—
Acquisition-related expenses	10,178	—	—
General and administrative	9,896	—	—

	313,774	261,954	246,242

Operating income (loss)	153,774	(261,954)	(246,242)
Non-operating income (expense)
Interest income	774	—	—
Interest expense	(116,212)	—	—
Other non-operating	(726)	—	—

	(116,164)	—	—

Income (loss) before income taxes	37,610	(261,954)	(246,242)
Provision for income taxes	(2,264)	—	—

Net income (loss)	35,346	(261,954)	(246,242)
Less: Net (income) loss attributable to noncontrolling interest	(5,408)	261,954	246,242

Net income attributable to Class A shareholders	$29,938	$—	$—

Weighted average Class A shares outstanding:
Basic	57,502,158	N/A	N/A
Diluted	57,751,489	N/A	N/A
Per Class A share data
Net income per Class A share (basic)	$0.52	N/A	N/A

Net income per Class A share (diluted)	$0.52	N/A	N/A

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Net income (loss)	$35,346	$(261,954)	$(246,242)
Other comprehensive income
Unrealized gain on cash flow hedges	1,879	—	—

Other comprehensive income	1,879	—	—

Comprehensive income (loss)	37,225	(261,954)	(246,242)
Less: Comprehensive income attributable to noncontrolling interests	(6,842)	—	—

Comprehensive income (loss) attributable to Class A shareholders	$30,383	$(261,954)	$(246,242)

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income (loss)	$35,346	$(261,954)	$(246,242)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	220,667	196,816	186,262
Property transactions, net	4,684	6,665	—
Amortization of deferred financing costs and debt discount	7,195	—	—
Amortization related to above market lease, net	286	—	—
Provision for income taxes	2,264	—	—
Straight-line rental revenues	(1,739)	—	—
Amortization of deferred revenue	(80)	—	—
Share-based compensation	510	—	—
Change in operating assets and liabilities:
Tenant and other receivables, net	(9,503)	—	—
Prepaid expenses and other assets	6,747	—	—
Due to MGM Resorts International and affiliates	166	—	—
Accounts payable, accrued expenses and other liabilities	5,101	—	—
Accrued interest	26,137	—	—

Net cash provided by (used in) operating activities	297,781	(58,473)	(59,980)

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	(138,987)	(129,308)	(90,504)

Net cash used in investing activities	(138,987)	(129,308)	(90,504)

Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—	—
Deferred financing costs	(77,163)	—	—
Repayment of bridge facilities	(4,544,850)	—	—
Repayment of debt principal	(16,750)	—	—
Issuance of Class A shares	1,207,500	—	—
Class A share issuance costs	(75,032)	—	—
Dividends and distributions paid	(150,829)	—	—
Net cash transfers from Parent	158,822	187,781	150,484

Net cash provided by financing activities	201,698	187,781	150,484

Cash and cash equivalents
Net increase for the period	360,492	—	—
Balance, beginning of period	—	—	—

Balance, end of period	$360,492	$—	$—

Supplemental cash flow disclosures
Interest paid	$82,880	$—	$—
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$72,402	$—	$—
Borgata Transaction net assets acquired	$1,273,230	$—	$—

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

COMBINED AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years ended December 31, 2016, 2015 and 2014

(in thousands, except per share amounts)

	Class A Shares	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Predecessor Net Parent Investment	Total Class A Shareholders’ Equity	Non- controlling Interest	Total Shareholders’ Equity
Balance at January 1, 2014	$—	$—	$—	$—	$6,296,856	$6,296,856	$—	$6,296,856
Net loss	—	—	—	—	(246,242)	(246,242)	—	(246,242)
Net transfers from Parent	—	—	—	—	76,733	76,733	—	76,733

Balance at December 31, 2014	—	—	—	—	6,127,347	6,127,347	—	6,127,347
Net loss	—	—	—	—	(261,954)	(261,954)	—	(261,954)
Net transfers from Parent	—	—	—	—	193,566	193,566	—	193,566

Balance at December 31, 2015	—	—	—	—	6,058,959	6,058,959	—	6,058,959
Net loss — January 1, 2016 to April 24, 2016	—	—	—	—	(84,383)	(84,383)	—	(84,383)
Assumption of bridge facilities from MGM	—	—	—	—	(4,000,000)	(4,000,000)	—	(4,000,000)
Other contributions from MGM	—		—	—	1,893,502	1,893,502	—	1,893,502
Issuance of Class A shares	—	1,207,500	—	—	—	1,207,500	—	1,207,500
Initial public offering costs	—	(75,032)	—	—	—	(75,032)	—	(75,032)
Noncontrolling interest and additional paid-in capital effective April 24, 2016	—	201,785	—	—	(3,868,078)	(3,666,293)	3,666,293	—
Borgata Transaction	—	28,753	—	—	—	28,753	699,626	728,379
Net income — April 25, 2016 to December 31, 2016	—	—	29,938	—	—	29,938	89,791	119,729
Share-based compensation	—	124	—	—	—	124	386	510
Deemed contribution — tax sharing agreement	—	—	—	—	—	—	2,156	2,156
Dividends and distributions paid	—	—	(37,415)	—	—	(37,415)	(113,414)	(150,829)
Dividends and distributions declared as of December 31, 2016	—	—	(22,281)	—	—	(22,281)	(71,828)	(94,109)
Other comprehensive income — cash flow hedges	—	—	—	445	—	445	1,434	1,879

Balance at December 31, 2016	$—	$1,363,130	$(29,758)	$445	$—	$1,333,817	$4,274,444	$5,608,261

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2016	2015
ASSETS
Real estate investments, net	$9,079,678	$7,793,639
Cash and cash equivalents	360,492	—
Tenant and other receivables, net	9,503	—
Prepaid expenses and other assets	10,906	—
Above market lease, asset	46,161	—

Total assets	$9,506,740	$7,793,639

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$3,621,942	$—
Due to MGM Resorts International and affiliates	166	—
Accounts payable, accrued expenses and other liabilities	10,478	—
Above market lease, liability	47,957	—
Accrued interest	26,137	—
Distribution payable	94,109	—
Deferred revenue	72,322	—
Deferred income taxes, net	25,368	1,734,680

Total liabilities	3,898,479	1,734,680
Commitments and contingencies (Note 14)
Partners’ capital
General partner	—	—
Limited partners: 242,862,136 Operating Partnership units issued and outstanding as of December 31, 2016	5,608,261	—
Predecessor net Parent investment	—	6,058,959

Total partners’ capital	5,608,261	6,058,959

Total liabilities and partners’ capital	$9,506,740	$7,793,639

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Year Ended December 31,
	2016	2015	2014
Revenues
Rental revenue	$419,239	$—	$—
Tenant reimbursements and other	48,309	—	—

	467,548	—	—

Expenses
Depreciation	220,667	196,816	186,262
Property transactions, net	4,684	6,665	—
Property taxes	65,120	48,122	48,346
Property insurance	2,943	10,351	11,634
Amortization of above market lease, net	286	—	—
Acquisition-related expenses	10,178	—	—
General and administrative	9,896	—	—

	313,774	261,954	246,242

Operating income (loss)	153,774	(261,954)	(246,242)
Non-operating income (expense)
Interest income	774	—	—
Interest expense	(116,212)	—	—
Other non-operating	(726)	—	—

	(116,164)	—	—

Income (loss) before income taxes	37,610	(261,954)	(246,242)
Provision for income taxes	(2,264)	—	—

Net income (loss)	$35,346	$(261,954)	$(246,242)

Per Operating Partnership unit data
Net income per Operating Partnership unit (basic)	$0.52	N/A	N/A

Net income per Operating Partnership unit (diluted)	$0.52	N/A	N/A

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Net income (loss)	$35,346	$(261,954)	$(246,242)
Unrealized gain on cash flow hedges	1,879	—	—

Comprehensive income (loss)	$37,225	$(261,954)	$(246,242)

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income (loss)	$35,346	$(261,954)	$(246,242)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	220,667	196,816	186,262
Property transactions, net	4,684	6,665	—
Amortization of deferred financing costs and debt discount	7,195	—	—
Amortization related to above market lease, net	286	—	—
Provision for income taxes	2,264	—	—
Straight-line rental revenues	(1,739)	—	—
Amortization of deferred revenue	(80)	—	—
Share-based compensation	510	—	—
Change in operating assets and liabilities:
Tenant and other receivables, net	(9,503)	—	—
Prepaid expenses and other assets	6,747	—	—
Due to MGM Resorts International and affiliates	166	—	—
Accounts payable, accrued expenses and other liabilities	5,101	—	—
Accrued interest	26,137	—	—

Net cash provided by (used in) operating activities	297,781	(58,473)	(59,980)

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	(138,987)	(129,308)	(90,504)

Net cash used in investing activities	(138,987)	(129,308)	(90,504)

Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—	—
Deferred financing costs	(77,163)	—	—
Repayment of bridge facilities	(4,544,850)	—	—
Repayment of debt principal	(16,750)	—	—
Proceeds from purchase of Operating Partnership units by MGP	1,132,468	—	—
Distributions paid	(150,829)	—	—
Net cash transfers from Parent	158,822	187,781	150,484

Net cash provided by financing activities	201,698	187,781	150,484

Cash and cash equivalents
Net increase for the period	360,492	—	—
Balance, beginning of period	—	—	—

Balance, end of period	$360,492	$—	$—

Supplemental cash flow disclosures
Interest paid	$82,880	$—	$—
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$72,402	$—	$—
Borgata Transaction net assets acquired	$1,273,230	$—	$—

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED AND CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

For the Years ended December 31, 2016, 2015 and 2014

(in thousands, except per unit amounts)

	General Partner	Limited Partners	Predecessor Net Parent Investment	Total Partners’ Capital
Balance at January 1, 2014	$—	$—	$6,296,856	$6,296,856
Net loss	—	—	(246,242)	(246,242)
Net transfers from Parent	—	—	76,733	76,733

Balance at December 31, 2014	—	—	6,127,347	6,127,347
Net loss	—	—	(261,954)	(261,954)
Net transfers from Parent	—	—	193,566	193,566

Balance at December 31, 2015	—	—	6,058,959	6,058,959
Net loss — January 1, 2016 to April 24, 2016	—	—	(84,383)	(84,383)
Assumption of bridge facilities from MGM	—	—	(4,000,000)	(4,000,000)
Other contributions from MGM	—	—	1,893,502	1,893,502
Limited partnership interest effective April 25, 2016	—	3,868,078	(3,868,078)	—
Purchase of Operating Partnership units by MGM	—	1,132,468	—	1,132,468
Borgata Transaction	—	728,379	—	728,379
Net income — April 25, 2016 to December 31, 2016	—	119,729	—	119,729
Share-based compensation	—	510	—	510
Deemed contribution — tax sharing agreement	—	2,156	—	2,156
Distributions paid	—	(150,829)	—	(150,829)
Distributions declared as of December 31, 2016	—	(94,109)	—	(94,109)
Other comprehensive income — cash flow hedges	—	1,879	—	1,879

Balance at December 31, 2016	$—	$5,608,261	$—	$5,608,261

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS

Organization. MGM Growth Properties LLC (“MGP” or the “Company”) is a limited liability company that was organized in Delaware on October 23, 2015. MGP conducts its operations through MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership that was formed on January 6, 2016 and acquired by MGP on April 25, 2016 (the “IPO Date”) in connection with MGP’s formation transactions, including its initial public offering of Class A shares as discussed further below. The Company intends to make an election on its federal income tax return for its taxable year ended December 31, 2016 to be treated as a real estate investment trust (“REIT”).

MGM Resorts International (“MGM” or the “Parent”) is a Delaware corporation that acts largely as a holding company and, through its subsidiaries, owns and operates large-scale destination entertainment and leisure resorts. Prior to the IPO Date, the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”), which comprised the Company’s real estate investments prior to the acquisition of Borgata (as described below), were owned and operated by MGM. On the IPO Date, MGM engaged in a series of transactions (the “Formation Transactions”) in which subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to a Master Contribution Agreement (the “MCA”) in exchange for Operating Partnership units representing limited partner interests in the Operating Partnership and the assumption by the Operating Partnership of $4 billion of indebtedness from the contributing MGM subsidiaries.

On the IPO Date, MGP completed the initial public offering of 57,500,000 of its Class A shares representing limited liability company interests at an initial offering price of $21.00 per share, inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares. MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the Operating Partnership units and the general partner interest in the Operating Partnership. Certain subsidiaries of MGM acquired the remaining 73.3% of the outstanding Operating Partnership units on such date. MGM retained ownership of MGP’s outstanding Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights, and is consolidated by MGM.

As of December 31, 2016, there were 242,862,136 Operating Partnership units outstanding in the Operating Partnership of which MGM owned 185,362,136 Operating Partnership units or 76.3%, an increase from the 73.3% that MGM owned immediately following the IPO Date, as a result of the Operating Partnership’s acquisition of the real property associated with the Borgata Hotel Casino & Spa (“Borgata”) from MGM on August 1, 2016, which had the result of reducing MGP’s ownership interest in the Operating Partnership from 26.7% to 23.7% (see Note 3 for additional information regarding this transaction). MGM’s Operating Partnership units are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. The determination of settlement method is at the option of MGP’s independent conflicts committee. MGM’s indirect ownership of these Operating Partnership units is recognized as a noncontrolling interest in MGP’s financial statements. A wholly owned subsidiary of MGP is the general partner of the Operating Partnership and operates and controls all of its business affairs. As a result, MGP consolidates the Operating Partnership and its subsidiaries.

MGP is a publicly traded REIT primarily engaged through its investment in the Operating Partnership in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. A wholly owned subsidiary of the Operating Partnership (the “Landlord”) leases all of its real estate properties back to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (the “Master Lease”).

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying combined and consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

For periods prior to the IPO Date, the accompanying combined and consolidated financial statements of MGP and the Operating Partnership represent the IPO Properties, which were controlled by MGM, and have been determined to be MGP’s and the Operating Partnership’s predecessor for accounting purposes (the “Predecessor”). The accompanying combined and consolidated financial statements include Predecessor financial statements that have been “carved out” of MGM’s consolidated financial statements and reflect significant assumptions and allocations. The financial statements do not fully reflect what the Predecessor’s results of operations, financial position and cash flows would have been if the Predecessor had been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the future results of operations, financial position and cash flows of MGP or the Operating Partnership.

For periods subsequent to the IPO Date, the accompanying combined and consolidated financial statements of MGP and the Operating Partnership represent the results of operations, financial positions and cash flows of MGP and the Operating Partnership, including their respective subsidiaries.

Principles of consolidation. The Company identifies entities for which control is achieved through means other than voting rights and to determine which business enterprise is the primary beneficiary of variable interest entities (“VIE”). A VIE is an entity in which either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company consolidates its investment in a VIE when it determines that it is its primary beneficiary. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affect the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary. The Company performs this analysis on an ongoing basis. The combined and consolidated financial statements of MGP include the accounts of the Operating Partnership, a VIE of which the Company is the primary beneficiary, as well as its wholly owned and majority-owned subsidiaries. MGP’s maximum exposure to loss is the carrying value of the assets and liabilities of the Operating Partnership, which represents all of MGP’s assets and liabilities. As MGP holds what is deemed a majority voting interest in the Operating Partnership through its ownership of the Operating Partnership’s sole general partner, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs. The combined and consolidated financial statements of the Operating Partnership include the accounts of its wholly owned subsidiary, the Landlord, which owns the real estate, a VIE of which the Operating Partnership is the primary beneficiary. The Operating Partnership’s maximum exposure to loss is the carrying value of the assets and liabilities of the Landlord, which represent $9.1 billion of the Operating Partnership’s assets and $152.6 million of the Operating Partnership’s liabilities at December 31, 2016. As the Company holds what is deemed a majority voting interest in the Landlord, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs.

For entities not determined to be VIEs, the Company consolidates such entities in which the Company owns 100% of the equity. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the entity if it has the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. For these entities, the Company records a noncontrolling interest on the combined and consolidated balance sheets. All intercompany balances and transactions are eliminated in consolidation.

Noncontrolling interest. MGP presents noncontrolling interest and classifies such interest as a component of consolidated shareholders’ equity, separate from the Company’s Class A shareholders’ equity. Noncontrolling interest in MGP represents Operating Partnership units currently held by subsidiaries of MGM. Net income or loss of the Operating Partnership is allocated to its noncontrolling interest based on the noncontrolling interest’s ownership percentage in the Operating Partnership except for income tax expenses as discussed in Note 8. Ownership percentage is calculated by dividing the number of Operating Partnership units held by the noncontrolling interest by the total Operating Partnership units held by the noncontrolling interest and the Company. Issuance of additional Class A shares and Operating Partnership units changes the ownership interests of both the noncontrolling interest and the Company. Such transactions and the related proceeds are treated as capital transactions.

MGM may tender its Operating Partnership units for redemption by the Operating Partnership in exchange for cash equal to the market price of MGP’s Class A shares at the time of redemption or for unregistered Class A shares on a one-for-one basis. Such selection to pay cash or issue Class A shares to satisfy an Operating Partnership unitholder’s redemption request is solely within the control of MGP’s independent conflicts committee.

Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s most significant assumptions and estimates relate to the useful lives of real estate assets, real estate impairment assessments, and valuation of derivative financial instruments as well as the allocation of income taxes to the Company’s Predecessor. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. Management evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from these estimates.

Real estate investments. Real estate investments consist of land, buildings, improvements and integral equipment. Because the Formation Transactions and the Borgata Transaction (as defined below) represent transactions between entities under common control, such real estate was initially recorded by the Company at MGM’s historical cost basis, less accumulated depreciation (i.e., there was no change in the basis of the contributed assets), as of the IPO Date and the date of the consummation of the Borgata Transaction, respectively. Costs of maintenance and repairs to real estate investments are the responsibility of the Tenant under the Master Lease.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, MGM ceases to consolidate MGP, the Company may be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP (“Non-Normal Tenant Improvements”), subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. The Company will be entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Company is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease. Examples of Non-Normal Tenant Improvements include the costs of structural elements at The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo,

Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit, Beau Rivage and Borgata, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties, as well as equipment that would be a necessary improvement at any of the properties, including initial installation of elevators, air conditioning systems or electrical wiring. Such Non-Normal Tenant Improvements are capitalized and depreciated over the asset’s remaining life. Non-Normal Tenant Improvements were $72.4 million as of December 31, 2016.

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements and integral equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets or significant changes in business strategies. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the assets (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques. There were no impairment charges related to long-lived assets recognized during the years ended December 31, 2016, 2015 or 2014.

Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of 90 days or less at the date of acquisition. Such investments are carried at cost, which approximates market value.

Revenue recognition. Rental revenue under the Master Lease is recognized on a straight-line basis over the non-cancelable term and reasonably assured renewal periods, which includes the initial lease term of ten years and all four additional five-year terms under the Master Lease, for all contractual revenues that are determined to be fixed and measurable. The difference between such rental revenue earned and the cash rent due under the provisions of the Master Lease is recorded as deferred rent receivable and included as a component of tenant and other receivables, net or as deferred revenue if cash rent due exceeds rental revenue earned.

Property tax reimbursements from Tenant arise from the triple-net structure of the Master Lease which provides for the recovery of property taxes, which are paid by the Company on behalf of the Tenant. This revenue is recognized in the same periods as the expense is incurred.

Deferred revenue. The Company recognizes the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. The Company depreciates the real estate investments over their estimated useful lives applying the straight-line method and deferred revenue is amortized applying the straight-line method as additional rental revenue over the remaining term of the Master Lease once the related real estate assets are placed in service.

Depreciation and property transactions. Depreciation expense is recognized over the useful lives of real estate applying the straight-line method. Useful lives are periodically reviewed. Leased real estate and leasehold improvements are depreciated on a straight-line basis over the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Property transactions, net are comprised of transactions related to long-lived assets, such as normal losses on the disposition of assets.

Property insurance. The combined and consolidated financial statements include the allocation of property insurance costs incurred and paid by MGM with respect to the Company’s Predecessor. MGM has an annual master property insurance program for which a total premium is allocated to each property. Property insurance expenses were allocated to the Company’s Predecessor for all the IPO Properties transferred. The expense allocations have been determined on a basis that both the Company and MGM consider to be a reasonable reflection of the benefit received by the Company’s Predecessor during the periods presented. The allocations may not, however, reflect the expense that the Company’s Predecessor would have incurred as a stand-alone entity for the periods presented. The Company does not recognize property insurance expense subsequent to the IPO Date, as these costs are the direct responsibility of the Tenant under the Master Lease.

Acquisition-related expenses. The Company expenses transaction costs associated with business combinations in the period in which they are incurred. These costs are included in acquisition-related expenses within the combined and consolidated statements of operations.

General and administrative. General and administrative expenses include the salaries and benefits of employees and external consulting costs. In addition, pursuant to a corporate services agreement entered into on the IPO Date between the Operating Partnership and MGM (the “Corporate Services Agreement”), MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement from the IPO Date through December 31, 2016 of $0.9 million.

Share-based compensation. The Company recognizes share-based compensation awards as compensation expense and includes such expense within general and administrative expense in the combined and consolidated statement of operations. Compensation expense, net of estimated forfeitures, for restricted share unit awards is based on the fair value of MGP’s Class A shares at the date of grant and is generally recognized ratably over the vesting period. For ratable awards, the Company recognized compensation costs for all grants on a straight-line basis over the requisite service period of the entire award. Compensation expense for performance share unit awards, which have market conditions, is based on a Monte Carlo simulation at the date of grant and is generally recognized ratably over the vesting period.

Net income per share. Basic net income per share includes only the weighted average number of Class A shares outstanding during the period. Dilutive net income per share includes the weighted average number of Class A shares and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Net income per unit. Basic net income per unit includes only the weighted average number of Operating Partnership units outstanding during the period. Dilutive net income per unit includes the weighted average number of Operating Partnership units and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Deferred financing costs. Deferred financing costs were incurred in connection with the issuance of the term loan facilities, revolving credit facility and senior notes. Costs incurred in connection with term loan facilities and senior notes are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness, and are included in interest expense in the combined and consolidated statement of operations. Costs incurred in connection with the Operating

Partnership’s entrance into the revolving credit facility are capitalized as a component of prepaid expenses and other assets. These costs are amortized over the term of the revolving credit facility, and are included in interest expense in the combined and consolidated statement of operations. The Company recognized non-cash interest expense related to the amortization of deferred financing costs of $7.2 million during the year ended December 31, 2016.

Derivative financial instruments. The Company accounts for its derivatives in accordance with FASB ASC Topic 815, Derivatives and Hedging, in which all derivative instruments are reflected at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as hedging instruments, the Company records the effective portion of the gain or loss on the hedge instruments as a component of accumulated other comprehensive income. Any ineffective portion of a derivative’s change in fair value is immediately recognized within net income.

Fair value measurements. Fair value measurements are utilized in accounting for testing of long-lived assets for impairment. Fair value of financial and nonfinancial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1 — Observable inputs for identical instruments such as quoted market prices;

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3 — Unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including management’s own data.

The fair value of the Company’s cash and cash equivalents, accounts payable and accrued expenses approximate their carrying value because of the short-term nature of these instruments. The following table summarizes the fair value of the Company’s other financial instruments:

	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Derivative asset — interest rate swaps	$1,879	$—	$1,879	$—

	$1,879	$—	$1,879	$—

Liabilities:
Senior secured credit facility:
Senior secured term loan A facility	$291,769	$—	$291,769	$—
Senior secured term loan B facility	1,863,759	—	1,863,759	—
Senior secured revolving credit facility	—	—	—	—
$1,050 million 5.625% senior notes, due 2024	1,102,500	—	1,102,500	—
$500 million 4.50% senior notes, due 2026	482,500	—	482,500	—

	$3,740,528	$—	$3,740,528	$—

The total principal balance of our debt was $3.7 billion at December 31, 2016, with a fair value of $3.7 billion. The estimated fair value was estimated using quoted prices for identical or similar liabilities in markets that are not active for each of the Company’s term loan A facility, term loan B facility, revolving credit facility and senior notes. These fair value measurements are considered Level 2 of the fair value hierarchy. Derivative assets and liabilities are carried at fair value. The fair value of interest rate swaps is determined based on the present value of expected future cash flows using observable, quoted LIBOR swap rates for the full term of the swap. The Company has determined that the majority of the inputs used to value its derivative assets fall within Level 2 of the fair value hierarchy.

Income taxes. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Reportable segment. The Company’s real estate properties are similar to one another in that they consist of large-scale destination entertainment and leisure resorts and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail, are held by a subsidiary of the Operating Partnership, have similar economic characteristics and are governed under a single Master Lease. As such, the properties are reported as one reportable segment.

Concentrations of credit risk. All of the Company’s real estate properties have been leased to a wholly owned subsidiary of MGM, and all of the Company’s revenues are derived from the Master Lease. MGM is a publicly traded company and is subject to the filing requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and is required to file periodic reports on Form 10-K and Form 10-Q with the SEC. Refer to www.edgar.gov for MGM’s publicly available financial information. Management does not believe there are any other significant concentrations of credit risk.

Geographical risk. The majority of the Company’s real estate properties are located in Las Vegas, Nevada. Accordingly, future negative trends in local economic activity or natural disasters in this area might have a more significant effect on the Company than a more geographically diversified entity and could have an adverse impact on its financial condition and operating results.

Recently issued accounting standards. In January 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The adoption of ASU 2016-09 will not have a material effect on the Company’s financial statements and footnote disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which replaces the existing guidance in FASB ASC Topic 840, Leases . ASU 2016-02 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In August 2015, the FASB issued Accounting Standards Update No. 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”), which defers the effective date of

Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers (“ASU 2014-09”) to the fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The adoption of ASU 2015-14 will not have a material impact on the Company’s financial statements and footnote disclosures.

NOTE 3 — BORGATA TRANSACTION

On August 1, 2016, MGM completed the acquisition of Boyd Gaming Corporation’s ownership interest in Borgata. Concurrently, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the transfer of the real estate assets related to Borgata, located at Renaissance Pointe in Atlantic City, New Jersey, from a subsidiary of MGM to the Landlord (the “Borgata Transaction”). A subsidiary of MGM operates Borgata. The real estate assets related to Borgata were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $100 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million of which relates to the percentage rent. Following the closing of the acquisition, the base rent under the Master Lease is now $585 million for the initial term and the percentage rent is $65 million, prorated for the remainder of the first lease year after the Borgata Transaction. The consideration that was paid by MGP to a subsidiary of MGM consisted of 27.4 million newly issued Operating Partnership units and the assumption by the Operating Partnership of $545 million of indebtedness from such subsidiary of MGM.

The Borgata Transaction was accounted for as a transaction between entities under common control, and therefore the Company recorded the Borgata real estate assets at the carryover value of $1.3 billion determined by MGM in its purchase price allocation, along with a related deferred tax liability of $25.3 million. In addition, the Company recognized an above market lease liability and an above market lease asset related to ground leases assigned to the Landlord as part of the Borgata Transaction covering approximately 11 acres partially underlying and adjacent to the Borgata. Under the terms of the Master Lease, the Tenant is responsible for the rent payments related to these ground leases during the term of the Master Lease. The Company amortizes the above market lease liability on a straight-line basis over the terms of the underlying ground leases, which extend through 2070. The Company amortizes the above market lease asset on a straight-line basis over the term of the Master Lease, which extends through 2046 (including reasonably assured renewal periods).

NOTE 4 — REAL ESTATE INVESTMENTS

The carrying value of real estate investments is as follows:

	December 31,
	2016	2015
	(in thousands)
Land	$4,143,513	$4,107,953
Buildings, building improvements, land improvements and integral equipment	7,324,657	5,857,232

	11,468,170	9,965,185
Less: Accumulated depreciation	(2,388,492)	(2,171,546)

	$9,079,678	$7,793,639

NOTE 5 — LEASES

Master Lease. Pursuant to the Master Lease, the Tenant has leased the Company’s real estate properties from the Landlord. The Master Lease is accounted for as an operating lease and has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the real estate under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the Master Lease provides MGP with a right of first offer with respect to MGM National Harbor in Maryland and MGM’s development property located in Springfield, Massachusetts (the “ROFO Properties”), which MGP may exercise should MGM elect to sell these properties in the future.

As of December 31, 2016, the annual rent payments under the Master Lease were $650 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. For the first year, the base rent represents 90% of the initial total rent payments due under the Master Lease, or $585 million, and the percentage rent represents 10% of the initial total rent payments due under the Master Lease, or $65 million. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant (the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the Operating Subtenants, from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%).

Rental revenues from the Master Lease for the year ended December 31, 2016 were $419.2 million. Rental revenues from the Master Lease for the year ended December 31, 2016 represents activity from the IPO Date through December 31, 2016. The Company also recognized revenue related to tenant reimbursements and other of $48.3 million for the year ended December 31, 2016.

Under the Master Lease, future noncancelable minimum rental payments are as follows:

Year ending December 31,	(in thousands)
2017	$658,775
2018	670,651
2019	682,764
2020	695,119
2021	707,721
Thereafter	2,761,271

NOTE 6 — DEBT

Debt consists of the following:

December 31, 2016
(in thousands)
Senior secured credit facility:
Senior secured term loan A facility	$292,500
Senior secured term loan B facility	1,840,750
Senior secured revolving credit facility	—
$1,050 million 5.625% senior notes, due 2024	1,050,000
$500 million 4.50% senior notes, due 2026	500,000

3,683,250
Less: Unamortized discount and debt issuance costs	(61,308)

$3,621,942

Operating Partnership bridge facilities. In connection with the Formation Transactions, MGM borrowed $4.0 billion under certain bridge facilities, which were subsequently contributed to the Operating Partnership pursuant to the MCA. The Operating Partnership repaid the bridge facilities with a combination of proceeds from its financing transactions described below and the proceeds from MGP’s initial public offering. In connection with the Borgata Transaction, MGM borrowed $545 million under certain bridge facilities, which were subsequently contributed to the Operating Partnership. The Operating Partnership repaid the bridge facilities with a combination of cash on hand and a draw down on its revolving credit facility, which it subsequently refinanced with proceeds from the offering of its senior notes due 2026.

Operating Partnership credit agreement. The Operating Partnership entered into a credit agreement, comprised of a $300 million senior secured term loan A facility, a $1.85 billion senior secured term loan B facility and a $600 million senior secured revolving credit facility. The term loan facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The term loan facilities were recorded at cost net of the original issue discount and related borrowing costs. The related original issue discount and the borrowing costs are amortized over the term of the borrowing. The revolving credit facility is recorded at cost. The related borrowing costs were capitalized as a component of prepaid expenses and other assets and are amortized over the term of the credit facility. The revolving credit facility and term loan A facility bear interest at LIBOR plus 2.75% for the first six months, and thereafter the interest rate will be determined by reference to a total net leverage ratio pricing grid which would result in an interest rate of LIBOR plus 2.25% to 2.75%. The term loan B facility initially bore interest at LIBOR plus 3.25% with a LIBOR floor of 0.75%. On October 26, 2016, the Operating Partnership completed a re-pricing at par of its $1.84 billion term loan B facility. As a result of the re-pricing, the term loan B facility bears interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. In February 2017, MGP’s corporate family rating was upgraded which resulted in the Operating Partnership receiving a further reduction in pricing to LIBOR plus 2.50%, with a LIBOR floor of 0.75%. The term loan B facility was issued at 99.75% to initial lenders. The revolving credit facility and the term loan A facility will mature in 2021 and the term loan B facility will mature in 2023. As of December 31, 2016, no amounts were drawn on the revolving credit facility. At December 31, 2016, the interest rate on the term loan A facility was 3.52% and the interest rate on the term loan B facility was 3.52%. See Note 7 for further discussion of interest rate swap agreements.

The credit agreement contains customary covenants that, among other things, limit the ability of the Operating Partnership and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and

(ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Operating Partnership or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP. The revolving credit facility and term loan A facility also require the Operating Partnership to maintain compliance with a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio, all of which may restrict the Operating Partnership’s ability to incur additional debt to fund its obligations in the near term. As of December 31, 2016, the Operating Partnership was required to have a senior secured net debt to adjusted total assets ratio of not more than 0.40 to1.00, a total net debt to adjusted total assets ratio of not more than 0.65 to 1.00, and an interest coverage ratio of not less than 2.00 to 1.00. The Operating Partnership was in compliance with its credit agreement covenants at December 31, 2016.

The credit agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of the Master Lease and (xi) change of control. The revolving credit facility and the term loan facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, subject to customary exclusions.

Operating Partnership senior notes. On April 20, 2016, a wholly owned subsidiary of the Operating Partnership issued $1.05 billion in aggregate principal amount of 5.625% senior notes due May 1, 2024 and on the IPO Date, the Operating Partnership entered into a supplemental indenture through which it assumed the obligations under the senior notes from such subsidiary (which merged into the Operating Partnership on such date). Interest on the senior notes is payable on May 1 and November 1 of each year, commencing on November 1, 2016. The senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.

On August 12, 2016, the Operating Partnership issued $500 million in aggregate principal amount of 4.500% senior notes due September 1, 2026. Interest on the senior notes is payable on March 1 and September 1 of each year, commencing on March 1, 2017. The senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.

The indentures governing the senior notes contain customary covenants that limit the Operating Partnership’s ability and, in certain instances, the ability of its subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase Operating Partnership units, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of debt, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the applicable indentures governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Maturities of debt. Maturities of the principal amount of the Company’s debt as of December 31, 2016 are as follows:

Year ending December 31,	(in thousands)
2017	$41,875
2018	33,500
2019	33,500
2020	33,500
2021	247,250
Thereafter	3,293,625

$3,683,250

NOTE 7 — DERIVATIVES AND HEDGING ACTIVITIES

The Company uses derivative instruments to mitigate the effects of interest rate volatility inherent in its variable rate debt, which could unfavorably impact our future earnings and forecasted cash flows. The Company does not use derivative instruments for speculative or trading purposes. As of December 31, 2016 all of the Company’s derivative financial instruments have been designated as cash flow hedges and qualify for hedge accounting.

In December 2016, the Operating Partnership entered into interest rate swap agreements to mitigate the interest rate risk inherent in its senior secured term loan B facility. These interest rate swaps are designated as cash flow hedges and have a notional value of $500 million and mature on November 30, 2021. The weighted average fixed rate paid is 1.825%, and the variable rate received resets monthly to the 1-month LIBOR subject to a minimum rate of 0.75%.

The following table summarizes the fair value and the presentation in the Company’s balance sheet:

	Location on Balance Sheet	December 31, 2016
		(in thousands)
Interest rate swaps — cash flow hedges	Prepaid expenses and other assets	$1,879

As of December 31, 2016, all of the interest rate swaps were valued in net unrealized gain positions and recognized as asset balances within the prepaid expenses and other assets balance. For the year ended December 31, 2016, the amount recorded in other comprehensive income related to the gain on derivative instruments was $1.9 million. For the year ended December 31, 2016, there was no ineffective portion of the change in fair value derivatives. During the fourth quarter of 2016, the Company recorded interest expense of $0.4 million related to the swap agreements.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. During the next twelve months beginning January 1, 2017, the Company estimates that $4 million will be reclassified as an increase to interest expense.

In January 2017, the Operating Partnership entered into additional interest rate swap agreements through November 2021 with a total $700 million notional amount to pay a fixed rate of 1.964% and receive the 1-month LIBOR rate in order to mitigate the interest rate risk inherent in its senior secured term loan B facility.

NOTE 8 — INCOME TAXES

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company will elect as a REIT as defined under Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2016. To qualify as a REIT, the Company must meet certain organizational, income, asset and distribution tests. Accordingly, except as described below, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions of all of its taxable income to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and share ownership tests. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pays taxes at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. The Company distributed100% of its taxable income in the taxable year ended December 31, 2016. Accordingly, for periods subsequent to the IPO Date, the accompanying combined and consolidated financial statements do not reflect a provision for federal income taxes. However, the Company may still be subject to federal excise tax, as well as certain state and local income and franchise taxes.

The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Company is required to record New Jersey state income taxes in the accompanying combined and consolidated financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. The Company and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return. No amounts are due to MGM under the tax sharing agreement as of December 31, 2016. Accordingly, the provision for current taxes and the deferred tax liability in the accompanying combined and consolidated financial statements are attributable to noncontrolling interest since the payment of such taxes are the responsibility of MGM.

The Company was included in the consolidated or unitary income tax returns of MGM for all Predecessor periods. In the accompanying financial statements, the Predecessor periods reflect an allocation of income taxes from MGM as if the company’s Predecessor had filed a separate tax return in those periods.

The provision for income taxes attributable to income (loss) before income taxes is as follows:

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Federal:
Current	$—	$—	$—
Deferred	—	—	—

Provision for federal income taxes	$—	$—	$—

State:
Current	$2,156	$—	$—
Deferred	108	—	—

Provision for state income taxes	$2,264	$—	$—

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2016	2015	2014
Federal income tax statutory rate	35.0%	35.0%	35.0%
Federal valuation allowance	—	(35.0)	(35.0)
Income not subject to federal income tax	(35.0)	—	—
State taxes	6.0	—	—

Effective tax rate	6.0%	—%	—%

The major tax-effected components of the Company’s net deferred tax liability are as follows:

	December 31,
	2016	2015
	(in thousands)
Deferred tax liability — federal and state
Real estate investments, net	$25,368	$1,734,680

Total deferred tax liability	$25,368	$1,734,680

The Company assesses its tax positions using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50% likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recorded as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts. The Company currently has no uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the year ended December 31, 2016.

Since the Company was formed during 2016, it has not filed any U.S. federal, state or local income tax returns as of December 31, 2016. The Company will file income tax returns in the required jurisdictions within the next twelve months.

NOTE 9 — SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

MGP shareholders. On the IPO Date, MGP completed the initial public offering of 57,500,000 of its Class A shares representing limited liability company interests. MGM retained ownership of MGP’s single

Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP. MGP’s Class B shareholder is entitled to an amount of votes representing a majority of the total voting power of MGP’s shares. If the holder of the Class B share and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, the Class B share is no longer entitled to any voting rights. To the extent that the Class B share is entitled to majority voting power pursuant to MGP’s operating agreement, MGM may only transfer the Class B share (other than transfers to us and MGM’s controlled affiliates) if and to the extent that such transfer is approved by special approval by an independent conflicts committee, not to be unreasonably withheld. When determining whether to grant such approval, the conflicts committee must take into account the interests of MGP’s Class A shareholders and MGP ahead of the interests of the holder of the Class B share. No par value is attributed to the MGP’s Class A and Class B shares.

Operating Partnership capital. On the IPO Date, MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the outstanding Operating Partnership units in the Company. Certain subsidiaries of MGM also acquired 73.3% of the outstanding Operating Partnership units on the IPO Date. As of August 1, 2016, the date of the Borgata Transaction, MGP’s ownership percentage in the Operating Partnership units was reduced to 23.7% and MGM’s indirect ownership percentage increased to 76.3%.

MGP dividends and Operating Partnership distributions. On December 15, 2016, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $94.1 million or $0.3875 per Operating Partnership unit. MGP concurrently declared a cash dividend for the quarter ended December 31, 2016 of $22.3 million or $0.3875 per Class A share payable to shareholders of record as of December 30, 2016. The distribution and dividend were paid on January 16, 2017.

On September 15, 2016, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $94.1 million or $0.3875 per Operating Partnership unit. MGP concurrently declared a cash dividend for the quarter ended September 30, 2016, of $22.3 million or $0.3875 per Class A share payable to shareholders of record as of September 30, 2016. The distribution and dividend were paid on October 14, 2016.

On July 15, 2016, the Operating Partnership made a cash distribution of $56.7 million relating to the second quarter dividend declared with respect to MGP’s Class A shares. MGP concurrently paid a pro rata cash dividend of $15.1 million to its Class A shareholders.

Dividends with respect to MGP’s Class A shares are characterized for federal income tax purposes as taxable ordinary dividends, capital gains dividends, non-dividend distributions or a combination thereof. For the period from the IPO Date through December 31, 2016 our dividend per Class A share attributable to 2016 was $0.6860, characterized as ordinary dividends.

NOTE 10 — ACCUMULATED OTHER COMPREHENSIVE INCOME

Comprehensive income includes net income and all other non-shareholder changes in equity, or other comprehensive income. Elements of the Company’s accumulated other comprehensive income are reported in the accompanying combined and consolidated statement of shareholders’ equity. The following table summarizes the changes in accumulated other comprehensive income:

	2016
	Changes in Fair Value of Effective Cash Flow Hedge	Total
	(in thousands)
Balance, beginning of period	$—	$—
Other comprehensive income before reclassifications	1,521	1,521
Amounts reclassified from accumulated other comprehensive income	358	358

Other comprehensive income	1,879	1,879

Other comprehensive (income) attributable to noncontrolling interest	(1,434)	(1,434)

Balance, end of period	$445	$445

NOTE 11 — SHARE-BASED COMPENSATION

2016 Omnibus Incentive Plan. The Company’s omnibus incentive plan (the “Omnibus Plan”) allows it to grant share options, share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), performance shares, performance share units (“PSUs”) and other share-based awards to eligible directors, officers and employees of the Company and its subsidiaries and affiliates, including, without limitation, the Operating Partnership and MGM. The Omnibus Plan is administered by the Board of Directors (the “Board”). The Board has discretion under the Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits, including the following:

•	the Omnibus Plan allows for the issuance of up to 2.5 million shares;

•	limits on the maximum amount of shares to be granted, in the aggregate, to any individual participant within any fiscal year as well as limits on the maximum aggregate grant date value (regardless of type(s) of award granted) in any fiscal year to any non-employee director of the Company; and

•	for share options and SARs, the exercise price of the award must be at least equal to the fair market value of the shares on the date of grant and the maximum term of such an award is 10 years.

As MGP is considered an economic interest holder in the Operating Partnership, the Operating Partnership accounts for equity awards granted under the Omnibus Plan in the same manner as if it adopted the compensatory plan.

RSUs granted vest ratably over four years, except for RSUs granted to non-employee directors of the Company and its affiliates which vest at the earlier of one year or the date of the next annual meeting of the Company’s shareholders following the date of grant (for the non-employee directors of the Company) or the next annual meeting of MGM’s shareholders after June 1, 2016 (for the non-employee directors of MGM). Expense is recognized primarily on a straight-line basis over the vesting period of the awards, net of estimated forfeitures. Estimated forfeitures are updated periodically with actual forfeitures recognized currently to the extent they differ from the estimate.

PSUs granted vest subject to a market condition, in which a percentage of the target award granted vests based on the Company’s percentile rank of Total Shareholder Return (“TSR”) in relation to a comparison group of peer companies at the end of a three year performance period. The PSUs vest at defined percentages. No shares are issued unless the TSR is above the thirtieth percentile of the comparison group, and the maximum payout is capped at 160% of the target award should the TSR be in the ninetieth percentile or greater. Should the Company’s TSR be negative during the performance period, then the maximum portion of the target award eligible for vesting is 100%. Expense is recognized on a graded basis over the performance period beginning on the date of grant. Estimated forfeitures are updated periodically with actual forfeitures recognized currently to the extent they differ from the estimate.

The Board may grant any participant dividend equivalent rights (“Dividend Equivalent Rights”) based on the dividends paid on shares that are subject to any award other than options or SARs, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, is settled, is paid, vests or expires. Dividend Equivalent Rights relating to awards that vest or become payable or earned in whole or in part subject to performance goals or conditions will be subject to the same performance goals or conditions as the underlying award. Regardless of if the dividends are paid in cash or in-kind (share-based awards with equivalent value) the rights are recorded to retained earnings with a credit to cash or additional paid-in capital (if in-kind awards are paid).

As of December 31, 2016, the Company had an aggregate of 2.0 million Class A shares available for grant as share-based awards under the Omnibus Plan. A summary of activity under the Company’s share-based payment plans for the year ended December 31, 2016 is presented below:

Restricted share units (“RSUs”) and performance share units (“PSUs”)

	RSUs		PSUs
	Units (thousands)	Weighted Average Grant-Date Fair Value	Units (thousands)	Weighted Average Grant-Date Fair Value
Granted	248	$21.18	46	$20.52

December 31, 2016	248	$21.18	46	$20.52

Shares granted in the above table include share-based compensation awards granted to eligible directors, officers and employees of the Company and MGM, and include Dividend Equivalent Rights on RSUs and PSUs. In accordance with applicable U.S. GAAP, the Company only recognizes share-based compensation expense related to its eligible directors, officers and employees.

As of December 31, 2016, there was a total of $0.6 million of unamortized compensation related to RSUs which is expected to be recognized over a weighted-average period of 0.8 years. As of December 31, 2016, there was a total of $0.7 million of unamortized compensation related to PSUs which is expected to be recognized over a weighted-average period of 2.3 years.

Recognition of compensation cost. Compensation cost for the Omnibus Plan was $0.5 million for the year ended December 31, 2016.

For RSUs, compensation expense is calculated based on the fair market value of MGP’s Class A shares on the date of grant. Compensation cost for PSUs granted under the Omnibus Plan is based on the fair value of each award, measured by applying a Monte Carlo simulation method on the date of grant, using the following weighted-average assumptions:

Year Ended December 31, 2016
Expected volatility	26%
Expected term	3 yrs.
Expected dividend yield	0%
Risk-free interest rate	0.9%
Weighted-average fair value of PSUs granted	$20.52

Expected volatility is based in part on historical volatility and in part on implied volatility based on traded shares of the MGP’s Class A shares. The expected term is equal to the three year performance period. The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award.

NOTE 12 — NET INCOME PER CLASS A SHARE

The table below provides net income and the number of Class A shares used in the computations of “basic” net income per share, which utilizes the weighted-average number of Class A shares outstanding without regard to dilutive potential Class A shares, and “diluted” net income per share, which includes all such shares. Net income attributable to Class A shares, weighted average Class A shares outstanding and the effect of dilutive securities outstanding are presented for the period subsequent to the IPO Date. Net income per share has not been presented for the Class B shareholder as the Class B share is not entitled to any economic rights in the Company.

April 25 – December 31, 2016
(in thousands, except share and per share amounts)
Basic net income per Class A share
Numerator:
Net income attributable to Class A shares	$29,938
Denominator:
Basic weighted average Class A shares outstanding(1)	57,502,158

Basic net income per Class A share	$0.52

April 25 – December 31, 2016
(in thousands, except share and per share amounts)
Diluted net income per Class A share
Numerator:
Net income attributable to Class A shares	$29,938
Denominator:
Basic weighted average Class A shares outstanding(1)	57,502,158
Effect of dilutive shares for diluted net income per Class A share(2)	249,331

Weighted average shares for diluted net income per Class A share	57,751,489

Diluted net income per Class A share	$0.52

(1)	Includes weighted average deferred share units granted to certain members of the board of directors.
(2)	No shares related to outstanding share-based compensation awards were excluded due to being antidilutive.

NOTE 13 — NET INCOME PER OPERATING PARTNERSHIP UNIT

The table below provides net income and the number of Operating Partnership units used in the computations of “basic” net income per Operating Partnership unit, which utilizes the weighted-average number of Operating Partnership units outstanding without regard to dilutive potential Operating Partnership units, and “diluted” net income per Operating Partnership units, which includes all such Operating Partnership units. Net income attributable to Operating Partnership units, weighted average Operating Partnership units outstanding and the effect of dilutive securities outstanding are presented for the period subsequent to the IPO Date.

April 25 – December 31, 2016
(in thousands, except unit and per unit amounts)
Basic net income per Operating Partnership unit
Numerator:
Net income	$119,729
Denominator:
Basic weighted average Operating Partnership units outstanding	232,181,070

Basic net income per Operating Partnership unit	$0.52

April 25 – December 31, 2016
(in thousands, except unit and per unit amounts)
Diluted net income per Operating Partnership unit
Numerator:
Net income	$119,729
Denominator:
Basic weighted average Operating Partnership units outstanding(1)	232,181,070
Effect of dilutive shares for diluted net income per Operating Partnership unit	249,331

Weighted average shares for diluted net income per Operating Partnership unit	232,430,401

Diluted net income per Operating Partnership unit	$0.52

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Ground leases. The Landlord was assigned ground leases in connection with the Borgata Transaction, as discussed in Note 3. Such amounts will be paid by the Tenant pursuant to the Master Lease through 2046 (including renewal periods). Estimated minimum lease payments pursuant to the ground leases through 2070 are as follows:

Year ending December 31,	(in thousands)
2017	$6,421
2018	6,688
2019	6,688
2020	7,014
2021	7,027
Thereafter	703,516

$737,354

Litigation. In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

NOTE 15 — CONSOLIDATING FINANCIAL INFORMATION

The Operating Partnership’s senior notes were co-issued by the Operating Partnership and MGP Finance Co-Issuer, Inc., a 100% owned finance subsidiary of the Operating Partnership. Obligations to pay principal and interest on the senior notes are currently guaranteed by all of the Operating Partnership’s subsidiaries, other than MGP Finance Co-Issuer, Inc., each of which is directly or indirectly 100% owned by the Operating Partnership. Such guarantees are full and unconditional, and joint and several and are subject to release in accordance with the events described below. Separate condensed financial information for the subsidiary guarantors as of December 31, 2016 and for the year ended December 31, 2016 are presented below.

The guarantee of a subsidiary guarantor will be automatically released upon (i) a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor, or the capital stock of the subsidiary guarantor; (ii) the sale or disposition of all or substantially all of the assets of the subsidiary guarantor; (iii) the designation in accordance with the indenture of a subsidiary guarantor as an unrestricted subsidiary; (iv) at such time as such subsidiary guarantor is no longer a subsidiary guarantor or other obligor with respect to any credit facilities or capital markets indebtedness of the Operating Partnership; or (v) defeasance or discharge of the notes.

Comparative information as of and for the years ended December 31, 2014 and 2015 is not presented because such dates and periods precede the date at which the Operating Partnership and its subsidiaries were formed. The financial information for all dates and periods preceding the formation of the Operating Partnership and its subsidiaries is solely attributable to the Predecessor, which following the IPO Date, has been combined retrospectively with the Operating Partnership and its subsidiaries for all periods, as discussed in Note 2. Consequently, consolidating financial information for periods preceding the formation of the Operating Partnership and its subsidiaries would be presented entirely within the guarantor column and would be the same as the Operating Partnership’s combined financial statements.

CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$—	$—	$9,079,678	$—	$9,079,678
Cash and cash equivalents	360,492	—	—	—	360,492
Tenant and other receivables, net	2,059	—	7,444	—	9,503
Intercompany	880,823	—	—	(880,823)	—
Prepaid expenses and other assets	9,167	—	1,739	—	10,906
Investments in subsidiaries	8,100,942	—	—	(8,100,942)	—
Above market lease, asset	—	—	46,161	—	46,161

	$9,353,483	$—	$9,135,022	$(8,981,765)	$9,506,740

Debt, net	3,621,942	—	—	—	3,621,942
Due to MGM Resorts International and affiliates	—	—	166	—	166
Intercompany	—	—	880,823	(880,823)	—
Accounts payable, accrued expenses, and other liabilities	3,034	—	7,444	—	10,478
Above market lease, liability	—	—	47,957	—	47,957
Accrued interest	26,137	—	—	—	26,137
Distribution payable	94,109	—	—	—	94,109
Deferred revenue	—	—	72,322	—	72,322
Deferred income taxes, net	—	—	25,368	—	25,368

Total liabilities	3,745,222	—	1,034,080	(880,823)	3,898,479

General partner	—	—	—	—	—
Limited partners	5,608,261	—	8,100,942	(8,100,942)	5,608,261

Total partners’ capital	5,608,261	—	8,100,942	(8,100,942)	5,608,261

Total liabilities and partners’ capital	$9,353,483	$—	$9,135,022	$(8,981,765)	$9,506,740

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$419,239	$—	$419,239
Tenants reimbursements and other	—	—	48,309	—	48,309

	—	—	467,548	—	467,548

Expenses
Depreciation	—	—	220,667	—	220,667
Property transactions, net	—	—	4,684	—	4,684
Property taxes	—	—	65,120	—	65,120
Property insurance	—	—	2,943	—	2,943
Amortization of above market lease, net	—	—	286	—	286
Acquisition-related expenses	10,178	—	—	—	10,178
General and administrative	9,896	—	—	—	9,896

	20,074	—	293,700	—	313,774

Operating income (loss)	(20,074)	—	173,848	—	153,774
Equity in earnings of subsidiaries	171,584	—	—	(171,584)	—
Non-operating expense
Interest income	774	—	—	—	774
Interest expense	(116,212)	—	—	—	(116,212)
Other non-operating	(726)	—	—	—	(726)

	(116,164)	—	—	—	(116,164)

Income (loss) before income taxes	35,346	—	173,848	(171,584)	37,610
Provision for income taxes	—	—	(2,264)	—	(2,264)

Net income (loss)	$35,346	$—	$171,584	$(171,584)	$35,346

Other comprehensive income (loss)
Net income (loss)	35,346	—	171,584	(171,584)	35,346
Unrealized gain on cash flow hedges	1,879	—	—	—	1,879

Comprehensive income (loss)	$37,225	$—	$171,584	$(171,584)	$37,225

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(99,884)	$—	$397,665	$—	$297,781

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	—	—	(138,987)	—	(138,987)

Net cash used in investing activities	—	—	(138,987)	—	(138,987)

Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—	—	—	3,700,000
Deferred financing costs	(77,163)	—	—	—	(77,163)
Repayment of bridge facilities	(4,544,850)	—	—	—	(4,544,850)
Repayment of debt principal	(16,750)	—	—	—	(16,750)
Proceeds from purchase of Operating Partnership units by MGP	1,132,468	—	—	—	1,132,468
Distributions paid	(150,829)	—	—	—	(150,829)
Cash received by Parent on behalf of Guarantor Subsidiaries	417,500	—	(417,500)	—	—
Net cash transfers from Parent	—	—	158,822	—	158,822

Net cash provided by financing activities	460,376	—	(258,678)	—	201,698

Cash and cash equivalents
Net increase for the period	360,492	—	—	—	360,492
Balance, beginning of period	—	—	—	—	—

Balance, end of period	$360,492	$—	$—	$—	$360,492

NOTE 16 — MGP SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(in thousands, except per share data)
2016
Revenues	$—	$110,903	$172,499	$184,146	$467,548
Operating income (loss)	(67,970)	39,193	86,792	95,759	153,774
Net income (loss)	(67,970)	9,646	42,671	50,999	35,346
Net income (loss) attributable to Class A shareholders	—	6,953	10,591	12,394	29,938
Net income per Class A share (basic)	N/A	$0.12	$0.18	$0.22	$0.52
Net income per Class A share (diluted)	N/A	$0.12	$0.18	$0.21	$0.52
2015
Revenues	$—	$—	$—	$—	$—
Operating income (loss)	(60,753)	(61,538)	(68,775)	(70,888)	(261,954)
Net income (loss)	(60,753)	(61,538)	(68,775)	(70,888)	(261,954)
Net income (loss) attributable to Class A shareholders	—	—	—	—	—
Net income per Class A share (basic)	N/A	N/A	N/A	N/A	N/A
Net income per Class A share (diluted)	N/A	N/A	N/A	N/A	N/A

Because net income per Class A share amounts are calculated using the weighted average number of basic and dilutive Class A shares outstanding during each quarter, the sum of the per share amounts for the four quarters does not equal the total net income per Class A share amounts for the year. The following sections list certain items affecting comparability of quarterly and year-to-date results and related per share amounts. Additional information related to these items is included elsewhere in the notes to the accompanying financial statements.

For periods prior to the IPO Date, the results above represent the IPO Properties, which were controlled by MGM, and have been determined to be MGP’s and the Operating Partnership’s Predecessor for accounting purposes. The results of the Predecessor represent expenses directly attributable to the IPO Properties that have been “carved out” of MGM’s consolidated financial statements. The Predecessor did not generate any revenues.

In the second quarter of 2016, on the IPO Date the Company completed the Formation Transactions, including its initial public offering and the commencement of the Master Lease. In the third quarter of 2016, on August 1, 2016, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the Borgata Transaction. The real estate assets related to Borgata were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $100 million, $90 million of which relates to the base rent for the initial lease year and the remaining $10 million of which relates to the percentage rent.

There were no items affecting comparability for the year ended December 31, 2015.

NOTE 17 — OPERATING PARTNERSHIP SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(in thousands, except per unit data)
2016
Revenues	$—	$110,903	$172,499	$184,146	$467,548
Operating income (loss)	(67,970)	39,193	86,792	95,759	153,774
Net income (loss)	(67,970)	9,646	42,671	50,999	35,346
Net income per Operating Partnership unit (basic)	N/A	$0.12	$0.18	$0.21	$0.52
Net income per Operating Partnership unit (diluted)	N/A	$0.12	$0.18	$0.21	$0.52
2015
Revenues	$—	$—	$—	$—	$—
Operating income (loss)	(60,753)	(61,538)	(68,775)	(70,888)	(261,954)
Net income (loss)	(60,753)	(61,538)	(68,775)	(70,888)	(261,954)
Net income per Operating Partnership unit (basic)	N/A	N/A	N/A	N/A	N/A
Net income per Operating Partnership unit (diluted)	N/A	N/A	N/A	N/A	N/A

See Note 16 for a discussion of items affecting comparability for the year ended December 31, 2016, which are the same for the Operating Partnership.

ITEM 16.	FORM 10-K SUMMARY

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MGM Growth Properties LLC

By:	/s/ JAMES C. STEWART
James C. Stewart
Chief Executive Officer
(Principal Executive Officer)

Dated: March 6, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES C. STEWART James C. Stewart	Chief Executive Officer (Principal Executive Officer)	March 6, 2017

/S/ ANDY H. CHIEN Andy H. Chien	Chief Financial Officer and Treasurer (Principal Financial Officer)	March 6, 2017

/S/ JAMES J. MURREN James J. Murren	Chairman of the Board	March 6, 2017

/S/ ELISA GOIS Elisa Gois	Director	March 6, 2017

/S/ WILLIAM J. HORNBUCKLE William J. Hornbuckle	Director	March 6, 2017

/S/ JOHN M. MCMANUS John M. McManus	Director	March 6, 2017

/S/ MICHAEL RIETBROCK Michael Rietbrock	Director	March 6, 2017

/S/ THOMAS ROBERTS Thomas Roberts	Director	March 6, 2017

/S/ ROBERT SMITH Robert Smith	Director	March 6, 2017

/S/ DANIEL J. TAYLOR Daniel J. Taylor	Director	March 6, 2017

SIGNATURES

Pursuant to the requirements of Securities Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on March 6, 2017 .

MGM Growth Properties Operating Partnership LP

By:	MGM Growth Properties OP GP LLC

By:	/s/ JAMES C. STEWART
Name: James C. Stewart
Title: Chief Executive Officer

Dated: March 6, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES C. STEWART James C. Stewart	Chief Executive Officer	March 6, 2017

/S/ ANDY H. CHIEN Andy H. Chien	Chief Financial Officer and Treasurer	March 6, 2017

/S/ JAMES J. MURREN James J. Murren	Manager	March 6, 2017

/S/ WILLIAM J. HORNBUCKLE William J. Hornbuckle	Manager	March 6, 2017

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)

December 31, 2016

		Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period(b)
Property(c)	Encumbrances	Land	Building and Improvements	Land	Building and Improvements	Land	Building and Improvements	Total	Accumulated Depreciation	Year Acquired(d)	Useful Life
New York-New York	e	$149,984	$484,001	$—	$—	$149,984	$483,870	$633,854	$(268,583)	2016	f
The Mirage	e	1,017,562	760,222	—	—	1,017,562	758,907	1,776,469	(440,325)	2016	f
Mandalay Bay	e	1,199,785	1,882,381	—	—	1,199,785	1,880,192	3,079,977	(630,436)	2016	f
Luxor	e	440,685	710,796	—	—	440,685	710,582	1,151,267	(304,469)	2016	f
Excalibur	e	814,805	342,685	—	36,900	814,805	378,105	1,192,910	(119,009)	2016	f
Monte Carlo	e	291,035	376,625	—	35,502	291,035	411,210	702,245	(158,623)	2016	f
Beau Rivage	e	104,945	561,457	—	—	104,945	561,006	665,951	(224,945)	2016	f
MGM Grand Detroit	e	52,509	597,324	—	—	52,509	597,324	649,833	(146,301)	2016	f
Gold Strike Tunica	e	3,609	179,146	—	—	3,609	178,887	182,496	(78,656)	2016	f
Borgata	e	35,568	1,264,432	—	—	35,568	1,263,221	1,298,789	(16,210)	2016	f
The Park	e	33,026	101,353	—	—	33,026	101,353	134,379	(935)	2016	f

		$4,143,513	$7,260,422	$—	$72,402	$4,143,513	$7,324,657	$11,468,170	$(2,388,492)

(a)	Represents the gross carrying value of the IPO Properties on the IPO Date and the real estate assets of Borgata on August 1, 2016, the dates of their respective acquisitions by the Operating Partnership.
(b)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $7,343,872.
(c)	All of the properties are large-scale destination entertainment and gaming-related properties, with the exception of The Park, which is a dining and entertainment complex. See “Item 1--Business--Our Properties” for additional details about our properties.
(d)	We have omitted the date of construction of our properties on the basis that compiling this disclosure on a site-by-site basis would be impracticable because the majority of the real estate assets were constructed by other companies that were later acquired by MGM and then ultimately acquired by MGP on the IPO Date.
(e)	All properties are encumbered by first-priority lien security interests pursuant to the Operating Partnership’s revolving credit facility and term loan facilities. See “Note 6- Debt.”
(f)	Depreciation is computed based on the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Reconciliation of Real Estate

2016
Balance at beginning of year	$9,965,185
Additions(1)	1,511,390
Impairments	—
Dispositions and write-offs	(8,405)

Balance at end of year	$11,468,170

Reconciliation of Accumulated Depreciation

2016
Balance at beginning of year	$(2,171,546)
Depreciation expense	(220,667)
Dispositions and write-offs	3,721

Balance at end of year	$(2,388,492)

(1)	Includes $1,300,000 resulting from the Operating Partnership’s acquisition of Borgata from MGM. See “Note 3 — Borgata Transaction” for additional details.

Annex B

UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

Commission File No. 001-37733 (MGM Growth Properties LLC)

Commission File No. 333-215571 (MGM Growth Properties Operating Properties LP)

MGM Growth Properties LLC

MGM Growth Properties Operating Partnership LP

(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC) DELAWARE (MGM Growth Properties Operating Partnership LP)	47-5513237 81-1162318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135

(Address of principal executive offices)

(702) 669-1480

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP     Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files):

MGM Growth Properties LLC    Yes  ☒    No  ☐

MGM Growth Properties Operating Partnership LP    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

MGM Growth Properties LLC

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Small reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

MGM Growth Properties Operating Partnership LP

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Small reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Act):

MGM Growth Properties LLC    Yes  ☐    No   ☒

MGM Growth Properties Operating Partnership LP    Yes  ☐    No  ☒

As of November 2, 2017, 70,896,795 shares of MGM Growth Properties LLC Class A shares, no par value, and 1 share of MGM Growth Properties LLC Class B share, no par value, were outstanding.

EXPLANATORY NOTE

This report combines the quarterly reports on Form 10-Q for the period ended September 30, 2017, of MGM Growth Properties LLC, a Delaware limited liability corporation, and MGM Growth Properties Operating Partnership LP, a Delaware limited partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “MGP” or “the Company” refer to MGM Growth Properties LLC together with its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP. Unless otherwise indicated or unless the context requires otherwise, all references to the “Operating Partnership” refer to MGM Growth Properties Operating Partnership LP together with its consolidated subsidiaries.

MGP is a real estate investment trust, or REIT, and the owner of the sole general partner of the Operating Partnership. As of September 30, 2017, MGP owned approximately 27.7% of the Operating Partnership units in the Operating Partnership. The remaining approximately 72.3% of the Operating Partnership units in the Operating Partnership are owned by subsidiaries of our parent, MGM Resorts International (“MGM”). As the owner of the sole general partner of the Operating Partnership, MGP has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control.

We believe combining the quarterly reports on Form 10-Q of MGP and the Operating Partnership into this single report results in the following benefits:

•	enhances investors’ understanding of MGP and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure applies to both MGP and the Operating Partnership, which we believe will assist investors in getting all relevant information on their investment in one place rather than having to access and review largely duplicative reports; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

There are a few differences between MGP and the Operating Partnership, which are reflected in the disclosures in this report. We believe it is important to understand the differences between MGP and the Operating Partnership in the context of how we operate as an interrelated consolidated company. MGP is a REIT, whose only material assets consist of Operating Partnership units representing limited partner interests in the Operating Partnership and our ownership interest in the general partner of the Operating Partnership. As a result, MGP does not conduct business itself, other than acting as the owner of the sole general partner of the Operating Partnership, but it may from time to time issue additional public equity. The Operating Partnership holds all the assets of the Company. The Operating Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for the net proceeds from the offerings of Class A shares by MGP, which were contributed to the Operating Partnership in exchange for Operating Partnership units, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations and by the Operating Partnership’s issuance of indebtedness or through the issuance of Operating Partnership units.

The presentation of noncontrolling interest, shareholders’ equity and partners’ capital are the main areas of difference between the combined and consolidated financial statements of MGP and those of the Operating Partnership. The Operating Partnership units held by subsidiaries of MGM are accounted for as partners’ capital in the Operating Partnership’s combined and consolidated financial statements and as noncontrolling interest within equity in MGP’s combined and consolidated financial statements. The Operating Partnership units held by MGP in the Operating Partnership are accounted for as partners’ capital in the Operating Partnership’s combined and consolidated financial statements and within Class A shareholders’ equity in MGP’s combined and consolidated financial statements. The differences in the presentations between shareholders’ equity and partners’ capital result from the differences in the equity issued at the MGP and Operating Partnership levels.

To help investors understand the significant differences between MGP and the Operating Partnership, this report presents the combined and consolidated financial statements separately for MGP and the Operating Partnership.

As the sole beneficial owner of MGM Growth Properties OP GP LLC, which is the sole general partner with control of the Operating Partnership, MGP consolidates the Operating Partnership for financial reporting purposes, and it does not have any assets other than its investment in the Operating Partnership. Therefore, the assets and liabilities of MGP and the Operating Partnership are the same on their respective combined and consolidated financial statements. The separate discussions of MGP and the Operating Partnership in this report should be read in conjunction with each other to understand the results of the Company on a combined and consolidated basis and how management operates the Company.

In order to establish that the Chief Executive Officer and the Chief Financial Officer of each entity have made the requisite certifications and that the Company and the Operating Partnership are compliant with Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and 18 U.S.C. §1350, this report also includes separate “Item 4. Controls and Procedures” sections and separate Exhibit 31 and 32 certifications for each of the Company and the Operating Partnership.

All other sections of this report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risk, are presented together for MGP and the Operating Partnership.

MGM GROWTH PROPERTIES LLC

FORM 10-Q

Part I. FINANCIAL INFORMATION

Item 1. Financial Statements

MGM GROWTH PROPERTIES LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Real estate investments, net	$8,911,648	$9,079,678
Cash and cash equivalents	1,138,801	360,492
Tenant and other receivables, net	6,104	9,503
Prepaid expenses and other assets	8,890	10,906
Above market lease, asset	44,981	46,161

Total assets	$10,110,424	$9,506,740

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Debt, net	$3,940,803	$3,621,942
Due to MGM Resorts International and affiliates	524	166
Accounts payable, accrued expenses and other liabilities	12,281	10,478
Above market lease, liability	47,291	47,957
Accrued interest	27,393	26,137
Dividend and distribution payable	101,222	94,109
Deferred revenue	115,195	72,322
Deferred income taxes, net	25,368	25,368

Total liabilities	4,270,077	3,898,479
Commitments and contingencies (Note 12)
Shareholders’ equity
Class A shares: no par value, authorized 1,000,000,000 shares, issued and outstanding 70,896,795 and 57,500,000 shares	—	—
Additional paid-in capital	1,697,014	1,363,130
Accumulated deficit	(73,893)	(29,758)
Accumulated other comprehensive income (loss)	(308)	445

Total Class A shareholders’ equity	1,622,813	1,333,817
Noncontrolling interest	4,217,534	4,274,444

Total shareholders’ equity	5,840,347	5,608,261

Total liabilities and shareholders’ equity	$10,110,424	$9,506,740

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Rental revenue	$163,178	$154,809	$489,532	$256,062
Tenant reimbursements and other	19,620	17,690	61,621	27,340

	182,798	172,499	551,153	283,402

Expenses
Depreciation	68,662	54,260	190,573	158,860
Property transactions, net	1,662	1,442	19,104	2,651
Property taxes	18,983	17,690	60,112	44,231
Property insurance	—	—	—	2,943
Amortization of above market lease, net	172	114	515	114
Acquisition-related expenses	1,059	9,500	1,059	10,099
General and administrative	2,882	2,701	8,223	6,490

	93,420	85,707	279,586	225,388

Operating income	89,378	86,792	271,567	58,014
Non-operating income (expense)
Interest income	1,480	—	3,039	—
Interest expense	(45,544)	(42,839)	(134,998)	(72,314)
Other non-operating	(126)	(367)	(1,438)	(439)

	(44,190)	(43,206)	(133,397)	(72,753)

Income (loss) before income taxes	45,188	43,586	138,170	(14,739)
Provision for income taxes	(1,488)	(915)	(3,903)	(915)

Net income (loss)	43,700	42,671	134,267	(15,654)
Less: Net (income) loss attributable to noncontrolling interest	(32,675)	(32,080)	(101,214)	33,198

Net income attributable to Class A shareholders	$11,025	$10,591	$33,053	$17,544

Weighted average Class A shares outstanding:
Basic	60,614,664	57,500,000	58,612,916	57,500,000
Diluted	60,755,186	57,752,163	58,807,948	57,745,665
Net income per Class A share (basic)	$0.18	$0.18	$0.56	$0.31

Net income per Class A share (diluted)	$0.18	$0.18	$0.56	$0.30

Dividends declared per Class A share	$0.3950	$0.3875	$1.1775	$0.6507

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$43,700	$42,671	$134,267	$(15,654)
Other comprehensive income (loss)
Unrealized gain (loss) on cash flow hedges, net	1,754	—	(2,992)	—

Other comprehensive income (loss)	1,754	—	(2,992)	—

Comprehensive income (loss)	45,454	42,671	131,275	(15,654)
Less: Comprehensive (income) loss attributable to noncontrolling interests	(33,948)	(32,080)	(98,866)	33,198

Comprehensive income attributable to Class A shareholders	$11,506	$10,591	$32,409	$17,544

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$134,267	$(15,654)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	190,573	158,860
Property transactions, net	19,104	2,651
Amortization and write-off of deferred financing costs and debt discount	9,241	4,392
Amortization related to above market lease, net	515	114
Provision for income taxes	3,903	915
Amortization of deferred revenue	(1,510)	—
Straight-line rental revenues	3,820	(1,062)
Share-based compensation	943	326
Changes in operating assets and liabilities:
Tenant and other receivables, net	3,399	(5,654)
Prepaid expenses and other assets	(4,214)	4,738
Due to MGM Resorts International and affiliates	358	211
Accounts payable, accrued expenses and other liabilities	2,200	2,868
Accrued interest	1,256	29,716

Net cash provided by operating activities	363,855	182,421

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	—	(138,987)

Net cash used in investing activities	—	(138,987)

Cash flows from financing activities
Proceeds from issuance of debt	350,000	3,700,000
Deferred financing costs	(5,381)	(76,120)
Repayment of bridge facilities	—	(4,544,850)
Repayment of debt principal	(33,500)	(16,750)
Issuance of Class A shares	404,685	1,207,500
Class A share issuance costs	(17,137)	(75,032)
Dividends and distributions paid	(284,213)	(56,720)
Net cash transfers from Parent	—	158,822

Net cash provided by financing activities	414,454	296,850

Cash and cash equivalents
Net increase for the period	778,309	340,284
Balance, beginning of period	360,492	—

Balance, end of period	$1,138,801	$340,284

Supplemental cash flow disclosures
Interest paid	$125,077	$38,206
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$42,303	$51,092
Accrual of dividend and distribution payable to Class A shareholders and Operating Partnership unitholders	$101,222	$94,109
Borgata Transaction net assets acquired	$—	$1,273,662

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Real estate investments, net	$8,911,648	$9,079,678
Cash and cash equivalents	1,138,801	360,492
Tenant and other receivables, net	6,104	9,503
Prepaid expenses and other assets	8,890	10,906
Above market lease, asset	44,981	46,161

Total assets	$10,110,424	$9,506,740

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$3,940,803	$3,621,942
Due to MGM Resorts International and affiliates	524	166
Accounts payable, accrued expenses and other liabilities	12,281	10,478
Above market lease, liability	47,291	47,957
Accrued interest	27,393	26,137
Distribution payable	101,222	94,109
Deferred revenue	115,195	72,322
Deferred income taxes, net	25,368	25,368

Total liabilities	4,270,077	3,898,479
Commitments and contingencies (Note 12)
Partners’ capital
General partner	—	—
Limited partners: issued and outstanding 256,258,931 and 242,862,136 Operating Partnership units	5,840,347	5,608,261

Total partners’ capital	5,840,347	5,608,261

Total liabilities and partners’ capital	$10,110,424	$9,506,740

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Rental revenue	$163,178	$154,809	$489,532	$256,062
Tenant reimbursements and other	19,620	17,690	61,621	27,340

	182,798	172,499	551,153	283,402

Expenses
Depreciation	68,662	54,260	190,573	158,860
Property transactions, net	1,662	1,442	19,104	2,651
Property taxes	18,983	17,690	60,112	44,231
Property insurance	—	—	—	2,943
Amortization of above market lease, net	172	114	515	114
Acquisition-related expenses	1,059	9,500	1,059	10,099
General and administrative	2,882	2,701	8,223	6,490

	93,420	85,707	279,586	225,388

Operating income	89,378	86,792	271,567	58,014
Non-operating income (expense)
Interest income	1,480	—	3,039	—
Interest expense	(45,544)	(42,839)	(134,998)	(72,314)
Other non-operating	(126)	(367)	(1,438)	(439)

	(44,190)	(43,206)	(133,397)	(72,753)

Income (loss) before income taxes	45,188	43,586	138,170	(14,739)
Provision for income taxes	(1,488)	(915)	(3,903)	(915)

Net income (loss)	43,700	42,671	134,267	(15,654)

Weighted average Operating Partnership units outstanding:
Basic	245,976,800	233,642,286	243,975,052	225,997,423
Diluted	246,117,322	233,894,449	244,170,084	226,243,088
Net income per Operating Partnership unit (basic)	$0.18	$0.18	$0.55	$0.30

Net income per Operating Partnership unit (diluted)	$0.18	$0.18	$0.55	$0.30

Distributions declared per Operating Partnership unit	$0.3950	$0.3875	$1.1775	$0.6507

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$43,700	$42,671	$134,267	$(15,654)
Unrealized gain (loss) on cash flow hedges, net	1,754	—	(2,992)	—

Comprehensive income (loss)	$45,454	$42,671	$131,275	$(15,654)

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$134,267	$(15,654)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	190,573	158,860
Property transactions, net	19,104	2,651
Amortization and write-off of deferred financing costs and debt discount	9,241	4,392
Amortization related to above market lease, net	515	114
Provision for income taxes	3,903	915
Amortization of deferred revenue	(1,510)	—
Straight-line rental revenues	3,820	(1,062)
Share-based compensation	943	326
Changes in operating assets and liabilities:
Tenant and other receivables, net	3,399	(5,654)
Prepaid expenses and other assets	(4,214)	4,738
Due to MGM Resorts International and affiliates	358	211
Accounts payable, accrued expenses and other liabilities	2,200	2,868
Accrued interest	1,256	29,716

Net cash provided by operating activities	363,855	182,421

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	—	(138,987)

Net cash used in investing activities	—	(138,987)

Cash flows from financing activities
Proceeds from issuance of debt	350,000	3,700,000
Deferred financing costs	(5,381)	(76,120)
Repayment of bridge facilities	—	(4,544,850)
Repayment of debt principal	(33,500)	(16,750)
Proceeds from purchase of Operating Partnership units by MGP	387,548	1,132,468
Distributions paid	(284,213)	(56,720)
Net cash transfers from Parent	—	158,822

Net cash provided by financing activities	414,454	296,850

Cash and cash equivalents
Net increase for the period	778,309	340,284
Balance, beginning of period	360,492	—

Balance, end of period	$1,138,801	$340,284

Supplemental cash flow disclosures
Interest paid	$125,077	$38,206
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$42,303	$51,092
Accrual of distribution payable to Operating Partnership unitholders	$101,222	$94,109
Borgata Transaction net assets acquired	$—	$1,273,662

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP CONDENSED NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 — BUSINESS

Organization. MGM Growth Properties LLC (“MGP” or the “Company”) is a limited liability company that was organized in Delaware on October 23, 2015. MGP conducts its operations through MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership that was formed on January 6, 2016 and acquired by MGP on April 25, 2016 (the “IPO Date”) in connection with MGP’s Formation Transactions (defined below), including its initial public offering of Class A shares as discussed further below. The Company filed its initial federal income tax return for its taxable year ended December 31, 2016 in 2017 and has elected to be treated as a real estate investment trust (“REIT”).

MGM Resorts International (“MGM” or the “Parent”) is a Delaware corporation that acts largely as a holding company and, through its subsidiaries, owns and operates large-scale destination entertainment and leisure resorts. Prior to the IPO Date, the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”), which comprised the Company’s real estate investments prior to the acquisition of Borgata and MGM National Harbor, were owned and operated by MGM. On the IPO Date, MGM engaged in a series of transactions (the “Formation Transactions”) in which subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to a Master Contribution Agreement (the “MCA”) in exchange for Operating Partnership units representing limited partner interests in the Operating Partnership and the assumption by the Operating Partnership of $4 billion of indebtedness from the contributing MGM subsidiaries.

On the IPO Date, MGP completed the initial public offering of 57,500,000 of its Class A shares representing limited liability company interests at an initial offering price of $21.00 per share, inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares. MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the Operating Partnership units and the general partner interest in the Operating Partnership. Certain subsidiaries of MGM acquired the remaining 73.3% of the outstanding Operating Partnership units on such date. MGM retained ownership of MGP’s outstanding Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights.

As discussed in Note 3, Note 8 and Note 14, the Operating Partnership issued additional Operating Partnership units in connection with the Borgata Transaction and the public offering of Class A shares completed in September 2017. As of September 30, 2017, MGM owned 72.3% of the Operating Partnership units in the Operating Partnership. MGP owned the remaining 27.7% of the Operating Partnership units in the Operating Partnership. MGM’s Operating Partnership units are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. The determination of settlement method is at the option of MGP’s independent conflicts committee. MGM’s indirect ownership of these Operating Partnership units is recognized as a noncontrolling interest in MGP’s financial statements. A wholly owned subsidiary of MGP is the general partner of the Operating Partnership and operates and controls all of its business affairs. As a result, MGP consolidates the Operating Partnership and its subsidiaries.

The Company is a publicly traded REIT primarily engaged through its investment in the Operating Partnership in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings. A wholly owned subsidiary of the Operating Partnership

(the “Landlord”) leases all of its real estate properties back to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (the “Master Lease”).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying condensed combined and consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. All adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim period have been included.

For periods prior to the IPO Date, the accompanying condensed combined and consolidated financial statements of MGP represent the IPO Properties, which were controlled by MGM, and have been determined to be MGP’s Predecessor for accounting purposes (the “Predecessor”). The accompanying condensed combined and consolidated financial statements include Predecessor financial statements that have been “carved out” of MGM’s consolidated financial statements and reflect significant assumptions and allocations. The financial statements do not fully reflect what the Predecessor’s results of operations, financial position and cash flows would have been if the Predecessor had been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of MGP’s future results of operations, financial position and cash flows.

For periods subsequent to the IPO Date, the accompanying combined and consolidated financial statements of MGP represent the results of operations, financial positions and cash flows of MGP and the Operating Partnership, including their respective subsidiaries. The accompanying combined and consolidated financial statements of the Operating Partnership represent the results of operation, financial positions, and cash flows of the Operating Partnership including its subsidiaries.

The accompanying condensed combined and consolidated financial statements and related notes should be read in conjunction with the audited financial statements and notes thereto included in the Company’s most recent Annual Report on Form 10-K.

Principles of consolidation. The Company identifies entities for which control is achieved through means other than voting rights and to determine which business enterprise is the primary beneficiary of variable interest entities (“VIEs”). A VIE is an entity in which either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company consolidates its investment in a VIE when it determines that it is its primary beneficiary. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affect the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary. The Company performs this analysis on an ongoing basis. The condensed combined and consolidated financial statements include the accounts of the Operating Partnership, a VIE of which the Company is the primary beneficiary, as well as its wholly owned and majority-owned subsidiaries. The Company’s maximum exposure to loss is the carrying value of the assets and liabilities of the Operating Partnership, which represents all of the Company’s assets and liabilities. As the Company holds what is deemed a majority voting interest in the Operating Partnership through its ownership of the Operating Partnership’s sole general partner, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs.

For entities not determined to be VIEs, the Company consolidates such entities in which the Company owns 100% of the equity. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the entity if it has the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. For these entities, the Company records a noncontrolling interest on the condensed consolidated balance sheets. All intercompany balances and transactions are eliminated in consolidation.

Noncontrolling interest. The Company presents noncontrolling interest and classifies such interest as a component of consolidated shareholders’ equity, separate from the Company’s Class A shareholders’ equity. Noncontrolling interest in the Company represents Operating Partnership units currently held by subsidiaries of MGM. Net income or loss of the Operating Partnership is allocated to its noncontrolling interest based on the noncontrolling interest’s ownership percentage in the Operating Partnership except for income tax expenses. Ownership percentage is calculated by dividing the number of Operating Partnership units held by the noncontrolling interest by the total Operating Partnership units held by the noncontrolling interest and the Company. Issuance of additional Class A shares and Operating Partnership units changes the ownership interests of both the noncontrolling interest and the Company. Such transactions and the related proceeds are treated as capital transactions.

MGM may tender its Operating Partnership units for redemption by the Operating Partnership in exchange for cash equal to the market price of MGP’s Class A shares at the time of redemption or for unregistered Class A shares on a one-for-one basis. Such selection to pay cash or issue Class A shares to satisfy an Operating Partnership unitholder’s redemption request is solely within the control of MGP’s independent conflicts committee.

Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s most significant assumptions and estimates relate to the useful lives of real estate assets, real estate impairment assessments. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. Management evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from these estimates.

Real estate investments. Real estate investments consist of land, buildings, improvements and integral equipment. Because the Formation Transactions and the Borgata Transaction (as defined below) represent transactions between entities under common control, such real estate was initially recorded by the Company at MGM’s historical cost basis, less accumulated depreciation (i.e., there was no change in the basis of the contributed assets), as of the IPO Date and the date of the consummation of the Borgata Transaction, respectively. Costs of maintenance and repairs to real estate investments are the responsibility of the Tenant under the Master Lease.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, the Company will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP (“Non-Normal Tenant Improvements”), subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. The Company will be entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Company is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties, as well as equipment that would be a necessary improvement at any of the properties, including initial installation of elevators, air conditioning systems or electrical wiring. Such Non-Normal Tenant Improvements are capitalized and depreciated over the asset’s remaining life. Non-Normal Tenant Improvements were $114.7 million as of September 30, 2017.

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements and integral equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets or significant changes in business strategies. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the asset (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques. There were no impairment charges related to long-lived assets recognized during the three and nine months ended September 30, 2017 or 2016.

Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of 90 days or less at the date of acquisition. Such investments are carried at cost, which approximates market value.

Deferred revenue. The Company receives nonmonetary consideration related to Non-Normal Tenant Improvements as they automatically become MGP’s property, and recognizes the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. The Company depreciates the real estate investments over their estimated useful lives and amortizes the deferred revenue as additional rental revenue over the remaining term of the Master Lease once the related real estate assets are placed in service.

Revenue recognition. Rental revenue under the Master Lease is recognized on a straight-line basis over the non-cancelable term and reasonably assured renewal periods, which includes the initial lease term of 10 years and all four additional five-year terms under the Master Lease, for all contractual revenues that are determined to be fixed and measurable. The difference between such rental revenue earned and the cash rent due under the provisions of the Master Lease is recorded as deferred rent receivable and included as a component of prepaid expenses and other assets, or as deferred revenue if cash rent due exceeds rental revenue earned.

Property tax reimbursements from Tenant arise from the triple-net structure of the Master Lease which provides for the recovery of property taxes, which are paid by the Company on behalf of the Tenant. This revenue is recognized in the same periods as the expense is incurred.

Depreciation and property transactions. Depreciation expense is recognized over the useful lives of real estate applying the straight-line method. Useful lives are periodically reviewed. Leased real estate and leasehold improvements are depreciated on a straight-line basis over the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Property transactions, net are comprised of transactions related to long-lived assets, such as normal losses on the disposition of assets.

General and administrative. General and administrative expenses include the salaries and benefits of employees and external consulting costs. In addition, pursuant to a corporate services agreement entered into on the IPO Date between the Operating Partnership and MGM (the “Corporate Services Agreement”), MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement for the three and nine months ended September 30, 2017 of $0.4 million and $1.2 million, respectively. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement from the IPO Date through September 30, 2016 of $0.6 million.

Share-based compensation. The Company recognizes share-based compensation awards as compensation expense and includes such expense within general and administrative expense in the condensed combined and consolidated statement of operations. Compensation expense, net of estimated forfeitures, for restricted share unit awards is based on the fair value of MGP’s Class A shares at the date of grant and is generally recognized ratably over the vesting period. For ratable awards, the Company recognized compensation costs for all grants on a straight-line basis over the requisite service period of the entire award. Compensation expense for performance share unit awards, which have market conditions, is based on a Monte Carlo simulation at the date of grant and is generally recognized ratably over the vesting period.

Income tax provision. For interim income tax reporting the Company estimates its annual effective tax rate and applies it to its year-to-date ordinary income. The tax effects of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are reported in the interim period in which they occur. The Company’s effective income tax rate was 3.3% and 2.8% for the three and nine months ended September 30, 2017, respectively.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company has elected to be treated as a REIT as defined under Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2016. To qualify as a REIT, the Company must meet certain organizational, income, asset and distribution tests. Accordingly, except as described below, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions of all of its taxable income to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and share ownership tests. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay taxes at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. The Company distributed 100% of its taxable income in the taxable year ended December 31, 2016 and anticipates that it will do so again in the taxable year ending December 31, 2017. Accordingly, for periods subsequent to the IPO Date, the accompanying condensed combined and consolidated financial statements do not reflect a provision for federal income taxes. However, the Company may still be subject to federal excise tax, as well as certain state and local income and franchise taxes.

The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its

New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Company is required to record New Jersey state income taxes in the accompanying financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. The Company and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return. Accordingly, the provision for current taxes and the deferred tax liability in the accompanying financial statements are attributable to noncontrolling interest since the payment of such taxes are the responsibility of MGM.

The Company was included in the consolidated or unitary income tax returns of MGM for all Predecessor periods. In the accompanying financial statements, the Predecessor periods reflect an allocation of income taxes from MGM as if the Predecessor had filed a separate tax return in those periods.

Net income per share. Basic net income per share includes the weighted average number of Class A shares outstanding during the period. Dilutive net income per share includes the weighted average number of Class A shares and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Net income per unit. Basic net income per unit includes the weighted average number of Operating Partnership units outstanding during the period. Dilutive net income per unit includes the weighted average number of Operating Partnership units and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Deferred financing costs. Deferred financing costs were incurred in connection with the issuance of the term loan facilities, revolving credit facility and senior notes. Costs incurred in connection with term loan facilities and senior notes are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness, and are included in interest expense in the combined and consolidated statement of operations. Costs incurred in connection with the Operating Partnership’s entrance into the revolving credit facility are capitalized as a component of prepaid expenses and other assets. These costs are amortized over the term of the revolving credit facility, and are included in interest expense in the combined and consolidated statement of operations. The Company recognized non-cash interest expense related to the amortization of deferred financing costs of $2.8 million and $8.4 million during the three and nine months ended September 30, 2017, respectively.

Derivative financial instruments. The Company accounts for its derivatives in accordance with FASB ASC Topic 815, Derivatives and Hedging, in which all derivative instruments are reflected at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as hedging instruments, the Company records the effective portion of the gain or loss on the hedge instruments as a component of accumulated other comprehensive income. Any ineffective portion of a derivative’s change in fair value is immediately recognized within net income.

Fair value measurements. Fair value of financial and nonfinancial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1 — Observable inputs for identical instruments such as quoted market prices;

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3 — Unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including management’s own data.

Fair value measurements are utilized for testing of long-lived assets for impairment. Also, the fair value of the Company’s cash and cash equivalents, accounts payable and accrued expenses approximate their carrying value because of the short-term nature of these instruments. The fair values of the Company’s financial instruments are as follows:

	September 30, 2017
	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets:

Derivative asset — interest rate swaps	$1,045	$—	$1,045	$—

Liabilities:
Senior secured credit facility:
Senior secured term loan A facility	277,500		277,500
Senior secured term loan B facility	1,826,806		1,826,806
Senior secured revolving credit facility	—		—
$1,050 million 5.625% senior notes, due 2024	1,136,625		1,136,625
$500 million 4.50% senior notes, due 2026	507,500		507,500
$350 million 4.50% senior notes, due 2028	353,938	—	353,938	—
Derivative liability — interest rate swaps	2,380		2,380

	$4,104,749	$—	$4,104,749	$—

The total carrying value of our debt was $3.9 billion at September 30, 2017, with a fair value of $4.1 billion. The estimated fair value was estimated using quoted prices for identical or similar liabilities in markets that are not active for each of the Company’s term loan A facility, term loan B facility, revolving credit facility and senior notes. These fair value measurements are considered Level 2 of the fair value hierarchy. Derivative assets and liabilities are carried at fair value. The fair value of interest rate swaps is determined based on the present value of expected future cash flows using observable, quoted LIBOR swap rates for the full term of the swap. The Company has determined that the majority of the inputs used to value its derivative assets fall within Level 2 of the fair value hierarchy.

Reportable segment. The Company’s real estate properties are similar in that they consist of large-scale destination entertainment and leisure resorts and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail, are held by a subsidiary of the Operating Partnership, have similar economic characteristics and are governed under a single Master Lease. As such, the properties are reported as one reportable segment.

Concentrations of credit risk. All of the Company’s real estate properties have been leased to a wholly owned subsidiary of MGM, and all of MGP’s revenues are derived from the Master Lease. MGM is a publicly traded company and is subject to the filing requirements of the Exchange Act, and is required to file periodic reports on Form 10-K and Form 10-Q with the SEC. Refer to www.edgar.gov for MGM’s publicly available financial information (which financial information is not incorporated by reference herein). Management does not believe there are any other significant concentrations of credit risk.

Geographical risk. The majority of the Company’s real estate properties are located in Las Vegas, Nevada. Accordingly, future negative trends in local economic activity or natural disasters in this area might have a more significant effect on the Company than a more geographically diversified entity and could have an adverse impact on its financial condition and operating results.

Recently issued accounting standards. In August 2017, the FASB issued Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). ASU 2017-12 is effective for fiscal years beginning after December 15, 2018, and interim periods within those years. ASU 2017-12 amends the hedge accounting recognition and presentation requirements in order to improve the transparency and understandability of information about an entity’s risk management activities, and simplifies the application of hedge accounting. The Company is currently assessing the impact that adoption of this guidance will have on its consolidated financial statements and footnote disclosures.

In January 2017, the FASB issues Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 clarifies the definition of a business and with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. We have elected to early adopt ASU 2017-01 as of January 1, 2017. The adoption of ASU 2017-01 did not have a material impact on the Company’s financial statements and footnote disclosures.

In January 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The adoption of ASU 2016-09 did not have a material effect on the Company’s financial statements and footnote disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which replaces the existing guidance in FASB ASC Topic 840, Leases . ASU 2016-02 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In August 2015, the FASB issued Accounting Standards Update No. 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date , which defers the effective date of Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers (“ASU 2014-09”) to the fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The adoption of ASU 2015-14 will not have a material impact on the Company’s financial statements and footnote disclosures.

NOTE 3 — BORGATA TRANSACTION

On August 1, 2016, MGM completed the acquisition of Boyd Gaming Corporation’s (“Boyd Gaming”) ownership interest in Borgata. Concurrently, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the transfer of the real estate assets related to Borgata, located at Renaissance Pointe in Atlantic City, New Jersey, from a subsidiary of MGM to the Landlord (the “Borgata Transaction”). A subsidiary of MGM operates Borgata. The real estate assets related to Borgata were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $100 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million of which relates to the percentage rent. Following the closing of the Borgata Transaction, the base rent under the Master Lease increased to $585 million for the initial term and the percentage rent was $65 million, prorated for the remainder of the first lease year after the Borgata Transaction. The consideration that was paid by MGP to a subsidiary of MGM consisted of 27.4 million newly issued Operating Partnership units and the assumption by the Landlord of $545 million of indebtedness from such subsidiary of MGM.

The Borgata Transaction was accounted for as a transaction under common control, and therefore the Company recorded the Borgata real estate assets at their carryover value of $1.3 billion determined by MGM in its purchase price allocation, along with a related deferred tax liability of $25.3 million. In addition, the Company recognized an above market lease liability and an above market lease asset related to ground leases assigned to the Landlord as part of the Borgata Transaction covering approximately 11 acres partially underlying and adjacent to the Borgata. Under the terms of the Master Lease, the Tenant is responsible for the rent payments related to these ground leases during the term of the Master Lease. The Company amortizes the above market lease liability on a straight-line basis over the terms of the underlying ground leases, which extend through 2070. The Company amortizes the above market lease asset on a straight-line basis over the term of the Master Lease, which extends through 2046 (including reasonably assured renewal periods pursuant to the terms of the Master Lease).

NOTE 4 — REAL ESTATE INVESTMENTS

The carrying value of real estate investments is as follows:

	September 30, 2017	December 31, 2016
	(in thousands)
Land	$4,143,513	$4,143,513
Buildings, building improvements, land improvements and integral equipment	7,315,659	7,324,657

	11,459,172	11,468,170
Less: Accumulated depreciation	(2,547,524)	(2,388,492)

	$8,911,648	$9,079,678

NOTE 5 — LEASES

Master Lease. Pursuant to the Master Lease, the Tenant has leased the Company’s real estate properties from the Landlord. The Master Lease is accounted for as an operating lease and has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the real estate under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the Master Lease provides MGP with a right of first offer with respect to MGM National Harbor and MGM’s development property in Springfield, Massachusetts, which MGP may exercise should MGM elect to sell these properties in the future. Pursuant to this right under the

Master Lease, MGM notified the Company of its election to sell the real estate assets related to MGM National Harbor, primarily comprising its interest in the underlying ground lease and related buildings and improvements, and offered the Company the right to purchase the MGM National Harbor assets. The Company completed its acquisition of the MGM National Harbor assets from MGM in October 2017 (the “MGM National Harbor Transaction”). See Note 14 for further discussion related to the MGM National Harbor Transaction.

Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. For the first year, the base rent represented 90% of the initial total rent payments due under the Master Lease, or $585 million, and the percentage rent represented 10% of the initial total rent payments due under the Master Lease, or $65 million. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). After the sixth lease year, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant (the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). The first 2.0% fixed annual rent escalator went into effect on April 1, 2017, resulting in annual rent payments of $661.7 million for the second lease year. The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the Operating Subtenants, from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%).

Rental revenues from the Master Lease for the three and nine months ended September 30, 2017 were $163.2 million and $489.5 million, respectively. The Company also recognized revenue related to the reimbursement of property taxes paid by the Tenant of $19.0 million and $60.1 million for the three and nine months ended September 30, 2017, respectively.

Under the Master Lease, remaining noncancelable minimum rental payments as of September 30, 2017 are as follows:

Year ending December 31,	(in thousands)
2017	$165,425
2018	670,651
2019	682,764
2020	695,119
2021	707,721
2022	662,137
Thereafter	2,099,134

$5,682,951

NOTE 6 — DEBT

Debt consists of the following:

	September 30, 2017	December 31, 2016
	(in thousands)
Senior secured credit facility:
Senior secured term loan A facility	$277,500	$292,500
Senior secured term loan B facility	1,822,250	1,840,750
Senior secured revolving credit facility	—	—
$1,050 million 5.625% senior notes, due 2024	1,050,000	1,050,000
$500 million 4.50% senior notes, due 2026	500,000	500,000
$350 million 4.50% senior notes, due 2028	350,000	—

	3,999,750	3,683,250
Less: Unamortized discount and debt issuance costs	(58,947)	(61,308)

	$3,940,803	$3,621,942

Operating Partnership credit agreement. On the IPO Date, the Operating Partnership entered into a credit agreement, comprised of a $300 million senior secured term loan A facility, a $1.85 billion senior secured term loan B facility and a $600 million senior secured revolving credit facility. The term loan B facility was issued at 99.75% to initial lenders. The term loan facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The term loan facilities were recorded at cost net of the original issue discount and related borrowing costs. The related original issue discount and the borrowing costs are amortized over the term of the borrowing. The revolving credit facility is recorded at cost. The borrowing costs were capitalized as a component of prepaid expenses and other assets and are amortized over the term of the credit facility. The revolving credit facility and term loan A facility bore interest at LIBOR plus 2.75% for the first six months, and thereafter the interest rate is determined by reference to a total net leverage ratio pricing grid which would result in an interest rate of LIBOR plus 2.25% to 2.75%. The term loan B facility initially bore interest at LIBOR plus 3.25% with a LIBOR floor of 0.75%. On October 26, 2016, the Operating Partnership completed a re-pricing at par of its $1.84 billion term loan B facility. As a result of the re-pricing, the term loan B facility bore interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. In February 2017, MGP’s corporate family rating was upgraded which resulted in the Operating Partnership receiving a further reduction in pricing to LIBOR plus 2.50%, with a LIBOR floor of 0.75%. On May 1, 2017, the Company completed another re-pricing of the Operating Partnership’s term loan B facility. As a result of this re-pricing, the term loan B facility bears interest at LIBOR plus 2.25%, with a LIBOR floor of 0%. The revolving credit facility and the term loan A facility will mature in 2021 and the term loan B facility will mature in 2023. As of September 30, 2017, no amounts were drawn on the revolving credit facility. At September 30, 2017, the interest rate on the term loan A facility was 3.99% and the interest rate on the term loan B facility was 3.49%. See Note 7 for further discussion of the Company’s interest rate swap agreements related to the term loan B facility.

The credit agreement contains customary representations and warranties, events of default and positive and negative covenants. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP. The revolving credit facility and term loan A facility also require the Operating Partnership to maintain compliance with a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio, all of which may restrict the Operating Partnership’s ability to incur additional debt to fund its obligations in the near term. As of September 30, 2017, the Operating Partnership was required to have a senior secured net debt to adjusted total assets ratio of not more than 0.40 to 1.00, a total net debt to adjusted total assets ratio of not more than 0.60 to 1.00, and an interest coverage ratio of not less than 2.00 to 1.00. The Operating Partnership was in compliance with its financial covenants at September 30, 2017.

The revolving credit facility and the term loan facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, subject to customary exclusions.

Operating Partnership senior notes. On April 20, 2016, a wholly owned subsidiary of the Operating Partnership issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024 and on the IPO Date, the Operating Partnership entered into a supplemental indenture through which it assumed the obligations under the senior notes from such subsidiary (which merged into the Operating Partnership on such date). The senior notes will mature on May 1, 2024. Interest on the senior notes is payable on May 1 and November 1 of each year, commencing on November 1, 2016.

On August 12, 2016, the Operating Partnership issued $500 million in aggregate principal amount of 4.500% senior notes due 2026. The senior notes will mature on September 1, 2026. Interest on the senior notes is payable on March 1 and September 1 of each year, commencing on March 1, 2017.

On September 7, 2017, the Operating Partnership issued $350 million in aggregate principal amount of 4.500% senior notes due 2028. The senior notes will mature on January 15, 2028. Interest on the senior notes is payable on January 15 and July 15 of each year, commencing on January 15, 2018.

Each series of the Operating Partnership’s senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest. The indentures governing the senior notes contain customary covenants and events of default. These covenants are subject to a number of important exceptions and qualifications set forth in the applicable indentures governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Maturities of debt. Maturities of the principal amount of the Company’s debt as of September 30, 2017 are as follows:

Year ending December 31,	(in thousands)
2017	$8,375
2018	33,500
2019	33,500
2020	33,500
2021	247,250
2022	18,500
Thereafter	3,625,125

$3,999,750

NOTE 7 — DERIVATIVES AND HEDGING ACTIVITIES

The Company uses derivative instruments to mitigate the effects of interest rate volatility inherent in its variable rate debt, which could unfavorably impact our future earnings and forecasted cash flows. The Company does not use derivative instruments for speculative or trading purposes.

The Operating Partnership is party to interest rate swaps to mitigate the interest rate risk inherent in its senior secured term loan B facility. In May 2017 in connection with the term loan B re-pricing, the Company amended its outstanding interest rate swap agreements. Under the amended agreements the Company now pays a weighted average fixed rate of 1.844% on total notional amount of $1.2 billion and the variable rate received will reset monthly to the one-month LIBOR, with no minimum floor.

The principal terms of these interest rate swaps at September 30, 2017 are as follows:

Effective Date	Maturity Date	Notional Amount	Weighted Average Fixed Rate	Fair Value Asset (Liability)
	(in thousands, except percentages)
May 3, 2017	November 30, 2021	$500,000	1.764%	$1,045
May 3, 2017	November 30, 2021	700,000	1.901%	(2,380)

		$1,200,000		$(1,335)

As of December 31, 2016, the Company had interest rate swaps with a notional amount of $500 million outstanding with a weighted average fixed rate of 1.825% and a net unrealized gain of $1.9 million.

Interest rate swaps valued in net unrealized gain positions are recognized as asset balances within the prepaid expenses and other assets. Interest rate swaps valued in net unrealized loss positions are recognized as liability balances within accounts payable, accrued expenses and other liabilities. For the three and nine months ended September 30, 2017, the amount recorded in other comprehensive income related to the derivative instruments was a net gain of $1.8 million and net loss of $3.0 million, respectively. There was no material ineffective portion of the change in fair value derivatives. During the three and nine months ended September 30, 2017, the Company recorded interest expense of $2.0 million and $7.4 million, respectively, related to the swap agreements.

NOTE 8 — SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

MGP shareholders’ equity. On the IPO Date, MGP completed the initial public offering of 57,500,000 of its Class A shares representing limited liability company interests. MGM retained ownership of MGP’s single Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP. MGP’s Class B shareholder is entitled to an amount of votes representing a majority of the total voting power of MGP’s shares. If the holder of the Class B share and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, the Class B share is no longer entitled to any voting rights. To the extent that the Class B share is entitled to majority voting power pursuant to MGP’s operating agreement, MGM may only transfer the Class B share (other than transfers to us and MGM’s controlled affiliates) if and to the extent that such transfer is approved by special approval by an independent conflicts committee, not to be unreasonably withheld. When determining whether to grant such approval, the conflicts committee must take into account the interests of MGP’s Class A shareholders and MGP ahead of the interests of the holder of the Class B share. No par value is attributed to the MGP’s Class A and Class B shares.

On September 11, 2017, MGP completed an offering of 13,225,000 Class A shares representing limited liability company interests in a registered public offering, including 1,725,000 Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $387.5 million after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds were contributed to the Operating Partnership in exchange for Operating Partnership units.

Operating Partnership capital. On the IPO Date, MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the outstanding Operating Partnership units in the Company. Certain subsidiaries of MGM also acquired 73.3% of the outstanding Operating Partnership units on the IPO Date. As of August 1, 2016, the date of the Borgata Transaction, MGP’s ownership percentage in the Operating Partnership units was reduced to 23.7% and MGM’s indirect ownership percentage increased to 76.3%. As of September 11, 2017, as a result of the equity offering noted above, MGP’s ownership percentage in the Operating Partnership units increased to 27.7% and MGM’s ownership percentage in the Operating Partnership units decreased to 72.3%.

MGP dividends and Operating Partnership distributions. On September 15, 2017, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $101.2 million or $0.3950 per Operating Partnership unit. MGP concurrently declared a cash dividend for the quarter ended September 30, 2017 of $28 million or $0.3950 per Class A share payable to shareholders of record as of September 30, 2017. The distribution and dividend were paid in October 2017.

On June 15, 2017, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $96.0 million or $0.3950 per Operating Partnership unit. MGP concurrently declared a cash dividend for the quarter ended June 30, 2017 of $22.8 million or $0.3950 per Class A share payable to shareholders of record as of June 30, 2017. The distribution and dividend were paid in July 2017.

On March 15, 2017, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.3875 per Operating Partnership unit. The Company’s Board of Directors concurrently declared a cash dividend for the quarter ended March 31, 2017 of $0.3875 per Class A share payable to shareholders of record as of March 31, 2017. The distribution and dividend were paid in April 2017.

Dividends with respect to MGP’s Class A shares are characterized for federal income tax purposes as taxable ordinary dividends, capital gains dividends, non-dividend distributions or a combination thereof.

The following table presents MGP’s changes in shareholders’ equity for the nine months ended September 30, 2017:

	Total Class A Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
	(in thousands)
Balance at January 1, 2017	$1,333,817	$4,274,444	$5,608,261
Net income — January 1, 2017 to September 30, 2017	33,053	101,214	134,267
Other comprehensive loss — cash flow hedges	(644)	(2,348)	(2,992)
Share-based compensation	229	714	943
Deemed contribution — tax sharing agreement	—	3,903	3,903
Dividends and distributions declared and paid	(73,063)	(218,263)	(291,326)
Issuance of Class A shares	329,508	58,040	387,548
Other	(87)	(170)	(257)

Balance at September 30, 2017	$1,622,813	$4,217,534	$5,840,347

The following table presents the Operating Partnership’s changes in partners’ capital for the nine months ended September 30, 2017:

	General Partner	Limited Partners	Total Partners’ Capital
	(in thousands)
Balance at January 1, 2017	$—	$5,608,261	$5,608,261
Net income — January 1, 2017 to September 30, 2017	—	134,267	134,267
Other comprehensive loss — cash flow hedges	—	(2,992)	(2,992)
Share-based compensation	—	943	943
Deemed contribution — tax sharing agreement	—	3,903	3,903
Distributions declared and paid	—	(291,326)	(291,326)
Issuance of Operating Partnership units	—	387,548	387,548
Other	—	(257)	(257)

Balance at September 30, 2017	$—	$5,840,347	$5,840,347

NOTE 9 — ACCUMULATED OTHER COMPREHENSIVE INCOME

Comprehensive income includes net income and all other non-shareholder changes in equity, or other comprehensive income. The following table summarizes the changes in accumulated other comprehensive income by component for the nine months ended September 30, 2017 (there was no other comprehensive income for the nine months ended September 30, 2016):

	Changes in Fair Value of Effective Cash Flow Hedge	Total
	(in thousands)
Balance at December 31, 2016	$1,879	$1,879

Other comprehensive income before reclassifications	3,932	3,932
Amounts reclassified from accumulated other comprehensive income	(6,924)	(6,924)

Net current period other comprehensive loss	(2,992)	(2,992)

Balance at September 30, 2017	(1,113)	(1,113)
Accumulated other comprehensive loss attributable to noncontrolling interest	805	805

Accumulated other comprehensive (loss) attributable to Class A shareholders	$(308)	$(308)

NOTE 10 — NET INCOME PER CLASS A SHARE

The table below provides net income and the number of Class A shares used in the computations of “basic” net income per share, which utilizes the weighted-average number of Class A shares outstanding without regard to dilutive potential Class A shares, and “diluted” net income per share, which includes all such shares. Net income attributable to Class A shares, weighted average Class A shares outstanding and the effect of dilutive securities outstanding are presented for the three and nine months ended September 30, 2017 and September 30, 2016. Net income per share has not been presented for the Class B shareholder as the Class B share is not entitled to any economic rights. The nine months ended September 30, 2016 reflect the results of operations from MGP from the IPO Date through September 30, 2016.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share amounts)
Basic net income per share
Numerator:
Net income attributable to Class A shares	$11,025	$10,591	$33,053	$17,544
Denominator:
Basic weighted average Class A shares outstanding	60,614,664	57,500,000	58,612,916	57,500,000

Basic net income per Class A share	$0.18	$0.18	$0.56	$0.31

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share amounts)
Diluted net income per share
Numerator:
Net income attributable to Class A shares	$11,025	$10,591	$33,053	$17,544
Denominator:
Basic weighted average Class A shares outstanding	60,614,664	57,500,000	58,612,916	57,500,000
Effect of dilutive shares for diluted net income per Class A share	140,522	252,163	195,032	245,665

Weighted average shares for diluted net income per Class A share	60,755,186	57,752,163	58,807,948	57,745,665

Diluted net income per Class A share	$0.18	$0.18	$0.56	$0.30

NOTE 11 — NET INCOME PER OPERATING PARTNERSHIP UNIT

The table below provides net income and the number of Operating Partnership units used in the computations of “basic” net income per Operating Partnership unit, which utilizes the weighted-average number of Operating Partnership units outstanding without regard to dilutive potential Operating Partnership units, and “diluted” net income per Operating Partnership units, which includes all such Operating Partnership units. Net income attributable to Operating Partnership units, weighted average Operating Partnership units outstanding and the effect of dilutive securities outstanding are presented for the three and nine months ended September 30,

2017 and September 30, 2016. The nine months ended September 30, 2016 reflects the results of operations from MGP from the IPO Date through September 30, 2016.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share amounts)
Basic net income per Operating Partnership unit
Numerator:
Net income	$43,700	$42,671	$134,267	$68,729
Denominator:
Basic weighted average Operating Partnership units outstanding	245,976,800	233,642,286	243,975,052	225,997,423

Basic net income per Operating Partnership unit	$0.18	0.18	$0.55	$0.30

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share amounts)
Diluted net income per Operating Partnership unit
Numerator:
Net income	$43,700	$42,671	$134,267	$68,729
Denominator:
Basic weighted average Operating Partnership units outstanding	245,976,800	233,642,286	243,975,052	225,997,423
Effect of dilutive shares for diluted net income per Operating Partnership unit	140,522	252,163	195,032	245,665

Weighted average shares for diluted net income per Operating Partnership unit	246,117,322	233,894,449	244,170,084	226,243,088

Diluted net income per Operating Partnership unit	$0.18	$0.18	$0.55	$0.30

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Ground leases. The Company was assigned ground leases in the Borgata Transaction as discussed in Note 3. Such amounts will be paid by the Tenant pursuant to the Master Lease through 2046 (including renewal periods). Estimated minimum lease payments pursuant to the ground leases through 2070 are as follows:

(in thousands)
Year ending December 31,
2017	$1,605
2018	6,688
2019	6,688
2020	7,014
2021	7,027
Thereafter	703,516

Total minimum lease payments	$732,538

Litigation. In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

NOTE 13 — CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Operating Partnership’s senior notes were co-issued by MGP Finance Co-Issuer, Inc., a 100% owned finance subsidiary of the Operating Partnership. Obligations to pay principal and interest on the senior notes are currently guaranteed by all of the Operating Partnership’s subsidiaries, other than MGP Finance Co-Issuer, Inc., each of which is directly or indirectly 100% owned by the Operating Partnership. Such guarantees are full and unconditional, and joint and several and are subject to release in accordance with the events described below. Separate condensed financial information for the subsidiary guarantors as of September 30, 2017 and December 31, 2016 and for the three and nine months ended September 30, 2017 and September 30, 2016 are presented below.

The guarantee of a subsidiary guarantor will be automatically released upon (i) a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor, or the capital stock of the subsidiary guarantor; (ii) the sale or disposition of all or substantially all of the assets of the subsidiary guarantor; (iii) the designation in accordance with the indenture of a subsidiary guarantor as an unrestricted subsidiary; (iv) at such time as such subsidiary guarantor is no longer a subsidiary guarantor or other obligor with respect to any credit facilities or capital markets indebtedness of the Operating Partnership; or (v) defeasance or discharge of the notes.

CONSOLIDATING BALANCE SHEET INFORMATION

	September 30, 2017
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$—	$—	$8,911,648	$—	$8,911,648
Cash and cash equivalents	1,138,801	—	—	—	1,138,801
Tenant and other receivables, net	475	—	5,629	—	6,104
Intercompany	387,115	—	—	(387,115)	—
Prepaid expenses and other assets	8,890	—	—	—	8,890
Investments in subsidiaries	8,381,136	—	—	(8,381,136)	—
Above market lease, asset	—	—	44,981	—	44,981

	$9,916,417	$—	$8,962,258	$(8,768,251)	$10,110,424

Debt, net	3,940,803	—	—	—	3,940,803
Due to MGM Resorts International and affiliates	—	—	524	—	524
Intercompany	—	—	387,115	(387,115)	—
Accounts payable, accrued expenses, and other liabilities	6,652	—	5,629	—	12,281
Above market lease, liability	—	—	47,291	—	47,291
Accrued interest	27,393	—	—	—	27,393
Distribution payable	101,222	—	—	—	101,222
Deferred revenue	—	—	115,195	—	115,195
Deferred income taxes, net	—	—	25,368	—	25,368

Total liabilities	4,076,070	—	581,122	(387,115)	4,270,077

General partner	—	—	—	—	—
Limited partners	5,840,347	—	8,381,136	(8,381,136)	5,840,347

Total partners’ capital	5,840,347	—	8,381,136	(8,381,136)	5,840,347

Total liabilities and partners’ capital	$9,916,417	$—	$8,962,258	$(8,768,251)	$10,110,424

CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$—	$—	$9,079,678	$—	$9,079,678
Cash and cash equivalents	360,492	—	—	—	360,492
Tenant and other receivables, net	2,059	—	7,444	—	9,503
Intercompany	880,823	—	—	(880,823)	—
Prepaid expenses and other assets	9,167	—	1,739	—	10,906
Investments in subsidiaries	8,100,942	—	—	(8,100,942)	—
Above market lease, asset	—	—	46,161	—	46,161

	$9,353,483	$—	$9,135,022	$(8,981,765)	$9,506,740

Debt, net	3,621,942	—	—	—	3,621,942
Due to MGM Resorts International and affiliates	—	—	166	—	166
Intercompany	—	—	880,823	(880,823)	—
Accounts payable, accrued expenses, and other liabilities	3,034	—	7,444	—	10,478
Above market lease, liability	—	—	47,957	—	47,957
Accrued interest	26,137	—	—	—	26,137
Distribution payable	94,109	—	—	—	94,109
Deferred revenue	—	—	72,322	—	72,322
Deferred income taxes, net	—	—	25,368	—	25,368

Total liabilities	3,745,222	—	1,034,080	(880,823)	3,898,479

General partner	—	—	—	—	—
Limited partners	5,608,261	—	8,100,942	(8,100,942)	5,608,261

Total partners’ capital	5,608,261	—	8,100,942	(8,100,942)	5,608,261

Total liabilities and partners’ capital	$9,353,483	$—	$9,135,022	$(8,981,765)	$9,506,740

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Three Months Ended September 30, 2017
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$163,178	$—	$163,178
Tenants reimbursements and other	—	—	19,620	—	19,620

	—	—	182,798	—	182,798

Expenses
Depreciation	—	—	68,662	—	68,662
Property transactions, net	—	—	1,662	—	1,662
Property taxes	—	—	18,983	—	18,983
Amortization of above market lease, net	—	—	172	—	172
Acquisition-related expenses	1,059	—	—	—	1,059
General and administrative	2,882	—	—	—	2,882

	3,941	—	89,479	—	93,420

Operating income (loss)	(3,941)	—	93,319	—	89,378
Equity in earnings of subsidiaries	91,831	—	—	(91,831)	—
Non-operating expense
Interest income	1,480	—	—	—	1,480
Interest expense	(45,544)	—	—	—	(45,544)
Other non-operating	(126)	—	—	—	(126)

	(44,190)	—	—	—	(44,190)

Income (loss) before income taxes	43,700	—	93,319	(91,831)	45,188
Provision for income taxes	—	—	(1,488)	—	(1,488)

Net income (loss)	$43,700	$—	$91,831	$(91,831)	$43,700

Other comprehensive income (loss)
Net income (loss)	43,700	—	91,831	(91,831)	43,700
Unrealized gain on cash flow hedges	1,754	—	—	—	1,754

Comprehensive income (loss)	$45,454	$—	$91,831	$(91,831)	$45,454

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Nine Months Ended September 30, 2017
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$489,532	$—	$489,532
Tenants reimbursements and other	—	—	61,621	—	61,621

	—	—	551,153	—	551,153

Expenses
Depreciation	—	—	190,573	—	190,573
Property transactions, net	—	—	19,104	—	19,104
Property taxes	—	—	60,112	—	60,112
Amortization of above market lease, net	—	—	515	—	515
Acquisition-related expenses	1,059	—	—	—	1,059
General and administrative	8,223	—	—	—	8,223

	9,282	—	270,304	—	279,586

Operating income (loss)	(9,282)	—	280,849	—	271,567
Equity in earnings of subsidiaries	276,946	—	—	(276,946)	—
Non-operating expense
Interest income	3,039	—	—	—	3,039
Interest expense	(134,998)	—	—	—	(134,998)
Other non-operating	(1,438)	—	—	—	(1,438)

	(133,397)	—	—	—	(133,397)

Income (loss) before income taxes	134,267	—	280,849	(276,946)	138,170
Provision for income taxes	—	—	(3,903)	—	(3,903)

Net income (loss)	$134,267	$—	$276,946	$(276,946)	$134,267

Other comprehensive income (loss)
Net income (loss)	134,267	—	276,946	(276,946)	134,267
Unrealized loss on cash flow hedges	(2,992)	—	—	—	(2,992)

Comprehensive income (loss)	$131,275	$—	$276,946	$(276,946)	$131,275

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Three Months Ended September 30, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$154,809	$—	$154,809
Tenants reimbursements and other	—	—	17,690	—	17,690

	—	—	172,499	—	172,499

Expenses
Depreciation	—	—	54,260	—	54,260
Property transactions, net	—	—	1,442	—	1,442
Property taxes	—	—	17,690	—	17,690
Property insurance	—	—	—	—	—
Amortization of above market lease, net	—	—	114	—	114
Acquisition-related expenses	9,500	—	—	—	9,500
General and administrative	2,701	—	—	—	2,701

	12,201	—	73,506	—	85,707

Operating income (loss)	(12,201)	—	98,993	—	86,792
Equity in earnings of subsidiaries	98,078	—	—	(98,078)	—
Non-operating expense
Interest expense	(42,839)	—	—	—	(42,839)
Other non-operating	(367)	—	—	—	(367)

	(43,206)	—	—	—	(43,206)

Income (loss) before income taxes	42,671	—	98,993	(98,078)	43,586
Provision for income taxes	—	—	(915)	—	(915)

Net income (loss)	$42,671	$—	$98,078	$(98,078)	$42,671

Other comprehensive income (loss)
Net income (loss)	42,671	—	98,078	(98,078)	42,671
Unrealized loss on cash flow hedges	—	—	—	—	—

Comprehensive income (loss)	$42,671	$—	$98,078	$(98,078)	$42,671

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Nine Months Ended September 30, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$256,062	$—	$256,062
Tenants reimbursements and other	—	—	27,340	—	27,340

	—	—	283,402	—	283,402

Expenses
Depreciation	—	—	158,860	—	158,860
Property transactions, net	—	—	2,651	—	2,651
Property taxes	—	—	44,231	—	44,231
Property insurance	—	—	2,943	—	2,943
Amortization of above market lease, net	—	—	114	—	114
Acquisition-related expenses	10,099	—	—	—	10,099
General and administrative	6,490	—	—	—	6,490

	16,589	—	208,799	—	225,388

Operating income (loss)	(16,589)	—	74,603	—	58,014
Equity in earnings of subsidiaries	73,688	—	—	(73,688)	—
Non-operating expense
Interest expense	(72,314)	—	—	—	(72,314)
Other non-operating	(439)	—	—	—	(439)

	(72,753)	—	—	—	(72,753)

Income (loss) before income taxes	(15,654)	—	74,603	(73,688)	(14,739)
Provision for income taxes	—	—	(915)	—	(915)

Net income (loss)	$(15,654)	$—	$73,688	$(73,688)	$(15,654)

Other comprehensive income (loss)
Net income (loss)	(15,654)	—	73,688	(73,688)	(15,654)
Unrealized loss on cash flow hedges	—	—	—	—	—

Comprehensive income (loss)	$(15,654)	$—	$73,688	$(73,688)	$(15,654)

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Nine Months Ended September 30, 2017
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(129,495)	$—	$493,350	$—	$363,855

Cash flows from investing activities
Net cash used in investing activities	—	—	—	—	—

Cash flows from financing activities
Proceeds from issuance of debt	350,000	—	—	—	350,000
Deferred financing costs	(5,381)	—	—	—	(5,381)
Repayment of bridge facilities	—	—	—	—	—
Repayment of debt principal	(33,500)	—	—	—	(33,500)
Proceeds from purchase of operating partnership units by MGP	387,548	—	—	—	387,548
Distributions paid	(284,213)	—	—	—	(284,213)
Cash received by Parent on behalf of Guarantor Subsidiaries	493,350	—	(493,350)	—	—

Net cash provided by (used in) financing activities	907,804	—	(493,350)	—	414,454

Cash and cash equivalents
Net increase for the period	778,309	—	—	—	778,309
Balance, beginning of period	360,492	—	—	—	360,492

Balance, end of period	$1,138,801	$—	$—	$—	$1,138,801

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Nine Months Ended September 30, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(243,412)	$—	$425,833	$—	$182,421

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	(138,987)	—	—	—	(138,987)

Net cash used in investing activities	(138,987)	—	—	—	(138,987)

Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—	—	—	3,700,000
Deferred financing costs	(76,120)	—	—	—	(76,120)
Repayment of bridge facilities	(4,544,850)	—	—	—	(4,544,850)
Repayment of debt principal	(16,750)	—	—	—	(16,750)
Proceeds from purchase of operating partnership units by MGP	1,132,468	—	—	—	1,132,468
Distributions paid	(56,720)	—	—	—	(56,720)
Cash received by Parent on behalf of Guarantor Subsidiaries	425,833	—	(425,833)	—	—
Net cash transfers from Parent	158,822	—	—	—	158,822

Net cash provided by (used in) financing activities	722,683	—	(425,833)	—	296,850

Cash and cash equivalents
Net increase for the period	340,284	—	—	—	340,284
Balance, beginning of period	—	—	—	—	—

Balance, end of period	$340,284	$—	$—	$—	$340,284

NOTE 14 — SUBSEQUENT EVENTS

MGM National Harbor Transaction. On September 5, 2017, MGM and MGP entered into a definitive agreement for the purchase of the long-term leasehold interest and real property improvements associated with the MGM National Harbor casino resort (“MGM National Harbor”) by a subsidiary of MGP and the lease of MGM National Harbor back to MGM Resorts. MGM and MGP completed the transaction on October 5, 2017.

MGP paid total consideration of approximately $1.1875 billion, consisting of a combination of $462.5 million in cash, the assumption of approximately $425 million of secured indebtedness of MGM National Harbor, LLC which was immediately repaid by MGP on the closing date and the issuance by the Operating Partnership of 9.8 million Operating Partnership units representing $300 million of value based upon the closing price of MGP’s Class A shares on September 5, 2017.

In connection with the closing, the existing Master Lease between MGM and MGP was amended to add MGM National Harbor, and the annual rent payment to MGP under the Master Lease accordingly increased by $95 million from $661.7 million to $756.7 million, prorated for the remainder of the 2017 lease year. Of the $95 million rent increase, 90% will be added to the fixed rent portion of the rent which contractually grows at 2% per year until 2022, at which time the 2% escalator will be subject to an adjusted net revenue to rent ratio consistent with the Master Lease terms as discussed in Note 5.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements.

This discussion should be read in conjunction with our historical financial statements and related notes thereto and the other disclosures contained elsewhere in this quarterly report on Form 10-Q, and the audited consolidated financial statements and notes for the fiscal year ended December 31, 2016, which were included in our annual report on Form 10-K, filed with the SEC on March 6, 2017. For periods prior to April 25, 2016, the historical financial statements have been prepared on a “carve-out” basis from MGM’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the Predecessor. These historical financial statements include allocations of income, expenses, assets and liabilities from MGM that reflect significant assumptions, and the combined and consolidated financial statements for periods prior to the IPO Date do not fully reflect what the financial position, results of operations and cash flows would have been had MGP or the Operating Partnership been a stand-alone company during the periods presented. As a result, historical financial information prior to the IPO Date is not necessarily indicative of the future results of operations, financial position and cash flows of MGP or the Operating Partnership.

Executive Overview

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM on January 6, 2016, which became a subsidiary of MGP on the IPO Date. The Company has elected to be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

Following the completion of MGP’s initial public offering, it became a publicly traded REIT primarily engaged in the real property business which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resort properties, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. MGM continued to hold a controlling interest in MGP following the completion of its initial public offering through its ownership of MGP’s single Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. In addition, MGM continues to hold a majority economic interest in the Operating Partnership through its ownership of Operating Partnership units. One of MGP’s subsidiaries is the sole general partner of the Operating Partnership.

We generate all of our revenues by leasing our real estate properties through the Landlord, a wholly owned subsidiary of the Operating Partnership, to the Tenant, a subsidiary of MGM, in a “triple-net” lease arrangement, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent, each as described below. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Additionally, the Master Lease provides us with a right of first offer to purchase the real estate assets with respect to MGM’s development property in Springfield, Massachusetts (the “ROFO Property”) in the event that MGM elects to sell them. The annual rent payments due under the Master Lease for the first lease year were initially $550 million and increased to $650 million for the remainder of the first lease year following the completion of the Borgata Transaction. The first 2% fixed annual rent escalator went into effect on April 1, 2017, resulting in annual rent payments of $661.7 million for the second lease year. Payments under the Master Lease are guaranteed by MGM.

As of September 30, 2017, our portfolio consisted of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas. See

Note 14 to the accompanying financial statements for information related to the closing of the MGM National Harbor Transaction.

Borgata Transaction

On August 1, 2016, MGM completed its acquisition of Boyd Gaming’s ownership interest in Borgata. Immediately following such transaction, we acquired Borgata’s real property from MGM for consideration consisting of the assumption of $545 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership units to a subsidiary of MGM. The real property related to Borgata was then leased back to a subsidiary of MGM under an amendment to the existing Master Lease.

Pursuant to the amendment, the initial annual rent payment increased by $100 million, prorated for the remainder of the first lease year after the Borgata Transaction. Consistent with the Master Lease terms, 90% of this rent was fixed and subject to the 2% escalator per lease year until 2022.

The Borgata Transaction was accounted for as a transaction between entities under common control, and therefore we recorded the Borgata real estate assets at their carryover value of $1.3 billion as determined by MGM in its purchase price allocation. In addition, we recognized an above market lease liability and an above market lease asset related to ground leases assigned to the Landlord as part of the Borgata Transaction covering approximately 11 acres partially underlying and adjacent to the Borgata. Pursuant to the Master Lease the Tenant is responsible for the rent payments related to these ground leases during the term of the Master Lease. We are amortizing the above market lease liability on a straight-line basis over the terms of the underlying ground leases, which extend through 2070. We are amortizing the above market lease asset on a straight-line basis over the term of the Master Lease, which extends through 2046 (including reasonably assured renewal periods).

Master Lease

Rent under the Master Lease consists of the base rent and the percentage rent. The annual rent payment due under the Master Lease was initially $550 million, which increased to $650 million after the Borgata Transaction for the remainder of the first year and after the MGM National Harbor Transaction increased to $756.7 million, prorated for the remainder of the 2017 lease year. For the first year, the base rent represents 90% of the initial total rent payments due under the Master Lease, or $585 million, and the percentage rent represents 10% of the initial total rent payments due under the Master Lease, or $65 million. The first 2% fixed annual rent escalator went into effect on April 1, 2017, resulting in annual rent payments of $661.7 million for the second lease year.

Base Rent

The base rent is a base annual amount for the duration of the lease and includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the Operating Subtenants of the properties collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue. Base rent and percentage rent that are known at the lease commencement date will be recorded on a straight-line basis over 30 years, which represents the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as we have determined such renewal terms to be reasonably assured.

Percentage Rent

The percentage rent is a variable percentage rent which consists of a fixed annual amount for approximately the first six years of our Master Lease and is then adjusted every five years thereafter based on the average actual annual net revenues of the Tenant, and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time during the trailing five-calendar-year period (calculated by multiplying the average annual net revenues (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue) for the trailing five-calendar-year period by 1.4%).

Under the Master Lease, the Tenant is required to maintain the premises in reasonably good order and repair. The Master Lease requires the Tenant to spend an aggregate amount of at least 1% of actual adjusted net revenues from the properties per calendar year on capital expenditures.

General and Administrative and Corporate Services

We incur general and administrative expenses for items such as compensation costs, professional services, legal expenses, certain costs of being a public company, and office costs. In addition, we incur costs for corporate services from MGM for amounts reimbursed to MGM under the Corporate Services Agreement that covers financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services.

General and administrative expenses for the three and nine months ended September 30, 2017 were $2.9 million and $8.2 million, respectively. Pursuant to the terms of the limited partnership agreement of the Operating Partnership, the Operating Partnership is required to pay for or reimburse MGP for these expenses and generally for any expenses MGP incurs relating to the operation of, or for the benefit of, the Operating Partnership or MGP. Any such reimbursements are taken into account by our wholly owned subsidiary, the general partner, before causing the Operating Partnership to make any distributions to holders of Operating Partnership units and do not affect our pro rata entitlement, as a holder of Operating Partnership units, to distributions from the Operating Partnership.

Expenditures necessary to maintain our properties in reasonably good order and repair are paid or reimbursed by the Tenant pursuant to the Master Lease. Other operating expenses relating to our properties such as property taxes and insurance are also paid or reimbursed by the Tenant pursuant to the Master Lease.

Combined Results of Operations for MGP and the Operating Partnership

Overview

The following table summarizes our financial results for the three and nine months ended September 30, 2017 and September 30, 2016. The results of operations for the nine months ended September 30, 2016 reflect the results of operations of the Predecessor through April 24, 2016 combined with the results of operations of MGP from the IPO Date through September 30, 2016.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net revenues	$182,798	$172,499	$551,153	$283,402
Operating income	89,378	86,792	271,567	58,014
Net income (loss)	43,700	42,671	134,267	(15,654)
Net income attributable to Class A shareholders	11,025	10,591	33,053	17,544

Revenues

Revenues, including tenant reimbursements and other, for the three and nine months ended September 30, 2017 were $182.8 million and $551.2 million, respectively. Revenues, including tenant reimbursements, for the three and nine months ended September 30, 2016 of $172.5 million and $283.4 million, respectively, represents revenues generated by the Company from April 25, 2016 through September 30, 2016. Tenant reimbursement and other revenue arises primarily from the triple-net structure of the Master Lease which provides that the Tenant is responsible for payment of certain expenses as discussed above, including property taxes. We recognize revenue related to property taxes for which we are the primary obligor in the same periods as the expense is incurred. We recognize the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. We depreciate the real estate investments over their estimated useful lives applying the straight-line method and deferred revenue is amortized applying the straight-line method as additional rental revenue over the remaining term of the Master Lease once the related real estate assets are placed in service.

Operating Expenses

Depreciation. Depreciation expense for the three and nine months ended September 30, 2017 was $68.7 million and $190.6 million, respectively. Depreciation expense for the three and nine months ended September 30, 2016 was $54.3 million and $158.9 million, respectively, which includes depreciation expense of the Predecessor through April 24, 2016 of $63.7 million for the nine months ended September 30, 2016. Depreciation expense for the three and nine months ended September 30, 2017 increased due to assets placed in service, accelerated depreciation related to the Monte Carlo rebrand, and depreciation related to the Borgata assets acquired in August 2016.

Property transactions, net. Property transactions, net for the three and nine months ended September 30, 2017 were $1.7 million and $19.1 million, respectively, and relate to normal losses on the disposition of assets. Property transactions, net for the three and nine months ended September 30, 2016 were $1.4 million and $2.7 million, respectively, and relate to normal losses on the disposition of assets recognized during the prior year period.

Property taxes. Property tax expense for the three and nine months ended September 30, 2017 was $19.0 million and $60.1 million, respectively, compared to $17.7 million and $44.2 million for the three and nine months ended September 30, 2016, respectively. This increase was due to the addition of Borgata during the second half of 2016.

Property insurance. There was no property insurance expense for the three months ended September 30, 2016 and $2.9 million for the nine months ended September 30, 2016. MGP does not recognize property insurance expense following the IPO Date due to such costs being direct costs of the Tenant and not an obligation of MGP.

Acquisition-related expenses. Acquisition-related expenses for the three and nine months ended September 30, 2017 was $1.1 million, which related to expenses incurred in connection with the MGM National Harbor Transaction (see Note 14 to the accompanying financial statements). Acquisition-related expenses for the three and nine months ended September 30, 2016 were $9.5 million and $10.1 million, respectively, which related to expenses incurred in connection with the Borgata Transaction.

General and administrative expenses. General and administrative expenses for the three and nine months ended September 30, 2017 were $2.9 million and $8.2 million, respectively, which primarily related to payroll costs, share-based compensation expense, corporate services and professional services fees. General and administrative expenses for the three and nine months ended September 30, 2016 were $2.7 million and $6.5 million, respectively, which included $1.6 million of certain costs relating to setting up operations including payroll and relocation costs, and $0.3 million of share-based compensation expense.

Non-Operating Expenses

Total non-operating expenses for the three and nine months ended September 30, 2017 were $44.2 million and $133.4 million, respectively, and primarily related to interest expense on the senior secured credit facility, senior notes and interest rate swaps, which included amortization of debt issuance costs of $2.8 million and $8.4 million for the three and nine months ended September 30, 2017. Total non-operating expenses for the three and nine months ended September 30, 2016 were $43.2 million and $72.8 million, respectively, primarily related to interest expense on our senior secured credit facility and senior notes, which included amortization of debt issuance costs of $2.7 million and $4.4 million for the three and nine months ended September 30, 2016, respectively.

Income tax provision. Our effective tax rate was 3.3% for the three months ended September 30, 2017 compared to 2.1% in the prior year quarter resulting in income tax expense of $1.5 million for the three months ended September 30, 2017, compared to $0.9 million for the prior year quarter. Our effective tax rate was an expense of 2.8% of income before taxes for the nine months ended September 30, 2017 compared to an expense of 6.2% of loss before incomes taxes for the comparable period last year resulting in income tax expense of $3.9 million for the nine months ended September 30, 2017, compared to income tax expense of $0.9 million for the comparable period last year. No income tax provision was recorded prior to the IPO Date as the result of a valuation allowance provided on all losses generated by the Predecessor. After the IPO Date we are treated as a REIT and are not subject to federal or state income tax during the period from the IPO Date until August 1, 2016. On August 1, 2016 we acquired Borgata and became subject to New Jersey income tax on the income and expenses generated from that property (see the income tax provision discussion in Note 2 of the accompanying financial statements for additional detail). Income tax expense was higher in three and nine months ended September 30, 2017 than the comparable prior year periods because the New Jersey income tax applied to only a portion of the prior year periods while applying to all of the current year periods.

Non-GAAP Measures

Funds From Operations (“FFO”) is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts.

Adjusted Funds From Operations (“AFFO”) is FFO as adjusted for amortization and write-off of financing costs and cash flow hedge amortization, the net amortization of the above market lease, non-cash compensation expense, acquisition related expenses, provision for income taxes and the net effect of straight-line rents and amortization of deferred revenue.

Adjusted EBITDA is net income (computed in accordance with U.S. GAAP) as adjusted for gains and losses from sales or disposals of property (presented as property transactions, net), real estate depreciation, interest income, interest expense (including amortization of financing costs and cash flow hedge amortization), write-off of financing costs, the net amortization of the above market lease, non-cash compensation expense, acquisition related expenses, provision for income taxes and the net effect of straight-line rents and amortization of deferred revenue.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with U.S. GAAP that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts AFFO and Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom. This revision to such calculations had no significant impact on our AFFO and Adjusted EBITDA as reported in prior periods.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.The following table presents a reconciliation of net income (loss) to FFO, AFFO and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$43,700	$42,671	$134,267	$(15,654)
Depreciation	68,662	54,260	190,573	158,860
Property transactions, net	1,662	1,442	19,104	2,651

Funds From Operations	114,024	98,373	343,944	145,857
Amortization and write-off of financing costs and cash flow hedge amortization	2,954	2,678	9,462	4,392
Non-cash compensation expense	393	184	943	326
Net effect of straight-line rent and amortization of deferred revenue	1,611	(642)	2,310	(1,062)
Acquisition-related expenses	1,059	9,500	1,059	10,099
Amortization of above market lease, net	172	114	515	114
Provision for income taxes	1,488	915	3,903	915

Adjusted Funds From Operations	121,701	111,122	362,136	160,641
Interest income	(1,480)	—	(3,039)	—
Interest expense	45,544	42,839	134,998	72,314
Amortization of financing costs and cash flow hedge amortization	(2,954)	(2,678)	(8,664)	(4,392)

Adjusted EBITDA	$162,811	$151,283	$485,431	$228,563

Liquidity and Capital Resources

Property rental revenue is our primary source of cash from operations and is dependent on the Tenant’s ability to pay rent. All of our indebtedness is held by the Operating Partnership and MGP does not guarantee any of the Operating Partnership’s indebtedness. MGP’s principal funding requirement is the payment of distributions on its Class A shares, and its principal source of funding for these distributions is the distributions it receives from the Operating Partnership. MGP’s liquidity is therefore dependent upon the Operating Partnership’s ability to make sufficient distributions to it. The Operating Partnership’s primary uses of cash include payment of operating expenses, debt service and distributions to MGP. We believe that the Operating Partnership currently has sufficient liquidity to satisfy all of its commitments, including its distributions to MGP, and in turn, that we currently have sufficient liquidity to satisfy all our commitments in the form of $1.1 billion in cash and cash equivalents held by the Operating Partnership as of September 30, 2017, expected cash flows from operations, and $600.0 million of borrowing capacity under the Operating Partnership’s revolving credit facility as of September 30, 2017. We have no commitments for capital expenditures except as described in Note 2 to the accompanying financial statements. In addition, maintenance and repairs to our real estate investments are the responsibility of the Tenant under the Master Lease. Also see Note 6 and Note 12 to the accompanying financial statements for a description of our principal debt arrangements and commitments and contingencies, respectively.

Summary of Cash Flows

Net cash provided by operating activities for the nine months ended September 30, 2017 was $363.9 million, which includes cash inflows from rental revenues and outflows for general and administrative expenses as well as interest payments. Net cash provided by operating activities for the nine months ended September 30, 2016 was $182.4 million, which was primarily attributable to rental revenue received under the Master Lease less interest and general and administrative expenses.

There were no cash flows from investing activities for the nine months ended September 30, 2017. Net cash used in investing activities was $139.0 million for the nine months ended September 30, 2016, which was attributable to capital expenditures that were funded by the Parent and relate to the activity of the Predecessor prior to the IPO Date.

Net cash provided by financing activities for the nine months ended September 30, 2017 was $414.5 million, which was primarily attributable to net proceeds of $344.6 million from the issuance of debt and $387.5 million in net proceeds received from the issuance of Class A shares which was partially offset by $284.2 million of distributions and dividends and $33.5 million of scheduled amortization payments on our senior credit facility. Net cash provided by financing activities for the nine months ended September 30, 2016 was $296.9 million, which was primarily attributable to net proceeds of $3.6 billion from the issuance of debt and net proceeds of $1.1 billion received from the issuance of Class A shares, partially offset by the $4.5 billion repayment of the bridge facilities that were assumed by the Operating Partnership in connection with the Formation Transactions and the Borgata Transaction and $56.7 million of distributions and dividends.

Dividends and Distributions

On September 15, 2017, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.3950 per Operating Partnership unit. The Company’s Board of Directors concurrently declared a cash dividend for the quarter ended September 30, 2017 of $28 million or $0.3950 per Class A share payable to shareholders of record as of September 30, 2017. The distribution and dividend were paid in October 2017.

On June 15, 2017, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.3950 per Operating Partnership unit. The Company’s Board of Directors concurrently declared a cash dividend for the quarter ended June 30, 2017 of $22.8 million or $0.3950 per Class A share payable to shareholders of record as of June 30, 2017. The distribution and dividend were paid in July 2017.

On March 15, 2017, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.3875 per Operating Partnership unit. The Company’s Board of Directors concurrently declared a cash dividend for the quarter ended March 31, 2017 of $0.3875 per Class A share payable to shareholders of record as of March 31, 2017. The distribution and dividend were paid in April 2017.

On June 16, 2016, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.2632 per unit (which amount was based on a distribution of $0.3575 per Operating Partnership unit for a full quarter). The Company’s Board of Directors concurrently declared a pro rata cash dividend for the quarter ended June 30, 2016, of $0.2632 per Class A share (which amount was based on a dividend of $0.3575 per Class A share for a full quarter) payable to shareholders of record as of June 30, 2016. The distribution and dividend were paid in July 2016.

On September 15, 2016, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.3875 per Operating Partnership unit. The Company’s Board of Directors concurrently declared a cash dividend for the quarter ended September 30, 2016 of $0.3875 per Class A share payable to shareholders of record as of September 30, 2016. The distribution and dividend were paid in October 2016.

The Company filed its initial federal income tax return for its taxable year ended December 31, 2016 in 2017, and has elected to be treated as a REIT. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay taxes at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. Commencing with our taxable year ending on December 31, 2016, our annual distribution will not be less than 90% of our REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains.

Inflation

The Master Lease provides for certain increases in rent as a result of the fixed annual rent escalator or changes in the variable percentage rent as further described above under “— Master Lease.” We expect that inflation will cause the variable percentage rent provisions to result in rent increases over time. However, we could be negatively affected if increases in rent are not sufficient to cover increases in our operating expenses due to inflation. In addition, inflation and increased cost may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue due to inflation.

Application of Critical Accounting Policies and Estimates

A complete discussion of our critical accounting policies and estimates is included in our Form 10-K for the fiscal year ended December 31, 2016. There have been no significant changes in our critical accounting policies and estimates since year end.

Market Risk

Our primary market risk exposure is interest rate risk with respect to our existing variable-rate long-term indebtedness. As of September 30, 2017, we have incurred indebtedness in principal amount of approximately $3.9 billion. An increase in interest rates could make the financing of any acquisition by us more costly as well as increase the costs of our variable rate debt obligations. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness.

At September 30, 2017, the term loan B facility bore interest at LIBOR plus 2.25%, with a LIBOR floor of 0%. We are party to interest rate swaps to mitigate the interest rate risk inherent in our senior secured term loan B facility. In May 2017, in connection with the re-pricing of our term loan B, we amended our outstanding interest rate swap agreements. Under the amended agreements we now pay a weighted average fixed rate of 1.844% on total notional amount of $1.2 billion and the variable rate received will reset monthly to the one-month LIBOR, with no minimum floor.

The principal terms of these interest rate swaps at September 30, 2017 are as follows:

Effective Date	Maturity Date	Notional Amount	Weighted Average Fixed Rate	Fair Value Asset (Liability)
(in thousands, except percentages)
May 3, 2017	November 30, 2021	$500,000	1.764%	$1,045
May 3, 2017	November 30, 2021	700,000	1.901%	(2,380)

		$1,200,000		$(1,335)

We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. As of September 30, 2017, long-term variable rate borrowings represented approximately 23% of our total borrowings after giving effect to the hedged portion of our term loan B. Assuming a 100 basis-point increase in LIBOR as it relates to our variable interest term loan facility, our annual interest cost would increase by approximately $8.8 million based on gross amounts outstanding at September 30, 2017.

The following table provides information about the maturities of our long-term debt subject to changes in interest rates as of September 30, 2017. Average interest rates presented relate to the interest rate of the debt maturity in the period:

	Debt maturing in							Fair Value September 30, 2017
	2017	2018	2019	2020	2021	Thereafter	Total
Fixed-rate	$—	$—	$—	$—	$—	$1,900.0	$1,900.0	$1,988.1
Average interest rate						5.122%	5.122%
Variable rate	$8.4	$33.5	$33.5	$33.5	$247.3	$1,743.5	$2,099.7	$2,104.3
Average interest rate	3.709%	3.709%	3.709%	3.709%	3.948%	3.485%	3.551%

Cautionary Statement Concerning Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources and the amount and frequency of future distributions contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the timing and amount of any future dividend, our expectations regarding our ability to meet our financial and strategic goals and our ability to further grow our portfolio.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties for all of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease.

•	Our sole material assets are Operating Partnership units representing 26.6% of the ownership interests in the Operating Partnership, over which we have operating control through our ownership of its general partner. Because our interest in the Operating Partnership represents our only cash-generating asset, our cash flows and distributions depend entirely on the performance of the Operating Partnership and its ability to distribute cash to us.

•	The Master Lease restricts our ability to sell the properties or our interests in the Operating Partnership and Landlord.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We have a limited operating history and the Predecessor historical financial information included in this Quarterly Report on Form 10-Q may not be a reliable indicator of future results.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a majority of our major gaming resorts are concentrated on the Las Vegas Strip (the “Strip”), we are subject to greater risks than a company that is more geographically diversified.

•	Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Property) may be unsuccessful or fail to meet our expectations.

•	We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of our Class A shares.

•	MGP is controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	MGM’s historical results may not be a reliable indicator of its future results.

•	Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•	The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•	In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•	If MGP does not qualify to be taxed as a REIT, or fails to remain qualified to be taxed as a REIT, it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Legislative or other actions affecting REITs could have a negative effect on us.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Any forward-looking statement made by us in this Form 10-Q speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

We incorporate by reference the information appearing under “Market Risk” in Part I, Item 2 of this Form 10-Q.

Item 4.	Controls and Procedures

Controls and Procedures with respect to MGP

Our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) have concluded that our disclosure controls and procedures (as such term is defined in Rules 13(a)-15(e) and 15d-15(e) under the Exchange Act) were effective as of September 30, 2017 to provide reasonable assurance that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and regulations and to provide that such information is accumulated and communicated to management to allow timely decisions regarding required disclosures. This conclusion is based on an evaluation as required by Rule 13a-15(b) under the Exchange Act conducted under the supervision and participation of the principal executive officer and principal financial officer along with company management.

During the quarter ended September 30, 2017, there were no changes in our internal control over financial reporting that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Controls and Procedures with respect to the Operating Partnership

In this “Controls and Procedures with respect to the Operating Partnership” section, the terms “we,”“our” and “us” refer to the Operating Partnership together with its consolidated subsidiaries, and

“management,”“principal executive officer” and “principal financial officer” refers to the management, principal executive officer and principal financial officer of the Operating Partnership and of the Operating Partnership’s general partner.

Our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) have concluded that our disclosure controls and procedures (as such term is defined in Rules 13(a)-15(e) and 15d-15(e) under the Exchange Act) were effective as of September 30, 2017 to provide reasonable assurance that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and regulations and to provide that such information is accumulated and communicated to management to allow timely decisions regarding required disclosures. This conclusion is based on an evaluation as required by Rule 13a-15(b) under the Exchange Act conducted under the supervision and participation of the principal executive officer and principal financial officer along with company management.

During the quarter ended September 30, 2017, there were no changes in our internal control over financial reporting that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II. OTHER INFORMATION

Item 1.	Legal Proceedings

Pursuant to the MCA, any liability arising from or relating to legal proceedings involving the businesses and operations located at MGM’s real property holdings prior to the Formation Transactions have been retained by MGM and MGM will indemnify us (and our subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses we may incur arising from or relating to such legal proceedings.

From time to time, we are a party to various claims and routine litigation arising in the ordinary course of business. As of September 30, 2017, we do not believe that the results of any such claims or litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position, results of operations or cash flows.

Item 1A.	Risk Factors

A description of certain factors that may affect our future results and risk factors is set forth in our Annual Report on Form 10-K for the year ended December 31, 2016. There have been no material changes to those factors for the nine months ended September 30, 2017.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

In connection with the registered offering of 13,225,000 Class A shares by the Company on September 11, 2017, the Operating Partnership issued 13,225,000 Operating Partnership units to the Company pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Operating Partnership units were issued pursuant to the Operating Partnership’s limited partnership agreement, which provides that when the Company issues additional Class A Shares, the proceeds of such issuance will be used to make a capital contribution in the Operating Partnership in return for Operating Partnership units.

Item 6.	Exhibits

2.1	Master Transaction Agreement by and among MGM National Harbor, LLC, MGM Growth Properties LLC, MGM Resorts International, MGM Growth Properties Operating Partnership LP, MGP Lessor, LLC and MGM Lessee, LLC, dated as of September 5, 2017 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 6, 2017).

4.1	Indenture, dated as of September 21, 2017, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 21, 2017).

31.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to Rule 13a-14(a) and 15d-14(a) of the Exchange Act, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification of Chief Executive Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.3	Certification of Chief Financial Officer of MGM Growth Properties LLC pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.4	Certification of Chief Financial Officer of MGM Growth Properties Operating Partnership LP pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101	The following information from each of the MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 formatted in eXtensible Business Reporting Language: (i) Condensed Consolidated Balance Sheets at September 30, 2017 (unaudited) and December 31, 2016 (audited); (ii) Unaudited Condensed Combined and Consolidated Statements of Operations for the three and nine-months ended September 30, 2017 and 2016; (iii) Unaudited Condensed Combined and Consolidated Statements of Comprehensive Loss for the three and nine-months ended September 30, 2017 and 2016; (iv) Unaudited Condensed Combined and Consolidated Statements of Cash Flows for the three and nine-months ended September 30, 2017 and 2016; and (v) Condensed Notes to Unaudited Condensed Combined and Consolidated Financial Statements.

*	Exhibits 32.1, 32.2, 32.3 and 32.4 shall not be deemed filed with the SEC, nor shall they be deemed incorporated by reference in any filing with the SEC under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Growth Properties LLC

Date: November 9, 2017	By:	/s/ JAMES C. STEWART
James C. Stewart
Chief Executive Officer (Principal Executive Officer)

Date: November 9, 2017		/s/ ANDY H. CHIEN
Andy H. Chien
Chief Financial Officer and Treasurer (Principal Financial Officer)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Growth Properties Operating Partnership LP By: MGM Growth Properties OP GP LLC, its general partner

Date: November 9, 2017	By:	/s/ JAMES C. STEWART
James C. Stewart
Chief Executive Officer (Principal Executive Officer)

Date: November 9, 2017		/s/ ANDY H. CHIEN
Andy H. Chien
Chief Financial Officer and Treasurer (Principal Financial Officer)

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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MGM Growth Properties LLC

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6385 S. Rainbow Boulevard, Suite 500

Las Vegas, Nevada 89118

Dear Fellow MGM Growth Properties LLC Shareholders:

2016 marks the inaugural year for MGM Growth Properties LLC and our shareholders. The Company’s $1.2 billion initial public offering in April was one of the largest of the year and was named International Financing Review magazine’s 2016 U.S. IPO of the year. As a leading, premier triple net lease REIT with award-winning leisure and hospitality assets in the United States, MGM Growth Properties LLC represents one of the most attractive REIT portfolios in the industry with significant asset value, high rent coverage and meaningful embedded growth through the rent escalators in our master lease with MGM Resorts International and our acquisition pipeline, including our right of first offer opportunity with MGM National Harbor, which opened in December 2016, and MGM Springfield, which is expected to open in late 2018. Our portfolio of large-scale destination entertainment and leisure resorts are leased to MGM Resorts International, a leading global and hospitality Fortune 500 company.

Following the successful IPO, our experienced management team completed a series of strategic initiatives to reward our shareholders. In August, MGM Growth Properties LLC completed the acquisition of the real property of the Borgata Hotel Casino & Spa resulting in geographic diversification and increased cash flows to our portfolio. After initially launching the company with $550 million of rental revenue and a dividend of $1.43 per share, through our acquisition activity, we have grown the company to $650 million of rental revenue and increased the dividend to $1.55 per share, representing over 8% dividend growth. MGM Growth Properties LLC was recognized for our achievements through its inclusion in the MSCI US REIT Index (RMZ) and for the continued improvement in its financial profile with a credit rating upgrade from Moody’s to Ba3 in early 2017.

As we look forward to 2017, we continue our mission of exploring opportunities to expand by strategically targeting and acquiring attractive real estate assets within the leisure, entertainment and hospitality industries to grow our premier portfolio and further drive shareholder value. We are extremely proud of our success in our first year and look forward to another successful year in 2017.

Sincerely,

James C. Stewart

Chief Executive Officer

April 19, 2017

Statements in this letter that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to the Company’s ability to receive, or delays in obtaining, any regulatory approvals required to own its properties, or other delays or impediments to completing the Company’s planned acquisitions or projects, including any acquisitions of properties from MGM; the ultimate timing and outcome of any planned acquisitions or projects; the Company’s ability to maintain its status as a REIT; the availability of, and the ability to identify, suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the Company’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to the Company; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

6385 S. Rainbow Boulevard, Suite 500

Las Vegas, Nevada 89118

NOTICE OF ANNUAL MEETING TO BE HELD ON MAY 31, 2017

Dear Fellow Shareholders:

The Annual Meeting of Shareholders of MGM Growth Properties LLC, a Delaware limited liability company, will be held at the Borgata Hotel Casino & Spa, Central Conference Center, located at 1 Borgata Way, Atlantic City, New Jersey 08401, on May 31, 2017, at 10:00 a.m. Eastern Time. For those of you who cannot attend, we will offer a replay of the Annual Meeting on our website at www.mgmgrowthproperties.com under “Investors”—“Events and Presentations.”

At the Annual Meeting, we will ask you to vote on the following proposals:

1.	to elect a Board of Directors;

2.	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2017;

3.	to approve, on an advisory basis, the compensation of our named executive officers; and

4.	to approve, on an advisory basis, one year as the frequency with which the company conducts advisory votes on executive compensation.

In addition, we will consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on April 5, 2017 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such shareholders will be available for examination by any shareholder during ordinary business hours at our executive offices, located at 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, for a period of 10 days prior to the date of the Annual Meeting. Shareholders are requested to arrive at the Annual Meeting on time and, with respect to shareholders whose shares are held in “street name” by a broker, provide recent evidence of share ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 31, 2017 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “FOR” “ONE YEAR” ON PROPOSAL 4.

By Order of the Board of Directors,

James C. Stewart

Chief Executive Officer

April 19, 2017

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR

SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.

Use of the enclosed envelope requires no postage for mailing in the United States.

PROXY STATEMENT—APRIL 19, 2017

2017 ANNUAL MEETING OF SHAREHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Growth Properties LLC (the “Board”) in connection with the Annual Meeting of Shareholders of MGM Growth Properties LLC (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 31, 2017

10:00 a.m. Eastern Time

Borgata Hotel Casino & Spa

Central Conference Center

1 Borgata Way

Atlantic City, New Jersey 08401

MGM Growth Properties LLC, together with its subsidiaries, is referred to herein as the “Company,” “MGP,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. On or about April 19, 2017, we will mail and/or make available this Proxy Statement and the enclosed proxy to each shareholder entitled to vote at the Annual Meeting. Shareholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Shareholders for the year ended December 31, 2016 accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 31, 2017. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

Voting Rights and Outstanding Shares

Only record holders of our Class A shares and Class B share (collectively the “shares”) as of April 5, 2017 will be entitled to vote at the Annual Meeting. At the close of business on April 5, 2017, there were 57,500,000 Class A shares outstanding and entitled to vote, and one Class B share outstanding and entitled to vote. Class A shares and the Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the Company, including the election of directors. Each shareholder of record of our Class A shares is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting. MGM Resorts International (“MGM”), the owner of our Class B share, is entitled to an amount of votes representing a majority of the total voting power of our shares and, as a result, controls the Company through its majority voting rights. MGM has indicated that it intends to vote in accordance with the Board’s recommendations on the proposals submitted to vote at the Annual Meeting.

You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the Internet or telephone. For shareholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the Internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the Internet website or place your telephone call. You may vote by Internet or telephone until 8:59 p.m., Pacific Time, on May 30, 2017. If you are a shareholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of shares held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

All shares represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a shareholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

•	FOR the election of each of the nominees to the Board listed in this proxy statement and on the Proxy Card (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2);

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3); and

•	FOR the approval, on a non-binding, advisory basis, of one year as the frequency with which the Company should conduct future advisory votes on the compensation of our named executive officers (Proposal 4).

By returning a signed Proxy Card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority of votes cast in person or by proxy.

Quorum and Votes Required

The presence, in person or by proxy, of the holders of at least a majority of the total voting power of the outstanding voting shares is necessary to constitute a quorum at the meeting. Generally, at all meetings of shareholders, all questions, except certain amendments to our operating agreement, the election of directors, and all such other questions, the manner of deciding of which is specially regulated by any applicable law or regulation, shall be determined by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares present in person or represented by proxy.

Each director shall be elected by a “majority of votes cast” (as defined below) to hold office until the next annual meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the board of directors, the number of nominees exceeds the number of directors to be elected. A “majority of votes cast” means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” and/or “withheld” with respect to such director nominee. Abstentions and broker non-votes do not count as votes “against” and have no effect with respect to the election of directors. Voting for the election of directors shall be by ballot. All other voting shall be viva voce, unless otherwise provided by law, the chairman of the board of directors or our operating agreement.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of shareholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2017 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL		VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1.	Election of directors	Majority of votes cast	No
2.	Ratification of Deloitte & Touche LLP	Majority of votes represented at meeting in person or by proxy and entitled to vote	Yes
3.	Approval of executive compensation on an advisory basis	Majority of votes represented at meeting in person or by proxy and entitled to vote	No
4.	Approval, on an advisory basis, of every one year as the frequency with which the company conducts an advisory vote on the compensation of our named executive officers	Majority of votes represented at meeting in person or by proxy and entitled to vote	No

A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and accordingly, will have the same effect as a vote cast against the election of such director. There is no cumulative voting in the election of directors. With respect to Proposal 2, Proposal 3 and Proposal 4, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

Adjournment

In accordance with the Company’s Amended and Restated Limited Liability Company Agreement (our “LLC Agreement”), the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s shareholder meetings generally, please see our LLC Agreement.

How to Revoke or Change Your Vote

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or Internet vote (subject to the telephone or Internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118; and they must be received by the Company Secretary no later than 5:00 p.m., Pacific Time, on May 30, 2017.

How the Votes Will be Counted and Who Will Certify the Results

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Costs of and Participants in Solicitation

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, Internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our shares. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

Copies of Proxy Materials

As permitted by SEC, we are furnishing to shareholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the Internet. On or about April 19, 2017, we will mail to each of our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet, and how to access the Proxy Card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Shareholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Delivery to a Single Household to Reduce Duplicate Mailings

Many shareholders hold our shares in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to shareholders who share the same address. Shareholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Shareholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Shareholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other shareholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted governance guidelines (the “Governance Guidelines”) to assist the Board in the exercise of its responsibilities and to serve our interests and those of our shareholders. The Governance Guidelines set forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Governance Guidelines.”

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer, in accordance with applicable rules and regulations of the SEC and the NYSE. The Code of Conduct is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy/MGM Growth Properties LLC Securities Trading Policy.” Waivers of our code of business conduct and ethics are required to be disclosed in accordance with applicable law or regulation.

The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any shareholder who requests it in writing to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications.

Director Independence

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are permitted not to have a majority of independent directors. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards to have a majority of independent directors who, in each case, the Board has determined does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and in some respects exceed the independence requirements established by the NYSE’s listing standards. These guidelines are set forth in Section II of our Corporate Governance Guidelines.

All members of the Audit Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board has determined that all members of the Audit Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committee.

Director Share Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established share ownership guidelines for all of our directors who receive compensation for their service on the Board. Under these guidelines, each of these directors is expected to accumulate, by the fifth year following his or her initial election to the Board, equity having a fair market value equal to three times such director’s annual base cash retainer. The guidelines provide that (i) 50% of net after-tax shares received upon RSU vesting are expected to be retained until the guideline is met and (ii) shares held in trust, retirement or deferred compensation accounts, and RSUs count toward the ownership guideline. Directors may accumulate RSU’s as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. All current directors are in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted share ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis — Executive Summary”.

Information Regarding the Board and Board Committees

During 2016, the Board consisted of seven directors. In 2016, the Board met twice and had six Audit Committee meetings and two Conflicts Committee meetings.

During 2016, each member of the Board attended all meetings of the Board, all members of the Audit Committee attended all meetings of the Audit Committee and all members of the Conflicts Committee attended all meetings of the Conflicts Committee. Directors are expected to attend each annual meeting of shareholders, either in person or telephonically.

The table below provides membership as of April 5, 2017 for the Audit Committee and Conflicts Committee.

DIRECTOR	AUDIT COMMITTEE MEMBERSHIP	CONFLICTS COMMITTEE MEMBERSHIP
James J. Murren (Chairman)
Elisa Gois
William J. Hornbuckle
John M. McManus
Michael Rietbrock	✓	✓
Thomas Roberts (LID)	©	✓
Robert Smith(A)	✓	✓
Daniel J. Taylor

© Committee Chair                             ✓ Committee Member                         LID Lead Independent Director

(A)	Mr. Smith was appointed by the Board to serve as a member of the Board and Audit Committee in January 2017. The Board expects that Mr. Smith will be a member of the Conflicts Committee, from time to time as and when the Board constitutes the Conflicts Committee.

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The charter is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Audit Committee Charter.”

The Audit Committee will assist our Board in fulfilling its responsibility to oversee, among other matters, the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors.

The Audit Committee also prepares the report that is required to be included in the Proxy Statement. In addition, the Audit Committee appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management.

The Audit Committee meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board.

The Board has determined that all members of the Audit Committee qualify as “financially literate” and that all members qualify as “audit committee financial experts,” as defined in the NYSE’s listing standards and the SEC’s regulations. Our board has determined that Messrs. Rietbrock, Roberts and Smith meet the independence requirements applicable to audit committee members under the NYSE corporate governance standards and the applicable SEC rules.

Conflicts Committee

A majority of our Board may, but is not required to, from time to time, direct that a conflicts committee be formed to evaluate specific matters that the board believes may involve conflicts of interest and determines to submit to a conflicts committee to review. Members of such conflicts committees must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement. In addition, the members of our conflicts committee may not own any interest in MGM or its affiliates (other than shares of MGM common stock with an aggregate value of up to 1% of such member’s net worth as of the date of determination (as determined by our board of directors in good faith)). Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and not a breach by our Board of any duties it may owe us or our shareholders.

In April 2016, our Board directed that a temporary Conflicts Committee be formed with Messrs. Rietbrock and Roberts to evaluate matters related to the acquisition by MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) of Borgata Hotel Casino and Spa’s real property from MGM (the “Borgata Transaction”). Our Board determined that Messrs. Rietbrock and Roberts meet the independence requirements applicable to audit committee members established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement.

Compensation Committee and Nominating/Governance Committee

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are not required to have a compensation committee or a nominating and governance committee. Prior to our initial public offering, decisions regarding compensation of our executive officers were made by MGM’s Board of Directors. Currently, our Board performs the functions of a nominating and governance committee and a compensation committee. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards, to have both a compensation committee and a nominating and governance committee.

Board Member Criteria and Election

The Board selects candidates for nomination to the Board and welcomes recommendations for Board candidates from Shareholders.

In determining the criteria for Board membership, the Board considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities; financial acumen; general and special business experience and expertise; industry knowledge; other public company directorships; high ethical standards; independence; sound judgment; interpersonal skills; overall effectiveness; and ability to contribute to the diversity of backgrounds represented on the Board.

The Company has not adopted a mandatory retirement age or term limits for its Board members because it recognizes that each individual is different and such limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and political factors affecting our business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Board takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

The Board may receive recommendations for Board candidates from various sources, including our shareholders. Pursuant to our LLC Agreement, eligible shareholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Board may engage an independent search firm to assist in identifying qualified candidates. The Board will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from shareholders should be in writing and addressed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Shareholder nominations must be received in a timely manner and in accordance with our LLC Agreement, and must include the recommending shareholder’s name, address, number of shares beneficially owned, and the length of time such shares have been held. See “Notice Concerning Shareholder Proposals and Nominations” below.

Board Leadership Structure

Our Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer. Currently, Mr. Murren serves as Chairman of the Board, and Mr. James Stewart serves as our Chief Executive Officer. The Board believes that separating the Chairman of the Board and Chief Executive Officer roles is appropriate. Mr. Murren is able to focus on managing the operations of the Board of Directors and providing his expertise in a manner that is consistent with the Board’s oversight role, while Mr. Stewart is able to manage the business and facilitate strong day-to-day executive leadership.

Mr. Roberts is our Lead Independent Director. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for executive sessions of the independent directors, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with shareholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for shareholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Shareholder and Interested Parties Communications with Directors” below.

All of our directors are non-management directors. Our directors meet at least once a year in an executive session without the presence of management. The independent directors meet at least once every year in an independent director executive session without management or non-independent directors present. Executive sessions of the independent directors are chaired by the Lead Independent Director.

Director Continuing Education

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each new Director receives background material on the Company, including copies of the Company’s guidelines and policies. These include the Governance Guidelines and the Code of Conduct and Ethics and Conflict of Interest Policy; our LLC Agreement; recent SEC filings; a memorandum on federal securities laws applicable to Directors; and a summary of indemnification provisions and Directors and officers liability insurance; as well as other information deemed relevant. In addition, each Director is afforded the opportunity to meet with members of the senior management of the Company, visit the Company’s facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their responsibilities.

Risk Oversight

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee of the Board also shares in such responsibility. Furthermore, a majority of the Board may, from time to time, direct that a conflicts committee be formed to evaluate certain transactions and resolutions of conflicts of interest. As part of their delegated areas of responsibility, the Audit Committee reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Board reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Board has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

Board Diversity

The Board considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Governance Guidelines, which can be found under the caption “Governance Guidelines” at www.mgmgrowthproperties.com/governance-documents, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender.

Controlling Shareholder

MGM holds a controlling interest in us through its ownership of our Class B share. The Class B share is a non-economic interest in the Company that does not provide its holder any rights to profits or losses or any rights to receive distributions from our operations. Under our LLC Agreement, the Class A shares and Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the company, including the election of directors. Each record holder of our Class A shares is entitled to one vote per Class A share held by such holder. As the holder of our Class B share, MGM is entitled to a number of votes (rounded up to the nearest whole number) that is equal to the product of (x) the total number of votes held by the holders of Class A shares plus any other class of Shares (other than the Class B share), in each case, outstanding as of the record date and (y) 1.025. At the close of business on April 5, 2017, the record date, there were 57,500,000 votes held by the holders of outstanding Class A shares. Accordingly, MGM is entitled to 58,937,500 votes at the Annual Meeting.

Should the holder of the Class B share and its permitted transferees (other than the Company and its Subsidiaries) cease to own, in the aggregate, Class A shares and Common OP Units representing at least 30% of the sum of (A) the Class A shares Outstanding at such time and (B) the Common OP Units outstanding at such time (other than Common OP Units Owned by the Company and its Subsidiaries), the holder of the Class B share will no longer have any voting rights in its capacity as a holder of the Class B share, and the Class B share will cease to be entitled to any voting rights hereunder.

Shareholder and Interested Parties Communications with Directors

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, the independent directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. All inquiries are reviewed by the Company Secretary, who forwards to the Board, the independent directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Company Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our shares, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms that they file. On July 21, 2016, due to a clerical error, Mr. Hornbuckle untimely filed an amended Form 4 disclosing a dividend reinvestment of the dividend paid on July 15, 2016. With the exception of Mr. Hornbuckle’s amended report on Form 4, and based solely upon a review of these filings and written representations from such directors and officers, we believe all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2016.

DIRECTOR COMPENSATION

2016 Director Compensation

Director compensation is currently comprised of a cash component as well as an opportunity to participate in our future growth prospects through equity incentive awards. Board members who are employees of MGM do not receive compensation for their service on the Board. In general, Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, would not receive compensation for their service on the Board. For 2016, Daniel J. Taylor, who serves as a member of the board of MGM, received compensation for his role as a member of the Board. Each director is eligible to receive reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The following table sets forth information regarding director compensation for 2016:

NAME	FEES EARNED OR PAID IN CASH	SHARE AWARDS(A)(B)	ALL OTHER COMPENSATION	TOTAL
Michael Rietbrock	$60,889(C)	$90,000	—	$150,889
Thomas Roberts	97,042(C)	90,000	—	187,042
Robert Smith(D)	—	—	—	—
Daniel J. Taylor	53,278	90,000	—	143,278

(A)	The amount reflected in this column is the grant date fair value of 2016 RSU awards, computed in accordance with FASB ASC 718. Each director listed in the table above received a grant of 4,286 RSUs in April 2016, which vest on April 19, 2017.

(B)	At December 31, 2016, each director listed in the table above held the following shares of RSUs, which were granted in 2016 and are not fully vested, and deferred stock units: Mr. Rietbrock, 6,791; Mr. Roberts, 8,214; Mr. Taylor, 4,395. For Mr. Taylor, this does not include the 7,143 Company RSUs that were granted to him in connection with the IPO in respect of his service as a director of MGM.

(C)	All or a portion of these amounts was deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(D)	Mr. Smith was appointed by the Board to serve as a member of the Board on January 12, 2017, at which time he received a pro rata RSU grant of $45,000.

Director Compensation Structure

For 2016, members of the Board who were determined to be eligible to receive compensation received the following, with cash retainers paid in equal quarterly installments. In the future, we expect that equity will be issued following the annual shareholder meeting:

Annual Board Cash Retainer	$70,000
Committee Member Retainer	$10,000 for Audit Committee
Additional Annual Cash Retainer for Lead Independent Director	$30,000
Additional Annual Cash Retainer for Chair of Audit Committee	$17,500
Annual Equity	$90,000 in RSUs, vesting at the earlier of the first anniversary of grant or the next annual meeting
Deferred Compensation Plan	Cash retainers and RSU awards may be voluntarily deferred for later payment
Share Ownership Guidelines/Retention Requirements	Ownership guideline equal to 3x the annual board cash retainer, with a 5-year compliance period from initial election to the board
Per-Meeting Compensation	None

PRINCIPAL SHAREHOLDERS

The table below shows the number of Class A shares beneficially owned as of the close of business on April 5, 2017 by each of our directors and named executive officers, as well as the number of shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	CLASS A SHARES(B)	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(C)	TOTAL SHARES BENEFICIALLY OWNED(D)(E)	PERCENT OF CLASS	DEFERRED SHARE UNITS(E)(F)
Andy H. Chien	—	2,480	2,480	*	—
Elisa Gois	—	—	—	—	—
William J. Hornbuckle	31,239	7,438	38,677	*	—
John M. McManus	12,500	14,876	27,376	*	—
James J. Murren	225,000(G)	37,190	262,190	*	—
Michael Rietbrock	5,000	—	5,000	*	6,858
Thomas Roberts	5,156	—	5,156	*	9,439
Robert Smith	—	1,795	1,795	*	739
James C. Stewart	—	4,959	4,959	*	—
Daniel J. Taylor	—	—	—	—	11,901
All directors and executive officers as a group(10)	278,895	68,738	347,633	*	28,937

*	Less than 1%

(A)	The address for the persons listed in this column is 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118.

(B)	All Class A shares represent limited liability company interests.

(C)	RSUs are granted under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (the “MGP Omnibus Plan”). Each RSU represents the right to receive, following vesting, one share of Class A shares representing limited liability company interests of the Company. The RSUs held by Mr. Chien and Mr. Stewart will vest in four equal annual installments commencing on April 19, 2017 (the first anniversary of the date of the grant), in each case subject to the terms of the MGP Omnibus Plan and applicable award agreement. The RSUs held by our directors will vest on April 19, 2017 (the first anniversary of the date of grant of the RSUs), subject to the terms of the MGP Omnibus Plan and applicable award agreement.

(D)	Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(E)	Does not include dividend equivalents in respect of RSUs and deferred share units that were credited to the holders’ account on April 13, 2017 with the number of additional RSUs based on the closing price of the Company’s Class A shares on April 13, 2017.

(F)	Represents RSUs and dividend equivalents that will vest and become deferred share units on April 19, 2017 under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director.

(G)	Includes 159,000 shares held in trust and 66,000 shares held by IRA.

As of April 5, 2017, the only persons known by us to be the beneficial owners of more than 5% of our shares are as follows:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED(A)	PERCENT OF CLASS
MGM Resorts International 3600 Las Vegas Boulevard South Las Vegas, Nevada 89109	1(B)	100%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,460,009(C)(D)	7.8%
Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,366,245(C)(E)	7.6%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	4,337,313(C)(F)	7.5%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	4,217,673(C)(G)	7.3%
TIAA-CREF Investment Management, LLC 730 Third Avenue New York, New York 10017	3,294,814(C)(H)	5.7%
Brookfield Investment Management, Inc. Brookfield Place 250 Vesey St, 15th Floor New York, New York 10281	3,235,681(C)(I)	5.6%
Alyeska Investment Group, L.P. 77 West Wacker Drive, 7th Floor Chicago, Illinois 60601	2,878,929(C)(J)	5.0%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Class B share.

(C)	Class A shares.

(D)	Based upon a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2017. Reflects sole voting power of 2,727 shares and sole dispositive power of 4,457,009 shares. Reflects shared voting power of 3,000 shares and shared dispositive power of 3,000 shares.

(E)	Based upon a Schedule 13G filed by Vanguard Specialized Funds with the SEC on February 13, 2017. Reflects sole voting power of 4,366,245 shares.

(F)	Based upon a Schedule 13G filed by Capital Research Global Investors with the SEC on February 13, 2017. Reflects sole voting power of 4,337,313 shares and sole dispositive power of 4,337,313 shares.

(G)	Based upon a Schedule 13G filed by Janus Capital Management LLC with the SEC on February 13, 2017. Reflects sole voting power of 2,364,974 shares and sole dispositive power of 2,364,974 shares. Reflects shared voting power of 1,852,699 shares and shared dispositive power of 1,852,699 shares.

(H)	Based upon a Schedule 13G filed by TIAA-CREF Investment Management, LLC with the SEC on February 14, 2017. Reflects sole voting power of 3,294,814 shares and sole dispositive power of 3,294,814 shares.

(I)	Based upon a Schedule 13G filed by Brookfield Investment Management, Inc. (“BAM”) with the SEC on February 14, 2017. Reflects shared voting power of 2,701,851 shares and shared dispositive power of 3,235,681 shares. BAM is the indirect owner of Brookfield Investment Management, which is the investment adviser to various funds or accounts that are the record owners of the shares reported and, as a result, BAM may be deemed to beneficially own such shares. Partners Limited may be deemed to share beneficial ownership of the shares through their ownership of BAM’s Class B limited voting shares.

(J)	Based upon a Schedule 13G filed by Alyeska Investment Group, L.P. with the SEC on February 14, 2017. Reflects shared voting power of 2,878,929 shares and shared dispositive power of 2,878,929 shares.

Security Ownership of Management in Parent Company

The table below shows the number of shares of MGM’s common stock beneficially owned as of the close of business on April 5, 2017 by each of our directors and named executive officers, as well as the number of MGM shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	COMMON STOCK	OPTIONS/ SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Andy H. Chien	—	—	—	—	—
Elisa Gois	—	—	—	—	—
William J. Hornbuckle	159,738	—	159,738	*	—
John M. McManus	56,161	37,500	93,661	*	—
James J. Murren	1,144,440(D)	262,500	1,406,940	*	—
Michael Rietbrock	—	—	—	—	—
Thomas Roberts	—	—	—	—	—
Robert Smith	1,200	—	1,200	*	—
James C. Stewart	400	—	400	*	—
Daniel J. Taylor	—	40,000	40,000	*	59,843
All directors and executive officers as a group(10)	1,361,939	340,000	1,701,939	*	59,843

*	Less than 1%

(A)	The address for the persons listed in this column is 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118.

(B)	Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	All deferred stock units previously held by Non-Employee Directors, including deferral RSUs as of April 5, 2017. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board.

(D)	Includes 175,329 shares held by spousal limited access trusts.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

Conflicts of Interest

Conflicts of interest may arise as a result of MGM’s ownership of our single outstanding Class B share, which represents a majority of the voting power of our shares. MGM’s interests may differ from or conflict with the interests of our other shareholders. MGM has the ability to exercise control over our affairs, including control over the outcome of all matters submitted to our shareholders for approval, including the election of directors and significant transactions. MGM also has the power to prevent or cause a change in control as a result of its beneficial ownership of our Class B share, which could, among other things, discourage a potential acquirer from attempting to obtain control of us in a manner that provides a control premium to any shareholders other than MGM. As a result, unless and until MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in the Company and Operating Partnership falls below 30%, MGM will be able to effectively control us.

We have adopted the Governance Guidelines to assist our Board of Directors in the exercise of its responsibilities and to serve our interests and those of our shareholders.

No Fiduciary Duties

Duties owed to us and our shareholders by our Board are prescribed by law and our LLC Agreement. The Delaware Limited Liability Company Act (the “LLC Act”), with the stated purpose of giving the maximum effect to the principle of freedom of contract and to the enforceability of limited liability company agreements, provides that Delaware limited liability companies may, in their operating agreements, limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement.

We have duties and obligations to our Operating Partnership and its limited partners under Delaware law as modified by the partnership agreement of our Operating Partnership in connection with the management of our Operating Partnership through our wholly owned subsidiary that serves as the sole general partner. Our duties and obligations to our Operating Partnership and its limited partners, as modified by the partnership agreement of our Operating Partnership, may come into conflict with the duties of our directors and officers to our company and our shareholders, as modified by our LLC Agreement. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of common units in our Operating Partnership, which would make those transactions less desirable to them.

Our LLC Agreement provides that our Board is entitled to consider only such interests and factors as they desire, including MGM’s interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and is not subject to any different standards imposed by the LLC Act or under any other law, rule or regulation or in equity. Similarly, our LLC Agreement provides that our officers, MGM and its affiliates and any other persons eligible for indemnification under the terms of our LLC Agreement do not have any duties or liabilities, including fiduciary duties, to the fullest extent permitted by law, to us, any shareholder or any other person.

For 2016, we have the following related party transactions to report:

Distributions Under Operating Agreement

MGM owns, directly and indirectly through its subsidiaries, partnership units (“Operating Partnership Units”) of the Operating Partnership and is entitled to receive a pro rata share of any distributions made by the Operating Partnership. As of December 31, 2016, MGM owns 185,362,136 Operating Partnership Units, representing 76.3%, and we own 57,500,000 Operating Partnership Units, representing 23.7%.

Agreements with Affiliates in Connection with our Formation Transactions

In connection with our formation transactions and initial public offering, we entered into various documents and agreements with MGM and its affiliates. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements are not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. Because some of these agreements relate to formation transactions that, by their nature, would not occur in a third-party situation, it is not possible to determine what the differences would be.

Master Contribution Agreement

On April 25, 2016, we entered into a master contribution agreement (the “Master Contribution Agreement”) with MGM and the Operating Partnership, which provides for, among other things, the Company’s responsibility for liabilities relating to its business and the responsibility of MGM for liabilities unrelated to our business, our agreements with MGM and the Operating Partnership regarding the principal transactions necessary to effect the transfer by MGM of certain assets to us or our subsidiaries, the assumption by us or our subsidiaries of certain liabilities in connection with that transfer, the assumption by us or our subsidiaries of the bridge facilities entered into by MGM and certain of its subsidiaries in connection with the Formation Transactions and other agreements that govern various aspects of our relationship with MGM after the closing of the transactions contemplated by the Master Contribution Agreement. The Master Contribution Agreement also contains indemnification obligations and ongoing commitments of the Company, the Operating Partnership and MGM.

Master Lease

On April 25, 2016, a subsidiary of the Company (the “Landlord”) entered into a long-term triple-net master lease agreement (the “Master Lease”) with a subsidiary of MGM (the “Tenant”) pursuant to which all of our real estate assets (each a “Property” and collectively the “Properties”) were leased to the Tenant. The Master Lease was amended on August 1, 2016 in connection with the Borgata Transaction. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the Properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the Master Lease provides the Company with a right of first offer with respect to MGM National Harbor and MGM’s development property located in Springfield, Massachusetts, which the Company may exercise should MGM elect to sell these properties in the future.

As of April 1, 2017, the annual rent payments due under the Master Lease are $661.7 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. For the second lease year commencing April 1, 2017, the Base Rent will represent approximately 90% of the initial total rent payments due under the Master Lease, or $596.7 million, and the Percentage Rent will represent 10% of the initial total rent payments due under the Master Lease, or $65 million. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subtenants, collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at MGM’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the operating subtenants from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at MGM’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements. The Master Lease will also require MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Corporate Services Agreement

On April 25, 2016, the Operating Partnership entered into a corporate services agreement with MGM (the “Corporate Services Agreement”), pursuant to which MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Corporate Services Agreement provides that the Operating Partnership will reimburse MGM for all costs MGM incurs directly related to providing the services thereunder.

IPO Registration Rights Agreement

On April 25, 2016, the Company entered into a registration rights agreement (the “IPO Registration Rights Agreement”) with operating subsidiaries of MGM that hold Operating Partnership Units. Pursuant to the Registration Rights Agreement, commencing on the first anniversary of the first day of the first full calendar month following the completion of the IPO, MGM and certain of its subsidiaries will have the right to require the Company to effect a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The IPO Registration Rights Agreement also provides for, among other things, demand registration rights and piggyback registration rights for the operating subsidiaries of MGM that hold Operating Partnership Units.

IP License Agreement

On April 25, 2016, we entered into a royalty-free intellectual property rights license agreement with MGM (the “IP License Agreement”), pursuant to which we will have the right to use “MGM” in the corporate names of the Company and our subsidiaries for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in the Company’s advertising materials without royalties for up to 50 years.

Sublease Agreement

The Operating Partnership entered into a sublease agreement with us and a subsidiary of MGM, MGM Hospitality Global, LLC (“Sublandlord”), pursuant to which we lease office space as more particularly described in the sublease. The sublease contains provisions whereby we agree to indemnify and hold harmless Sublandlord from any and all claims, liens, demands, charges, encumbrances, litigation and judgments arising directly or indirectly from any use, occupancy or activity of the Company, or out of any work performed, material furnished, or obligations incurred by the Company in, upon or otherwise in connection with the subleased premises. The sublease agreement provides for a month-to-month tenancy until it is terminated (i) by Sublandlord on 30 days written notice to the Company or (ii) by the Company upon 30 days written notice to Sublandlord, or otherwise upon the expiration or earlier termination of the underlying office lease.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 Election of Directors

At the Annual Meeting, our shareholders are being asked to elect directors, each of whom will serve until the next annual meeting of shareholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were appointed in connection with our initial public offering or subsequently by the Board, as this is our first annual meeting of shareholders. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, based on diverse experiences. The Board reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•	Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets. As such, in addition to our directors who may qualify as audit committee financial experts, we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the gaming and real estate industries.

•	Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

The following table sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

ELISA GOIS (47) Director since: 2016

Director Biography and Qualifications

Elisa Gois has been our director since March 2016. Ms. Gois has served as the Chief Analytics Officer since October 2015. Prior to joining MGM, she served as Senior Vice President of Global Business Strategy & Analytics for 17 years at Host Hotels & Resorts. Ms. Gois received a Masters from the University of Maryland and a Bachelor of Science degree from Towson State University. Additionally, she has participated in numerous continuing education programs at Harvard Business School, New York University, Cornell University, and other institutions. Ms. Gois was selected to our board of directors because she brings knowledge and experience in strategic planning, real estate valuation, operations analysis and leadership skills.

WILLIAM J. HORNBUCKLE (59) Director since: 2016

Director Biography and Qualifications

William J. Hornbuckle has been our director since March 2016. Mr. Hornbuckle has also been the President of MGM since December 2012. In this capacity, one of his main roles is to serve as the Company’s Chief Construction Design and Development Officer. From August 2009 to August 2014, he also held the position of Chief Marketing Officer. From April 2005 to August 2009, Mr. Hornbuckle served as President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas. He previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of the company’s gaming operations in the United Kingdom. He also served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas. He spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998. He obtained a Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas. Mr. Hornbuckle was selected to our board because he brings extensive management experience and understanding of the gaming industry.

JOHN M. MCMANUS (50) Director since: 2016

Director Biography and Qualifications

John M. McManus has been the Executive Vice President, General Counsel and Secretary of MGM since July 2010. Previously, Mr. McManus served as MGM’s Senior Vice President, Acting General Counsel and Secretary from December 2009 to July 2010; Senior Vice President, Deputy General Counsel and Assistant Secretary from September 2009 to December 2009 and; Senior Vice President, Assistant General Counsel and Assistant Secretary from July 2008 to September 2009. He has also acted as Counsel to various operating MGM subsidiaries from May 2008 to July 2011. Mr. McManus holds a Bachelor of Arts degree from Vanderbilt University and a Juris Doctor degree from University of Miami. Mr. McManus was selected to our board of directors because of his substantial experience with and knowledge of gaming regulations.

JAMES J. MURREN (55) Director since: 2016

Director Biography and Qualifications

James J. Murren has been the Chairman and Chief Executive Officer of MGM since December 2008. He previously served as MGM’s President from December 1999 to December 2012, Chief Operating Officer from August 2007 through December 2008, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007. Mr. Murren serves as Chairman of the American Gaming Association. He was Director of the Nevada Cancer Institute from 2002 to 2012 and Director of Delta Petroleum Corporation from February 2008 to November 2011. Prior to joining MGM, Mr. Murren worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank. He currently serves on the Board of Trustees at the Brookings Institute and Howard University. Mr. Murren was selected to our board of directors because of his significant experience in the hotel and casino industry and experience in leadership positions of a public company.

MICHAEL RIETBROCK (48) Director since: 2016

Director Biography and Qualifications

Michael Rietbrock has been our director since March 2016. Mr. Rietbrock is the Chief Operating Officer and Director of Research at MoffettNathanson, LLC. Previously, Mr. Rietbrock was Managing Director and the Head of Global Equity Research and Co-Head of U.S. Equities at Nomura Securities from March 2010 to October 2015. He previously served as Managing Director and the Head of U.S. Equity Research at Bank of America Securities from May 2008 to March 2010, where he managed its acquisition of and integration with Merrill Lynch. Prior to joining Bank of America, Mr. Rietbrock was a Portfolio Manager at Caxton Associates, where he managed a portfolio of real estate, gaming, and lodging securities. Mr. Rietbrock began his career at Citigroup, where he served for more than 15 years. Mr. Rietbrock serves on the Board of Trustees of the Ideal School of Manhattan. He graduated from Harvard College with a degree in Economics. Mr. Rietbrock was selected to our board of directors because of his extensive financial experience, particularly in the real estate, gaming and lodging sectors.

THOMAS ROBERTS (70) Director since: 2016

Director Biography and Qualifications

Thomas Roberts has been our director since March 2016. Mr. Roberts is currently a strategic advisor and corporate governance consultant and serves as an advisory Director of M. Klein and Company, a leading global strategic advisory firm providing financial, transactional, strategic, reputational and global guidance to its clients. From 1992 to December 2014 he was a Senior Partner at Weil, Gotshal & Manges LLP, where he held numerous senior management and board-level positions, including as one of the leaders responsible for the firm’s strategic redirection and globalization and chairman of the corporate department. Mr. Roberts’ practice primarily involved domestic and cross-border mergers, acquisitions, divestitures, contested takeovers, as well as advising boards generally and on strategic matters, including matters involving REITs. Mr. Roberts was named “Dealmaker of the Year” by The American Lawyer in 2001 and 2012. He has a Bachelor of Arts and Juris Doctor from Georgetown University. Mr. Roberts was selected to our board of directors because of his significant legal, corporate governance and financial experience, particularly in connection with complex financial transactions.

ROBERT SMITH (56) Director since: 2017

Director Biography and Qualifications

Robert “Bob” Smith has been our director since January 2017. From September 1992 to December 2016, he served in various roles at T. Rowe Price, including as Vice President of T. Rowe Price Group, Inc., Vice President and Portfolio Manager at T. Rowe Price Associates, Inc. and as a Lead Portfolio Manager at T. Rowe Price International, Inc. In addition, Mr. Smith served as a Vice President at T. Rowe Price Trust Company. Prior to joining T. Rowe Price, he worked for five years as an Investment Analyst at MFS Investment Management covering multiple sectors including food & beverage, tobacco, electrical equipment, and telecommunications companies. Mr. Smith holds a B.S. degree in Finance and Economics from the University of Delaware and an M.B.A. in General Management from the Darden Graduate School of Business at the University of Virginia. Mr. Smith was selected to our board of directors because of his significant financial experience, particularly with consumer-facing companies and his reputation within the investment community.

DANIEL J. TAYLOR (60) Director since: 2016

Director Biography and Qualifications

Daniel J. Taylor has been an executive of Tracinda since 2007. Mr. Taylor is also the Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market. Previously, he served as President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006, Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005, and as Vice President – Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991. Mr. Taylor acted as Tax Manager, specializing in the entertainment and gaming practice, at Arthur Andersen & Co. from 1978 to 1985. He was a Director of Inforte Corp. from October 2005 to 2007, Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company. Mr. Taylor was selected to our board of directors because of his significant finance experience and experience as a tax manager in the entertainment and gaming practice.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2017. For 2016, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the shareholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our LLC agreement or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2016 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

2016
Audit fees	$1,798,000
Audit-related fees	790,000
Tax fees	—
All other fees	—
Total	$2,588,000

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and the financial statements of certain of our subsidiaries and assistance with SEC filings. The category “Audit-related fees” includes fees related to debt and equity offerings. We have not included fees paid to our auditors in 2015 since we were not a registrant during that period and any fees incurred in connection with the review and preparation of prior year financial statements for inclusion in our S-11 registration statement were paid by our parent, MGM, and were included in its proxy statement for the 2015 fiscal year.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee, in its discretion, may delegate to one or more of its members the authority to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

THOMAS ROBERTS, Chair

MICHAEL RIETBROCK

ROBERT SMITH

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Proposal No. 3 Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core principles. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we will ask our shareholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of MGM Growth Properties LLC approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Board, the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2018 Annual Meeting of Shareholders.

The Board recommends a vote “FOR” adoption of this proposal.

Proposal No. 4 Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The Dodd-Frank Act also enables our shareholders to vote, on an advisory (non-binding) basis, the frequency with which we should seek an advisory vote on the compensation of our Named Executive Officers, such as Proposal 3 included in this Proxy Statement. Once we become subject to certain SEC disclosure requirements, we will be required by the Dodd-Frank Act to provide shareholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory shareholder vote held at least once every six years (the “say-when-on-pay” vote). We are choosing to solicit this say-when-on-pay vote earlier than required in order to give our shareholders the opportunity to start engaging in our compensation and governance process.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company at this time. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on the compensation of our Named Executive Officers as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our desire to seek input from, and engage in discussions with, our shareholders on corporate governance matters and our Named Executive Officer compensation.

We are asking our shareholders to indicate their support for the Board’s recommendation that shareholders cast an advisory vote on executive compensation every one year. Accordingly, we will ask our shareholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of MGM Growth Properties LLC approve, on an advisory basis, of the every one year option for the frequency with which the company holds an advisory vote on the compensation of our Named Executive Officers.”

While the Board of Directors recommends that shareholders vote to hold the say-on-pay vote every year, the voting options are to hold the say-on-pay vote every year, every two years or every three years. Shareholders may also abstain from voting on this proposal. The approval of a majority of votes cast is required for advisory (non-binding) approval of Proposal 4. If none of the alternatives of Proposal 4 (one year, two years or three years) receives a majority vote, we will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders on an advisory basis. Although the advisory vote is not binding on the Board, the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote on the frequency with which the company holds a vote to approve executive compensation will occur at the 2023 Annual Meeting of Shareholders.

The Board recommends a vote “FOR” adoption of this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis reports on compensation policies applicable to our “Named Executive Officers.” It covers our Chief Executive Officer (“CEO”), James C. Stewart, and our Chief Financial Officer (“CFO”) and Treasurer, Andy H. Chien, who were our only executive officers in 2016 (we will sometimes refer to both individuals collectively as our “NEOs”).

The NEOs are parties to employment agreements with the Operating Partnership, through which the NEOs are employed directly by the Operating Partnership, and serve in their respective positions of Chief Executive Officer and Chief Financial Officer for both the Operating Partnership and the Company. The Company has no assets or operations outside of its ownership of the Operating Partnership. Pursuant to this arrangement, the NEOs provide the majority of services to the Operating Partnership, but also provide a limited number of services directly to the Company. Since the cash compensation of the NEOs is paid by the Operating Partnership and the Company owns only 23.7% of the Operating Partnership, only 23.7% of the cash compensation cost is borne by the Company’s shareholders. Likewise, at the time that a NEO recognizes taxable income in respect of equity awards granted by the Company, the Operating Partnership will reimburse the Company for the value of any Class A shares issued to the NEOs in respect of the vesting or settlement of such equity awards, resulting in only a portion of the NEOs’ equity-based compensation being borne by the Company’s shareholders.

Executive Summary

The primary focus of the Company with respect to executive compensation in 2016 was to design and implement a program that would appropriately compensate and motivate its NEOs. In designing the program, the Board drew upon both its experience with compensation design practices at MGM, which the Board believes exemplifies a successful executive compensation program, as well as by reference to the compensation practices among publicly traded triple net lease REITs of a size similar to the Company. This resulted in the design of a compensation program with the following key characteristics:

Elements of our Executive Compensation Program

•	Base salaries of $800,000 and $400,000 for the CEO and CFO, respectively.

•	Annual Bonus Plan for 2016:

¡	Target bonus opportunities of 100% and 50% of base pay for the CEO and CFO, respectively, with bonuses earned in excess of 100% of the NEO’s base salary paid in the form of Bonus Performance Share Units (“Bonus PSUs”), which are described in more detail below.

¡	2016 bonus opportunity based on achievement of strategic objectives.

◾	Bonus payout of 150% of target reflected the Board’s conclusion that the NEOs exhibited strong performance with respect to achievement of the 2016 strategic objectives.

•	Long-Term Incentives pursuant to the Company’s 2016 Omnibus Incentive Plan:

¡	Delivered in two forms of equity, designed to both incentivize and retain the Company’s NEOs.

¡	60% delivered in performance share units (“PSUs”), with the ultimate payout in the Company’s Class A shares based on the relative performance of the Company vs. the non-mortgage REITs in the NAREIT index measured over a three-year period.

¡	40% delivered in restricted share units (“RSUs”) vesting over four years.

Executive Compensation “Best Practices”

In connection with the development of the Company’s executive compensation programs, policies, and overall philosophy, the Board has identified and implemented a number of “best practices” that are intended to closely align the Company’s executive compensation programs with shareholder interests:

•	No single trigger arrangements. No executive officer is entitled to single trigger change of control benefits.

•	Clawback policy. Pursuant to the clawback policy, bonus and other incentive compensation paid to participants is subject to clawback (i.e., repayment to the Company or certain of its affiliates, as applicable) if (1) there is a restatement of our financial statements for a fiscal year with respect to which a bonus or other incentive compensation is paid within three years following such fiscal year, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Board determines that a participant received bonus or other incentive compensation for the applicable fiscal year in excess of that which would have been paid based on the restated financial results.

•	No golden parachute tax gross ups. In the event that there is a change in control that triggers any so-called “golden parachute” excise taxes under Section 280G of the Code, the Company is not obligated to provide tax gross up protection to any of our executive officers.

•	Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. The Company’s insider trading policy provides that certain executives (including our NEOs) may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, the Company’s insider trading policy prohibits pledging or hedging of the Company’s securities by NEOs, executive officers and directors.

•	Executive officer share ownership guidelines. We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board has established share ownership guidelines for our NEOs. Under these guidelines, the Company’s NEOs are expected to accumulate Class A shares having a fair market value equal to the assigned multiples of their applicable base salaries (5x for Mr. Stewart and 2x for Mr. Chien).

Objectives of Our Compensation Program

The Board’s primary objectives in setting total compensation and the elements of compensation for the Company’s NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our shareholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

Executive Compensation Process

Roles in Establishing NEO Compensation

The Board is responsible for establishing, implementing and reviewing the compensation program for our NEOs. In doing so, the Board obtains recommendations from management with respect to the elements of NEO compensation, performance targets and results, legal and regulatory guidance, and market and industry data, all of which may be relevant in determining compensation. In addition, the Board consults with our CEO regarding our performance goals, and our CEO periodically meets with the Board to discuss our CEO’s performance and that of our other NEO.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; and (ii) with respect to participation by our NEOs in recommending annual equity awards. Instead, the Board’s assessment of the individual performance of our NEOs is based primarily on the Board’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Board periodically engages outside consultants on various compensation-related matters. The Board has the authority to engage the services of independent legal counsel and consultants to assist in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2016, the Board received advice from Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Board and does not provide any services to the Company other than on behalf of the Board.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Board periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the REIT industry. The peer group compensation data is reviewed by the Board to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Board makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Board in its compensation decisions with respect to NEOs, but the Board does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The Board selected its current peer group in early 2016 and chose as the Company’s peers 14 publicly traded triple-net lease REITs that were determined to be comparable in size to the anticipated post-IPO size of the Company. For this purpose, the size of the Operating Partnership, rather than the Company, was taken into account, insofar as the NEOs were responsible for the operations of the Operating Partnership. The following table lists these 14 peers and MGP’s relative percentile ranking with respect to them with respect to the key metrics of revenue, total assets, enterprise value, and market capitalization. This data is generally based on SEC filings reflecting results through December 31, 2016.

Latest Available Four Quarters ($ Millions)				Market Capitalization as of 12/31/16 ($ Millions)		Enterprise Value as of 12/31/16 ($ Millions)
Revenues		Total Assets
NorthStar Realty Finance	$2,087	VEREIT	$15,588	Realty Income Corp	$14,864	Realty Income Corp	$20,504
VEREIT	$1,454	Realty Income Corp	$13,153	VEREIT	$8,236	VEREIT	$14,859
Realty Income Corp	$1,103	NorthStar Realty Finance	$12,217	National Retail Properties	$6,503	NorthStar Realty Finance	$11,346
W. P. Carey	$909	MGP (OP)	$9,507	Gaming & Leisure Props	$6,342	Gaming & Leisure Props	$10,979
Gaming & Leisure Props	$828	W. P. Carey	$8,454	W. P. Carey	$6,280	W. P. Carey	$10,598
Spirit Realty Capital	$670	Spirit Realty Capital	$7,678	MGP (OP)[2]	$5,730	National Retail Properties	$9,227
Retail Properties of Amer.	$580	Gaming & Leisure Props	$7,369	Spirit Realty Capital	$5,252	MGP (OP)	$9,041
National Retail Properties	$534	National Retail Properties	$6,334	EPR Properties	$4,568	Spirit Realty Capital	$8,948
iStar	$521	Store Capital Corp	$4,942	Store Capital Corp	$3,852	EPR Properties	$6,822
EPR Properties	$481	EPR Properties	$4,865	Retail Properties of Amer.	$3,630	Store Capital Corp	$5,982
MGP (OP)[1]	$468	iStar	$4,826	NorthStar Realty Finance	$2,738	Retail Properties of Amer.	$5,604
Lexington Realty Trust	$429	Retail Properties of Amer.	$4,453	Lexington Realty Trust	$2,561	Lexington Realty Trust	$4,441
Store Capital Corp	$376	Lexington Realty Trust	$3,441	Sabra Health Care REIT	$1,594	iStar	$4,349
Sabra Health Care REIT	$261	Sabra Health Care REIT	$2,266	MGP (MGP Only)	$1,455	Sabra Health Care REIT	$2,760
Four Corners Property	$124	Four Corners Property	$937	Four Corners Property	$1,229	Four Corners Property	$1,610
				iStar	$880
75th Percentile	$889		$8,260		$6,327		$10,883
Median	$557		$5,638		$4,210		$7,885
25th Percentile	$442		$4,546		$2,605		$4,732
MGP (OP) Rank	29P		79P		65P		56P
MGP (MGP Only) Rank					12P

Source: Standard & Poor’s Capital IQ.

Northstar Realty Finance anncounced plans to merge with NorthStar Asset Management Group and Colony Capital on 6/3/16 (deal completed 1/10/17).

1 MGP began operations as of April 25, 2016.

2 Calculated as MGP’s market cap on 12/31/16 (i.e., $1.455B) plus the value of noncontrolling interest (i.e., $4.274B) as reported in the 10-K.

Elements of Compensation

In structuring our NEO compensation program, the Board considers how each component motivates performance and promotes retention and sound long-term decision-making. The Board also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following components, which are designed to achieve the following objectives.

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus

Motivate executives to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

Long-term incentives

Align executives’ long-term interests with shareholders’ interests and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive REIT industry; attract executives with an interest in creating long-term shareholder value; reward executives for building and sustaining shareholder value; and retain executives both through growth in their equity value and the vesting provisions of our share awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a competitive level of perquisites, which in many cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary

Our employment agreements with our CEO and CFO provide for base salaries of $800,000 and $400,000 respectively and do not provide for any salary increases.

Annual Incentive Bonus

The employment agreements for the CEO and CFO provide for target bonus opportunities of 100% and 50% of base salary, respectively. In July 2016, the Board established and communicated the parameters of the 2016 annual bonus program, which are summarized below:

•	Mr. Stewart’s target bonus was $800,000 and Mr. Chien’s target bonus was $200,000;

•	The maximum bonus for each NEO was 175% of the target bonus; there was no minimum bonus amount required to be paid, and the Board retained discretion to pay no bonus in the event of poor performance by the NEO or the Company;

•	Bonuses earned in excess of 100% of the NEO’s base salary were to be paid in the form of Bonus PSUs, as described below under “Long-Term Incentives”; and

•	Because the performance goals applicable to the 2016 bonus program were not established until the middle of the fiscal year, and given that the Company’s financial performance in 2016 was believed to have little room for variation given the expectation that revenue during the Company’s first year as a public company was expected to be derived from pre-existing contracts with MGM, the Board determined that it was in the best interests of the Company to establish the performance goals for 2016 based on accomplishment of strategic goals as opposed to more formulaic financial goals. These initial goals consisted of: increased analyst coverage of the Company, development of a transaction pipeline, and long-term strategic planning in partnership with the senior management of MGM. Accordingly, no specific weightings were allocated among these strategic goals, which were reevaluated in the final quarter of 2016.

In December of 2016, the Board determined that each NEO had earned 150% of his target bonus based on the Board’s determination that both of the Company’s NEOs had exhibited strong performance, which resulted in significant accomplishments with respect to analyst coverage, transaction opportunities, strategic planning, a successful IPO, and the Borgata acquisition. The Board made this determination after reviewing the contributions made by each of Mr. Stewart and Mr. Chien in connection with achieving the foregoing accomplishments.

Specifically, the Board considered:

•	The role Mr. Stewart and Mr. Chien played in connection with the initial public offering process, including meetings with investors;

•	Mr. Stewart’s and Mr. Chien’s business contributions in connection with the Company successfully raising $500 million of ten-year bonds at 4.50%;

•	Mr. Stewart’s and Mr. Chien’s assistance in the re-pricing of the Operating Partnership’s Term Loan B facility, which is expected to generate annual savings of $9 million; and

•	The overall success of the Company’s initial public offering, which resulted in $1.1 billion of net proceeds.

As a result, it was determined that Mr. Stewart’s 2016 annual bonus would be paid in the amount of $1,200,000, and that Mr. Chien’s 2016 annual bonus would be paid in the amount of $300,000. Mr. Stewart received $800,000 in cash with the remaining $400,000 in Bonus PSUs and Mr. Chien received all cash for this annual bonus. Such cash payments were made to the NEOs in a lump sum following the end of the 2016 fiscal year.

Long-Term Equity Incentives

The Company adopted the 2016 Omnibus Incentive Plan (the “2016 Plan”) in April 2016, pursuant to which the Company may grant options, share appreciation rights, restricted shares, RSUs, performance shares, PSUs and other share-based awards to eligible individuals. The 2016 Plan is designed to advance the interests of the Company and its shareholders by providing key management employees, nonemployee directors and other eligible participants of the Company and its affiliates with innovative financial incentives, through share and performance based awards, to, among other things, align participants’ interests with the long-term interests of the Company’s shareholders.

For 2016, the Company’s long-term incentive program consisted of three types of equity grants: PSUs, RSUs (each of which were granted to the NEOs during 2016) and Bonus PSUs (which, were granted to Mr. Stewart in March 2017 in connection with the Company’s 2016 annual bonus program). RSUs granted in 2016 vest over a four-year period and are not subject to the achievement of performance criteria. PSU awards granted in 2016 cliff-vest after a three-year performance period, and are based on the Company’s total shareholder return (“TSR”) measured against a select group of comparator companies at the end of the applicable performance period. Bonus PSU awards, on the other hand, are granted in relation to the Company’s annual bonus program to the extent the participant’s annual bonus award is earned in excess of 100% of his or her base salary. Once granted, payment of Bonus PSU awards is based on the Company’s TSR as measured over a three-year performance period. PSUs, RSUs, and Bonus PSUs are described in more detail in the sections that follow.

Based on review of competitive data and the overall role and contributions to the Company of the NEOs, the Board determined that the long-term incentive opportunities of the CEO and the CFO should be $1 million and $500,000, respectively, and that 60% of this value should be delivered in PSUs and 40% in RSUs. These long-term incentives were awarded in April 2016.

The Board does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

PSUs

The core PSU concept is that, while an executive is awarded a target number of shares (the “Target PSUs”) to be paid at the end of a three-year performance period (the “Performance Period”), (1) the actual number of shares earned and paid depends on our TSR over the Performance Period, relative to a comparator group of companies, and (2) 100% of the Target PSUs will only be earned and paid if the Company’s TSR is at the 50th percentile of the comparator companies. The comparator companies consisted of the non-mortgage REIT component companies of the NAREIT Index.

Each award of PSUs to our NEOs is eligible to vest on the earlier of the third anniversary of the date of grant and the date of a change of control (as defined in the applicable award agreement), in either case, based on the Company’s TSR over the Performance Period relative to the applicable comparator companies, and subject to the NEO’s continued employment with the Operating Partnership or an affiliate through the last day of the Performance Period. Depending on the Company’s TSR relative to the comparator companies at the end of the Performance Period, anywhere from 0% to 160% of the Target PSUs will vest and be paid. No portion of the Target PSUs will vest unless the Company’s TSR relative to the comparator companies is at least at the 30th percentile of comparator companies. Target PSUs are granted together with dividend equivalent rights that are subject to the same vesting and forfeiture terms as the underlying PSUs to which such dividend equivalents relate. Vested PSU awards and associated dividend equivalent rights are paid in the form of Class A shares, less applicable withholding, within 30 days following the last day of the Performance Period. However, fractional shares are paid in cash.

The payout levels range from 50% to 160% of the Target PSUs, based on the following scale (payout is interpolated for results between the levels specified in the table).

PERFORMANCE LEVEL	RELATIVE TOTAL SHAREHOLDER RETURN PERCENTILE	VESTED % OF TARGET SHARES
Maximum	90th or greater	160%
	80th	145%
	70th	130%
	60th	115%
Target	50th	100%
	40th	75%
	30th	50%
Threshold	Below 30th	0%

While PSUs provide some value even when the TSR underperforms the comparator group (so long as the TSR is not less than the 30th percentile of the peer group), their design magnifies the benefits of above-average TSR and the detriment of a below average shareholder return. In the event that TSR over the measurement period is negative, the percentage of Target PSUs eligible to vest is capped at 100%.

In general, participants must be employed as of the last day of the Performance Period to receive Class A shares in respect of his or her PSU awards granted in respect of such Performance Period. However, upon termination of a participant’s employment by the Operating Partnership without “good cause” or by the participant without the participant’s “good cause” (in the case of our NEOs, each as defined in the NEO’s employment agreement), or due to the participant’s death or disability, then the participant will vest in a pro-rated portion of the PSUs that would have become vested (but for such termination), with such pro-ration being based on the number of days the participant was employed during the performance period, plus an additional 12 months (or, if shorter, through the end of the performance period), subject to the actual level of comparator TSR determined to be achieved at the end of the Performance Period.

RSUs

The Board believes that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention. Each RSU entitles the holder to receive one Class A share at vesting. While the value of the RSUs fluctuates with the Company’s performance (as reflected in the price of our Class A shares), the RSUs retain some value even in situations where no PSUs are payable due to insufficient TSR over the measurement period. This structure of providing long-term equity incentive awards in the form of both time-based restricted stock unit (RSU) and performance-based restricted stock unit (PSU) awards encourages recipients to balance short-term performance considerations with the management of long-term risks and long-term performance. Each award of RSUs to our NEOs vests ratably over each of the first four anniversaries of the grant date, subject to the NEO’s continued employment with the Operating Partnership or an affiliate through each applicable vesting date. However, upon termination of employment by the Operating Partnership without “good cause” or by the participant with the participant’s “good cause” (in the case of our NEOs, each as defined in the NEO’s employment agreement), or due to the participant’s death or disability, then the participant will vest in the number of RSUs that would have become vested (but for such termination) during the 12 months from the date of termination of employment. Once vested, RSUs will be paid in the form of the Company’s Class A shares within 30 days of the applicable vesting date.

Bonus PSUs

The core Bonus PSU concept is that, while a NEO is awarded a target number of shares (the “Target Bonus PSUs”) to be paid at the end of a three-year performance period (such period, the “Performance Period”), (1) the actual number of shares earned and paid depends on the Company’s TSR as measured over the Performance Period; and (2) 100% of the Target Bonus PSUs will only be earned and paid if the Company’s TSR at the end of the Performance Period is 125%. No portion of the Target Bonus PSUs will vest if TSR is less than 60%, and no more than 160% of the Target Bonus PSUs may be paid under any circumstance. The number of Target Bonus PSUs is set at an amount with a value for accounting purposes (using a Monte Carlo valuation method) that is equal to the amount of the applicable NEO’s annual bonus earned in excess of such NEO’s annual base salary. By way of example, the amount of Target Bonus PSUs awarded to Mr. Stewart in respect of 2016 performance (17,405 shares), had a value of $400,000, which was the amount of his 2016 annual bonus that was earned in excess of his $800,000 annual base salary. Mr. Chien did not receive any Bonus PSUs in respect of 2016 performance, since the annual bonus awarded to him by the Board ($300,000) was less than 100% of his 2016 base salary.

Unlike PSUs, Bonus PSUs are “vested” as of the grant date; in other words, Bonus PSUs granted following the end of the applicable annual bonus cycle are subject to forfeiture in the event that the threshold level of the Company’s TSR measurement over the Performance Period is not met, but are not subject to forfeiture in the case of a participant’s termination of employment.

Award Summary

The Board awarded equity-based compensation to our NEOs in 2016 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS(A)		GRANT DATE FAIR VALUE OF AWARDS
Mr. Stewart	RSU	4/19/2016	19,533		$400,008
	PSU	4/19/2016	29,985	(B)	600,066
Mr. Chien	RSU	4/19/2016	9,766		$200,004
	PSU	4/19/2016	14,992	(B)	300,033

(A)	Units include dividend equivalent rights credited during 2016. The grant date fair value of awards takes the value of quarterly dividends into account.

(B)	Vesting is subject to satisfaction of certain performance criteria, as described above.

Deferred Compensation Opportunities For Employees

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their annual bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon certain events set forth in the DCP, in all cases subject to certain conditions provided for under Section 409A of the Internal Revenue Code. All of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2016. We believe that providing our NEOs with this deferral option is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs.

Share Ownership Guidelines

The Board has adopted share ownership and retention guidelines for our NEOs pursuant to which such individuals are expected to attain minimum levels of share ownership and retain portions of their equity holdings for a certain period of time. Individuals subject to these guidelines have until the fifth anniversary of the guideline’s adoption date to attain the requisite level of ownership. The target ownership level of Company share is expressed as a multiple of base salary. Specifically, target ownership level is set at 5x base salary for the CEO and 2x base salary for all other NEOs. Until the ownership threshold is achieved, individuals subject to the guidelines are expected to retain 50% of the net number of shares received after the sale or withholding of taxes in connection with the vesting or exercise of shares underlying such awards. All current NEOs are in compliance with these guidelines or on track to comply with these guidelines within the specified time period.

Other Compensation Matters

Impact of Tax Certain Treatment on Compensation

Under Section 162(m) of the Code (“Section 162(m)”), a publicly-held corporation may not deduct compensation of more than $1 million paid in any one year to any “covered employee” (within the meaning of Section 162(m)) unless certain exceptions are met, including an exception relating to compensation that qualifies as “performance-based compensation”. The Board’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance.

Substantially all of the services rendered by our executive officers are performed on behalf of the Operating Partnership (or its subsidiaries), of which we are the sole general partner. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but believe it is reasonable to assume that the same conclusion would apply to us in connection with making certain compensation-related decisions. To the extent that it is determined that compensation paid to our executive officers may be subject to, and would not qualify for, deduction under Section 162(m), our Board reserves the right to provide compensation opportunities that may not be deductible under Section 162(m) to the extent it determines it is appropriate to do so in order to maintain the flexibility it needs to develop the incentive compensation programs applicable to the Company’s executive officers. Because we qualify as a REIT under the Code and we generally distribute at least 100% of our REIT taxable income each year, we do not pay federal income tax on our REIT taxable income.

BOARD OF DIRECTORS REPORT

The Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Board’s review and discussion with management, Board determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Murren, Chair

Elisa Gois

William J. Hornbuckle

John M. McManus

Michael Rietbrock

Thomas Roberts

Robert Smith

Daniel J. Taylor

The foregoing report of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the years ended December 31, 2016.

NAME AND TITLE	YEAR	SALARY(A)	BONUS(B)	STOCK AWARDS(C)	ALL OTHER COMPENSATION(D)	TOTAL
James C. Stewart Chief Executive Officer	2016	$763,956	$1,200,000	$1,000,074	$11,066	$2,975,096
Andy H. Chien Chief Financial Officer and Treasurer	2016	381,978	300,000	500,037	13,851	1,195,866

(A)	See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements”.

(B)	The amounts reflected in this column are the gross amounts of each NEOs’ annual bonus award earned in respect of service during 2016 which, for Mr. Stewart, includes Bonus PSUs earned in respect of the portion of his annual bonus that exceeded his annual base salary. See “Compensation Discussion and Analysis—Annual Incentive Bonus” for more details. The cash-portion of such amounts were paid in a lump sum in the first quarter of fiscal year 2017.

(C)	For 2016, consists of RSUs and PSUs granted under the 2016 Plan. For RSU awards, reflects the grant date value of such awards as determined in accordance FASB ASC 718. For PSU awards, in order for the target number of shares to be paid (the “Target Shares”), MGP’s TSR over a three-year performance period must be at the 50th percentile of the select group of MGP’s peers over the same period. No shares in respect of PSUs are issued unless the TSR is equal to or greater than the 30th percentile of the peer group, and the maximum payout is 160% of the Target Shares, if MGP’s TSR is equal or greater than the 90th percentile of the peer group over the three-year performance period. The grant date fair value for PSU awards was computed in accordance with FASB ASC 718, using a Monte Carlo simulation model with assumptions as described in Note 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 6, 2017. Assuming the highest level of achievement of the TSR performance criteria that can be achieved, the grant date fair values of the PSU awards were $1 million and $0.5 million for Mr. Stewart and Mr. Chien, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives”. No Bonus PSU awards were granted during 2016.

(D)	All other compensation for 2016 consists of insurance premiums and benefits.

Grants of Plan-Based Awards

The table below shows plan-based awards granted during 2016 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
NAME	GRANT DATE		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Stewart	N/A		$—	$800,000	$1,400,000	—	—	—	$ —
	4/19/2016	(C)	—	—	—	—	19,533	—	400,008
	4/19/2016	(D)	—	—	—	14,993	29,985	47,976	600,066
Mr. Chien	N/A		$—	$200,000	$350,000	—	—	—	$ —
	4/19/2016	(C)	—	—	—	—	9,766	—	200,004
	4/19/2016	(D)	—	—	—	7,496	14,992	23,987	300,033

(A)	Any portion of the annual cash bonus earned by our NEOs in 2016 that is in excess of 100% of their base pay is paid in the form of Bonus PSUs. See “Compensation Discussion and Analysis”

(B)	See note (C) to the Summary Compensation Table above.

(C)	RSU award. Number of units shown takes into account dividend equivalent rights credited during 2016.

(D)	PSU award. Number of units shown takes into account dividend equivalent rights credited during 2016.

Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards of the NEOs as of December 31, 2016.

	OPTION/SAR AWARDS				SHARE AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/SAR EXPIRATION DATE	SHARES THAT HAVE NOT VESTED				EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE		NUMBER		VALUE
Mr. Stewart	—	—	—	—	19,533	(A)(B)	494,380	(D)	—		—
	—	—	—	—	—		—		29,985	(C)	1,198,024	(D)
Mr. Chien	—	—	—	—	9,766	(A)(B)	247,177	(D)	—		—
	—	—	—	—	—		—		14,992	(C)	598,986	(D)

(A)	RSU award. Number of units shown includes dividend equivalent rights credited during 2016.

(B)	Scheduled to vest in equal installments on each of 4/19/17, 4/19/18, 4/19/19 and 4/19/20.

(C)	PSU awards scheduled to vest on 4/19/19. Number of units shown includes dividend equivalent rights credited during 2016.

(D)	Amounts determined based on the closing price of our Class A shares at December 30, 2016, which was $25.31. Amounts provided related to PSUs assumes that December 31, 2016 was the end of the performance period.

Nonqualified Deferred Compensation

None of our NEOs contributed to the Company’s Nonqualified Deferred Compensation Plan. See “Compensation Discussion and Analysis — Elements of Compensation — Deferred Compensation Opportunities” for a narrative description of the DCP.

Estimated Benefits upon Termination

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2016 under various termination scenarios, pursuant to the applicable employment agreements, policies and equity awards.

	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PSUs(B)(C)(D)	OTHER	TOTAL
Death or Disability
Mr. Stewart	$200,000	$123,614	$679,427	$—	$1,003,041
Mr. Chien	100,000	61,807	339,699	—	501,506
Company Terminates Without Good Cause
Mr. Stewart	1,600,000	123,614	679,427	26,189	2,429,230
Mr. Chien	600,000	61,807	339,699	36,181	1,037,687
NEO Terminates Without Good Cause/Company Terminates With Good Cause
Mr. Stewart	—	—	—	—	—
Mr. Chien	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Stewart	1,600,000	123,614	679,427	26,189	2,429,230
Mr. Chien	600,000	61,807	339,699	36,181	1,037,687
Change of Control(E)
Mr. Stewart	3,200,000	494,380	1,198,024	34,919	4,927,323
Mr. Chien	1,200,000	247,177	598,986	48,242	2,094,405

(A)	This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.

(B)	The value of outstanding RSUs and PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Class A shares on December 30, 2016, which was $25.31.

(C)	For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, (1) we have assumed that in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award, which may not be the case if an actual termination were to occur, and (2) we have treated continued vesting of awards in the same manner as accelerated vesting based on the Class A share price on December 30, 2016.

(D)	Assumes that December 31, 2016 was end of performance period for PSUs.

(E)	Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of PSUs.”

Employment Agreements with Named Executive Officers

Stewart Employment Agreement

On April 5, 2016, Mr. Stewart entered into an employment agreement with the Operating Partnership, pursuant to which he commenced employment as Chief Executive Officer of the Operating Partnership and of the Company. Mr. Stewart’s employment agreement provides for a three-year term of employment commencing on the date of the Company’s initial public offering.

Mr. Stewart’s employment agreement provides a minimum annual base salary of $800,000. Per Mr. Stewart’s employment agreement, his annual target bonus is equal to 100% of his base salary.

In the event of a termination of Mr. Stewart’s employment as the result of his death or a termination due to disability, the Operating Partnership would be obligated to pay Mr. Stewart three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership “without good cause” by the Operating Partnership or by Mr. Stewart for “good cause” prior to the end of the term of Mr. Stewart’s employment agreement, the Operating Partnership would be obligated to pay Mr. Stewart: (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him, payable in accordance with the applicable bonus program; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If Mr. Stewart’s employment is terminated for “no cause” after the end of the term of his employment agreement (at which time he would be treated as an at-will employee of the Company), Mr. Stewart will receive a lump sum payment equal to the greater of (i) 26 weeks’ base salary or (ii) two times the amount he would otherwise receive under the Operating Partnership’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. Stewart’s execution and non-revocation of a general release of claims.

Under the employment agreement, a “good cause” termination by Mr. Stewart is generally defined as: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving as a chief executive officer; (ii) any material and significant limitation on Mr. Stewart’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Operating Partnership to pay Mr. Stewart any compensation when due. A “good cause” termination by the Operating Partnership is generally defined as Mr. Stewart’s: (i) death or disability; (ii) failure to abide by the Operating Partnership’s policies and procedures; misconduct, insubordination, inattention to the Operating Partnership’s business; and failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements.

Mr. Stewart’s employment agreement also contains non-compete and non-solicit covenants generally prohibiting Mr. Stewart from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the employment agreement. In addition, the employment agreement mandates that Mr. Stewart’s confidentiality obligations continue even after his termination of employment.

Chien Employment Agreement

On April 5, 2016, Mr. Chien entered into an employment agreement with the Operating Partnership, pursuant to which he commenced employment as Chief Financial Officer of the Operating Partnership and of the Company. Mr. Chien’s employment agreement provides for a three-year term of employment commencing on the date of the Company’s initial public offering.

Mr. Chien’s employment agreement provides a minimum annual base salary of $400,000. Per Mr. Chen’s employment agreement, his annual target bonus is equal to 50% of his base salary.

In the event of a termination of Mr. Chien’s employment as the result of his death or a termination due to disability, the Operating Partnership would be obligated to pay Mr. Chien three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership without “good cause” by the Operating Partnership or by Mr. Chien for “good cause” prior to the end of the term of Mr. Chien’s employment agreement, the Operating Partnership would be obligated to pay Mr. Chien the same benefits described above for Mr. Stewart.

Under the employment agreement, a “good cause” termination by Mr. Chien is generally defined as: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving as a chief financial officer; (ii) any material and significant limitation on Mr. Chien’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Operating Partnership to pay Mr. Chien any compensation when due. A “good cause termination by the Operating Partnership is generally defined as Mr. Chien’s: (i) death or disability; (ii) failure to abide by the Operating Partnership’s policies and procedures; misconduct, insubordination, inattention to the Operating Partnership’s business; and failure to perform the duties required of; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements.

Mr. Chien’s employment agreement also contains non-compete and non-solicit covenants described for Mr. Stewart above.

Change of Control Benefits

The Operating Partnership sponsors a change of control policy for its executive officers (including the NEOs) (the “Change of Control Policy”). The Change of Control Policy provides a uniform severance policy for the termination of an executive officer by us without “good cause,” or by an executive officer with “good cause” (each term as set forth in the Change of Control Policy), within six months prior to, on or within 12 months following a “change of control” (as such term is defined in the Change of Control Policy) (a “Qualifying Termination”). The Board believes that that the Change of Control Policy serves as an effective retention tool.

The benefits available under the Change of Control Policy to a covered executive officer in connection with a Qualifying Termination are as follows, provided that the executive officer executes an effective general release of claims: (i) 2.0 times the sum of the executive’s base salary and target annual bonus (subject to a $10 million cap in the case of the chief executive officer, and a $4 million cap in the case of all other executive officers); and (ii) a lump-sum payment equal in value to 24 months of continued health and insurance benefits. In addition, any earned but unpaid prior-year annual bonus would remain payable in accordance with the terms of such bonus plan. Severance benefits are subject to forfeiture and clawback in the event the covered executive officer breaches any post-employment restrictive covenants, and may be cut back to the extent they would otherwise be subject to Section 280G or 4999 of the Code.

For purposes of the Change of Control Policy: (1) a “good cause” termination by the Operating Partnership is generally defined as: (i) participant’s failure to reasonably abide by Employer’s policies and procedures, misconduct, insubordination, failure to perform the duties required of participant up to reasonable standards; (ii) the participant’s failure to comply with certain of the Operating Partnership’s licensing requirements; (iii) the Operating Partnership has been directed by an applicable governmental authority to cease business with the participant; (iv) any of the Operating Partnership gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the participant’s employment by the Operating Partnership or as a result of the participant’s actions; and (2) a “good cause” termination by the participant is generally defined as (i) failure by the Operating Partnership to pay the participant any compensation when due; or (ii) a material reduction in the scope of duties or responsibilities of the participant; or (iii) any reduction in the participant’s annual base salary or target annual bonus.

NOTICE CONCERNING SHAREHOLDER PROPOSALS AND NOMINATIONS

We intend to hold our 2018 annual meeting of shareholders in May 2018. Therefore, proposals of shareholders intended to be presented at the 2018 annual meeting of shareholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act must be received by us on or before December 20, 2017 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

Our LLC Agreement requires that any shareholder proposal or nomination that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2018 annual meeting of shareholders, must be received by us no earlier than January 31, 2018 and no later than March 2, 2018 and otherwise comply with the requirements in our LLC Agreement. All such shareholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our LLC Agreement, then it may not properly be brought before the 2018 annual meeting of shareholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

Annex D

ANNEX D

UNAUDITED RECONCILIATION OF NON-U.S. GAAP MEASURES OF MGM

	Year ended December 31,
	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(in thousands)
Adjusted EBITDA	$1,882,441	$1,107,099	$972,389	$1,603,771	$1,747,981	$2,124,581	$2,219,562	$2,238,920	$2,795,684
NV Energy exit expense	—	—	—	—	—	—	—	—	(139,335)
Preopening and start-up expenses	(23,059)	(53,013)	(4,247)	316	(2,127)	(13,314)	(39,257)	(71,327)	(140,075)
Property transactions, net and goodwill impairments	(1,277,132)	(1,328,689)	(1,454,349)	3,318,838	(696,806)	(124,761)	(41,002)	(1,503,942)	(17,078)
Gain on Borgata transaction	—	—	—	—	—	—	—	—	430,118
Depreciation and amortization	(778,236)	(689,273)	(633,423)	(817,146)	(927,697)	(849,225)	(815,765)	(819,883)	(849,527)

Operating income	(195,986)	(963,876)	(1,119,630)	4,105,779	121,351	1,137,281	1,323,538	(156,232)	2,079,787

Non-operating income (expense):
Interest expense, net of amounts capitalized	(609,286)	(775,431)	(1,113,580)	(1,086,832)	(1,116,358)	(857,347)	(817,061)	(797,579)	(694,773)
Other, net	69,901	(273,286)	11,807	(181,938)	(739,206)	(217,744)	(95,591)	(92,432)	(125,837)

	(539,385)	(1,048,717)	(1,101,773)	(1,268,770)	(1,855,564)	(1,075,091)	(912,652)	(890,011)	(820,610)

Income before income taxes	(735,371)	(2,012,593)	(2,221,403)	2,837,009	(1,734,213)	62,190	410,886	(1,046,243)	1,259,177
Provision for income taxes	(186,298)	720,911	780,825	401,116	117,301	(20,816)	(283,708)	6,594	(22,299)

Net income (loss)	(921,669)	(1,291,682)	(1,440,578)	3,238,125	(1,616,912)	41,374	127,178	(1,039,649)	1,236,878
Less: Net income attributable to noncontrolling interests	—	—	—	(120,307)	(150,779)	(213,108)	(277,051)	591,929	(135,438)

Net income (loss) attributable to MGM Resorts International	$(921,669)	$(1,291,682)	$(1,440,578)	$3,117,818	$(1,767,691)	$(171,734)	$(149,873)	$(447,720)	$1,101,440

The following tables present reconciliations of MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, each as reported by MGM:

	Nine Months Ended September 30, 2017
	Operating Income (Loss)	NV Energy Exit Expense	Preopening and Start-up Expenses	Property Transactions, Net	Depreciation and Amortization	Adjusted EBITDA
	(In thousands)
Bellagio	$334,175	$(6,970)	$—	$845	$69,041	$397,091
MGM Grand Las Vegas	206,395	(7,424)	6	1,237	53,357	253,571
Mandalay Bay	168,070	(8,524)	—	261	70,549	230,356
The Mirage	121,273	(4,043)	—	213	29,273	146,716
Luxor	76,151	(3,394)	—	1,472	28,416	102,645
New York-New York	82,488	(2,025)	(162)	305	22,282	102,888
Excalibur	79,457	(2,658)	—	419	13,309	90,527
Monte Carlo	943	(2,461)	2,904	14,003	33,269	48,658
Circus Circus Las Vegas	47,258	(3,130)	452	765	12,395	57,740
MGM Grand Detroit	115,248	—	—	—	17,081	132,329
Beau Rivage	50,317	—	—	360	18,315	68,992
Gold Strike Tunica	34,890	—	—	(22)	6,881	41,749
Borgata	180,266	—	1,430	1,311	56,188	239,195
MGM National Harbor	46,410	—	251	—	59,908	106,569

Domestic resorts	1,543,341	(40,629)	4,881	21,169	490,264	2,019,026

MGM China	151,084	—	45,188	1,208	180,059	377,539
Unconsolidated resorts	117,987	—	—	—	—	117,987
Management and other operations	18,373	—	—	—	6,005	24,378

	1,830,785	(40,629	50,069	22,377	676,328	2,538,930

Stock compensation	(37,508)	—	—	—	—	(37,508)
Corporate	(301,189)	—	15,439	273	67,795	(217,682)

	$1,492,088	$(40,629)	$65,508	$22,650	$744,123	$2,283,740

	Year ended December 31, 2016
	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net and gain on Borgata transaction	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$366,543	$23,815	$—	$118	$88,783	$479,259
MGM Grand Las Vegas	231,327	25,365	82	1,719	72,188	330,681
Mandalay Bay	114,202	29,123	252	2,377	89,655	235,609
The Mirage	85,300	13,813	—	44	40,270	139,427
Luxor	57,653	11,594	1,625	708	36,612	108,192
New York-New York	93,169	7,439	479	210	20,432	121,729
Excalibur	71,885	9,083	—	4,405	16,152	101,525
Monte Carlo	33,291	8,409	1,929	1,131	34,102	78,862
Circus Las Vegas	33,516	10,694	—	816	16,963	61,989
MGM Grand Detroit	147,865	—	—	(59)	23,608	171,414
Beau Rivage	68,054	—	—	(172)	25,880	93,762
Gold Strike Tunica	39,831	—	—	67	9,792	49,690
Borgata(1)	38,616	—	90	8,652	33,923	81,281
National Harbor(2)	(13,626)	—	17,986	—	5,236	9,596

Domestic Resorts	1,367,626	139,335	22,443	20,016	513,596	2,063,016

MGM China	255,264	—	27,848	(216)	237,840	520,736
Unconsolidated resorts(3)	524,448	—	3,168	—	—	527,616
Management and other Operations	4,316	—	1,150	29	7,505	13,000

	2,151,654	139,335	54,609	19,829	758,941	3,124,368

Stock compensation	(44,957)	—	—	—	—	(44,957)
Corporate	(26,910)	—	85,466	(432,869)	90,586	(283,727)

	$2,079,787	$139,335	$140,075	$(413,040)	$849,527	$2,795,684

(1)	Represents operating results of Borgata for the period from August 1, 2016 (the first day of the Company’s full ownership) through December 31, 2016.
(2)	Represents operating results of National Harbor for the month ended December 31, 2016.
(3)	Represents the Company’s share of operating income (loss), adjusted for the effect of certain basis differences. Includes the Company’s share of Borgata results for the seven months ended July 31, 2016.

	Year ended December 31, 2015
	Operating income (loss)	Preopening and start-up expenses	Property transactions, net and goodwill impairment	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$303,858	$—	$1,085	$90,442	$395,385
MGM Grand Las Vegas	206,896	—	110	73,260	280,266
Mandalay Bay	120,142	—	3,599	79,733	203,474
The Mirage	66,069	115	1,729	44,562	112,475
Luxor	49,369	(2)	94	37,708	87,169
New York-New York	81,618	(74)	4,931	19,982	106,457
Excalibur	67,545	—	111	14,591	82,247
Monte Carlo	55,594	—	3,219	27,149	85,962
Circus Circus Las Vegas	27,305	280	21	15,639	43,245
MGM Grand Detroit	131,016	—	(36)	23,999	154,979
Beau Rivage	62,613	—	(5)	26,235	88,843
Gold Strike Tunica	34,362	—	221	11,440	46,023
Other resort operations	2,975	—	—	466	3,441

Domestic Resorts	1,209,362	319	15,079	465,206	1,689,966

MGM China	(1,212,377)	13,863	1,472,128	266,267	539,881
Unconsolidated resorts	254,408	3,475	—	—	257,883
Management and other Operations	27,395	1,179	1,080	7,765	37,419

	278,788	18,836	1,488,287	739,238	2,525,149

Stock compensation	(32,125)	—	—	—	(32,125)
Corporate	(402,895)	52,491	15,655	80,645	(254,104)

	$(156,232)	$71,327	$1,503,942	$819,883	$2,238,920

	Year ended December 31, 2014
	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$304,144	$—	$900	$88,658	$393,702
MGM Grand Las Vegas	174,297	197	(667)	81,027	254,854
Mandalay Bay	95,449	1,133	2,307	76,737	175,626
The Mirage	57,338	452	2,464	49,900	110,154
Luxor	31,801	2	432	37,849	70,084
New York-New York	75,360	732	427	18,586	95,105
Excalibur	52,915	—	500	14,804	68,219
Monte Carlo	48,937	1,507	290	21,046	71,780
Circus Circus Las Vegas	8,135	85	61	15,334	23,615
MGM Grand Detroit	118,755	—	2,728	23,315	144,798
Beau Rivage	43,152	—	1,000	26,109	70,261
Gold Strike Tunica	27,460	—	392	12,480	40,332
Other resort operations	(2,318)	—	336	1,759	(223)

Domestic Resorts	1,035,425	4,108	11,170	467,604	1,518,307

MGM China	547,977	9,091	1,493	291,910	850,471
Unconsolidated resorts	62,919	917	—	—	63,836
Management and other operations	26,152	359	415	9,058	35,984

	1,672,473	14,475	13,078	768,572	2,468,598

Stock compensation	(28,372)	—	—	—	(28,372)
Corporate	(320,563)	24,782	27,924	47,193	(220,664)

	$1,323,538	$39,257	$41,002	$815,765	$2,219,562

	Year ended December 31, 2013
	Operating income (loss)	Preopening and start-up expenses	Property transactions, Net	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$261,321	$—	$470	$96,968	$358,759
MGM Grand Las Vegas	149,602	—	2,220	84,310	236,132
Mandalay Bay	78,096	1,903	2,823	84,332	167,154
The Mirage	63,090	—	4,722	49,612	117,424
Luxor	21,730	802	2,177	36,852	61,561
New York-New York	65,006	—	3,533	20,642	89,181
Excalibur	49,184	—	69	14,249	63,502
Monte Carlo	45,597	791	3,773	18,780	68,941
Circus Circus Las Vegas	(1,596)	—	1,078	17,127	16,609
MGM Grand Detroit	135,516	—	(2,402)	22,575	155,689
Beau Rivage	38,015	—	(260)	29,182	66,937
Gold Strike Tunica	22,767	—	1,330	13,390	37,487
Other resort operations	(21,951)	—	23,018	2,243	3,310

Domestic resorts	906,377	3,496	42,551	490,262	1,442,686

MGM China	501,021	9,109	390	303,589	814,109
Unconsolidated resorts	68,322	507	—	—	68,829
Management and other operations	13,749	189	4	11,835	25,777

	1,489,469	13,301	42,945	805,686	2,351,401

Stock compensation	(26,112)	—	—	—	(26,112)
Corporate	(326,076)	13	81,816	43,539	(200,708)

	$1,137,281	$13,314	$124,761	$849,225	$2,124,581

	Year ended December 31, 2012
	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$206,679	$—	$2,101	$94,074	$302,854
MGM Grand Las Vegas	94,529	—	6,271	79,926	180,726
Mandalay Bay	64,818	830	3,786	77,327	146,761
The Mirage	65,266	—	929	51,423	117,618
Luxor	20,777	—	4,794	37,689	63,260
New York-New York	68,591	—	581	21,333	90,505
Excalibur	43,978	—	5	17,805	61,788
Monte Carlo	38,418	—	1,328	18,935	58,681
Circus Circus Las Vegas	4,514	—	106	19,452	24,072
MGM Grand Detroit	130,564	641	922	33,543	165,670
Beau Rivage	40,713	—	(50)	30,698	71,361
Gold Strike Tunica	27,420	—	(53)	13,102	40,469
Other resort operations	(904)	—	(14)	2,373	1,455

Domestic resorts	805,363	1,471	20,706	497,680	1,325,220

MGM China	302,092	—	2,307	374,946	679,345
Unconsolidated resorts	(17,456)	656	—	—	(16,800)
Management and other operations	(4,258)	—	—	14,205	9,947

	1,085,741	2,127	23,013	886,831	1,997,712

Stock compensation	(33,974)	—	—	—	(33,974)
Corporate	(930,416)	—	673,793	40,866	(215,757)

	$121,351	$2,127	$696,806	$927,697	$1,747,981

	Year ended December 31, 2011
	Operating income (loss)	Preopening and start-up expenses	Gain on MGM China transaction and Property transactions, net	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$203,026	$—	$2,772	$96,699	$302,497
MGM Grand Las Vegas	71,762	—	232	77,142	149,136
Mandalay Bay	84,105	—	531	84,488	169,124
The Mirage	41,338	—	1,559	59,546	102,443
Luxor	39,866	—	112	38,103	78,081
New York-New York	63,824	—	(76)	23,536	87,284
Excalibur	44,428	—	646	20,183	65,257
Monte Carlo	35,059	—	131	22,214	57,404
Circus Circus Las Vegas	4,040	—	(1)	18,905	22,944
MGM Grand Detroit	125,235	—	1,415	39,369	166,019
Beau Rivage	30,313	—	58	39,649	70,020
Gold Strike Tunica	15,991	—	36	13,639	29,666
Other resort operations	(86,012)	—	80,120	4,133	(1,759)

Domestic resorts	672,975		87,535	537,606	1,298,116

MGM China	137,440	—	1,120	221,126	359,686
MGM Macau (50%)	115,219	—	—	—	115,219
CityCenter (50%)	(56,291)	—	—	—	(56,291)
Other unconsolidated resorts	79,368				79,368
Management and other operations	(13,813)	(316)	—	14,416	287

	934,898	(316)	88,655	773,148	1,796,385

Stock compensation	(36,528)	—	—	—	(36,528)
Corporate	3,207,409	—	(3,407,493)	43,998	(156,086)

	$4,105,779	$(316)	$(3,318,838)	$817,146	$1,603,771

	Year ended December 31, 2010
	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$174,355	$—	$(17)	$96,290	$270,628
MGM Grand Las Vegas	84,359	—	127	78,607	163,093
Mandalay Bay	29,859	—	2,892	91,634	124,385
The Mirage	36,189	—	(207)	66,124	102,106
Luxor	18,822	—	257	42,117	61,196
New York-New York	41,845	—	6,880	27,529	76,254
Excalibur	39,534	—	803	22,899	63,236
Monte Carlo	5,020	185	3,923	24,427	33,555
Circus Circus Las Vegas	(5,366)	—	230	20,741	15,605
MGM Grand Detroit	115,040	—	(327)	40,460	155,173
Beau Rivage	21,564	—	349	39,374	61,287
Gold Strike Tunica	26,115	—	(540)	14,278	39,853
Other resort operations	(6,391)	—	20	5,413	(958)

Domestic resorts	580,945	185	14,390	569,893	1,165,413
Macau (50%)	129,575	—	—	—	129,575
CityCenter (50%)	(253,976)	3,494	—	—	(250,482)
Other unconsolidated resorts	84,940				84,940
Management and other operations	(27,084)	568	—	14,358	(12,158)

	514,400	4,247	14,390	584,251	1,117,288

Stock compensation	(34,988)	—	—	—	(34,988)
Corporate	(1,599,042)	—	1,439,959	49,172	(109,911)

	$(1,119,630)	$4,247	$1,454,349	$633,423	$972,389

	Year ended December 31, 2009
	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$157,079	$—	$2,326	$115,267	$274,672
MGM Grand Las Vegas	123,378	—	30	90,961	214,369
Mandalay Bay	65,841	948	(73)	93,148	159,864
The Mirage	74,756	—	313	66,049	141,118
Luxor	37,527	(759)	181	39,218	76,167
Treasure Island(1)	12,730	—	(1)	—	12,729
New York-New York	45,445	—	1,631	31,479	78,555
Excalibur	47,973	—	(16)	24,173	72,130
Monte Carlo	16,439	—	(4,740)	24,895	36,594
Circus Circus Las Vegas	4,015	—	(9)	23,116	27,122
MGM Grand Detroit	90,183	—	7,336	40,491	138,010
Beau Rivage	16,234	—	157	49,031	65,422
Gold Strike Tunica	29,010	—	(209)	16,250	45,051
Other resort operations	(4,172)	—	(57)	5,988	1,759

Domestic resorts	716,438	189	6,869	620,066	1,343,562
Macau (50%)	24,615	—	—	—	24,615
CityCenter (50%)	(260,643)	52,009	—	—	(208,634)
Other unconsolidated resorts	96,132	815			96,947
Management and other operations	7,285	—	2,473	8,564	18,322

	583,827	53,013	9,342	628,630	1,274,812
Stock compensation	(36,571)	—	—	—	(36,571)
Corporate	(1,511,132)	—	1,319,347	60,643	(131,142)

	$(963,876)	$53,013	$1,328,689	$689,273	$1,107,099

	Year ended December 31, 2008
	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
	(in thousands)
Bellagio	$257,415	$—	$1,130	$133,755	$392,300
MGM Grand Las Vegas	170,049	443	2,639	97,661	270,792
Mandalay Bay	145,005	11	1,554	101,925	248,495
The Mirage	99,061	242	6,080	62,968	168,351
Luxor	84,948	1,116	2,999	43,110	132,173
Treasure Island(1)	63,454	—	1,828	37,729	103,011
New York-New York	74,276	726	3,627	32,830	111,459
Excalibur	83,953	—	961	25,235	110,149
Monte Carlo	46,788	—	(7,544)	25,380	64,624
Circus Circus Las Vegas	33,745	—	5	22,401	56,151
MGM Grand Detroit	77,671	135	6,028	53,674	137,508
Beau Rivage	22,797	—	76	48,150	71,023
Gold Strike Tunica	15,093	—	2,326	13,981	31,400
Other resort operations	(5,367)	—	2,718	6,244	3,595

Domestic resorts	1,168,888	2,673	24,427	705,043	1,901,031
Macau (50%)	11,898	—	—	—	11,898
CityCenter (50%)	(36,821)	17,270	—	—	(19,551)
Other unconsolidated resorts	101,297	3,011			104,308
Management and other operations	6,609	—	—	10,285	16,894

	1,251,871	22,954	24,427	715,328	2,014,580
Stock compensation	(36,277)	—	—	—	(36,277)
Corporate	(1,411,580)	105	1,252,705	62,908	(95,862)

	$(195,986)	$23,059	$1,277,132	$778,236	$1,882,441

Annex E

ANNEX E

CALCULATION OF MGM HISTORICAL CORPORATE RENT COVERAGE RATIO(1)

The following table presents the formulation used to calculate MGM’s historical corporate rent coverage ratio.

	Year ended December 31,
	2008	2009	2010	2011	2012	2013	2014	2015	2016(2)
	(unaudited, in thousands)
Adjusted EBITDA related to:
Domestic resorts	$1,901,031	$1,343,562	$1,165,413	$1,298,116	$1,325,220	$1,442,686	$1,518,307	$1,689,966	$2,063,016
Management and other operations	16,894	18,322	(12,158)	287	9,947	25,777	35,984	37,419	13,000
Corporate (excluding stock-based compensation)	(95,862)	(131,142)	(109,911)	(156,086)	(215,757)	(200,708)	(220,664)	(254,104)	(283,727)

	$1,822,063	$1,230,742	$1,043,344	$1,142,317	$1,119,410	$1,267,755	$1,333,627	$1,473,281	$1,792,289

Corporate Rent Coverage Ratio excluding dividends and distributions received by MGM	3.3x	2.2x	1.9x	2.1x	2.0x	2.3x	2.4x	2.7x	3.0x
Dividends and distributions received by MGM(3):
CityCenter	—	—	—	—	—	—	—	200,000	540,000
MGM China	—	—	192,355	30,513	203,886	312,225	389,739	304,159	52,902
Grand Victoria	41,125	33,750	33,500	30,000	22,000	16,275	15,450	16,850	14,250
Borgata	19,579	60,136	113,422	—	—	—	—	14,094	2,654

	$60,704	$93,886	$339,277	$60,513	$225,886	$328,500	$405,189	$535,103	$609,806

	$1,882,767	$1,324,628	$1,382,621	$1,202,830	$1,345,296	$1,596,255	$1,738,816	$2,008,384	$2,402,095

Corporate Rent Coverage Ratio	3.4x	2.4x	2.5x	2.2x	2.4x	2.9x	3.2x	3.7x	4.1x

(1)	MGM’s historical corporate rent coverage ratio is calculated by dividing (a) the sum of Adjusted EBITDA as reported by MGM related to domestic resorts, management and other operations, and corporate (excluding stock-based compensation), plus dividends and distributions received by MGM from CityCenter, Borgata, Grand Victoria and MGM China, by (b) either (i) for all periods up to and including the year ended December 31, 2015, year one rent under the Master Lease of $550.0 million, or (ii) for the year ended December 31, 2016, rent under the Master Lease of $591.7 million, which reflects year one rent under the Master Lease of $550.0 million prorated for the period prior to the Borgata Transaction, and $650.0 million prorated for the remainder of the lease year following the closing of the Borgata Transaction on August 1, 2016.
(2)	The numerator to the calculation of MGM’s historical corporate rent coverage ratio for the year ended December 31, 2016 shown above includes Adjusted EBITDA with respect to MGM National Harbor following its opening on December 8, 2016 and Adjusted EBITDA with respect to Borgata following its acquisition on August 1, 2016. However, the denominator to the calculation of the ratio shown above does not reflect what the rent would have been under the Master Lease had MGM National Harbor been subject to the Master Lease following its opening on December 8, 2016. In addition, the ratio shown above does not reflect what the historical corporate rent coverage ratio would have been had Borgata and MGM National Harbor been included in MGM’s operating results (and, in the case of MGM National Harbor, had it been fully stabilized) and had such properties been subject to the Master Lease for the entire period presented. On August 1, 2016, Borgata was added to the existing Master Lease between the Landlord and the Tenant. As a result, the initial annual rent amount under the Master Lease increased by $100.0 million to $650.0 million, prorated for the remainder of the first lease year. Furthermore, upon the completion of the proposed MGM National Harbor Transaction, it is anticipated that the Master Lease will be amended to add MGM National Harbor, increasing the annual rent amount under the Master Lease by $95.0 million to $756.7 million, prorated for the remainder of the lease year.

The calculation of MGM’s historical corporate rent coverage ratio shown above does not include the impact of the MGM National Harbor Transaction. MGM National Harbor had operating income of $46.4 million and Adjusted Property EBITDA of $106.6 million for the nine months ended September 30, 2017. Management currently anticipates that the corporate rent coverage ratio for the year ending December 31, 2017 will be negatively impacted as a result of the contractual rent escalator in the Master Lease and the expected increase in annual rent under the Master Lease following the MGM National Harbor Transaction.

E-1

(3)	The numerator to the calculation of MGM’s historical corporate rent coverage ratio includes $60.7 million, $93.9 million, $339.3 million, $60.5 million, $225.9 million, $328.5 million, $405.2 million, $535.1 million and $609.8 million of special and ordinary dividends and other cash distributions actually received by MGM from CityCenter, Borgata, Grand Victoria and MGM China for the years ended December 31, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively. Dividends and distributions are made at the discretion of each relevant entity’s board of directors or similar body, and depend on several factors, including financial position, results of operations, cash flows, capital requirements, debt covenants, and applicable law, among others. Accordingly, historical dividends and distributions may not be indicative of future dividends or distributions and should not be relied upon as an indicator of MGM’s historical corporate rent coverage ratio for future periods. In addition, as described in note (1) above, Borgata was acquired by MGM on August 1, 2016. The historic dividends and distributions related to Borgata have not been adjusted as a result of the Borgata Transaction.

E-2

MGM Growth Properties Operating Partnership LP

and

MGP Finance Co-Issuer, Inc.

OFFER TO EXCHANGE

$350,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 for $350,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

                , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

MGM Growth Properties Operating Partnership LP (“MGPOP”), the registrant, is a Delaware limited partnership. Section 17-108 of the Delaware Limited Partnership Act, provides that a limited partnership may, and has the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement. Section 7.7 of the limited partnership agreement of MGPOP obligates MGPOP, to the fullest extent permitted by law, indemnify: (i) its general partner, (ii) any person who is an affiliate of the general partner, (iii) any person who is or was a manager, managing member, officer, director, agent, tax matters partner, partnership representative (or similar), fiduciary or trustee of any group member, a general partner or any of their respective affiliates, (iv) any group member or any affiliate of any group member, (v) any person who is or was serving at the request of the general partner or any of its affiliates as a manager, managing member, officer, director, agent, tax matters partner, partnership representative (or similar), fiduciary or trustee of another person (provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (vii) MGM Resorts International and its affiliates and (viii) any person that the general partner designates as an “Indemnitee” for purposes of the partnership agreement, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of MGPOP; provided, that the indemnitee shall not be indemnified and held harmless pursuant to the partnership agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

In addition, the law of the state of incorporation and/or the provisions of the certificates of incorporation, the bylaws, or the limited liability company agreements, as applicable, of all of the subsidiaries listed in the “Table of Additional Registrants” included in the Registration Statement, provide for the limitation of liability and indemnification of officers, directors, managers and persons performing similar functions, as applicable, of the subsidiaries.

Item 21.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(C)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (ii) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Master Contribution Agreement by and among MGM Resorts International (“MGM Resorts”), MGM Growth Properties LLC (“MGP”) and MGM Growth Properties Operating Partnership LP (“MGPOP”), dated as of April 25, 2016 (incorporated by reference to Exhibit 2.1 to MGP’s Current Report on Form 8-K filed April 25, 2016).

2.2	Master Transaction Agreement by and among MGPOP, MGM Resorts, MGP, MGP Lessor, LLC and MGM Lessee, LLC, dated as of May 31, 2016 (incorporated by reference to Exhibit 2.1 to MGP’s Current Report on Form 8-K filed on May 31, 2016).

2.3	Master Transaction Agreement by and among MGM National Harbor, LLC, MGM Growth Properties LLC, MGM Resorts International, MGM Growth Properties Operating Partnership LP, MGP Lessor, LLC and MGM Lessee, LLC, dated as of September 5, 2017 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 6, 2017).

3.1	Second Amended and Restated Limited Partnership Agreement of MGM Growth Properties Operating Partnership LP, dated as of February 2, 2017 (incorporated by reference to Exhibit 3.1 to MGP’s Quarterly Report on Form 10-Q filed May 8, 2017).

3.2	Certificate of Incorporation of MGP Escrow Co-Issuer, Inc. (incorporated by reference to Exhibit 3.2 of our registration statement on Form S-4 filed January 17, 2017, which became effective on February 1, 2017).

3.3	Certificate of Amendment or Certificate of Incorporation of MGP Escrow Co-Issuer Inc. (incorporated by reference to Exhibit 3.3 of our registration statement on Form S-4 filed January 17, 2017, which became effective on February 1, 2017).

3.4	Amended and Restated Bylaws of MGP Finance Co-Issuer, Inc.*

3.5	Certificate of Formation of Detroit Propco Holdings, LLC. (incorporated by reference to Exhibit 3.5 of our registration statement on Form S-4 filed January 17, 2017, which became effective on February 1, 2017).

3.6	Certificate of Amendment to Certificate of Formation of Detroit Propco Holdings, LLC. (incorporated by reference to Exhibit 3.6 of our registration statement on Form S-4 filed January 17, 2017, which became effective on February 1, 2017).

3.7	Second Amended and Restated Operating Agreement of MGP Lessor Holdings, LLC.*

3.8	Certificate of Formation of DT Resort Propco, LLC. (incorporated by reference to Exhibit 3.9 of our registration statement on Form S-4 filed January 17, 2017, which became effective on February 1, 2017).

3.9	Certificate of Amendment to Certificate of Formation of DT Resort Propco, LLC. (incorporated by reference to Exhibit 3.10 of our registration statement on Form S-4 filed January 17, 2017, which became effective on February 1, 2017).

3.10	Second Amended and Restated Operating Agreement of MGP Lessor, LLC.*

4.1	Indenture, dated as of April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of MGM Resorts filed on April 21, 2016).

4.2	Registration Rights Agreement, dated as of April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers of the Notes (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of MGM Resorts filed on April 21, 2016).

Exhibit Number	Description

4.3	Supplemental Indenture, dated as of April 25, 2016, among MGPOP, MGP Escrow Co-Issuer, Inc., MGP Lessor Holdings, LLC, MGP Lessor, LLC and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.3 to MGP’s Current Report on Form 8-K filed April 25, 2016).

4.4	Indenture, dated as of August 12, 2016, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K on August 12, 2016).

4.5	Indenture, dated as of September 21, 2017, among MGM Growth Properties Operating Partnership LP, MGP Escrow Co-Issuer, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of MGP filed on September 21, 2017).

4.6	Registration Rights Agreement, dated as of September 21, 2017, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc. and the Subsidiary Guarantors and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers of the Notes.*

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.*

5.2	Opinion of Richards, Layton & Finger, PA.*

10.1	Master Lease between MGP Lessor, LLC and MGM Lessee, LLC, dated April 25, 2016 (incorporated by reference to Exhibit 10.1 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.2	Corporate Services Agreement between MGPOP and MGM Resorts, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.2 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.3	Registration Rights Agreement between MGP and MGM Resorts, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.3 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.4	IP License Agreement between MGP and MGM Resorts, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 25, 2016).

10.5	2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 of MGP’s Registration Statement on Form S-8 (File No. 333-210832) filed on April 19, 2016)

10.6	Annual Performance-Based Incentive Plan (incorporated by reference to Exhibit 10.7 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.7	Change of Control Policy for Executive Officers (incorporated by reference to Exhibit 10.8 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.8	MGP Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.9 MGP’s Form 8-K filed April 25, 2016).

10.9	2016 Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.10 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.10	Form of 2016 Performance Share Units Agreement (incorporated by reference to Exhibit 10.11 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.11	Form of 2016 Performance Share Units Agreement (Bonus) (incorporated by reference to Exhibit 10.12 to MGP’s Current Report on Form 8-K filed April 25, 2016).

Exhibit Number	Description

10.12	Form of 2016 Restricted Share Units Agreement (Non-Employee Directors) (incorporated by reference to Exhibit 10.13 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.13	Form of 2016 Restricted Share Units Agreement (Employees) (incorporated by reference to Exhibit 10.14 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.14	Form of 2016 Restricted Share Units Agreement (MGM Non-Employee Directors) (incorporated by reference to Exhibit 10.15 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.15	Form of 2016 Restricted Share Units Agreement (MGM Employees) (incorporated by reference to Exhibit 10.16 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.16	Employment Agreement of James C. Stewart (incorporated by reference to Exhibit 10.11 to MGP’s Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016).

10.17	Employment Agreement of Andy H. Chien (incorporated by reference to Exhibit 10.12 to MGP’s Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016).

10.18	Credit Agreement dated as of April 25, 2016, among MGPOP, the financial institutions referred to as Lenders therein and the Administrative Agent (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed April 25, 2016).

10.19	First Amendment to Credit Agreement, dated October 26, 2016, among MGM Growth Properties Operating Partnership LP, the other loan parties and lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on October 26, 2016).

10.20	Second Amendment to Credit Agreement, dated May 1, 2017, among MGM Growth Properties Operating Partnership LP, the other loan parties and lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 1, 2017).

10.21	First Amendment to Master Lease, dated as of August 1, 2016, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of MGM Resorts International filed on August 1, 2016).

10.22	Second Amendment to Master Lease, dated as of October 5, 2017, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of MGP’s Current Report on Form 8-K filed on October 6, 2017).

12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	Subsidiaries of MGPOP (incorporated by reference to Exhibit 21.2 of our and MGP’s Combined Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 6, 2017).

23.1	Consent of Deloitte & Touche LLP for MGP.*

23.2	Consent of Deloitte & Touche LLP for MGPOP.*

23.3	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).

23.4	Consent of Richards, Layton & Finger, PA (included in Exhibit 5.2).

24.1	Power of Attorney (contained in the signature pages of this registration statement).

25.1	Statement of Eligibility of Trustee.*

99.1	Form of Letter of Transmittal.*

101.INS	XBRL Instance Document.*

Exhibit Number	Description

101.SCH	XBRL Taxonomy Extension Schema Document.*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on December 21, 2017.

MGM Growth Properties Operating Partnership LP

By:	MGM Growth Properties OP GP LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of MGM Growth Properties OP GP LLC, do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGM Growth Properties Operating Partnership LP to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chief Executive Officer	December 21, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	December 21, 2017

/s/ James J. Murren James J. Murren	Manager	December 21, 2017

/s/ William J. Hornbuckle William J. Hornbuckle	Manager	December 21, 2017

/s/ Knicks Lau Knicks Lau	Controller	December 21, 2017

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on December 21, 2017.

MGP Finance Co-Issuer, Inc.

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: President and Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of MGP Finance Co-Issuer, Inc., do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGP Finance Co-Issuer, Inc. to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	President and Chief Executive Officer and Director	December 21, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	December 21, 2017

/s/ William J. Hornbuckle William J. Hornbuckle	Director	December 21, 2017

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on December 21, 2017.

MGP Lessor Holdings, LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of MGP Lessor Holdings, LLC, do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGP Lessor Holdings, LLC to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chief Executive Officer and Manager	December 21, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	December 21, 2017

/s/ William J. Hornbuckle William J. Hornbuckle	Manager	December 21, 2017

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on December 21, 2017.

MGP Lessor, LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of MGP Lessor, LLC, do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGP Lessor, LLC to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chief Executive Officer and Manager	December 21, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	December 21, 2017

/s/ William J. Hornbuckle William J. Hornbuckle	Manager	December 21, 2017

S-4